                                                                   EXHIBIT 99.2

OFFERING MEMORANDUM AND CONSENT SOLICITATION STATEMENT

                         [LOGO] HARBORSIDE
                                Healthcare

    Offer to Exchange New 12% Senior Subordinated Discount Notes due 2007,
         Cash and Warrants to Purchase Shares of Class A Common Stock for All Outstanding 11% Senior Subordinated Discount Notes due 2008
   and Solicitation of Consents to Proposed Amendments to Related Indenture

                                      and

     Offer to Exchange Warrants to Purchase Shares of Class A Common Stock for All Outstanding Shares of 13-1/2% Exchangeable Preferred Stock Mandatorily
                                Redeemable 2010
 and Solicitation of Consents to Proposed Amendments to Related Certificate of
                                  Designation

     Harborside Healthcare Corporation (the "Company") hereby offers to exchange
(1) 0.5899118 new 12% Senior Subordinated Discount Notes due 2007 (the "New Notes"), each having a principal amount at maturity equal to $1,000 and an initial Accreted Value of $685.67 (assuming the New Notes are issued on May 4,
2001), (2) $88.2353 in cash (the "Cash Payment") and (3) 10.90836471 Warrants
(the "Warrants"), each to purchase one share of its Class A Common Stock, for each $1,000 principal amount at maturity of its outstanding 11% Senior Subordinated Discount Notes due 2008 (the "Old Notes"). The Company is also offering to exchange 10.73247518 Warrants for each $1,000 liquidation preference of outstanding shares of its 13-1/2% Exchangeable Preferred Stock Mandatorily Redeemable 2010 (the "Old Preferred Stock"). The term "Exchange Offer" is used in this Offering Memorandum and Consent Solicitation Statement (as it may be amended from time to time, the "Offer to Exchange") to refer collectively to both offers, and as the context requires, to either offer individually. The New Notes and the Warrants are collectively referred to as the "New Securities," and the Old Notes and the Old Preferred Stock are collectively referred to as the "Old Securities." The Exchange Offer is being made upon the terms and is subject to the conditions set forth in this Offer to Exchange and the Consent and Letter of Transmittal (the "Consent and Letter of Transmittal").

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     The Exchange Offer and the Consent Solicitation will expire at midnight, New York City time, on Thursday, May 3, 2001, unless extended or terminated earlier (the "Expiration Date"). Tenders may be withdrawn and Consents may be revoked at any time prior to the Expiration Date, but not thereafter.
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     See "Risk Factors" beginning on page 16 for a discussion of risks that Holders of Old Securities should consider in evaluating whether to exchange their Old Securities for New Notes, the Cash Payment and Warrants, as applicable, and whether to deliver Consents with respect to their Old Securities.

     The New Securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this Offer to Exchange. Any representation to the contrary is unlawful and may be a criminal offense.

                             ____________________

 The Information Agent for the Exchange Offer and the Consent Solicitation is:

                                  Mackenzie
                                Partners, Inc.

  Offering Memorandum and Consent Solicitation Statement dated April 6, 2001.


                                                  (Cover continued on next page)

(Cover continued from previous page)


     The New Notes will be issued only in integral multiples of $1,000 principal amount at maturity and the Warrants will be issued only in integral multiples of one. No cash will be paid in lieu of fractional New Notes or Warrants. Upon consummation of the Exchange Offer, all accrued dividends on all tendered and not withdrawn shares of Old Preferred Stock that are accepted for exchange by the Company in the Exchange Offer will be canceled.

     The covenants relating to the New Notes will be substantially similar to those relating to the Old Notes. The New Notes will be issued pursuant to a new Indenture (the "Indenture"), and the Warrants will be issued pursuant to a new Warrant Agreement (the "Warrant Agreement"), each to be entered into upon the completion of the Exchange Offer and the Consent Solicitation (as defined herein).

     The New Notes, like the Old Notes, will be guaranteed (the "Note Guarantees") by the same subsidiaries of the Company (except as noted herein, the "Guarantors") that guarantee the Old Notes, subject to certain exceptions described herein. The New Notes and the Note Guarantees, like the Old Notes and the guarantees of the Old Notes, will be unsecured senior subordinated obligations of the Company and the Guarantors, will be subordinated in right of payment to all existing and future Senior Debt, will rank pari passu in right of payment with all Pari Passu Debt and will be senior in right of payment to all Subordinated Debt, including any Old Notes that remain outstanding after the completion of the Exchange Offer, the note guarantees of such Old Notes, and any Exchange Debentures that may be issued in exchange for the New Preferred Stock (as defined herein). In addition, the New Notes will be effectively subordinated to all liabilities (including trade payables) of the subsidiaries of the Company that are not Guarantors.

     The New Securities are new securities for which there currently is no market, and there may be no or only limited market making activity for the New Securities. The Company does not intend to apply for listing of the New Securities on any securities exchange or for quotation through the Nasdaq National Market. Holders of the Warrants will be entitled to the benefit of registration rights contained in a warrant registration rights agreement to be entered into by the Company for the benefit of the holders of the Warrants (the "Warrant Registration Rights Agreement").

     This Offer to Exchange does not constitute an offer to any person in any jurisdiction in which such Offer would be unlawful, and the Exchange Offer is not being made to, and tenders will not be accepted from, Holders of Old Securities in states in which the Exchange Offer or acceptance thereof would constitute a violation of the securities or blue sky laws of such jurisdiction. No person has been authorized to make any recommendation on behalf of the Company as to whether Holders should tender Old Securities or deliver Consents pursuant to the Exchange Offer or the Consent Solicitation. No person has been authorized to give any information or to make any representation in connection therewith other than those contained in this Offer to Exchange or in the accompanying Consent and Letter of Transmittal. If made or given, such recommendation or any such information or representation must not be relied upon as having been authorized by the Company.

                CERTAIN EXCHANGE OFFER AND SOLICITATION MATTERS

     The Exchange Offer and the Consent Solicitation described below are being conducted pursuant to the terms of an Agreement, dated as of March 13, 2001 (the "Restructuring Agreement"), among the Company, Investcorp S.A., a global investment group affiliates of which control a majority of the Company's voting power ("Investcorp"), each of the Holders listed on Schedule A thereto and MacKay Shields LLC, individually and as investment advisor to such Holders and to all other Holders over which MacKay Shields LLC has investment authority.
The Exchange Offer is conditioned upon, among other things, there being validly tendered and not withdrawn by June 15, 2001 at least 95% in aggregate principal amount of the outstanding Old Notes and at least 51% of the outstanding shares of the Old Preferred Stock. The term "Minimum Condition" is used in this Offer to Exchange to refer collectively to both of these minimum conditions, and as the context requires, to either minimum condition individually. Under the Restructuring Agreement, Holders owning $127,830,000 in aggregate principal amount at maturity of Old Notes, representing 75.2% of the aggregate principal amount at maturity of the Old Notes outstanding as of March 13, 2001, and Holders owning 50,774 shares (subject to increase as a result of the issuance of additional shares of Old Preferred Stock on May 1, 2001 in payment of dividends) of Old Preferred Stock, representing 91.1% of the number of shares of Old Preferred Stock outstanding as of February 1, 2001, have agreed, subject to certain conditions, to tender and not withdraw in the Exchange Offer, and to deliver Consents with respect to, all of the Old Securities which they own or acquire after March 13, 2001. In addition, MacKay has agreed, subject to certain conditions, to cause certain accounts over which it has investment authority (other than the Holders party to the Restructuring Agreement) and which beneficially own $13,095,000 in aggregate principal amount at maturity of the Old Notes, representing 7.7% of the aggregate principal amount at maturity of the Old Notes outstanding as of March 13, 2001, to tender and not withdraw in the Exchange Offer, and to deliver Consents with respect to, all of the Old Securities which such accounts own or acquire after March 13, 2001. As a result of the Restructuring Agreement, the Minimum Condition for the Old Preferred Stock has been contractually assured of being satisfied, and assuming accounts over which MacKay has investment authority are tendered and not withdrawn, the Minimum Condition for the Old Notes should be satisfied if an additional $20,575,000 in principal amount at maturity of the Old Notes are validly tendered and not withdrawn by the Expiration Date.

     In conjunction with the Exchange Offer, the Company is soliciting consents from registered holders of Old Notes to the proposed amendments (the "Proposed Indenture Amendments") to the Indenture, dated as of July 31, 1998, between HH Acquisition Corp., as predecessor to the Company, and United States Trust Company of New York, as Trustee (as amended by the First Supplemental Indenture, dated as of August 11, 1998, among the Company, the subsidiaries of the Company listed on the signature pages thereto and the Trustee, the "Existing Indenture"). The Company is also soliciting consents from registered holders of shares of Old Preferred Stock (together with the registered holders of the Old Notes, collectively the "Holders" and each a "Holder") to the proposed amendments (the "Proposed Certificate Amendments" and together with the Proposed Indenture Amendments, the "Proposed Amendments") to the Certificate of Designation of the Company dated August 11, 1998 (the "Existing Certificate of Designation"). The term "Consent Solicitation" is used in this Offer to Exchange to refer to both solicitations, and as the context requires, to either solicitation individually, and the term "Consents" is used to refer to both the consents for the Old Notes and the consents for the Old Preferred Stock, and as the context requires, to either consents individually. The Proposed Amendments would eliminate or modify certain restrictive covenants and other provisions contained in the Existing Indenture and the Existing Certificate of Designation so that any non-tendered Old Securities do not restrict the Company's future financial and operating flexibility and would substantially eliminate the preferences of the Old Preferred Stock, including the reduction of the liquidation preference from $1,000 to $0.01 per share and the elimination of the right of holders to be paid future dividends on shares of Old Preferred Stock.

     The Proposed Indenture Amendments require for adoption Consents from Holders representing at least a majority of the outstanding principal amount of the Old Notes, and the Proposed Certificate Amendments require for adoption Consents from Holders representing at least a majority of the number of outstanding shares of the Old Preferred Stock (the "Requisite Consents"). As a result of the Restructuring Agreement, the Requisite Consents for the Old Notes and the Old Preferred Stock have been contractually assured of being provided.

     The tender of Old Securities pursuant to the Exchange Offer and in accordance with the procedures described herein will also constitute the delivery of a Consent with respect to the Old Securities tendered. Holders may not deliver Consents without validly tendering their Old Securities pursuant to the Exchange Offer or tender their Old Securities without delivering Consents.

     Notwithstanding any other provision of the Exchange Offer, the Company's obligation to accept for exchange, and to issue New Securities and pay the Cash Payment in exchange for, any Old Securities tendered and not withdrawn pursuant to the Exchange Offer, and to implement the Proposed Amendments, is subject to certain conditions, including (1) the receipt of the Requisite Consents on or prior to the Expiration Date, (2) the satisfaction of the Minimum Condition for the Old Notes and the Old Preferred Stock on or prior to the Expiration Date and
(3) the satisfaction of the General Conditions specified in "The Exchange Offer and the Consent Solicitation--Conditions to the Exchange Offer and the Consent Solicitation" on or prior to the Closing Date. See "The Exchange Offer and the Consent Solicitation--Conditions to the Exchange Offer and the Consent Solicitation."

     Neither the Company nor the Guarantors will receive any proceeds from the Exchange Offer. The Company will pay all the expenses incident to the Exchange Offer. Tenders of Old Securities pursuant to the Exchange Offer may be withdrawn, and Consents delivered pursuant to the Consent Solicitation may be revoked, at any time prior to the Expiration Date. In the event the Company terminates the Exchange Offer and does not accept for exchange any Old Securities with respect to the Exchange Offer, the Company will promptly return such Old Securities to the Holders thereof and not effect the Proposed Amendments. See "The Exchange Offer and the Consent Solicitation."

     In connection with the Restructuring Agreement, Investcorp and/or one or more of its affiliates or designees (the "Investcorp Investors") will enter a preferred stock and warrant subscription agreement (the "Subscription Agreement") with the Company pursuant to which the Investcorp Investors will purchase on or prior to the closing of the Exchange Offer $15.0 million in initial liquidation preference of shares of the Company's new 13% Convertible Exchangeable Preferred Stock Mandatorily Redeemable 2008 (the "New Preferred Stock") and 1,854,422 warrants (the "Investcorp Warrants"), each to purchase one share of Class A Common Stock of the Company, for a purchase price of $15.0 million in cash (such number of shares, Investcorp Warrants and related cash payment being subject to reduction on a pro rata basis at the election of Investcorp if less than all Old Notes are tendered and exchanged in the Exchange Offer). The covenants and voting rights of the New Preferred Stock will be substantially similar to those contained in the Existing Certificate of Designation for the Old Preferred Stock. Each share of New Preferred Stock will be convertible into 150 shares of the Company's Class A Common Stock at the option of the holders of the New Preferred Stock (subject to adjustment upon the occurrence of certain events), and will also be exchangeable into 13% Subordinated Exchange Debentures of the Company due 2008 (the "Exchange Debentures") at the option of the Company, subject to certain conditions. Holders of the New Preferred Stock will be entitled to the benefit of the registration rights contained in a registration rights agreement to be entered into by the Company (the "New Preferred Stock Registration Rights Agreement") for the benefit of the holders of the New Preferred Stock. The Investcorp Warrants will be issued pursuant to a warrant agreement (the "Investcorp Warrant Agreement") substantially identical to that relating to the Warrants to be issued in this Exchange Offer, and will be identical to the Warrants to be issued pursuant to the Exchange Offer, except for restrictive legends to be placed on certificates representing the Investcorp Warrants. The Investcorp Investors will be entitled to the benefit of the registration rights contained in the Warrant Registration Rights Agreement. For a description of the Subscription Agreement, the New Preferred Stock Registration Rights Agreement and the terms of the New Preferred Stock, see "Investcorp Purchase of New Preferred Stock and Warrants."


                             IMPORTANT INFORMATION

     Any Holder desiring to tender Old Securities and deliver Consents to the Proposed Amendments should either (1) in the case of a Holder who holds physical certificates evidencing such Old Securities, complete and sign the accompanying Consent and Letter of Transmittal in accordance with the instructions set forth therein, have its signature thereon guaranteed, if required, and mail or deliver the Consent and Letter of Transmittal together with the certificate(s) evidencing such Old Securities and any other required documents to the Exchange Agent at the address set forth in the Consent and Letter of Transmittal or (2) in the case of a Holder who holds Old Securities in book-entry form, follow the procedures set forth under "The Exchange Offer and the Consent Solicitation-- Procedures for Tendering Notes and Delivering Consents" and "--Book-Entry Transfer." A BENEFICIAL OWNER WHOSE OLD SECURITIES ARE HELD BY A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE MUST CONTACT SUCH NOMINEE IF SUCH BENEFICIAL OWNER DESIRES TO TENDER ITS OLD SECURITIES AND CONSENT TO THE PROPOSED AMENDMENTS.

     The Depository Trust Company ("DTC" or the "Book-Entry Transfer Facility") has authorized DTC participants that hold Old Securities on behalf of beneficial owners of Old Securities through DTC to tender their Old Securities and consent to the Proposed Amendments as if they were holders of Old Securities. To effect a tender and consent, DTC participants may, in lieu of delivering the Consent and Letter of Transmittal, transmit their acceptance to DTC through the DTC Automated Tender Offer Program ("ATOP") for which the Exchange Offer and the Consent Solicitation will be eligible and follow the procedures for book-entry transfer set forth in "The Exchange Offer and the Consent Solicitation-- Procedures for Tendering Notes and Delivering Consents" and "--Book-Entry Transfer."

     Questions and requests for assistance or for additional copies of this Offer to Exchange or the accompanying Consent and Letter of Transmittal may be directed to the Information Agent at the address and telephone number set forth on the back cover of this Offer to Exchange. Beneficial owners may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Exchange Offer and the Consent Solicitation.

     Subject to compliance with applicable securities laws and the terms set forth in this Offer to Exchange, the Company reserves the right to extend or terminate the Exchange Offer and the Consent Solicitation or to otherwise amend the Exchange Offer and the Consent Solicitation in any respect.

     This Offer to Exchange and the accompanying Consent and Letter of Transmittal contain important information that should be read before any decision is made with respect to the Exchange Offer and the Consent Solicitation.


                             AVAILABLE INFORMATION

     The Company files the reports and other information required by Sections 13 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with the Securities and Exchange Commission (the "Commission"). The reports and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, Room 1024, N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, 14/th/ Floor, Chicago, Illinois 60661-2511. In addition, the Commission maintains a web site on the Internet that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission at http://www.sec.gov.



                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     This Offer to Exchange incorporates by reference documents that are not presented herein or delivered herewith. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, filed with the Commission on April 2, 2001 (the "Annual Report"), is attached as Appendix C to this Offer to Exchange and is incorporated in this Offer to Exchange by reference. In addition, all documents subsequently filed by the Company with the Commission after the date of this Offer to Exchange and prior to the Expiration Date shall also be deemed to be incorporated by reference in this Offer to Exchange and to be a part hereof from the date of filing of such documents. Any statement contained in this Offer to Exchange or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Offer to Exchange to the extent that a statement contained herein or in any other subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statements as modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Exchange.

     In addition, the Company will provide without charge to each person to whom this Offer to Exchange is delivered, upon request of such person, a copy of:

          (1) the Existing Indenture and the First Supplemental Indenture;

          (2) the form of Second Supplemental Indenture relating to the Proposed Indenture Amendments (the "Second Supplemental Indenture");

          (3) the Existing Certificate of Designation;

          (4) the form of Amended Certificate of Designation relating to the Proposed Certificate Amendments (the "Amended Certificate of Designation");

          (5) the form of Indenture relating to the New Notes;

          (6) the form of Warrant Agreement relating to the Warrants;

          (7) the form of Warrant Registration Rights Agreement; and

          (8) any or all information incorporated by reference in this Offer to Exchange (not including exhibits to such incorporated information that are not specifically incorporated by reference into such information).

     Written or telephone requests for such copies should be directed to the Information Agent at the telephone number and address set forth on the back cover of this Offer to Exchange. In order to ensure timely delivery of the documents requested, any such request should be made as soon as possible.

                             CAUTIONARY STATEMENT
                     REGARDING FORWARD-LOOKING STATEMENTS

     This Offer to Exchange includes or incorporates by reference "forward-looking statements" within the meaning of various provisions of the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act. All statements included or incorporated by reference in this Offer to Exchange, other than statements of historical fact, that address activities, events or developments that the Company expects or anticipates will or may occur in the future are forward-looking statements. Such statements represent the Company's reasonable judgment on the future and are subject to risks and uncertainties that could cause the Company's actual results and financial position to differ materially. All forward-looking statements contained or incorporated by reference in this Offer to Exchange are qualified in their entirety by this cautionary statement and any cautionary statements that may be included in documents incorporated by reference. The Company does not intend to update or otherwise revise the forward-looking statements to reflect events or circumstances after the date of this Offer to Exchange or to reflect the occurrence of unanticipated events.

                               TABLE OF CONTENTS

                                                                                               Page
                                                                                               ----
Certain Exchange Offer and Consent Solicitation Matters..................................         i
Important Information....................................................................       iii
Available Information....................................................................       iii
Incorporation of Certain Documents by Reference..........................................        iv
Cautionary Statement Regarding Forward-Looking Statements................................         v
Summary..................................................................................         1
Risk Factors.............................................................................        16
The Exchange Offer and the Consent Solicitation..........................................        31
Dividend Policy..........................................................................        42
Use of Proceeds..........................................................................        42
Capitalization...........................................................................        43
Information Concerning the Company and the Financial Restructuring.......................        45
Description of Capital Stock.............................................................        48
The Proposed Amendments to the Existing Indenture........................................        52
The Proposed Amendments to the Existing Certificate of Designation.......................        55
Description of the Existing Credit Facility..............................................        58
Description of the New Notes.............................................................        61
Description of the Warrants..............................................................       101
Investcorp Purchase of New Preferred Stock and Warrants..................................       109
Certain U.S. Federal Income Tax Consequences.............................................       111
Appendix A--Proposed Amendments to the Existing Indenture................................       A-1
Appendix B--Proposed Amendments to the Existing Certificate of Designation...............       B-1
Appendix C--Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2000.......       C-1

                             ____________________

     Holders of the Old Securities should rely only on the information contained in or incorporated by reference into this document. This document may be only used where it is legal to sell the New Securities. The information in this document may only be accurate as of the date of this document.

                                    SUMMARY

     The following summary is provided solely for the convenience of the Holders of the Old Securities. This summary is not intended to be complete and is qualified in its entirety by reference to the full text and more specific details contained elsewhere in this Offer to Exchange and any amendments hereto. Holders of the Old Securities are urged to read this Offer to Exchange in its entirety. Each of the capitalized terms used in this Summary and not defined herein has the meaning set forth elsewhere in this Offer to Exchange. Unless the context otherwise requires, all references in this Offer to Exchange to the "Company" and "Harborside" mean Harborside Healthcare Corporation, a Delaware corporation, its subsidiaries and their predecessors, or any of them, depending on the context, and all references to the "Issuer" are limited to Harborside Healthcare Corporation and do not include any of its subsidiaries.


                                  The Company

Overview

     The Company provides high quality long-term care, subacute care and other specialty medical services in four principal regions: the Southeast (Florida), the Midwest (Ohio and Indiana), New England (Connecticut, Massachusetts, New Hampshire and Rhode Island), and the Mid-Atlantic (New Jersey and Maryland). Within these regions, as of December 31, 2000, the Company operated 50 licensed long-term care facilities (18 owned, 31 leased and one managed) with a total of 6,124 licensed beds.

     The Company provides traditional skilled nursing care, a wide range of subacute care programs (such as orthopedic, CVA/stroke, cardiac, pulmonary and wound care), as well as programs for the provision of care to Alzheimer's and hospice patients. As part of its subacute services, the Company provides physical, occupational and speech rehabilitation therapy services at Company-operated facilities. Through September 1999, the Company also provided rehabilitation therapy services under contracts with non-affiliated long-term care facilities through a wholly-owned subsidiary. During the third quarter of 1999, the Company terminated its contracts with non-affiliated facilities and ceased providing therapy services to non-affiliated facilities.

Financial Restructuring; Restructuring Agreement

     The Exchange Offer and the Consent Solicitation constitute one component of a financial restructuring of the Company (the "Financial Restructuring"), which is being conducted pursuant to the terms of the Restructuring Agreement. The other components of the Financial Restructuring include the Proposed Indenture Amendments and the Proposed Certificate Amendments and the purchase by the Investcorp Investors of New Preferred Stock and the Investcorp Warrants for $15.0 million in cash (subject to reduction on a pro rata basis at the election of Investcorp if less than all Old Notes are tendered and exchanged in the Exchange Offer). Also in connection with the Financial Restructuring, the Company's Existing Credit Facility was, and the Company's Certificate of Incorporation is, being amended.

     The Restructuring Agreement contains covenants by the parties to the Restructuring Agreement relating to the various components of the Financial Restructuring. For a description of these covenants and other provisions contained in the Restructuring Agreement, see "Information Concerning the Company and the Financial Restructuring--The Financial Restructuring; Restructuring Agreement."

                The Exchange Offer and the Consent Solicitation


Company................................  Harborside Healthcare Corporation.

New Securities Offered.................  $100,285,000 principal amount at maturity of the Company's 12% Senior
                                         Subordinated Discount Notes due 2007
                                         (the "New Notes"), and 2,472,563
                                         warrants, each to purchase one share of
                                         the Company's Class A Common Stock (the
                                         "Warrants" and together with the New
                                         Notes, the "New Securities"), in each
                                         case subject to reduction on a pro rata
                                         basis if less than all Old Notes or all
                                         shares of Old Preferred Stock, as the
                                         case may be, are tendered and exchanged
                                         in the Exchange Offer. The 2,472,563
                                         Warrants represent the right to
                                         purchase an aggregate of 20.0% of the
                                         total number of shares of the Company's
                                         common stock of all classes outstanding
                                         on a fully diluted basis as of the
                                         Closing Date (excluding any dilution
                                         resulting from any conversion of shares
                                         of New Preferred Stock into Class A
                                         Common Stock). The covenants relating
                                         to the New Notes will be substantially
                                         similar to those relating to the Old
                                         Notes. The New Notes will rank senior
                                         to any Old Notes that remain
                                         outstanding following the Exchange
                                         Offer.

Old Securities Outstanding.............  $170,000,000 million in aggregate principal amount at maturity of the
                                         Company's 11% Senior Subordinated
                                         Discount Notes due 2008 (the "Old
                                         Notes") and 57,595.38125 shares (giving
                                         effect to the issuance of additional
                                         shares of Old Preferred Stock on May 1,
                                         2001 in payment of dividends) of the
                                         Company's 13-1/2% Exchangeable
                                         Preferred Stock Mandatorily Redeemable
                                         2010 (the "Old Preferred Stock" and
                                         together with the Old Notes, the "Old
                                         Securities").

The Exchange Offer.....................  The Company is offering to exchange (1)
                                         0.5899118 New Notes each having a
                                         principal amount at maturity equal to
                                         $1,000 and an initial Accreted Value of
                                         $685.67 (assuming the New Notes are
                                         issued on May 4, 2001), (2) the Cash
                                         Payment of $88.2353 and (3) 10.90836471
                                         Warrants for each $1,000 principal
                                         amount at maturity of Old Notes. On May
                                         4, 2001, each Old Note will have an
                                         Accreted Value of $786.87. The
                                         1,854,422 Warrants that the Company is
                                         offering in exchange for the Old Notes
                                         represent the right to purchase an
                                         aggregate of 15.0% of the total number
                                         of shares of the Company's common stock
                                         of all classes outstanding on a fully
                                         diluted basis as of the Closing Date,
                                         excluding any dilution resulting from
                                         any conversion of shares of New
                                         Preferred Stock into Class A Common
                                         Stock.

                                         The Company is also offering to
                                         exchange 10.73247518 Warrants for each
                                         $1,000 liquidation preference of
                                         outstanding shares of Old Preferred
                                         Stock. The 618,141 Warrants that the
                                         Company is offering in exchange for the
                                         Old Preferred Stock
                                         represent the right to purchase an
                                         aggregate of 5.0% of the total number
                                         of shares of the Company's common stock
                                         of all classes outstanding on a fully
                                         diluted basis as of the Closing Date,
                                         excluding any dilution resulting from
                                         any conversion of shares of New
                                         Preferred Stock into Class A Common
                                         Stock.

                                         The New Notes will be issued only in
                                         integral multiples of $1,000 principal
                                         amount at maturity and the Warrants
                                         will be issued only in integral
                                         multiples of one. No cash will be paid
                                         in lieu of fractional New Notes or
                                         Warrants. Upon consummation of the
                                         Exchange Offer, all accrued dividends
                                         on all tendered and not withdrawn
                                         shares of Old Preferred Stock that are
                                         accepted for exchange by the Company in
                                         the Exchange Offer will be canceled.

                                         The Exchange Offer is being conducted
                                         pursuant to the terms of the
                                         Restructuring Agreement. Under the
                                         Restructuring Agreement, Holders owning
                                         $127,830,000 in aggregate principal
                                         amount at maturity of Old Notes,
                                         representing 75.2% of the aggregate
                                         principal amount at maturity of the Old
                                         Notes outstanding as of March 13, 2001,
                                         and Holders owning 50,774 shares
                                         (subject to increase as a result of the
                                         issuance of additional shares of Old
                                         Preferred Stock on May 1, 2001 in
                                         payment of dividends) of Old Preferred
                                         Stock, representing 91.1% of the number
                                         of shares of Old Preferred Stock
                                         outstanding as of February 1, 2001,
                                         have agreed, subject to certain
                                         conditions, to tender and not withdraw
                                         in the Exchange Offer all of the Old
                                         Securities which they own or acquire
                                         after March 13, 2001. In addition,
                                         MacKay has agreed, subject to certain
                                         conditions, to cause certain accounts
                                         over which it has investment authority
                                         (other than the Holders party to the
                                         Restructuring Agreement) and which
                                         beneficially own $13,095,000 in
                                         aggregate principal amount at maturity
                                         of the Old Notes, representing 7.7% of
                                         the aggregate principal amount at
                                         maturity of the Old Notes outstanding
                                         as of March 13, 2001, to tender and not
                                         withdraw in the Exchange Offer all of
                                         the Old Securities which such accounts
                                         own or acquire after March 13, 2001. As
                                         a result of the Restructuring
                                         Agreement, the Minimum Condition for
                                         the Old Preferred has been
                                         contractually assured of being
                                         satisfied, and assuming accounts over
                                         which MacKay has investment authority
                                         are tendered and not withdrawn, the
                                         Minimum Condition for the Old Notes
                                         would be satisfied if an additional
                                         $20,575,000 in principal amount at
                                         maturity of the Old Notes are validly
                                         tendered and not withdrawn by the
                                         Expiration Date.

The Consent Solicitation...............  The Company is also soliciting Consents from Holders to the Proposed Amendments
                                         described herein.

Expiration Date........................  The Expiration Date of the Exchange
                                         Offer and the Consent Solicitation
                                         shall be midnight, New York City time,
                                         on May 3,

                                         2001; if on such date the Minimum
                                         Condition for the Old Notes or the Old
                                         Preferred Stock has not been satisfied,
                                         the Expiration Date may be extended
                                         until the Minimum Condition for the Old
                                         Notes or the Old Preferred Stock, as
                                         the case may be, has been satisfied,
                                         unless terminated earlier, but in any
                                         case no later than July 15, 2001.

Requisite Consents.....................  Duly executed and not revoked Consents to the Proposed Indenture Amendments
                                         from Holders representing at least a
                                         majority of the outstanding principal
                                         amount of the Old Notes, and duly
                                         executed and not revoked Consents to
                                         the Proposed Certificate Amendments
                                         from Holders representing at least a
                                         majority of the number of outstanding
                                         shares of the Old Preferred Stock. As a
                                         result of the Restructuring Agreement,
                                         the Requisite Consents for the Old
                                         Notes and the Old Preferred Stock have
                                         been contractually assured of being
                                         provided.

How to Tender Securities
   or Deliver Consents.................  Each Holder wishing to tender and deliver Consents with respect to Old
                                         Securities pursuant to the Exchange
                                         Offer and the Consent Solicitation must
                                         complete, sign and date the Consent and
                                         Letter of Transmittal, or a facsimile
                                         thereof, in accordance with the
                                         instructions contained herein and
                                         therein, and mail or otherwise deliver
                                         such Consent and Letter of Transmittal,
                                         or such facsimile, together with the
                                         certificates representing such Old
                                         Securities or a Book-Entry Confirmation
                                         (as defined herein) and any other
                                         required documentation, to the Exchange
                                         Agent at the address set forth herein
                                         (or delivery of Old Securities may be
                                         effected through depositing Old
                                         Securities with DTC and making book-
                                         entry delivery as set forth herein and
                                         electronically transmitting acceptance
                                         through ATOP). See "The Exchange Offer
                                         and the Consent Solicitation--
                                         Procedures for Tendering Old Securities
                                         and Delivering Consents" and "--Book-
                                         Entry Transfer." For further
                                         information, call the Information Agent
                                         at the phone number set forth on the
                                         back cover of this Offer to Exchange or
                                         consult your custodian for assistance.

Withdrawal of Tenders
   and Revocation of Consents..........  Tenders of Old Securities may be
                                         withdrawn and Consents may be revoked
                                         at any time on or prior to the
                                         Expiration Date by following the
                                         procedures described herein. A valid
                                         withdrawal of tendered Old Securities
                                         on or prior to the Expiration Date will
                                         constitute the concurrent valid
                                         revocation of such Holder's related
                                         Consent. In order for a Holder to
                                         revoke a Consent, such Holder must
                                         withdraw the related tendered Old
                                         Securities. Tenders of Old Securities
                                         may not be withdrawn and Consents with
                                         respect thereto may not be revoked
                                         following the Expiration Date. See "The
                                         Exchange Offer and the Consent
                                         Solicitation--Withdrawal of Tenders and
                                         Revocation of Consents."

Purpose of the Exchange Offer
   and the Consent Solicitation.......... The purpose of the Exchange Offer is to effect the Financial Restructuring
                                          which will, among other things,
                                          improve the financial position,
                                          creditworthiness and debt-to-equity
                                          ratio of the Company by reducing the
                                          amount of the Company's outstanding
                                          indebtedness. The purpose of the
                                          Consent Solicitation and the Proposed
                                          Amendments is to eliminate or modify
                                          certain restrictive covenants and
                                          other provisions contained in the
                                          Existing Indenture and the Existing
                                          Certificate of Designation so that any
                                          non-tendered Old Securities do not
                                          restrict the Company's future
                                          financial and operating flexibility
                                          and to substantially eliminate the
                                          preferences of the Old Preferred
                                          Stock, including the reduction of the
                                          liquidation preference from $1,000 to
                                          $0.01 per share and the elimination of
                                          the right of holders to be paid future
                                          dividends on shares of Old Preferred
                                          Stock. See "Risk Factors--Risks
                                          Related to the Exchange Offer--Loss of
                                          Covenant Protection, Ranking and
                                          Preferences."

Proposed Amendments
   to the Existing Indenture............. The Proposed Indenture Amendments, in
                                          substance, would:

                                          (1) eliminate from the Existing
                                              Indenture all provisions set forth
                                              in the sections of the Existing
                                              Indenture entitled:

                                              .  Section 3.09 ("Repurchase
                                                 Offers");

                                              .  Section 4.03 ("Issuance of Debt
                                                 and Issuance of Preferred
                                                 Stock");

                                              .  Section 4.04 ("Restricted
                                                 Payments");

                                              .  Section 4.05 ("Dividends and
                                                 Other Payment Restrictions
                                                 Affecting Restricted
                                                 Subsidiaries");

                                              .  Section 4.06 ("Asset Sales");


                                              .  Section 4.07 ("Transactions
                                                 with Affiliates");

                                              .  Section 4.08 ("Change of
                                                 Control");

                                              .  Section 4.09 ("Compliance
                                                 Certificate");

                                              .  Section 4.10 ("Liens");

                                              .  Section 4.11 ("Additional
                                                 Security Guarantees"); and

                                              .  Section 4.12 ("Restrictions on
                                                 Senior Subordinated Debt").

                                          (2) amend Section 4.02 entitled
                                              "Reports" to require only that the
                                              Company comply with Section 314(a)
                                              of the Trust Indenture Act of
                                              1939;

                                          (3) amend Section 5.01 entitled
                                              "Merger, Consolidation or Sale of
                                              Substantially All Assets of the
                                              Company" to delete the
                                              requirements that the surviving
                                              corporation in a merger or the
                                              acquiring corporation in an asset
                                              sale either (i) be permitted to
                                              incur at least $1.00 of additional
                                              Debt pursuant to the Consolidated
                                              Coverage Ratio test set forth in
                                              Section 4.03(a) or (ii) have a
                                              Consolidated Coverage Ratio at
                                              least equal to the Consolidated
                                              Coverage Ratio of the Company for
                                              the applicable four-quarter
                                              reference period;

                                          (4) amend Section 6.01 entitled
                                              "Events of Default" to delete
                                              clauses (3), (5) and (6) making it
                                              an event of default if the Company
                                              fails for 30 days to comply with
                                              certain provisions after receiving
                                              a notice of default, defaults with
                                              respect to certain indebtedness or
                                              becomes subject to certain
                                              judgments or orders; and

                                          (5) amend certain provisions and
                                              defined terms contained in the
                                              Existing Indenture to reflect the
                                              foregoing deletions and
                                              amendments, make conforming
                                              changes and correct typographical
                                              errors.

                                          See "The Proposed Amendments to the
                                          Existing Indenture."

Proposed Amendments to the Existing
     Certificate of Designation.......... The Proposed Certificate Amendments,
                                          in substance, would:

                                          (1) amend Section 1.1 to, among other
                                              things, change the name of the Old
                                              Preferred Stock to "Redeemable
                                              Preferred Stock" and to reflect
                                              that no additional shares of Old
                                              Preferred Stock shall be issued
                                              after the filing of the Amended
                                              Certificate of Designation with
                                              the Secretary of State of Delaware
                                              (except for additional shares of
                                              Old Preferred Stock issued in
                                              payment of dividends accrued prior
                                              to such filing on shares of Old
                                              Preferred Stock not tendered
                                              pursuant to the Exchange Offer or
                                              not accepted for exchanged by the
                                              Company).

                                          (2) amend Section 1.2 to provide that
                                              the only preference to which
                                              holders of Old Preferred Stock
                                              shall be entitled is a liquidation
                                              preference of $0.01 per share;

                                          (3) amend Section 3.1 to provide that
                                              the holders of shares of Old
                                              Preferred Stock shall not be
                                              entitled to dividends;

                                          (4) amend Section 5.1 to reflect that
                                              the Old Preferred Stock is
                                       redeemable at the option of the Company
                                       at any time at a redemption price of 100%
                                       (expressed as a percentage of the
                                       liquidation preference thereof);

                                  (5) amend Section 2.1 to provide that the Old Preferred Stock shall rank junior to all other classes of preferred stock of the Company, including the New Preferred Stock;

                                  (6)  eliminate the following provisions from
                                       the Existing Certificate of Designation:

                                       . Section 3.2 through 3.8 under Article 3
                                         ("Dividends");

                                       . Section 5.3 ("Mandatory Redemption");

                                       . Section 6.2 ("Voting Rights Triggering
                                         Event");

                                       . Article 7 ("Optional Exchange");

                                       . Article 8 ("Change of Control Offer");

                                       . Article 9 ("Restricted Payments");

                                       . Article 10 ("Incurrence of Debt and
                                         Issuance of Preferred Stock");

                                       . Article 11 ("Merger, Consolidation or
                                         Sale of All or Substantially All
                                         Assets");

                                       . Article 12 ("Transactions with
                                         Affiliates");

                                       . Article 13 ("Discharge and
                                         Defeasance");

                                       . Article 14 ("Registration Rights");

                                       . Section 15.5 ("Remedies");

                                       . Section 15.8 ("Certificate as to
                                         Conditions Precedent"); and

                                       . Section 15.9 Statements Required in
                                         Certificate"); and

                                  (7) delete or renumber certain defined terms and other provisions contained in the Existing Certificate of Designation and make other conforming changes as is appropriate in light of the deletions and amendments described herein.

                                                See "The Proposed Amendments to
                                                the Existing Certificate of
                                                Designation."

Conditions to the
   Exchange Offer and
   the Consent Solicitation.................    Notwithstanding any other
                                                provision of the Exchange Offer,
                                                the Company's obligation to
                                                accept for exchange, and to
                                                issue New Securities and pay the
                                                Cash Payment in exchange for,
                                                any Old Securities tendered
                                                pursuant to the Exchange Offer,
                                                and to implement the Proposed
                                                Amendments, is subject to
                                                certain conditions, including
                                                (1) the receipt of the Requisite
                                                Consents on or prior to the
                                                Expiration Date, (2) the
                                                satisfaction of the Minimum
                                                Condition for the Old Notes and
                                                the Old Preferred Stock on or
                                                prior to the Expiration Date and
                                                (3) the satisfaction of the
                                                General Conditions specified in
                                                "The Exchange Offer and the
                                                Consent Solicitation--Conditions
                                                to the Exchange Offer and the
                                                Consent Solicitation" on or
                                                prior to the Closing Date.

 Closing Date...............................    The closing date of the
                                                Financial Restructuring (the
                                                "Closing Date"), which shall
                                                occur promptly after the
                                                acceptance for exchange of all
                                                of the Old Securities validly
                                                tendered in the Exchange Offer,
                                                is the date on which the
                                                Exchange Offer and all of the
                                                other transactions contemplated
                                                by the Financial Restructuring
                                                shall be consummated, if not
                                                already consummated. On or prior
                                                to the Closing Date, the
                                                Investcorp Investors will
                                                purchase the New Preferred Stock
                                                and the Investcorp Warrants for
                                                $15.0 million in cash (subject
                                                to reduction on a pro rata basis
                                                at the election of Investcorp if
                                                less than all Old Notes are
                                                tendered and exchanged in the
                                                Exchange Offer). See "--Other
                                                Components of the Financial
                                                Restructuring--Investcorp
                                                Purchase of New Preferred Stock
                                                and Warrants" below in this
                                                summary. On the Closing Date,
                                                the Company shall issue the New
                                                Notes and the Warrants and pay
                                                the Cash Payment. The Company
                                                will execute the Second
                                                Supplemental Indenture before
                                                the Expiration Date (to become
                                                effective on the Expiration
                                                Date) and will file the Amended
                                                Certificate of Designation with
                                                the Secretary of the State of
                                                Delaware on the Closing Date or
                                                substantially concurrently
                                                therewith.

 Certain U.S. Federal Income
     Tax Consequences.......................    For a summary of the federal
                                                income tax consequences of the
                                                Exchange Offer and the Consent
                                                Solicitation and the ownership
                                                of the New Notes and the
                                                Warrants, see "Certain U.S.
                                                Federal Income Tax
                                                Consequences."

 Consequences of Exchanging
     Old Securities Pursuant to the
     Exchange Offer.........................    The New Securities issued
                                                pursuant to the Exchange Offer
                                                will
                                            not constitute "restricted
                                            securities" as defined in Rule
                                            144(a)(3) of the Securities Act and
                                            may generally be resold by a holder
                                            who is not (1) an "affiliate" of the
                                            Company within the meaning of Rule
                                            144 under the Securities Act or (2)
                                            a broker-dealer without compliance
                                            with the registration and prospectus
                                            delivery provisions of the
                                            Securities Act, provided that such
                                            New Securities were acquired in the
                                            ordinary course of such holder's
                                            business and such holder has no
                                            arrangement or understanding with
                                            any person to participate in the
                                            distribution of such New Securities.
                                            See "The Exchange Offer and the
                                            Consent Solicitation--Consequences
                                            of Failure to Exchange; Resales of
                                            New Securities."

Use of Proceeds............................ There will be no proceeds to the
                                            Company or any of the Guarantors
                                            from the Exchange Offer or the
                                            Consent Solicitation.

Exchange Agent............................. United States Trust Company of New
                                            York.

Information Agent.......................... MacKenzie Partners, Inc.

                                 The New Notes

Issuer.....................................  Harborside Healthcare Corporation.

Aggregate Amount...........................  $100,285,000 principal amount at maturity of 12% Senior Subordinated
                                             Discount Notes, subject to
                                             reduction on a pro rata basis if
                                             less than all Old Notes are
                                             tendered and exchanged in the
                                             Exchange Offer.

Maturity...................................  August 1, 2007.

Yield and Interest.........................  The New Notes will be issued at a substantial discount from their
                                             principal amount at maturity. For a
                                             discussion of the federal income
                                             tax treatment of the New Notes and
                                             the original issue discount rules,
                                             see "Certain U.S. Federal Income
                                             Tax Consequences." The New Notes
                                             will fully accrete to face value on
                                             August 1, 2004. From and after
                                             August 1, 2004, the New Notes will
                                             bear interest at 12% per annum,
                                             which will be payable in cash, on
                                             each February 1 and August 1,
                                             commencing February 1, 2005.

Note Guarantees............................  The Issuer's payment obligations under the New Notes will be
                                             guaranteed on an unsecured, senior
                                             subordinated basis (the "Note
                                             Guarantees") by certain (but not
                                             all) of the subsidiaries of the
                                             Issuer (the "Guarantors"). The Note
                                             Guarantees will be subordinate in
                                             right of payment to all Senior Debt
                                             of the Guarantors, will rank pari
                                             passu with any Pari Passu Debt of
                                             the Guarantors and will be senior
                                             in right of payment to all
                                             Subordinated Debt of the
                                             Guarantors. The Guarantors and
                                             certain other subsidiaries of the
                                             Company will also be jointly and
                                             severally liable for all
                                             obligations under the Existing
                                             Credit Facility, which are Senior
                                             Debt.

Optional Redemption........................  On or after August 1, 2002, the New
                                             Notes will be redeemable at the
                                             option of the Issuer, in whole or
                                             in part, at the redemption prices
                                             set forth in this Offer to
                                             Exchange, plus accrued interest, if
                                             any, to the date of redemption.

Change of Control..........................  Upon the occurrence of a Change of
                                             Control (as defined herein), (1)
                                             the Issuer will have the option, at
                                             any time on or prior to August 1,
                                             2002, to redeem the New Notes in
                                             whole, but not in part, at a
                                             redemption price equal to 100% of
                                             the Accreted Value of the New Notes
                                             on the date of redemption plus the
                                             Applicable Premium (as defined),
                                             and (2) if the Issuer does not so
                                             redeem the New Notes, or if a
                                             Change of Control occurs after
                                             August 1, 2002 and the Issuer does
                                             not redeem the New Notes as
                                             permitted at any time after such
                                             date, each holder of New Notes will
                                             have the right to require the
                                             Issuer to repurchase all or any
                                             part of such holder's New Notes at
                                             a price equal to 101% of the
                                             aggregate principal amount at
                                             maturity
                                         thereof plus accrued and unpaid
                                         interest, if any, to the date of
                                         purchase (or if such Change of Control
                                         occurs prior to August 1, 2004, at 101%
                                         of the Accreted Value thereof on the
                                         date of purchase). There can be no
                                         assurance that the Issuer will have
                                         sufficient funds available at the time
                                         of any Change of Control to make any
                                         required debt repayment (including
                                         repurchases of the New Notes). See
                                         "Description of the New Notes--Optional
                                         Redemption" and "--Repurchase at the
                                         Option of Holders--Change of Control."

Ranking................................  The New Notes and Note Guarantees will be general unsecured obligations of the
                                         Issuer and the Guarantors,
                                         respectively, that are subordinated in
                                         right of payment to all existing and
                                         future Senior Debt, including Debt
                                         under the Existing Credit Facility. The
                                         New Notes and Note Guarantees will rank
                                         pari passu in right of payment with all
                                         Pari Passu Debt and senior in right of
                                         payment to all Subordinated Debt,
                                         including any Old Notes that remain
                                         outstanding after the completion of the
                                         Exchange Offer, the note guarantees of
                                         such Old Notes, and any Exchange
                                         Debentures that may be issued in
                                         exchange for the New Preferred Stock.
                                         The Issuer conducts substantially all
                                         of its operations through its
                                         subsidiaries. The New Notes will be
                                         effectively subordinated to all
                                         liabilities (including trade payables)
                                         of the Subsidiaries of the Issuer that
                                         are not Guarantors (collectively, the
                                         "Subsidiary Non-Guarantors").

                                         At December 31, 2000, after giving pro
                                         forma effect to the Financial
                                         Restructuring, (1) the outstanding
                                         Senior Debt of the Issuer and the
                                         Guarantors would have been $34.3
                                         million, all of which would have been
                                         Secured Debt (as defined herein), (2)
                                         the Issuer and Guarantors would have
                                         had no Pari Passu Debt or Subordinated
                                         Debt outstanding (assuming all Old
                                         Notes are tendered and exchanged in the
                                         Exchange Offer), (3) the total
                                         liabilities of the Subsidiary Non-
                                         Guarantors (including trade payables
                                         and deferred taxes but excluding
                                         amounts owed to the Issuer or any
                                         Guarantor) would have been $25.2
                                         million and (4) the Issuer and its
                                         Subsidiaries would have had $116.2
                                         million of consolidated Debt. In
                                         addition, all future borrowings under
                                         the Existing Credit Facility will be
                                         Senior Debt. See "Description of the
                                         New Notes--Subordination."

Certain Covenants......................  The Indenture will contain certain covenants which, among other things,
                                         restrict the ability of the Issuer and
                                         its Restricted Subsidiaries to: (1)
                                         incur additional Debt; (2) create
                                         liens; (3) pay dividends or make
                                         distributions in respect of their
                                         capital stock; (4) make investments and
                                         other restricted payments; (5) sell
                                         assets; (6) create restrictions on the
                                         ability of Restricted Subsidiaries to
                                         make certain payments; (7) enter into
                                         transactions with affiliates; (8) incur
                                         Debt which is subordinate to any Senior
                                         Debt and senior to the New Notes; and
                                         (9) consolidate, merge or sell all or
                                         substantially all of its assets.

                                         However, such covenants are subject to
                                         a number of important qualifications
                                         and exceptions. The covenants relating
                                         to the New Notes will be substantially
                                         similar to those relating to the Old
                                         Notes. See "Description of the New
                                         Notes--Certain Covenants" and "--Note
                                         Guarantees."

Absence of a Public Market
  for the New Notes....................  The New Notes are new securities and there is currently no established
                                         market for the New Notes. Accordingly,
                                         there can be no assurance as to the
                                         development or liquidity of any market
                                         for the New Notes.

                                 The Warrants

Warrants Offered.......................  1,854,422 Warrants as partial consideration for the Old Notes and
                                         618,141 Warrants in exchange for the
                                         Old Preferred Stock, in each case
                                         subject to reduction on a pro rata
                                         basis if less than all Old Notes or
                                         shares of Old Preferred Stock, as the
                                         case may be, are tendered and exchanged
                                         in the Exchange Offer. Each Warrant
                                         will entitle the holder thereof to
                                         purchase one share of the Issuer's
                                         Class A Common Stock at an exercise
                                         price equal to $0.01 per share. The
                                         Warrants will be exercisable at the
                                         earliest to occur of (1) a Change of
                                         Control, (2) an initial public offering
                                         of Common Stock of the Issuer, (3) the
                                         full redemption of all New Notes at the
                                         option of the Issuer and (4) August 1,
                                         2009. The number of shares for which a
                                         Warrant is exercisable may be adjusted
                                         under the circumstances described in
                                         "Description of the Warrants--
                                         Adjustments to Number of Warrant Shares
                                         Issuable."

Warrant Shares.........................  Holders of Class A Common Stock are
                                         entitled to one vote per share on all
                                         matters as to which stockholders may be
                                         entitled to vote pursuant to the
                                         Delaware General Corporation Law.

Registration Rights;
     Tag-Along Rights;
     Mandatory Redemption..............  All holders of Warrants will have piggy-back registration rights with
                                         respect to the Warrant Shares upon
                                         and after any initial public offering
                                         of Common Stock, subject to customary
                                         underwriter's cutback rights, and shelf
                                         registration rights thereafter,
                                         pursuant to the Warrant Registration
                                         Rights Agreement. Shares of Class A
                                         Common Stock underlying the Warrants,
                                         upon exercise of the Warrants, will be
                                         entitled to the benefit of certain
                                         "tag-along" rights relating to such
                                         underlying shares contained in, and
                                         will be subject to the mandatory
                                         redemption provisions of, the Company's
                                         Certificate of Incorporation in the
                                         event of certain transfers of the
                                         Company's Class D Common Stock. If any
                                         Warrants have not been exercised, the
                                         Warrant Agreement will provide for the
                                         automatic exercise of such Warrants,
                                         and the shares of Class A Common Stock
                                         underlying such Warrants will be
                                         subject to the mandatory redemption
                                         provisions to the same extent as if the
                                         Warrants had been exercised. See
                                         "Description of Warrants--Registration
                                         Rights" and "Description of Capital
                                         Stock--Common Stock--Tag-Along Rights;
                                         Mandatory Redemption."

                Other Components of the Financial Restructuring

     In addition to the Exchange Offer and the Consent Solicitation, the Financial Restructuring includes the components described below.

Investcorp Purchase Of New Preferred Stock and Warrants

     In connection with the Restructuring Agreement, the Investcorp Investors will enter into the Subscription Agreement with the Company pursuant to which the Investcorp Investors will purchase (the "Investcorp Purchase") $15.0 million in initial liquidation preference of shares of New Preferred Stock and the Investcorp Warrants, which will be 1,854,422 warrants to purchase one share of Class A Common Stock of the Company (equal to 15.0% of the total number of shares of the Company's common stock of all classes outstanding on a fully diluted basis as of the Closing Date, excluding any dilution resulting from any conversion of shares of New Preferred Stock into Class A Common Stock) at an exercise price of $0.01 per share for a total purchase price of $15.0 million in cash (such number of shares, Investcorp Warrants and related cash payment being subject to reduction on a pro rata basis at the election of Investcorp if less than all Old Notes are tendered and exchanged in the Exchange Offer). The Subscription Agreement will contain customary representations and warranties, covenants and closing conditions. The Investcorp Purchase will close substantially concurrently with the closing of the Exchange Offer.

     The New Preferred Stock will be issued pursuant to a new Certificate of Designation (the "Certificate of Designation") which will be filed with the Secretary of State of the State of Delaware substantially concurrently with the closing of this Exchange Offer. The Certificate of Designation will contain covenants and voting rights substantially similar to those currently contained in the Existing Certificate of Designation for the Old Preferred Stock. The New Preferred Stock will rank senior to any shares of Old Preferred Stock that remain outstanding after the completion of the Exchange Offer. Each share of New Preferred Stock will be convertible into 150 shares of the Company's Class A Common Stock at the option of the holders of the New Preferred Stock (subject to adjustment upon the occurrence of certain events), and will also be exchangeable into 13% Subordinated Exchange Debentures of the Company due 2008 (the "Exchange Debentures") at the option of the Company, subject to certain conditions. The Exchange Debentures will rank subordinate to the New Notes but senior to any Old Notes that remain outstanding after the completion of the Exchange Offer. Holders of the New Preferred Stock will be entitled to the benefit of the registration rights contained in the New Preferred Stock Registration Rights Agreement.

     The Investcorp Warrants will be issued pursuant to the Investcorp Warrant Agreement, which will be substantially identical to that relating to the Warrants to be issued in this Exchange Offer, and the Investcorp Warrants will be identical to the Warrants to be issued pursuant to the Exchange Offer, except for restrictive legends to be placed on certificates representing the Investcorp Warrants. The Investcorp Investors will be entitled to the benefit of the registration rights contained in the Warrant Registration Rights Agreement.

     For a description of the Subscription Agreement, the New Preferred Stock Registration Rights Agreement and the terms of the New Preferred Stock, see "Investcorp Purchase of New Preferred Stock and Warrants."

Amendment to Existing Credit Facility

     As part of the Financial Restructuring, the Existing Credit Facility was amended on March 28, 2001. For a description of the Existing Credit Facility as so amended, see "Description of the Existing Credit Facility."

Amendment to Certificate of Incorporation

     In connection with the Financial Restructuring, the Company will file with the Secretary of the State of Delaware, subject to stockholder approval, an amendment to the Company's Certificate of Incorporation (the "Charter Amendment") that will increase (1) the number of authorized shares of Class A Common Stock to cover the number of shares of Class A Common Stock issuable upon exercise of the Warrants and the Investcorp Warrants and upon conversion of the New Preferred Stock and (2) the number of authorized shares of No-Class Common Stock by the same number as the increase in the number of authorized shares of Class A Common Stock. Pursuant to the Restructuring Agreement, Investcorp has agreed to cause its affiliates who own or possess the power to direct the vote of voting shares of the Company's common stock to vote in favor of the Charter Amendment. See "Description of Capital Stock."


                                  Risk Factors

     In evaluating whether to exchange their Old Securities for New Notes, the Cash Payment and Warrants, as applicable, and whether to deliver Consents with respect to their Old Securities, Holders of the Old Securities should consider carefully all of the information set forth in this Offer to Exchange and, in particular, the information set forth under "Risk Factors."


                             Additional Information

     The Company is a Delaware corporation. Its principal executive offices are located at One Beacon Street, Boston, Massachusetts 02108, and its telephone number is (617) 646-5400.

                                  RISK FACTORS

     Holders of the Old Securities should carefully consider the following risk factors in addition to the other information contained or incorporated by reference in this Offer to Exchange in evaluating the Exchange Offer and the Consent Solicitation.

Risks Related to the Exchange Offer

Potential Adverse Effect on the Market for Old Notes Not Tendered

     In general, trading in the Old Notes has taken place in the over-the-counter market. Prices and trading volumes of the Old Notes in the over-the-counter market are not reported and can be difficult to monitor. Quotations for securities such as the Old Notes may differ from actual trading prices and should be viewed as approximations. Beneficial owners of Old Notes are urged to contact their brokers for current information regarding the Old Notes. To the extent that Old Notes are tendered and accepted for payment in the Exchange Offer, the trading market for Old Notes that remain outstanding may be significantly more limited, which might adversely affect the liquidity of the Old Notes. An issue of securities with a smaller outstanding market value available for trading (the "float") may command a lower price than would a comparable issue of securities with a greater float. Therefore, the market price for Old Notes that are not tendered and exchanged in the Exchange Offer may be adversely affected to the extent that the amount of the Old Notes purchased pursuant to the Exchange Offer reduces the float. The reduced float also may tend to make the trading prices of the Old Notes that are not tendered more volatile. Holders of Old Notes not tendered may attempt to obtain quotations for the Old Notes from their brokers; however, there can be no assurance that any trading market will exist, and the availability of price quotations would depend upon a number of factors, including the number of Holders of the Old Notes remaining at such time, the remaining outstanding principal amount of Old Notes after consummation of the Exchange Offer and the interest in maintaining a market in the Old Notes on the part of securities firms. As a result, there can be no assurance that any trading market for the Old Notes will exist after consummation of the Exchange Offer and the Consent Solicitation.

Loss of Covenant Protection, Ranking and Preferences

     If the Proposed Amendments are adopted and become operative, most of the substantive covenants and certain events of default in the Existing Indenture and the Certificate of Designation will be eliminated. In that case, the non-tendering holders of the Old Notes will not have the benefit of the protections afforded thereby. The Existing Indenture and the Certificate of Designation contain covenants that currently limit the Company and its restricted subsidiaries' ability to, among other things, incur additional indebtedness, pay dividends or make certain other restricted payments, enter into transactions with affiliates, incur liens, issue stock of its subsidiaries and make certain dispositions. In addition, the Existing Indenture contains covenants that currently limit the Company and its restricted subsidiaries' ability to, among other things, layer indebtedness. See "The Proposed Amendments to the Existing Indenture" and "The Proposed Amendments to the Existing Certificate of Designation."

     In addition, if the Proposed Amendments are adopted and become operative, the New Notes and the New Preferred Stock will rank senior to any Old Notes or Old Preferred Stock that remain outstanding after the completion of the Exchange Offer, respectively. The Proposed Certificate Amendments would also reduce the liquidation preference of the Old Preferred Stock from $1,000 to $0.01 per share and eliminate the right of holders of Old Preferred Stock to be paid future dividends on their shares of Old Preferred Stock.

Consequences of Restructuring Agreement

     Under the Restructuring Agreement, Holders owning $127,830,000 in aggregate principal amount at maturity of Old Notes, representing 75.2% of the aggregate principal amount at maturity of the Old Notes outstanding as of March 13, 2001, and Holders owning 50,774 shares (subject to increase as a result of the issuance of additional shares of Old Preferred Stock on May 1, 2001 in payment of dividends) of Old Preferred Stock, representing 91.1% of the number of shares of Old Preferred Stock outstanding as of February 1, 2001, have agreed, subject to certain conditions, to tender and not withdraw in the Exchange Offer, and deliver Consents with respect to, all of the Old Securities which they own or acquire after March 13, 2001. In addition, MacKay has agreed, subject to certain conditions, to cause certain accounts over which it has investment authority (other than the Holders party to the Restructuring Agreement) and which beneficially own $13,095,000 in aggregate principal amount at maturity of the Old Notes, representing 7.7% of the aggregate principal amount at maturity of the Old Notes outstanding as of March 13, 2001, to tender and not withdraw in the Exchange Offer, and deliver Consents with respect to, all of the Old Securities which such accounts own or acquire after March 13, 2001. As a result of the Restructuring Agreement, the Minimum Condition for the Old Preferred Stock and the Requisite Consents for the Old Notes and the Old Preferred Stock have been contractually assured of being satisfied and provided, and assuming accounts over which MacKay has investment authority are not withdrawn, the Minimum Condition for the Old Notes should be satisfied if an additional $20,575,000 in principal amount at maturity of the Old Notes are validly tendered and not withdrawn by the Expiration Date. It is therefore likely that the Exchange Offer will be consummated and the Proposed Amendments will become operative, and holders who elect not to tender their Old Securities will face the consequences described above in "--Potential Adverse Effect on the Market for Old Notes Not Tendered" and "--Loss of Covenant Protection, Ranking and Preferences."

Consequences to Holders of Old Notes and Old Preferred Stock if the Exchange Offer is Not Consummated

     The Existing Credit Facility, as most recently amended, provides that if the Exchange Offer or the Investcorp Purchase is not consummated by July 15, 2001, the Company would be in default under its Existing Credit Facility. In addition, if the Exchange Offer is not consummated, the Company would likely be unable to maintain certain financial ratios required by the Existing Credit Facility. Management believes that the Company would be able to obtain waivers in both instances from the lenders under the Existing Credit Facility. However, a failure to consummate the Exchange Offer may in the long-term prevent the Company from paying principal of (and beginning in August 2003, interest on) the Old Notes, to pay the liquidation preference and cash dividends on the Old Preferred Stock or to satisfy its other debt obligations unless the Company is able to otherwise restructure the Old Notes and the Old Preferred Stock. In such an event, the Company may decide to file for relief under Chapter 11 of the United States Bankruptcy Code or, in the alternative, wind up its affairs and dissolve. If the Company were to dissolve and distribute assets to its creditors, including the Holders of the Old Notes and the Old Preferred Stock, there can be no assurance that the assets would be sufficient to pay the Holders of the Old Notes all of the principal amount of (and beginning in August 2003, interest on) the Old Notes or to pay the Holders of the Old Preferred Stock all of the liquidation preference and accrued and unpaid dividends on the Old Preferred Stock, or any liquidated damages.

Risks Related to the New Securities and the Company's Indebtedness

Lack of Public Market

     The New Securities are new securities for which there currently is no market, and there may be no or only limited market making activity for the New Securities. Accordingly, there can be no assurance as to the development or liquidity of any market for the New Securities. The Company does not intend to apply for listing of the New Securities on any securities exchange or for quotation through the Nasdaq National Market.

     No assurance can be given as to the liquidity of the trading market for the New Securities or, in the case of non-tendering holders of Old Securities, the trading market for the Old Securities following the Exchange Offer. The liquidity of, and trading market for, the New Securities and any Old Securities that remain outstanding after the Exchange Offer also may be adversely affected by general declines in the market for similar securities. Such a decline may adversely affect such liquidity and trading markets independent of the financial performance of, and prospects for, the Company.

Substantial Leverage; Debt Service Obligations

     The Company is highly leveraged. Although the Financial Restructuring will result in a significant reduction of the Company's indebtedness, the Company's indebtedness will remain substantial, particularly in relation to its income and cash flow. As of December 31, 2000, the Company had $179.1 million in consolidated indebtedness and $55.1 million aggregate liquidation preference of the Old Preferred Stock. After giving pro forma effect to the Financial Restructuring, as of December 31, 2000, the Company would have had $116.2 million of consolidated indebtedness, including the New Notes. In addition, the aggregate liquidation preference of the New Preferred Stock (which is exchangeable at the Company's option, subject to certain conditions, for Exchange Debentures) would have been $15.0 million. In addition, the Indenture will permit the incurrence of substantial amounts of additional indebtedness. See "Description of the New Notes--Certain Covenants--Incurrence of Debt and Issuance of Preferred Stock." Earnings for the year ended December 31, 2000 were inadequate to cover combined fixed charges and preferred stock dividends by $29.2 million. Giving effect to the Financial Restructuring as of the beginning of the year ended December 31, 2000, earnings still would have been inadequate to cover combined fixed charges and preferred stock dividends by $13.6 million.

     Although the Company is not required to pay cash interest or dividends until February 1, 2005 with respect to the New Notes or until the New Notes have been paid in full under the New Preferred Stock, the Company's high degree of leverage may have important consequences for the Company, including the following: (1) the Company's ability to obtain additional financing for acquisitions, working capital, capital expenditures or other purposes may be impaired or any such financing may not be on terms favorable to the Company; (2) interest expense may reduce the funds that would otherwise be available to the Company for its operations and business opportunities; (3) a substantial decrease in net operating cash flows or an increase in expenses of the Company could make it difficult for the Company to meet its debt service requirements or force it to modify its operations; (4) substantial leverage may place the Company at a competitive disadvantage and may make it more vulnerable to a downturn in its business; (5) certain indebtedness of the Company is at variable rates of interest, which causes the Company to be vulnerable to increases in interest rates; (6) a substantial portion of the assets of the Company is pledged to secure its indebtedness, reducing its ability to obtain additional financing; (7) the Company may be hindered in its ability to adjust to rapidly changing market conditions; and (8) the Existing Credit Facility and other agreements governing the Company's long-term indebtedness contain, and the Indenture and the Certificate of Designation for the New Preferred Stock will contain, certain restrictive financial and operating covenants. In addition, the degree to which the Company is leveraged could prevent it from repurchasing New Notes tendered to it upon the occurrence of a Change of Control.

     The Company's ability to pay principal of and interest on the New Notes (after February 2005, the first cash interest payment date) and to satisfy its other debt obligations will depend upon its future operating performance, which will be affected by financial, business and other factors, certain of which are beyond its control, as well as the availability of borrowings under the Existing Credit Facility or a successor facility. The Company anticipates that its operating cash flow, together with borrowings under the Existing Credit Facility, will be sufficient to meet its operating expenses and capital expenditures and to service its debt requirements as they become due. However, there can be no assurance that the Company's cash flow, availability under the Existing Credit Facility and other capital resources will be sufficient for the payment of principal of and interest on its indebtedness, including the New Notes. If the Company's cash flow, availability under the Existing Credit Facility and other capital resources are insufficient to fund the Company's debt service obligations, the Company may be forced to reduce or delay capital expenditures, to sell assets, to restructure or refinance its indebtedness or to seek additional equity capital. There can be no assurance that any of such measures could be implemented on satisfactory terms or, if implemented, would be successful or would permit the Company to meet its debt service obligations. In addition, the Existing Credit Facility matures on March 31, 2004, and there can be no assurance that the Company will be able to refinance the Existing Credit Facility or obtain additional financing on terms reasonably satisfactory to the Company, or at all.

Holding Company Structure; Subordination of Securities

     The Company conducts substantially all of its operations through its subsidiaries. As a result, the Company is required to rely upon its subsidiaries for the funds necessary to meet its obligations, including the payment of interest on and principal of the New Notes. The ability of the subsidiaries to make such payments will be subject to, among other things, applicable state laws. Although the Note Guarantees provide the holders of the New Notes with a direct claim against the assets of the Guarantors, the Subsidiary Non-Guarantors have not guaranteed the obligations under the New Notes. Claims of creditors of the Subsidiary Non-Guarantors (including trade creditors) and claims of holders of preferred stock of such subsidiaries, if any, generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of creditors of the Company (including holders of the New Notes). One subsidiary that currently guarantees the Old Notes will not guarantee the New Notes due to a restriction on the ability of this subsidiary to issue guarantees of this type. In addition, enforcement of the Note Guarantees against any Guarantor may be subject to legal challenge in a bankruptcy or reorganization case or a lawsuit by or on behalf of creditors of such Guarantor and would be subject to certain defenses available to guarantors generally. See "--Fraudulent Conveyance Considerations." Although the Indenture will contain waivers of most guarantor defenses, certain of those waivers may not be enforced by a court in a particular case. To the extent that the Note Guarantees are not enforceable, the New Notes would be effectively subordinated to all liabilities of the Guarantors, including trade payables of such Guarantors, whether or not such liabilities constitute Senior Debt under the Indenture.

     The New Notes and Note Guarantees are general unsecured obligations of the Issuer and Guarantors that are subordinated in right of payment to all Senior Debt of the Issuer and Guarantors, including Debt under the Existing Credit Facility. Further, the New Notes and Note Guarantees are effectively subordinated to all Secured Debt, to the extent of the collateral securing such Debt, and to the claims of creditors (including trade creditors) of the Subsidiary Non-Guarantors. The New Notes and Note Guarantees rank pari passu in right of payment with all Pari Passu Debt and senior in right of payment to all Subordinated Debt, including any Old Notes that remain outstanding after the completion of the Exchange Offer, the note guarantees of such Old Notes, and any Exchange Debentures that may be issued in exchange for the New Preferred Stock. The indebtedness outstanding under the Existing Credit Facility is collateralized by liens on a substantial portion of the assets of the Issuer and its subsidiaries. At December 31, 2000, after giving pro forma effect to the Financial Restructuring, (1) the outstanding Senior Debt of the Issuer and the Guarantors would have been $34.3 million, all of which would have been Secured Debt, (2) the Issuer and the Guarantors would have had no Pari Passu Debt or Subordinated Debt outstanding (assuming all Old Notes are tendered and exchanged in the Exchange Offer) and (3) the total liabilities of the Subsidiary Non-Guarantors (including trade payables but excluding amounts owed to the Issuer or any Guarantor) would have been $25.2 million, including $15.9 million of indebtedness.

The Indenture will permit the Issuer and the Restricted Subsidiaries to incur a substantial amount of additional indebtedness, all of which may be Senior Debt. See "Description of the New Notes."

     The Issuer and the Guarantors may not pay principal of, premium on, or interest on, the New Notes or Note Guarantees, make any deposit pursuant to defeasance provisions or repurchase or redeem or otherwise retire any New Notes or Note Guarantees (1) if any Designated Senior Debt (as defined herein) is not paid when due or any other default on Designated Senior Debt occurs and the maturity of such Designated Senior Debt is accelerated in accordance with its terms or (2) if any other default on Designated Senior Debt occurs that permits the holders of such Designated Senior Debt to accelerate the maturity of such Senior Debt in accordance with its terms and the Trustee receives notice of such default, unless, in either case, the default has been cured or waived, any such acceleration has been rescinded or such Senior Debt has been paid in full or, in the case of any non-payment default, 179 days have passed since the default notice was given. Upon any payment or distribution to creditors in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Issuer or any Guarantor or its property, the holders of Senior Debt will be entitled to receive payment in full in cash or Cash Equivalents (as defined herein) before the holders of the New Notes or any Note Guarantee will be entitled to receive any payment (other than in the form of Permitted Junior Securities (as defined herein)). See "Description of the New Notes-- Subordination."

Restrictive Loan Covenants

     The Existing Credit Facility includes certain covenants that, among other things, restrict: (1) the making of investments (including acquisitions), loans and advances and the paying of dividends and other restricted payments; (2) the incurrence of additional indebtedness; (3) the granting of liens, other than certain permitted liens; (4) mergers, consolidations and sales of all or a substantial part of the Company's business or property; (5) the sale of assets; and (6) the making of capital expenditures. The Company is also required to maintain certain financial ratios, including cash interest and facility rent coverage and leverage ratios. All of these restrictive covenants may restrict the Company's ability to expand or to pursue its business strategies. The ability of the Company to comply with these and other provisions of the Existing Credit Facility may be affected by changes in business conditions or results of operations, adverse regulatory developments or other events beyond the Company's control. The breach of any of these covenants could result in a default under the Existing Credit Facility, in which case such lenders could elect to declare all amounts borrowed under the Existing Credit Facility, together with accrued interest, to be due and payable, and the Company could be prohibited from making payments with respect to other indebtedness until the default is cured or all indebtedness under the Existing Credit Facility is paid or satisfied in full.
If the Company were unable to repay such borrowings, such lenders could proceed against their collateral. If the indebtedness under the Existing Credit Facility were to be accelerated, there can be no assurance that the assets of the Company would be sufficient to repay in full such indebtedness and the other indebtedness of the Company.

Encumbrances on Assets

     In addition to being subordinated to all existing and future Senior Debt of the Company, the New Notes will not be secured by any of the Company's or its subsidiaries' assets. The Company's obligations under the Existing Credit Facility are collateralized by first or second priority security interests in all of the capital stock of certain of the Company's subsidiaries and a substantial portion of the personal and real property of the Company and certain of its subsidiaries, in each case with certain exceptions (including an exception for stock or assets prohibited by other financing arrangements from such collateralization). In addition, the Company's obligations under certain mortgage loans and lease agreements are collateralized by security interests in certain real property and other assets of the Company. If the Company becomes insolvent or is liquidated, or if payment under the Existing Credit Facility or of other secured obligations is accelerated, the lenders under the Existing Credit Facility or the obligors with respect to the other secured obligations will be entitled to exercise the remedies available to a secured lender under applicable law and the applicable agreements and instruments. Accordingly, such lenders will have a prior claim with respect to such assets and there may not be sufficient assets remaining to pay amounts due on the New Notes then outstanding. See "Description of the Existing Credit Facility" in this Offer to Exchange and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" in the Annual Report.

Fraudulent Conveyance Considerations

     The incurrence by the Company or a Guarantor of indebtedness, such as the New Notes or a Note Guarantee, as the case may be, may be subject to review under federal bankruptcy law or relevant state fraudulent conveyance laws if a bankruptcy case where the Company or a Guarantor is the debtor or a lawsuit is commenced by unpaid creditors of the Company or a Guarantor. Under these laws, if, in such a bankruptcy or reorganization case or lawsuit, a court were to find that, at the time the Company or the Guarantor incurred indebtedness, including the New Notes or a Note Guarantee, as the case may be, (1) the Company or such Guarantor incurred such indebtedness with the intent of hindering, delaying or defrauding current or future creditors or (2) the Company or such Guarantor received less than reasonably equivalent value or fair consideration for incurring such indebtedness and (a) the Company or such Guarantor (i) was insolvent or was rendered insolvent by reason of the transactions constituting the Financial Restructuring, (ii) was engaged, or about to engage, in a business or transactions for which its assets constituted unreasonably small capital, or
(iii) intended to incur, or believed that it would incur, debts beyond its ability to pay as such debts matured (as all of the foregoing terms are defined in or interpreted under the relevant fraudulent transfer or conveyance statutes) or (b) the Company or such Guarantor was a defendant in an action for money damages at the time the indebtedness was incurred and subsequently a judgment in such action was entered against the Company or such Guarantor, which judgment was unsatisfied at the time of the bankruptcy case or lawsuit, then such court could avoid or subordinate the amounts owing under the New Notes or the Note Guarantee, as the case may be, to presently existing and future indebtedness of the Company or such Guarantor, as the case may be, and take other actions detrimental to the holders of the New Notes or the Note Guarantee, as the case may be.

     The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law of the jurisdiction that is being applied in any such proceeding. Generally, however, a company will be considered insolvent if, at the time it incurred the indebtedness, either (1) the sum of its debts (including contingent liabilities) is greater than its assets, at a fair valuation, or (2) the present fair sale value of its assets is less than the amount required to pay the probable liability on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured. There can be no assurance as to what standards a court would use to determine whether the Company or the Guarantors were solvent at the relevant time, or whether, whatever standard was used, the New Notes or the Note Guarantee, as the case may be, would not be avoided or further subordinated on another of the grounds set forth above.

     The Company believes that at the time the obligations constituting the New Notes and the Note Guarantees will be initially incurred, the Company and each Guarantor will each be (1) neither insolvent nor rendered insolvent thereby, (2) in possession of sufficient capital to run its businesses effectively and (3) incurring debts within its ability to pay as the same mature or become due. There can be no assurance, however, that a court passing on such questions would reach the same conclusions.

Original Issue Discount Consequences

     The New Notes will be issued with original issue discount for U.S. federal income tax purposes. Consequently, holders of the New Notes generally will be required to include amounts in gross income for U.S. federal income tax purposes in advance of receipt of any cash payment on the New Notes to which the income is attributable. See "Certain U.S. Federal Income Tax Consequences--Ownership of the New Notes" for a more detailed discussion of the federal income tax consequences to the holders of the New Notes with respect to the acquisition, ownership and disposition of the New Notes.

     If a bankruptcy case is commenced by or against the Company under the United States Bankruptcy Code (the "Bankruptcy Code") prior to the Full Accretion Date, the claim of a holder of New Notes with respect to the principal amount thereof will likely be limited to an amount equal to the Accreted Value as of the commencement of such case.

Potential Inability to Fund a Change of Control Offer

     A Change of Control would require the Company to refinance substantial amounts of indebtedness. Upon the occurrence of a Change of Control, (1) the Company will have the option, at any time on or prior to August 1, 2002, to redeem the New Notes in whole, but not in part, on the terms provided in this Offer to Exchange, and (2) if the Company does not so redeem the New Notes, or if a Change of Control occurs after August 1, 2002 and the Company does not redeem the New Notes, as permitted at any time after such date, each holder of New Notes will have the right to require the Company to repurchase all or any part of such holder's New Notes at the prices described in this Offer to Exchange. However, the Existing Credit Facility prohibits the purchase of the New Notes by the Company in the event of a Change of Control, unless and until such time as the indebtedness under the Existing Credit Facility is repaid in full. The Company's failure to purchase the New Notes would result in a default under the Indenture and the Existing Credit Facility. The inability to repay the indebtedness under the Existing Credit Facility, if accelerated, would also constitute a default under the Indenture, which could have adverse consequences to the Company and the holders of the New Notes. In the event of a Change of Control, there can be no assurance that the Company would have sufficient funds to satisfy all of its obligations under the Existing Credit Facility and the Indenture.

Lack of Return on Investment in the Warrants

     The Company does not anticipate paying any cash dividends on the Class A Common Stock in the foreseeable future. Instead, the Company intends to retain future earnings to fund its growth. In addition, the Company's existing indebtedness restricts, and the Company anticipates its future indebtedness may restrict, its ability to pay dividends. Therefore, holders of the Warrants will not receive a return on their investment in the Class A Common Stock underlying their Warrants by exercising them and receiving a payment of dividends of the Class A Common Stock.

Risk of Warrants Having No Value in the Event of a Bankruptcy

     In the event a bankruptcy or reorganization case is commenced by or against the Company, a bankruptcy court may hold that unexercised Warrants are executory contracts which may be subject to rejection by the Company with approval of the bankruptcy court. As a result, holders of the Warrants may, even if sufficient funds are available, not be entitled to receive any consideration or may receive an amount less than they would be entitled to if they had exercised their Warrants prior to the commencement of any such bankruptcy or reorganization case.

Consequences of New Preferred Stock

     If the Company is liquidated, the holders of the New Preferred Stock will be entitled to be paid in full before any payments are made to the holders of the Company's common stock. The New Preferred Stock will initially have a liquidation preference in the amount of up to $15.0 million. In addition, the holders of the New Preferred Stock are entitled to dividends at a rate of 13.0% per annum compounded quarterly and payable in additional shares of New Preferred Stock or, at any time while no New Notes remain outstanding, in cash. Dividends in the form of additional shares of New Preferred Stock will have the effect of increasing the up to $15.0 million liquidation preference. Any funds used to pay to holders of the New Preferred Stock will restrict the Company's ability to use such funds for operations and must be paid before any amounts may be paid to the holders of the Company's common stock. See "Investcorp Purchase of New Preferred Stock and Warrants."

     In addition, upon the occurrence of certain events, holders of New Preferred Stock will be able to exercise significant influence over important matters for the Company. In particular, in the event that dividends are not paid for any six quarterly periods, whether or not consecutive, or upon certain other events (including failure to comply with covenants and failure to pay the mandatory redemption price when due), then the number of directors constituting the Company's Board of Directors will be adjusted to permit the holders of the majority of the then outstanding New Preferred Stock, voting separately as a class, to elect two directors. Furthermore, shares of New Preferred Stock are not subject to any restrictions on transferability, other than restrictions imposed by applicable federal and state securities laws. All of the New Preferred Stock will be held initially by the Investcorp Investors, who may elect to sell the Preferred Stock to a third party whose interests may be different from holders of New Notes and New Preferred Stock.

Other Risks Related to the Company

Governmental Regulation

     The federal government and all the states in which the Company operates regulate various aspects of the Company's business. In addition to the regulation of Medicare and Medicaid reimbursement rates, the development and operation of long-term care facilities and the provision of long-term care services are subject to federal, state and local licensure and certification laws that regulate, among other matters, the number of licensed beds, the provision of services, the distribution of pharmaceuticals, equipment, staffing (including professional licensing), operating policies and procedures, fire prevention measures, environmental matters and compliance with building and safety codes. The failure to maintain or renew any required regulatory approvals or licenses could materially adversely affect the Company's ability to provide its services and receive payment for its services. There can be no assurance that federal, state or local governments will not impose additional restrictions on the Company's activities which could materially adversely affect the Company.

     Long-term care facilities are subject to periodic inspection by governmental authorities to check compliance with the standards established for continued licensing under state law and for certification under the Medicare or Medicaid programs, including a review of billing practices and policies.
Failure to comply with these standards could result in the denial of reimbursement, the imposition of fines, temporary suspension of admission of new patients, suspension or decertification from the Medicare or Medicaid programs, restrictions on the Company's ability to acquire new facilities or expand existing facilities and, in extreme cases, the revocation of a facility's license or closure of a facility. As a result of more intensive enforcement policies recently imposed by the federal government, long-term care facilities have experienced more inspections, citations of regulatory deficiencies and sanctions. The Company, in the ordinary course of its business, from time to time receives notices of deficiency for failure to comply with various regulatory requirements. In most cases, the Company and the reviewing agency will agree upon corrective measures to be taken to bring the facility into compliance. Although the Company has been subject to some fines in connection with citations of regulatory deficiency at certain facilities, such sanctions have not had a material adverse effect on the Company. However, there can be no assurance that future government agency inspections and the actions taken by the reviewing agency based upon such inspections will not have a material adverse effect on the Company.

     Many states, including each state in which the Company currently operates long-term care facilities except Indiana, control the supply of licensed long-term care beds through CON programs, which require approval for the construction of new long-term care facilities, the addition of licensed beds and certain capital expenditures at such facilities. Indiana's CON program expired on June 30, 1998. To the extent that a CON or other similar approval is required for the acquisition or construction of new facilities or the expansion of the number of licensed beds, services or existing facilities, the Company could be adversely affected by the failure or inability to obtain such approval, changes in the standards applicable for such approval and possible delays and expenses associated with obtaining such approval. Several of the states in which the Company operates have imposed moratoriums on the issuance of CONs for new skilled nursing facility beds. Connecticut has imposed a moratorium on the addition of any new skilled nursing facility beds, including chronic and convalescent nursing facility beds and rest home beds with nursing supervision, through June 30, 2002. Legislation has been introduced in Connecticut to extend this moratorium through June 30, 2007. Massachusetts has imposed a moratorium on the addition of any new skilled nursing facility beds through May 1, 2003, except that an existing facility can add up to 12 beds without being subject to CON review. New Hampshire has imposed a moratorium on the addition of any new beds to skilled nursing facilities, intermediate care homes and rehabilitation homes until December 31, 2001, except for replacement or renovation of existing beds as necessary to meet life safety code requirements or to remedy survey deficiencies. Ohio has imposed a moratorium until June 30, 2001 on the addition of any new skilled nursing facility beds. After June 30, 2001, the moratorium in Ohio will continue to apply to CONs to recategorize acute care hospital beds as skilled nursing facility beds, but will no longer apply to CON applications for additional freestanding skilled nursing facility beds. Rhode Island has imposed a moratorium on the issuance of any new initial licenses for skilled nursing facilities through July 1, 2004 and on the increase in the licensed bed capacity of any existing licensed skilled nursing facility until July 1, 2001, except that an existing facility may increase its licensed bed capacity to the greater of ten beds or 10% of the facility's licensed bed capacity. Legislation has been introduced in Rhode Island to extend this moratorium on increases in the licensed bed capacity of existing facilities through July 1, 2004. The other states in which the Company conducts business do not currently have a moratorium on new skilled nursing facility beds in effect. Although New Jersey does not have a "moratorium" on new skilled nursing facility beds, with the exception of the Add-a-bed program (in which a facility may request approval from the state licensure agency to increase total licensed skilled nursing beds, including hospital based subacute care beds, by no more than 10 beds or 10% of its licensed bed capacity, whichever is less, without obtaining CON approval), New Jersey only accepts applications for a CON for additional skilled nursing facility beds when the state CON agency issues a call for beds. There is presently no call for additional beds, and no call is expected to be made in the near future. These actions will restrict the Company's ability, and that of its competitors, to expand its existing facilities or construct new facilities in these states. In addition, in most states the reduction of the number of licensed beds or the closure of a facility requires the approval of the appropriate state regulatory agency and, if the Company were to seek to reduce the number of licensed beds at a facility or to close a facility, the Company could be adversely affected by a failure to obtain or a delay in obtaining such approval.

     The Company is also subject to federal and state laws that govern financial and other arrangements between healthcare providers. Federal laws, as well as the laws of certain states, prohibit direct or indirect payments or fee splitting arrangements between healthcare providers that are designed to induce or encourage the referral of patients to, or the recommendation of, a particular provider for, medical products and services. These laws include the federal "anti-kickback law" which prohibits, among other things, the offer, payment, solicitation or receipt of any form of remuneration in return for the referral of Medicare and Medicaid patients. A wide array of relationships and arrangements among healthcare providers, including ownership interests in a company by persons in a position to refer patients and personal service agreements, have under certain circumstances been alleged to violate these provisions. Certain discount arrangements may also violate these laws. Because of the broad reach of these laws, the federal government has adopted certain "safe harbor" regulations which set forth the requirements under which certain relationships and arrangements will not be considered to violate such laws. A violation of the federal anti-kickback law could result in the loss of eligibility to participate in the Medicare or Medicaid programs, or in civil or criminal penalties for individuals or entities. Violation of state anti-kickback laws could lead to loss of licensure, significant fines and other penalties for individuals or entities.

     Federal and state authorities are devoting increased attention and resources to anti-fraud initiatives against healthcare providers. The Balanced Budget Act (the "BBA") and the Healthcare Insurance Portability and Accountability Act of 1996 ("HIPAA") expanded the penalties for healthcare fraud, including broader provisions for the exclusion of healthcare providers from the Medicare and Medicaid programs. Further, under Operation Restore Trust, a major anti-fraud initiative of the Office of the Inspector General (the "OIG") of the U.S. Department of Health and Human Services, the OIG has focused on detecting fraudulent billing practices committed by home health agencies, durable medical equipment suppliers, hospice programs and skilled nursing facilities in certain states participating in a demonstration project. The initial results of Operation Restore Trust led the OIG to expand the demonstration project to additional states, including certain states in which the Company has operations. While the Company believes that the Company's billing practices are consistent with the requirements of the Medicare and Medicaid programs, those criteria are subject to interpretation. There can be no assurance that such anti-fraud initiatives will not adversely affect the Company.

     Various federal and state laws regulate the relationship between healthcare providers and physicians, including employment or service contracts and investment relationships. These laws include the broadly worded fraud and abuse provisions of the Medicaid and Medicare statutes, which prohibit various transactions involving Medicaid or Medicare covered patients or services. In particular, the Omnibus Budget Reconciliation Act of 1993 ("OBRA 93") contains provisions which greatly expand the federal prohibition on physician referrals to entities with which they have a financial relationship. Effective January 1, 1995, OBRA 93 prohibits any physician with a financial relationship (defined as a direct or indirect ownership or investment interest or compensation arrangement) with an entity from making a referral for "designated health services" to that entity and prohibits that entity from billing for such services. "Designated health services" do not include skilled nursing services but do include many services which long-term care facilities provide to their patients, including physical therapy, occupational therapy, infusion therapy and enteral and parenteral nutrition. Various exceptions to the application of this law exist, including one which protects the payment of fair market compensation for the provision of personal services, so long as various requirements are met. Violations of these provisions may result in civil or criminal penalties for individuals or entities and/or exclusion from participation in the Medicaid and Medicare programs. Various state laws contain analogous provisions, exceptions and penalties.

     Each of the Company's skilled nursing facilities has at least one medical director that is a licensed physician. The medical directors may from time to time refer their patients to the Company's facilities in their independent professional judgment. The physician anti-referral restrictions and prohibitions could, among other things, require the Company to modify its contractual arrangements with its medical directors or prohibit its medical directors from referring patients to the Company. From time to time, the Company has sought guidance as to the interpretation of these laws. However, there can be no assurance that such laws will ultimately be interpreted in a manner consistent with the practices of the Company.

     HIPAA broadened the scope of fraud and abuse laws to include all health plans, whether or not they are reimbursed under federal programs. HIPAA also mandated the adoption of regulations designed to (1) standardize transaction formats and billing codes for documenting medical services and processing medical claims and (2) protect the privacy and security of individually identifiable health information. Final HIPAA regulations that standardize transactions and code sets were issued during the fourth quarter of 2000. The regulations do not require healthcare providers to submit claims electronically, but do require standard formatting for those that do so. The Company currently submits most claims electronically and expects to continue to do so. The Company will be required to comply with HIPAA transaction and code set standards beginning in October 2002.

     Final HIPAA privacy regulations were published during the fourth quarter of 2000. Those regulations apply to "protected health information," which is defined as individually identifiable health information transmitted or maintained in any form or medium, excluding certain education records and student medical records. The privacy regulations seek to limit the use and disclosure of most paper and oral communications, as well as those in electronic form, regarding an individual's past, present or future physical or mental health or condition, or relating to the provision of healthcare to the individual or payment for that healthcare. HIPAA provides for the imposition of civil or criminal penalties if protected health information is improperly disclosed. The Company must comply with the privacy regulations by April 2003.

     HIPAA's security regulations have not yet been finalized. The proposed security regulations specify administrative procedures, physical safeguards, and technical services and mechanisms designed to ensure the privacy of protected health information. The Company will be required to comply with the security regulations 26 months after the regulations become final.

     The Company is currently working in conjunction with its software vendors to evaluate the impact of HIPAA regulations on the Company's systems and operating procedures. The Company has not yet completed its analysis or its estimate of the expected costs of HIPAA compliance. There can be no assurances that compliance with HIPAA regulations will not have an adverse effect on the Company's results of operations, cash flows or its financial position.

Risk of Adverse Effect of Healthcare Reform

     The Company is subject to extensive governmental healthcare regulation. In addition, there are generally numerous legislative and executive initiatives at the federal and state levels for comprehensive reforms affecting the payment for and availability of healthcare services. Changes in laws, new interpretations of existing laws or changes in reimbursement methodologies could have a significant effect on certain or all of the Company's services which are eligible for reimbursement, the costs of providing such services and the amounts of reimbursement provided for the delivery of eligible services. It is not clear at this time which legislative proposals, if any, will be adopted or, if adopted, what effect such proposals would have on the Company's business. There can be no assurance that future changes in enacted legislation or the administrative practices required to interpret or administer governmental healthcare programs will not have a material adverse effect on the Company. See "Business--Sources of Revenues" and "--Governmental Regulation" in the Annual Report.

Reimbursement by Third-Party Payors

     The Company received approximately 25.0%, 49.2% and 25.8% of its total net revenues from Medicare patients, Medicaid patients, and private and other patients, respectively, for the year ended December 31, 2000. The Company typically receives higher payment rates for services provided to private pay and Medicare patients than for equivalent services provided to patients eligible for Medicaid.

Any material decline in the number of private or Medicare patients or increases in the number of Medicaid patients could materially adversely affect the Company.

     Both governmental and other third-party payors, such as commercial insurers, managed care organizations, HMOs and PPOs, have employed cost containment measures designed to limit payments made to healthcare providers such as the Company. These measures include the adoption of initial and continuing recipient eligibility criteria, the adoption of coverage criteria and the establishment of payment ceilings. Furthermore, governmental reimbursement programs are subject to statutory and regulatory changes, retroactive rate adjustments, administrative rulings and government funding restrictions. There can be no assurance that payments under state or federal governmental programs will remain at levels comparable to present levels or will be sufficient to cover the costs allocable to patients eligible for reimbursement pursuant to such programs. In addition, there can be no assurance that the Company's facilities or the services provided by the Company will continue to meet the requirements for participation in such programs or that the states in which the Company operates will continue to meet their Medicaid reimbursement obligations on a timely basis, if at all. Any of the foregoing could materially adversely affect the Company. See "Business--Governmental Regulation" in the Annual Report for more information about Medicare and Medicaid reimbursement.

     The Company is subject to periodic audits by the Medicare and Medicaid programs, and the paying agencies for these programs have various rights and remedies against the Company if they assert that the Company has overcharged the programs or failed to comply with program requirements. Such paying agencies could seek to require the Company to repay any overcharges or amounts billed in violation of program requirements, or could make deductions from future amounts due to the Company. Such agencies could also impose fines, criminal penalties or program exclusions. Any such action could materially adversely affect the Company. See "Business--Sources of Revenues" and "--Governmental Regulation" in the Annual Report.

Geographic Concentration

     The Company's long-term care facilities are located in Ohio, Indiana, Massachusetts, New Hampshire, New Jersey, Connecticut, Florida, Rhode Island and Maryland. A substantial portion of the Company's total net revenues are derived from its operations in Ohio, Florida and Connecticut. The Company derived 30.9%, 19.0% and 19.1%, respectively, of its net patient service revenues from these three states for the year ended December 31, 2000. Any adverse changes in the regulatory environment or to the reimbursement rates paid in the states in which the Company operates, particularly in Ohio, Florida and Connecticut, could have a material adverse effect on the Company. See "Business--Sources of Revenues" in the Annual Report.

Staffing and Labor Costs

     Staffing and labor costs represent the Company's largest expense. The Company competes with other healthcare providers in attracting and retaining qualified or skilled personnel. The long-term care industry in general, and the Company in particular, have at times experienced shortages of qualified personnel. In addition, the long-term care industry typically experiences high turnover of less skilled employees. A shortage of nurses or other trained personnel or general economic inflationary pressures may require the Company to enhance its wage and benefits package in order to compete with other employers. There can be no assurance that the Company's labor costs will not increase or, if they do, that they can be matched by corresponding increases in reimbursement. Failure by the Company to attract and retain qualified employees, to control its labor costs or to match increases in its labor expenses with corresponding increases in revenues could have a material adverse effect on the Company. Approximately 650 employees at seven of the Company's facilities are covered by collective bargaining agreements. In addition, the Company is negotiating collective bargaining agreements at two other facilities covering approximately 150 employees. Although the Company believes that it maintains good working relationships with its employees and the unions that represent certain of its employees, it cannot predict the impact of continued or increased union representation or organizational activities on its future operations. See "Business--Employees" in the Annual Report.

Competition

     The long-term care industry is highly competitive. The Company competes with other providers of long-term care on the basis of the scope and quality of services offered, the rate of positive medical outcomes, cost-effectiveness and the reputation and appearance of its long-term care facilities. The Company also competes in recruiting qualified healthcare personnel, in acquiring and developing additional facilities and in obtaining CONs. The Company's current and potential competitors include national, regional and local long-term care providers, some of whom have substantially greater financial and other resources and may be more established in their communities than the Company. The Company also faces competition from assisted living facility operators as well as providers of home healthcare. Certain competitors are operated by not-for-profit organizations and similar businesses which can finance capital expenditures and acquisitions on a tax-exempt basis or receive charitable contributions unavailable to the Company. In addition, consolidation in the long-term care industry has resulted in the Company being faced with larger competitors, many of whom have significant financial and other resources. The Company expects that competition for the acquisition of long-term care facilities may increase in the future as the demand for long-term care increases and as the industry trend of consolidation of providers continues.

     Construction of new (or the expansion of existing) long-term care facilities near the Company's facilities could adversely affect the Company's business. State regulations, however, generally require a CON before a new long-term care facility can be constructed or additional licensed beds can be added to existing facilities. CON legislation is in place in all states in which the Company operates or expects to operate, with the exception of Indiana where the CON program expired as of June 30, 1998. See "--Government Regulation" above regarding states that have imposed moratoriums on the issuance of CONs for new skilled nursing facility beds. The Company believes that these CON regulations and moratoriums reduce the possibility of overbuilding and promote higher utilization of existing facilities. However, a relaxation of CON requirements could lead to an increase in competition. In addition, as cost containment measures have reduced occupancy rates at acute care hospitals, a number of these hospitals have converted portions of their facilities into subacute units. In the states in which the Company currently operates, except Indiana, these conversions are subject to state CON regulations. The Company believes that the application of the new Medicare prospective payment system rules will make such conversions less desirable. New Jersey enacted legislation permitting acute care hospitals to offer subacute care services under their existing hospital licenses upon obtaining CON approval pursuant to an expedited CON review process. Ohio has imposed a moratorium on the conversion of acute care hospital beds into skilled nursing facility beds for an indefinite period of time. Although Maryland has not adopted any formal moratorium on CONs for additional skilled nursing facility beds, referred to as comprehensive care facility ("CCF") beds in Maryland, the Maryland state agency responsible for CON approvals has not published any schedule for review of CONs for CCF beds this year. Absent such publication, CON applications for additional CCF beds may be filed only if such state agency's current State Health Plan identifies additional capacity for CCF beds in the state. The current State Health Plan identifies virtually no need for additional CCF beds throughout the state, thus precluding submission of CON applications for additional CCF beds at this time. The State Health Plan and CCF bed need projections in Maryland are currently being revised, but it is too early to determine whether revised need projections will identify any new need for CCF beds in any jurisdiction in Maryland.

Control of the Company by Investcorp

     Approximately 89.5% of the outstanding shares of voting common stock of the Company on a fully diluted basis as of the date hereof, or 56.4% on a fully diluted basis as of the Closing Date (excluding any shares issuable upon any conversion of shares of New Preferred Stock into Class A Common Stock), are held by a subsidiary of Investcorp and ten entities which have entered into revocable management services or similar agreements with an affiliate of Investcorp, pursuant to which such affiliate has the authority to direct the voting of such shares for as long as such agreements are in effect. In addition, the Investcorp Warrants, representing an additional 15.9% of the outstanding shares of voting common stock of the Company on a fully diluted basis as of the Closing Date (excluding any shares issuable upon any conversion of shares of New Preferred Stock into Class A Common Stock), will be issued to the Investcorp Investors, who may or may not include the Investcorp subsidiary and ten entities. Accordingly, for so long as such agreements remain in effect, Investcorp and its affiliates will indirectly control the power to elect all of the Company's directors, to appoint new management and to approve any action requiring the approval of the holders of the Company's capital stock voting as a single class, including adopting most amendments to the Company's certificate of incorporation and approving mergers or sales of substantially all of the Company's assets. The directors so elected will have the authority to effect decisions affecting the capital structure of the Company, including but not limited to the issuance of additional capital stock, the implementation of stock repurchase programs and the declaration of dividends.

     Prior to exercise of the Warrants, holders of the Warrants will have no voting rights. Even after exercise of all Warrants, holders of warrant shares will be unable to exercise voting control over matters requiring stockholder approval, including election of directors and approval of corporate transactions. Investcorp and its affiliates may have no duty to protect the interests of the minority stockholders of the Company.

     In addition, the interests of Investcorp and its affiliates could conflict with the interests of holders of the New Notes. For example, if the Company encounters financial difficulties or is unable to pay its debts as they mature, the interests of the Investcorp affiliates, as equity holders of the Company, might conflict with the interests of the holders of the New Notes. Affiliates of Investcorp may also have an interest in pursing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investments, even though such transactions might involve risks to the holders of the New Notes or the Warrants.

Liability, Insurance and Legal Proceedings

     The Company's business entails an inherent risk of liability. In recent years, participants in the long-term care industry have been subject to lawsuits alleging malpractice or related legal theories, many of which involve large claims and significant legal costs. The Company expects that from time to time it may be subject to such suits as a result of the nature of its business. The Company currently maintains insurance policies in amounts and with coverage and deductibles it deems appropriate, based on the nature and risks of its business, historical experience and industry standards. There can be no assurance, however, that claims in excess of the Company's insurance coverage or claims not covered by insurance will not arise. A successful claim against the Company not covered by, or in excess of, its insurance coverage could have a material adverse effect on the Company. Claims against the Company, regardless of their merit or eventual outcome, may also have a material adverse effect on the Company's business and reputation, may lead to increased insurance premiums and may require the Company's management to devote time and attention to matters unrelated to the Company's business. In addition, the Company's liability insurance policy expires in September 2001. There can be no assurance that the Company will be able to obtain liability insurance coverage in the future on acceptable terms. The Company is self-insured

(subject to contributions by covered employees) with respect to most of the healthcare benefits and workers' compensation benefits available to its employees. The Company believes that it has adequate resources to cover any self-insured claims and the Company maintains excess liability coverage to protect it against unusual claims in these areas. However, there can be no assurance that the Company will continue to have such resources available to it or that substantial claims will not be made against the Company. See "Business-- Legal Proceedings" in the Annual Report.

Environmental and Occupational Health and Safety Matters

     The Company is subject to a wide variety of federal, state and local environmental and occupational health and safety laws and regulations. Among the types of regulatory requirements faced by healthcare providers such as the Company are: air and water quality control requirements, occupational health and safety requirements, waste management requirements, specific regulatory requirements applicable to asbestos, polychlorinated biphenyls and radioactive substances, requirements for providing notice to employees and members of the public about hazardous materials and wastes and certain other requirements. In its role as owner and/or operator of properties or facilities, the Company may be subject to liability for investigating and remediating any hazardous substances that have come to be located on the property, or such substances that may have migrated off of, or been emitted, discharged, leaked, escaped or transported from, the property. The Company's operations may involve the handling, use, storage, transportation, disposal and/or discharge of hazardous, infectious, toxic, radioactive, flammable and other hazardous materials, wastes, pollutants or contaminants. Such activities may harm individuals, property or the environment; may interrupt operations and/or increase their costs; may result in legal liability, damages, injunctions or fines; may result in investigations, administrative proceedings, penalties or other governmental agency actions; and may not be covered by insurance. The cost of any required remediation or removal of hazardous or toxic substances could be substantial and the liability of an owner or operator for any property is generally not limited under applicable laws and could exceed the property's value. Although the Company is not aware of any material liability of the Company under any environmental or occupational health and safety laws, there can be no assurance that the Company will not encounter such liabilities in the future, which could have a material adverse effect on the Company.

                THE EXCHANGE OFFER AND THE CONSENT SOLICITATION

Purpose of the Exchange Offer and the Consent Solicitation

     The purpose of the Exchange Offer is to effect the Financial Restructuring which will, among other things, improve the financial position, creditworthiness and debt-to-equity ratio of the Company by reducing the amount of the Company's outstanding indebtedness. The purpose of the Consent Solicitation and the Proposed Amendments is to eliminate or modify certain restrictive covenants and other provisions contained in the Existing Indenture and the Existing Certificate of Designation so that any non-tendered Old Securities do not restrict the Company's future financial and operating flexibility and to substantially eliminate the preferences of the Old Preferred Stock, including the reduction of the liquidation preference from $1,000 to $0.01 per share and the elimination of the right to be paid future dividends on shares of Old Preferred Stock. The Exchange Offer will not be consummated unless the Proposed Amendments are implemented, and the Proposed Amendments will not be implemented unless the Exchange Offer is consummated. Accordingly, the effectiveness of each is conditioned upon the effectiveness of the other.

     Subject to the provisions of the Existing Credit Facility, the Indenture and the Certificate of Designation, from time to time, the Company may acquire outstanding Old Securities, whether or not the Exchange Offer is consummated, through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as it may determine, which may be more or less than the price to be paid pursuant to the Exchange Offer and could be for cash or other consideration. The Company may also choose to defease all or a portion of the outstanding Old Notes in accordance with the Existing Indenture, or all or a portion of the outstanding Old Preferred Stock in accordance with the Existing Certificate of Designation, whether or not the Exchange Offer is consummated, and may choose to defease any outstanding Old Notes or shares of Old Preferred Stock that are not accepted for exchange pursuant to the Exchange Offer. There can be no assurance as to which, if any, of these alternatives or combinations thereof the Company may pursue.

Terms of the Exchange Offer and the Consent Solicitation; Period for Tendering Old Securities and Delivering Consents

     Upon the terms and subject to the conditions set forth in this Offer to Exchange and in the accompanying Consent and Letter of Transmittal (which together constitute the Exchange Offer and the Consent Solicitation), the Company will accept for exchange Old Securities which are properly tendered on or prior to the Expiration Date and not withdrawn as permitted below. As used herein, the term "Expiration Date" means midnight, New York City time, on May 3, 2001; provided, however, that if the Company has extended the period of time for which the Exchange Offer and the Consent Solicitation is open, the term "Expiration Date" means the latest time and date to which the Exchange Offer and the Consent Solicitation is so extended, but in any case no later than July 15, 2001. Upon the terms and subject to the conditions of the Consent Solicitation, the Company is also soliciting Consents from Holders with respect to the Proposed Amendments.

     The completion, execution and delivery of the Consent and Letter of Transmittal and all other documents required by such Consent and Letter of Transmittal in accordance with the procedures set forth in "--Procedures for Tendering Old Securities and Delivering Consents" by a Holder in connection with the Exchange Offer and the Consent Solicitation (or the delivery of Old Securities through depositing Old Securities with DTC and making book-entry delivery as set forth herein and electronically transmitting acceptance through
ATOP) will constitute the tender of the Holder's Old Securities and the consent of the tendering Holder to the Proposed Amendments. Such actions will also constitute the waiver of the Holder's right to withdraw its Consent from and after the Expiration Date. Tendered Old Securities cannot be withdrawn and Consents with respect thereto cannot be revoked at any time from and after the Expiration Date. Each tendering Holder whose Old Securities are accepted for exchange pursuant to the Exchange Offer will receive the same consideration as all other Holders of Old Securities whose tenders thereof are so accepted.

     The Proposed Amendments require for adoption receipt of the Requisite Consents and will not become operative until the acceptance for exchange by the Company of Old Securities validly tendered and not withdrawn pursuant to the Exchange Offer. The Company's obligation to accept tendered Old Securities for exchange is contingent upon the satisfaction of each of the conditions set forth in this Offer to Exchange. If the Exchange Offer is terminated or withdrawn, or any condition of the Exchange Offer and the Consent Solicitation is not satisfied or waived, the Proposed Amendments will not be effected, and if the Proposed Amendments are not effected, the Exchange Offer will not be consummated. See "--Conditions to the Exchange Offer and the Consent Solicitation," "The Proposed Amendments to the Existing Indenture" and "The Proposed Amendments to the Existing Certificate of Designation."

     If any condition to the Exchange Offer or the Consent Solicitation is not satisfied or waived, on or prior to the Expiration Date, the Company reserves the right (but shall not be obligated), subject to applicable law, (1) to terminate the Exchange Offer and the Consent Solicitation and not accept for exchange the tendered Old Securities and return all tendered Old Securities to tendering Holders, (2) to extend the Exchange Offer and the Consent Solicitation at any time and retain the Old Securities that have been tendered during the period or periods for which the Exchange Offer and the Consent Solicitation is extended or (3) to amend the Exchange Offer or the Consent Solicitation. The taking of any of the foregoing actions may result in a termination of the Restructuring Agreement. The Company also reserves the right to terminate the Exchange Offer and the Consent Solicitation on a date earlier than the Expiration Date. The Company will give notice of any extension, amendment, non-acceptance or termination to the Holders as promptly as practicable, such notice in the case of any extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. See "--Conditions to the Exchange Offer and the Consent Solicitation."

     Holders of Old Securities do not have any appraisal or dissenters' rights in connection with the Exchange Offer. Upon consummation of the Exchange Offer, all accrued dividends on all tendered and not withdrawn shares of Old Preferred Stock that are accepted for exchange by the Company in the Exchange Offer will be canceled. Old Notes that are not tendered, or are tendered but not accepted, in the Exchange Offer will remain outstanding and continue to accrete in accordance with their terms as amended by the Proposed Indenture Amendments. Shares of Old Preferred Stock that are not tendered, or are tendered but not accepted, in the Exchange Offer will remain outstanding. Dividends accrued on such shares as of the date on which the Amended Certificate of Designation is filed will be paid in the form of additional shares of Old Preferred Stock on the Closing Date (with fractional shares being rounded up), but no further dividends will accrue or be paid on such shares after the date on which the Amended Certificate of Designation is filed. If the Proposed Amendments become operative, they will be binding on all non-tendering Holders of Old Securities. Therefore, consummation of the Exchange Offer and the Consent Solicitation and adoption of the Proposed Amendments may have adverse consequences for Holders who elect not to tender their Old Securities in the Exchange Offer and deliver Consents with respect thereto in the Consent Solicitation.

     Pursuant to the terms of the Existing Indenture, the transfer of Old Notes on the register for such Old Notes will not have the effect of revoking any Consent theretofore given by the Holder thereof and such Consent will remain valid unless revoked by the person in whose name such Old Notes are then registered on the register for such Old Notes in accordance with the procedures described herein. See "--Withdrawal of Tenders and Revocation of Consents."

     Old Notes may be tendered and will be accepted for purchase only in denominations of $1,000 principal amount at maturity and integral multiples thereof. For purposes of the Exchange Offer, the Company will be deemed to have accepted for exchange validly tendered Old Securities in the Exchange Offer and validly delivered Consents in the Consent Solicitation if, as and when the Company gives written notice thereof to the Exchange Agent. The issuance of New Notes and Warrants and payment of the aggregate Cash Payment in exchange for Old Notes, and the issuance of Warrants in exchange for shares of Old Preferred Stock, accepted for exchange pursuant to the Exchange Offer will be made by deposit of the New Notes, the Warrants and funds for the aggregate Cash Payment with the Exchange Agent, which will act as agent for the tendering Holders for the purpose of receiving New Notes, Warrants and the Cash Payment from the Company and transmitting the New Notes, Warrants and the Cash Payment to the tendering Holders.

     None of the board of directors of the Company, MacKay, the other parties to the Restructuring Agreement, the Information Agent or the Exchange Agent makes any recommendation to Holders of Old Securities as to whether to (a) tender or refrain from tendering all or any portion of their Old Securities pursuant to the Exchange Offer or (b) deliver Consents pursuant to the Consent Solicitation. In addition, no one has been authorized to make any such recommendation.
Holders of Old Securities must make their own decision whether to tender pursuant to the Exchange Offer and consent to the Proposed Amendments and, if so, the aggregate amount of Old Securities to tender and deliver Consents with respect to, after reading this Offer to Exchange and the Consent and Letter of Transmittal and consulting with their advisors, if any, based on their financial position and requirements.

     As of the date of this Offer to Exchange, $170.0 million aggregate principal amount at maturity of the Old Notes and 57,595.38125 shares (giving effect to the issuance of additional shares of Old Preferred Stock on May 1, 2001 in payment of dividends) of Old Preferred Stock are outstanding. This Offer to Exchange, together with the Consent and Letter of Transmittal, is first being sent on or about April 6, 2001 to all Holders of Old Securities known to the Company.

     The Exchange Offer is conditioned upon, among other things, there being validly tendered and not withdrawn by June 15, 2001 at least 95% in aggregate principal amount of the outstanding Old Notes and at least 51% of the outstanding shares of the Old Preferred Stock. The Consent Solicitation is conditioned upon, among other things, there being validly delivered and not revoked Consents from Holders representing at least a majority of the outstanding principal amount of the Old Notes and Consents from Holders representing at least a majority of the number of outstanding shares of the Old Preferred Stock. The Company's obligation to consummate the Exchange Offer and the Consent Solicitation is conditioned upon the consummation of each. Subject to the provisions of the Existing Credit Facility, the Indenture and the Certificate of Designation, the Company expressly reserves the absolute right, in its sole discretion, from time to time to purchase any Old Securities after the Expiration Date, through open market or privately negotiated transactions, one or more additional tender or exchange offers or otherwise on terms that may or may not differ from the terms of the Exchange Offer.

Procedures for Tendering Old Securities and Delivering Consents

     The tender of Old Securities pursuant to the Exchange Offer and in accordance with the procedures described below will also constitute the delivery of a Consent with respect to the Old Securities tendered. Holders may not deliver Consents without validly tendering their Old Securities pursuant to the Exchange Offer or tender their old Securities without delivering Consents.

     The tender to the Company of Old Securities by a Holder as set forth below and the acceptance thereof by the Company will constitute a binding agreement between the tendering Holder and the

Company upon the terms and subject to the conditions set forth in this Offer to Exchange and in the accompanying Consent and Letter of Transmittal. A Holder who wishes to tender Old Securities for exchange pursuant to the Exchange Offer and deliver Consents with respect thereto must transmit a properly completed and duly executed Consent and Letter of Transmittal, including all other documents required by such Consent and Letter of Transmittal, to the Exchange Agent at one of the addresses set forth below under "--Exchange Agent and Information Agent" (or delivery of Old Securities may be effected through depositing Old Securities with DTC and making book-entry delivery as set forth herein and electronically transmitting acceptance through ATOP) on or prior to the Expiration Date. In addition, either (1) certificates for such Old Securities must be received by the Exchange Agent along with the Consent and Letter of Transmittal or (2) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Old Securities, if such procedure is available, into the Exchange Agent's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below must be received by the Exchange Agent prior to the Expiration Date.

     The method of delivery of Old Securities, Consents and Letters of Transmittal and all other required documents, including delivery through DTC and any acceptance of an agent's message transmitted through ATOP, is at the election and risk of the Holders. If such delivery is by mail, it is recommended that registered mail, properly insured, with return receipt requested, be used. In all cases, sufficient times should be allowed to assure timely delivery. No Consents and Letters of Transmittal or Old Securities should be sent to the Company or the Information Agent.

     Signatures on a Consent and Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Old Securities surrendered for exchange pursuant thereto are tendered (1) by a registered Holder of the Old Securities who has not completed the box entitled "Special Issuance and Delivery Instructions" on the Consent and Letter of Transmittal or
(2) for the account of an Eligible Institution (as defined herein). In the event that signatures on a Consent and Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantees must be by a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or by a commercial bank or trust company having an office or correspondent in the United States (collectively, "Eligible Institutions"). If Old Securities are registered in the name of a person other than a signer of the Consent and Letter of Transmittal, the Old Securities surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by the Company in its sole discretion, duly executed by the registered Holder with the signature thereon guaranteed by an Eligible Institution.

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Old Securities tendered for exchange will be determined by the Exchange Agent on behalf of the Company. The Company reserves the absolute right to reject any and all tenders of any particular Old Securities not properly tendered or to not accept any particular Old Securities which acceptance might, in the judgment of the Company or its counsel, be unlawful. The Company also reserves the absolute right to waive any defects or irregularities or conditions of the Exchange Offer as to any particular Old Securities either before or after the Expiration Date (including the right to waive the ineligibility of any Holder who seeks to tender Old Securities in the Exchange Offer). The interpretation of the terms and conditions of the Exchange Offer as to any particular Old Securities either before or after the Expiration Date (including the Consent and Letter of Transmittal and the instructions thereto) by the Company shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Securities for exchange must be cured within such reasonable period of time as the Company shall determine. Neither the Company, the Exchange Agent, the Information Agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of Old Securities for exchange, nor shall any of them incur any liability for failure to give such notification.

     If the Consent and Letter of Transmittal is signed by a person or persons other than the registered Holder or Holders of Old Securities, such Old Securities must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered Holder or Holders appear on the Old Securities. If the Consent and Letter of Transmittal or any Old Securities or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by the Company, proper evidence satisfactory to the Company of their authority to so act must be submitted. Any beneficial owner of Old Securities that are held by or registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian is urged to contact such entity promptly if such beneficial holder wishes to participate in the Exchange Offer.

     By tendering, each Holder that is not a broker-dealer will represent that
(1) the New Securities acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the Holder, (2) it is not engaged in a distribution of the New Securities and has no arrangement or understanding with any person to participate in such a distribution, (3) it is not an "affiliate," as defined under Rule 144 of the Securities Act, of the Company and
(4) it is not acting on behalf of a person who could not make any of the foregoing representations. Each broker-dealer that receives New Securities for its own account in exchange for Old Securities, where the Old Securities were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it must comply with special rules under the Securities Act in connection with any resale of the New Securities.

     Under U.S. federal income tax laws, the Exchange Agent may be required to withhold 31% of the amount of any payments made to certain Holders pursuant to the Exchange Offer. To avoid such backup withholding with respect to cash received by a Holder pursuant to the Exchange Offer, a tendering Holder must provide the Exchange Agent with its correct taxpayer identification number and certify that such Holder is not subject to backup withholding by completing the Substitute Form W-9 included in the Consent and Letter of Transmittal. For a discussion of other federal income tax consequences to Holders, see "Certain U.S. Federal Income Tax Consequences."

Acceptance Of Old Securities For Exchange; Delivery Of New Securities And Payment Of Cash Payment

     Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company will accept for exchange, promptly after the Expiration Date, all Old Securities properly tendered and not withdrawn and will issue the New Securities and pay the Cash Payment promptly after acceptance of the Old Securities. See "--Conditions to the Exchange Offer and the Consent Solicitation." For purposes of the Exchange Offer, the Company shall be deemed to have accepted properly tendered Old Securities for exchange when, as and if the Company has given written notice thereof to the Exchange Agent.

     For each $1,000 principal amount at maturity of outstanding Old Notes accepted for exchange, the Holder of such Old Note will receive (1) 0.5899118 New Notes with a principal amount at maturity equal to $1,000, (2) the Cash Payment and (3) 10.90836471 Warrants. Assuming the New Notes are issued on May 4, 2001, each New Note will have an initial Accreted Value of $685.67. On May 4, 2001, each Old Note will have an Accreted Value of $786.87. For each $1,000 liquidation preference of outstanding shares of Old Preferred Stock accepted for exchange, the Holder thereof will receive 10.73247518 Warrants. The New Notes will be issued only in integral multiples of $1,000 principal amount at maturity and the Warrants will be issued only in integral multiples of one. No cash will be paid in lieu of fractional New Notes or Warrants.

     In all cases, issuance of New Securities for Old Securities that are accepted for exchange pursuant to the Exchange Offer and payment of the Cash Payment will be made only after timely receipt by the Exchange Agent of certificates for such Old Securities or a timely Book-Entry Confirmation of such Old Securities into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Consent and Letter of Transmittal and all other required documents. Under no circumstances will any additional interest be payable because of any delay on behalf of the Exchange Agent in the transmission of funds to the Holder of Old Securities accepted for exchange. If any tendered Old Securities are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Old Securities are submitted for a greater principal amount or number of shares than the Holder desires to exchange, such unaccepted or non-exchanged Old Securities will be returned without expense to the tendering Holder thereof (or, in the case of Old Securities tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described below, such non-exchanged Old Securities will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration of the Exchange Offer.

Book-Entry Transfer

     Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Old Securities by causing the Book-Entry Transfer Facility to transfer such Old Securities into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Old Securities may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Consent and Letter of Transmittal or facsimile thereof with any required signature guarantees and any other required documents must, in any case, be transmitted to and received by the Exchange Agent at one of the addresses set forth below under "Exchange Agent and Information Agent" on or prior to the Expiration Date.

     The Exchange Agent and DTC have confirmed that the Exchange Offer is eligible for ATOP. To effectively tender Old Securities that are held through DTC, DTC participants may, in lieu of physically completing and signing the Consent and Letter of Transmittal and delivering it to the Exchange Agent, electronically transmit their acceptance through ATOP, and DTC will then verify the acceptance and send an Agent's Message to the Exchange Agent for its acceptance. Delivery of tendered Old Securities must be made to the Exchange Agent pursuant to the book-entry delivery procedures set herein.

     The term "Agent's Message" means a message transmitted by DTC and received by the Exchange Agent and forming part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgment from a participant in DTC tendering Old Securities which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Consent and Letter of Transmittal and that the Company may enforce such agreement against such participant. Delivery of the Agent's Message by DTC will satisfy the terms of the Exchange Offer as to execution and delivery of a Consent and Letter of Transmittal by the participant identified in the Agent's Message.

     Delivery of Documents To The Book-Entry Transfer Facility does not constitute delivery to the Exchange Agent.

Withdrawal of Tenders and Revocation of Consents

     Old Securities tendered pursuant to the Exchange Offer may be withdrawn at any time on or prior to the Expiration Date. A valid withdrawal of tendered Old Securities prior to the Expiration Date will constitute the concurrent valid revocation of such Holder's related Consent. In order for a Holder to revoke a Consent, such Holder must withdraw the related tendered Old Securities. Generally, tendered Old Securities may not be withdrawn and Consents may not be revoked subsequent to the Expiration Date. In the event of a termination of the Exchange Offer or the Consent Solicitation, the Old Securities tendered pursuant to the Exchange Offer will be promptly returned to the tendering Holders.

     For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent at one of the addresses set forth below under "Exchange Agent and Information Agent." Any such notice of withdrawal must specify the name of the person having tendered the Old Securities to be withdrawn, identify the Old Securities to be withdrawn (including the principal amount at maturity or number of shares of such Old Securities) and, where certificates for Old Securities have been transmitted specify the name in which such Old Securities are registered, if different from that of the withdrawing Holder. If Old Securities have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Old Securities and otherwise comply with the procedures of such facility.

     All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Securities so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Securities that have been tendered for exchange but that are not exchanged for any reason will be returned to the Holder thereof without cost to such Holder (or, in the case of Old Securities tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described above, such Old Securities will be credited to an account maintained with such Book-Entry Transfer Facility for the Old Securities) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Securities may be retendered by following one of the procedures described under "--Procedures for Tendering Old Securities and Delivering Consents" above at any time on or prior to the Expiration Date.

Conditions to the Exchange Offer and the Consent Solicitation

     Notwithstanding any other provision of the Exchange Offer or the Consent Solicitation (or any extensions or amendments thereof), the Company shall not be required to accept for exchange, or to issue New Securities or pay the Cash Payment in exchange for, any Old Securities tendered pursuant to the Exchange Offer, and may terminate, extend or amend the Exchange Offer and the Consent Solicitation and, subject to Rule 14e-1 under the Exchange Act, may postpone the acceptance for exchange and issuance of New Securities and payment of the Cash Payment in exchange for Old Securities so tendered, if at any time before the acceptance of such Old Securities for exchange or the issuance of the New Securities and payment of the Cash Payment in exchange for such Old Securities
(1) the Company shall not have received the Requisite Consents for the Old Notes or the Old Preferred Stock on or prior to the Expiration Date, (2) the Minimum Condition for the Old Notes and the Old Preferred Stock shall not have been satisfied on or prior to the Expiration Date or (3) any of the following conditions (collectively, the "General Conditions") shall not have been satisfied on or prior to the Closing Date:

          (a) there shall not have occurred since March 13, 2001 any material adverse change in the business, condition (financial or otherwise), operations or prospects of the Company and its subsidiaries taken as a whole, nor shall any development or event have occurred prior to such closing which is reasonably likely to result in such material adverse change (a "Company Material Adverse Change");

          (b) the Holders party to the Restructuring Agreement and MacKay shall have performed in all material respects their respective obligations under the Restructuring Agreement;

          (c) the Company and Investcorp shall not have received from MacKay a notice of termination of the Restructuring Agreement;

          (d) the Company shall have obtained by May 1, 2001 all third-party consents and/or amendments necessary in order to execute, deliver and perform all documentation necessary in the reasonable judgment of counsel for the Company and Investcorp to implement the Financial Restructuring (including the Second Supplemental Indenture, the Amended Certificate of Designation, the Warrant Agreement, the Investcorp Warrant Agreement, the Indenture, the Certificate of Designation and the Subscription Agreement) and otherwise to consummate the Financial Restructuring on terms and conditions which do not, in the good faith determination of Investcorp, adversely impact the business or prospects of the Company and its subsidiaries; and

          (e) there shall have occurred and be continuing no order, decree or ruling by any court or governmental body having jurisdiction which restrains or enjoins the consummation of or renders illegal the transactions contemplated hereby.

     The foregoing conditions are for the benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time in its discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

Lost or Missing Certificates

     Any Holder of Old Securities whose certificates for Old Securities have been mutilated, lost, stolen or destroyed should write to or telephone the Exchange Agent, in its capacity as Trustee under the Existing Indenture or as Transfer Agent for the Old Preferred Stock, as the case may be, at the addresses or telephone numbers set forth below under "--Exchange Agent and Information Agent."

Exchange Agent and Information Agent

     United States Trust Company of New York has been appointed as the Exchange Agent for the Exchange Offer and the Consent Solicitation. All executed Consents and Letters of Transmittal should be directed to the Exchange Agent at one of the addresses set forth below. Questions and requests for assistance and requests for additional copies of this Offer to Exchange or the Consent and Letter of Transmittal should be directed to the Exchange Agent addressed as follows:

                                 By Facsimile
                       (212) 422-0183 or (646) 458-8104
                     Confirm by telephone: (800) 548-6565

                        By Registered or Certified Mail
                    United States Trust Company of New York
                                 P.O. Box 112
                             Bowling Green Station
                         New York, New York 10274-0112

                           By Hand Before 4:30 p.m.
                    United States Trust Company of New York
                           30 Broad Street, B-Level
                         New York, New York 10004-2304

  By Overnight Courier and By Hand After 4:30 p.m. on the Expiration Date Only
                    United States Trust Company of New York
                          30 Broad Street, 14th Floor
                         New York, New York 10004-2304

     Delivery of the Consent and Letter of Transmittal to an address other than as set forth above or transmission of instructions via facsimile other than as set forth above does not constitute a valid delivery.

     The Company has retained MacKenzie Partners, Inc. to act as the Information Agent in connection with the Exchange Offer and the Consent Solicitation. Questions and request for assistance or additional copies of this Offer to Exchange or the Consent and Letter of Transmittal may be directed to, in addition to the Exchange Agent, the Information Agent at its address or telephone numbers set forth of the back cover page of this Offer to Exchange. Holders of Old Securities may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Exchange Offer and the Consent Solicitation. All deliveries sent or presented to the Exchange Agent relating to the Exchange Offer and the Consent Solicitation should be directed to the addresses or facsimile numbers set above.

Fees and Expenses

     The Company has not and will not pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of Old Securities or deliveries of Consents pursuant to the Exchange Offer and the Consent Solicitation. Brokers, dealers, commercial banks, trust companies and other nominees will, upon request, be reimbursed by the Company for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

     The Company will pay the reasonable and customary expenses to be incurred in connection with the Exchange Offer and the Consent Solicitation, which includes fees and expenses of the Exchange Agent, the Information Agent, the Trustee under the Existing Indenture, the Transfer Agent for the Old Preferred Stock and the Company's financial advisor for the Financial Restructuring, accounting, legal, printing and related fees and expenses.

Accounting Treatment

     Assuming the tender and exchange of all outstanding shares of the Old Preferred Stock in the Exchange Offer took place on December 31, 2000, the carrying amount of the Old Preferred Stock would have been reduced from $55,112,000 to $0 and the amount of the reduction, net of any unamortized deferred financing costs related to the issuance of the Old Preferred Stock ($1,062,000 as of December 31, 2000), would have been directly credited to the Company's accumulated deficit account, thereby reducing the negative balance of such account. Upon the completion of the exchange of the New Notes for the Old Notes, the carrying value of the initial Accreted Value of the New Notes will be less than the carrying value of the accreted value of the Old Notes, and this difference, less the aggregate cash payments made to Holders of the Old Notes, will be transferred to the Company's long-term accrued interest account. Assuming the exchange of the New Notes for the Old Notes took place on December 31, 2000 and the amount of the aggregate cash payment was $15,000,000, the amount of the transfer to the long-term accrued interest account would have been $47,870,000. In the future, the carrying amount of the New Notes will increase as the result of accretion while the carrying amount of long-term accrued interest will decrease. Interest expense on the New Notes will be recognized such that a constant effective interest rate will be applied to the aggregate carrying amount of the New Notes and long-term accrued interest for all periods between the issuance date and the maturity date of the New Notes. The Company will not recognize a gain or loss for accounting purposes in connection with the exchange of the New Notes for the Old Notes except for the write-off of unamortized deferred financing costs related to the issuance of the Old Notes (approximately $3,592,000 as of December 31, 2000) and the recognition of various investment advisory and legal fees associated with the arrangement of the Restructuring Agreement and estimated to be approximately $3,000,000.

Transfer Taxes

     Holders who tender their Old Securities for exchange will not be obligated to pay any transfer taxes in connection therewith, except that Holders who instruct the Company to register New Securities in the name of, or request that Old Securities not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering Holder will be responsible for the payment of any applicable transfer tax thereon.

Consequences of Failure to Exchange; Resales of New Securities

     Old Notes that are not tendered, or are tendered but not accepted, in the Exchange Offer will remain outstanding and continue to accrete in accordance with their terms and will continue to have the benefit of the Existing Indenture, as amended by the Proposed Indenture Amendments. Shares of Old Preferred Stock that are not tendered, or are tendered but not accepted, in the Exchange Offer will remain outstanding, but will be subject to the Amended Certificate of Designation (including the reduction of the liquidation preference from $1,000 to $0.01 per share). Dividends accrued on such shares as of the date on which the Amended Certificate of Designation is filed will be paid in the form of additional shares of Old Preferred Stock on the Closing Date (with fractional shares being rounded up), but no further dividends will accrue or be paid on such shares after the date on which the Amended Certificate of Designation is filed.

     The New Securities issued pursuant to the Exchange Offer will not constitute "restricted securities" as defined in Rule 144(a)(3) of the Securities Act and may generally be resold by a holder who is not (1) an "affiliate" of the Company within the meaning of Rule 144 under the Securities Act or (2) a broker-dealer without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Securities were acquired in the ordinary course of such holders' business and such holders have no arrangement or understanding with any person to participate in the distribution of such New Securities. If any holder has any arrangement or understanding with respect to the distribution of the New Securities, such holder (1) could not rely on the applicable interpretations of the staff of the Commission and (2) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. A broker-dealer who holds Old Securities that were acquired for its own account as a result of market-making or other trading activities must comply with special rules under the Securities Act in connection with any resale of New Securities received in exchange for such Old Securities. In addition, to comply with the securities laws of certain jurisdictions, if applicable, the New Securities may not be offered or sold unless they have been registered or qualified for sale in such jurisdiction or an exemption from registration or qualification is available and is complied with.

     Certificates representing the New Notes and the Warrants will not include restrictive legends. The terms of the New Notes will not include registration rights. The terms of the Warrants will include registration rights as described in "Description of the Warrants."

                                DIVIDEND POLICY

     The Company intends to retain its future earnings, if any, to fund the development and growth of its business and, therefore, does not anticipate paying any cash dividends on its common stock in the foreseeable future. The Company's future decisions concerning the payment of dividends on its common stock will depend upon its results of operations, financial condition and capital expenditure plans, as well as such other factors as the Company's Board of Directors, in its sole discretion, may consider relevant. In addition, the Company's existing indebtedness restricts, and the Indenture and the Certificate of Designation will restrict, its ability to pay dividends on the Company's common stock. The Company's ability to pay dividends is also limited by the terms of current (and possibly future) lease and financing arrangements that restrict, among other things, the ability of the Company's subsidiaries to distribute funds to the Company.



                                USE OF PROCEEDS

     There will be no proceeds to the Company or any of the Guarantors from the Exchange Offer or the Consent Solicitation.

                                CAPITALIZATION

     The following table sets forth (1) the actual capitalization of the Company as of December 31, 2000 and (2) the capitalization of the Company as of December 31, 2000 after giving pro forma effect to the Financial Restructuring as if it had occurred on December 31, 2000, assuming that all Old Securities are tendered and exchanged in the Exchange Offer. This table should be read in conjunction with "The Exchange Offer and the Consent Solicitation--Accounting Treatment" in this Offer to Exchange and "Selected Consolidated Financial and Operating Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the related notes thereto included in the Annual Report.


                                                                    As of December 31, 2000
                                                            ---------------------------------------
                                                                Actual                 Pro Forma
                                                            ---------------         ---------------
                                                                        (in thousands)
Cash and cash equivalents (1).............................       $  10,724               $   7,524
                                                                 =========               =========

Current portion of long-term debt.........................       $   5,250               $   5,250
                                                                 =========               =========
Long-term debt (net of current portion):
Mortgage loans............................................       $  17,174               $  17,174
Existing Credit Facility (2)..............................          27,750                  27,750
Long-term accrued interest (3)............................              --                  47,870
11% Senior Subordinated Discount Notes due 2008 (3).......         128,942                      --
12% Senior Subordinated Discount Notes due 2007 (4).......              --                  66,072
Total long-term debt and long-term accrued interest.......         173,866                 158,866
                                                                 ---------               ---------

13-1/2% Exchangeable Preferred Stock (5)..................          55,112                      --

13% Convertible Exchangeable Preferred Stock (6)..........              --                  15,000


Stockholders' deficit:
Common stock (7)..........................................             153                     153
Additional paid-in capital................................         191,750                 191,750
Treasury stock............................................        (183,746)               (183,746)
Accumulated deficit (8)...................................         (75,231)                (29,945)
                                                                 ---------               ---------
Total stockholders' deficit...............................         (67,074)                (21,788)
                                                                 ---------               ---------
Total capitalization......................................       $ 161,904               $ 152,078
                                                                 =========               =========

______________

(1) Reflects estimated fees totaling $2,500,000 for investment advisory, legal and printing fees still to be paid as of December 31, 2000 in connection with the Exchange Offer and $700,000 of legal and other fees in connection with the amendment of the Company's Existing Credit Facility on March 28, 2001.

(2) As part of the Financial Restructuring, the Company amended its Existing Credit Facility on March 28, 2001. See "Description of the Existing Credit Facility."

(3) Reflects the maximum aggregate cash payment of $15,000,000 million to the Holders of the Old Notes, the transfer of $66,072,000 of carrying value from the Old Notes to the New Notes (assuming all of the Old Notes are tendered and exchanged in the Exchange Offer), and the transfer of $47,870,000 of carrying value to long-term accrued interest.

(4) Reflects the issuance of the New Notes as of December 31, 2000 (assuming all of the Old Notes are tendered and exchanged in the Exchange Offer) with an Accreted Value of $66,072,000.

(5) Reflects the elimination of the carrying amount of the Old Preferred Stock assuming all of the outstanding shares of Old Preferred Stock are tendered and exchanged in the Exchange Offer.

(6) As part of the Financial Restructuring, the Investcorp Investors will invest $15.0 million to purchase shares of the Company's 13% Convertible Exchangeable Preferred Stock (subject to reduction on a pro rata basis at the election of Investcorp if less than all Old Notes are tendered and exchanged in the Exchange Offer). See "Investcorp Purchase of New Preferred Stock and Warrants."

(7) As part of the Financial Restructuring and assuming that all Old Securities are tendered and exchanged in the Exchange Offer, the Company will (a) issue 2,472,563 warrants, each to purchase one share of the Company's Class A Common Stock at an exercise price equal to $0.01 per share, to Holders of the Old Securities and (b) issue 1,854,422 warrants, each to purchase one share of the Company's Class A Common Stock at an exercise price equal to $0.01 per share, to the Investcorp Investors.

(8) Reflects (a) the transfer of $55,112,000 from the Old Preferred Stock, (b) the write-off of $1,062,000 of unamortized costs of issuing the Old Preferred Stock, (c) the write-off of $3,592,000 of unamortized deferred financing costs related to the issuance of the Old Notes, (d) the write-off of $2,172,000 of unamortized costs related to the March 28, 2001 amendment to the Existing Credit Facility and (e) the write-off of $3,000,000 of costs incurred in connection with the Exchange Offer.

                      INFORMATION CONCERNING THE COMPANY
                        AND THE FINANCIAL RESTRUCTURING

The Company

     The Company provides high quality long-term care, subacute care and other specialty medical services in four principal regions: the Southeast (Florida), the Midwest (Ohio and Indiana), New England (Connecticut, Massachusetts, New Hampshire and Rhode Island), and the Mid-Atlantic (New Jersey and Maryland). Within these regions, as of December 31, 2000, the Company operated 50 licensed long-term care facilities (18 owned, 31 leased and one managed) with a total of 6,124 licensed beds.

     The Company provides traditional skilled nursing care, a wide range of subacute care programs (such as orthopedic, CVA/stroke, cardiac, pulmonary and wound care), as well as programs for the provision of care to Alzheimer's and hospice patients. As part of its subacute services, the Company provides physical, occupational and speech rehabilitation therapy services at Company-operated facilities. Through September 1999, the Company also provided rehabilitation therapy services under contracts with non-affiliated long-term care facilities through a wholly-owned subsidiary. During the third quarter of 1999, the Company terminated its contracts with non-affiliated facilities and ceased providing therapy services to non-affiliated facilities.

     The Company was created in March 1996 in anticipation of an initial public offering in order to combine under its control the operations of various long-term care facilities and ancillary businesses which had operated since 1988. The Company completed the initial public offering in June 1996.

     On April 15, 1998, the Company entered into a merger agreement with HH Acquisition Corp., a newly formed corporation controlled by Investcorp and its co-investors. Under this agreement, HH Acquisition Corp. merged with and into the Company. The merger was part of a recapitalization of the Company. Upon completion of the merger in August 1998, (1) Investcorp and its co-investors acquired approximately 91% of the Company's post-merger common stock, (2) existing stockholders, including management of the Company, retained the remaining 9% of the post-merger common stock, and (3) the Company's common stock was delisted from the New York Stock Exchange.

     HH Acquisition Corp. and the Company financed the recapitalization through
(1) a common equity investment of $158.5 million by Investcorp and its co-investors, (2) gross proceeds of $99.5 million through the issuance of the Old Notes and $40.0 million through the issuance of the Old Preferred Stock and (3) the Existing Credit Facility. Also in connection with the recapitalization, the Company exercised purchase options for seven facilities which had been financed through synthetic leases.

     The Company is a Delaware corporation. The Company's principal executive offices are located at One Beacon Street, Boston, Massachusetts 02108, and its telephone number is (617) 646-5400.

The Financial Restructuring; Restructuring Agreement

     The Financial Restructuring is being conducted pursuant to the terms of the Restructuring Agreement. The Holders party to the Restructuring Agreement own $127,830,000 in aggregate principal amount at maturity of Old Notes, representing 75.2% of the aggregate principal amount at maturity of the Old Notes outstanding as of March 13, 2001, and 50,774 shares (subject to increase as a result of the issuance of additional shares of Old Preferred Stock on May 1, 2001 in payment of dividends) of Old Preferred Stock, representing 91.1% of the number of shares of Old Preferred Stock outstanding as of February 1, 2001. In addition, MacKay has investment authority over accounts, other than the Holders party to the Restructuring Agreement (the "Other MacKay Holders"), which beneficially own $13,095,000 in aggregate principal amount at maturity of the Old Notes, representing 7.7% of the aggregate principal amount at maturity of the Old Notes outstanding as of March 13, 2001.

     The Financial Restructuring consists of a series of mutually dependent transactions comprised of (1) the Exchange Offer and the Consent Solicitation,
(2) the Proposed Indenture Amendments and the Proposed Certificate Amendments and (3) the purchase by Investcorp and/or one or more of its affiliates or designees of the New Preferred Stock and the Investcorp Warrants. Also in connection with the Financial Restructuring, the Company's Existing Credit Facility was, and the Company's Certificate of Incorporation is, being amended.

     Pursuant to the terms of the Restructuring Agreement:

     . from March 13, 2001 until the earlier of (1) the termination of the Restructuring Agreement and (2) the consummation of the Exchange Offer, each Holder party to the Restructuring Agreement has agreed not to (and MacKay has agreed to cause the Other MacKay Holders not to) transfer any Old Notes or shares of Old Preferred Stock held by such holder;

     . each Holder party to the Restructuring Agreement has agreed to (and MacKay has agreed to cause the Other MacKay Holders to) tender all of the Old Notes held by such holder pursuant to the Exchange Offer;

     . each Holder party to the Restructuring Agreement has agreed to (and MacKay has agreed to cause the Other MacKay Holders to) tender all of the Old Preferred Stock held by such holder pursuant to the Exchange Offer;

     . each Holder party to the Restructuring Agreement has agreed to (and MacKay has agreed to cause the Other MacKay Holders to) deliver Consents with respect to the Old Notes held by such holder pursuant to the Consent Solicitation;

     . each Holder party to the Restructuring Agreement has agreed to (and MacKay has agreed to cause the Other MacKay Holders to) deliver Consents with respect to the Old Preferred Stock held by such holder pursuant to the Consent Solicitation; and

     . the Company shall amend its Certificate of Incorporation (the "Charter Amendment") in order to increase (1) the number of authorized shares of Class A Common Stock so that the number of authorized shares is sufficient to include the shares of Class A Common Stock underlying the Warrants and the Investcorp Warrants and into which the New Preferred Stock may be converted and (2) the number of authorized shares of No-Class Common Stock so that the number of shares of No-Class Common Stock is sufficient to include the increased number of shares of Class A Common Stock.

     The Restructuring Agreement is subject to termination upon the occurrence of certain events (at the option of certain parties), including, among other things, if:

     (1)  there occurs a Company Material Adverse Change;

     (2) the other parties to the Restructuring Agreement have not performed in all material respects their respective obligations thereunder;

     (3) at least 95% of the Old Notes and 51% of the Old Preferred Stock shall not be validly tendered and not withdrawn in the Exchange Offer by June 15, 2001;

     (4)  the Exchange Offer shall not have commenced by May 1, 2001;

     (5) the Financial Restructuring shall not have been consummated by June 15, 2001;

     (6) the Company shall not have obtained by May 1, 2001 all necessary third-party consents and amendments, including the approval of the Board of Directors and the stockholders of the Company of the Charter Amendment; and

     (7)  there shall been an adverse governmental ruling.

     In the event of termination of the Restructuring Agreement, the Financial Restructuring shall also be terminated and the obligations of the parties thereto shall cease except that the Company shall remain liable for legal fees and disbursements incurred by Investcorp and one counsel to the Holders party to the Restructuring Agreement, MacKay and the Other MacKay Holders.

                         DESCRIPTION OF CAPITAL STOCK

General

     The Company is authorized to issue 500,000 shares of preferred stock with a par value of $0.01 per share (the "Preferred Stock") and 19,000,000 shares comprised of five classes of common stock, each with a par value of $0.01 per share (these five classes of common stock are sometimes referred to collectively as the "Common Stock"). The Common Stock consists of Class A Common Stock, Class B Common Stock, Class C Common Stock, Class D Common Stock and No-Class Common Stock.

     In connection with the Financial Restructuring, the Company will file with the Secretary of the State of Delaware, subject to stockholder approval, an amendment to the Company's Certificate of Incorporation (the "Charter Amendment") that will increase (1) the number of authorized shares of Class A Common Stock to cover the number of shares of Class A Common Stock issuable upon exercise of the Warrants and the Investcorp Warrants or upon conversion of the New Preferred Stock and (2) the number of authorized shares of No-Class Common Stock by the same number as the increase in the number of authorized shares of Class A Common Stock. Pursuant to the Restructuring Agreement, Investcorp has agreed to cause its affiliates who own or possess the power to direct the vote of voting shares of the Company's common stock to vote in favor of the Charter Amendment.

Common Stock

     The numbers of authorized and outstanding shares for each of the five classes of Common Stock as of the date hereof are as follows:

                                                                           Authorized         Outstanding
Title                                                                          Shares              Shares
-----                                                                      ----------         -----------
Class A Common Stock.............................................           1,200,000             661,332
Class B Common Stock.............................................           6,700,000           5,940,000
Class C Common Stock.............................................           1,580,000           1,304,500
Class D Common Stock.............................................              20,000              20,000
No-Class Common Stock............................................           9,500,000                  --
                                                                           ----------           ---------
     Total.......................................................          19,000,000           7,925,832
                                                                           ==========           =========

     In addition, as of the date hereof, an aggregate of 109,994 shares of Class A Common Stock are subject to outstanding stock options held by members of the Company's management.

     Voting

     Holders of shares of Class A Common Stock and No-Class Common Stock are entitled to one vote per share on all matters as to which stockholders may be entitled to vote pursuant to the Delaware General Corporation Law (the "DGCL"). Holders of shares of Class D Common Stock are entitled to 330 votes per share on all matters as to which stockholders may be entitled to vote pursuant to the DGCL. This number of votes per share results in holders of Class D Common Stock being entitled in the aggregate to a number of votes equal to the total number of outstanding shares of Class B Common Stock, Class C Common Stock and Class D Common Stock. Holders of Class B Common Stock or Class C Common Stock do not have any voting rights, except that the holders of the Class B Common Stock and Class C Common Stock have the right to vote as a class to the extent required under the laws of the State of Delaware.

     Liquidation; Dividends; Certain Adjustments; Merger

     Subject to the rights of the holders of any outstanding shares of Preferred Stock, any distribution made upon the Company's liquidation or dissolution or a winding up of its affairs, whether voluntary or involuntary, will be allocated pro rata based upon the number of shares of all classes of Common Stock held by each stockholder.

     Subject to the rights of the holders of any outstanding shares of Preferred Stock, holders of all classes of Common Stock will be entitled to share ratably as a single class in all dividends and other distributions of cash or any other right or property as may be declared by the Company's Board of Directors from time to time out of Company's assets or funds that are legally available for such dividends or distribution.

     At any time that shares of Class A Common Stock are outstanding, whenever the Company:

     . declares a dividend on shares of any class of Common Stock in shares of such class of Common Stock or in securities convertible into or exchangeable for shares of such class of Common Stock;

     .    subdivides the outstanding shares of any class of Common Stock;

     . combines the outstanding shares of any class of Common Stock into a smaller number of shares; or

     . issues any shares of any class of Common Stock upon reclassification of such shares;

a corresponding dividend, subdivision, combination or other adjustment will be made with respect to the shares of the other class or classes of common stock if and to the extent necessary to prevent the interests of the holders of Class A Common Stock from being adversely affected.

     In the event that the Company merges into or consolidate with another entity, whether or not the Company is the surviving entity, the holders of each share of Class A Common Stock will be entitled to receive not less than the same per share consideration as the per share consideration, if any, received by the holders of Class B, Class C and Class D Common Stock in such merger or consolidation, unless, in addition to such other approvals, if any, as may be required by the DGCL and the Company's Certificate of Incorporation, a different treatment is approved by the holders of a majority of the outstanding shares of Class A Common Stock voting as a single class.

     Restrictions on Transfer

     Except for transfers to transferees permitted under the Company's Certificate of Incorporation, holders of Class D Common Stock may not transfer their shares except in accordance with the provisions described in "--Common Stock--Tag-Along Rights" below. Until the Company's initial public offering, stockholders must comply with provisions intended to ensure compliance with the provisions of the Securities Act of 1933.

     Tag-Along Rights

     If other than in connection with the Company's initial public offering, any holder or holders of Class D Common Stock proposes to enter into an agreement to sell its or their shares of Class D Common Stock to any person other than a transferee permitted under the Company's Certificate of Incorporation, the proposed transfer will be deemed a "Tag-Along Transfer." In such event, each holder of Class A, Class B and Class C Common Stock will have the right, but subject to the mandatory redemption provisions described below, not the obligation, as a condition to such Tag-Along Transfer, to sell to the proposed transferee up to the same percentage of its shares of stock as the percentage of the total number of shares of Class D Common Stock represented by the number of shares of Class D Common Stock that the transferring Class D Common Stockholder proposes to transfer in the Tag-Along Transfer. All Tag-Along Transfers by such stockholders will be on the same terms and conditions as the proposed Tag-Along Transfer by the transferring Class D Common Stockholder.

     These tag-along provisions do not apply to a subsequent transfer of Class D Common Stock which has previously been the subject of a completed Tag-Along Transfer. Each transferring Class D Common Stockholder and each other stockholder whose shares are sold in a Tag-Along Transfer will be required to bear its pro rata share of the expenses of the transaction, based on the number of shares included in such Tag-Along Transfer.

     Mandatory Redemption

     The Company is required to redeem, to the extent permitted by law, from each holder of Class A, Class B and Class C Common Stock such holder's shares in the event of any Tag-Along Transfer.

     The number of such holder's shares of Class A, Class B or Class C Common Stock that the Company will redeem is equal to the difference between:

     . the number of shares such holder was entitled to include in the Tag-Along Transfer and

     . the number of shares such holder elected to include in the Tag-Along Transfer.

     The per share redemption price at which the Company will redeem the shares is equal to:

     . the per share price paid for the Class D Common Stock by the proposed transferee

     . less such holder's pro rata share of the expenses of the Tag-Along Transfer.

     After such redemption, the Company will issue to the proposed transferee shares of Class A, Class B and Class C Common Stock in amounts equal to the respective numbers of shares of such classes of common stock so redeemed, and the proposed transferee will pay the Company for each such share a purchase price equal to the per share redemption price for the Tag-Along Transfer.

     If the proposed transferee does not purchase all of the shares of Class D Common Stock of the transferring Class D Common Stockholder, all of the shares that the other stockholders elect to include in the proposed Tag-Along Transfer and all of the shares to be issued by the Company in amounts equal to the number of redeemed shares, then the Tag-Along Transfer to the proposed transferee will be prohibited and any attempt to consummate the Tag-Along Transfer will be null and void and of no force and effect.

     Conversion

     Upon the occurrence at any future date of (1) a sale of 100% of the outstanding equity securities or substantially all of the assets of the Company,
(2) a merger as a result of which the ownership of the Common Stock is changed to the extent of 100% or (3) a public offering of any equity securities of the Company, each share of Class A Common Stock, Class B Common Stock, Class C Common Stock and Class D Common Stock will convert into one share of No-Class Common Stock of the Company.

Preferred Stock

     Old Preferred Stock

     The shares of Old Preferred Stock issued in the offering for the Old Securities are the only shares of Preferred Stock that are outstanding. The Board of Directors of the Company is authorized, without further action by the stockholders, but subject to the limitations set forth in the Existing Certificate of Designation, to provide for the issue of additional shares of Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors of the Issuer providing for the issue of such series and as may be permitted by the DGCL.

     New Preferred Stock

     As part of the Financial Restructuring, Investcorp and/or one or more of its affiliates or designees will purchase the New Preferred Stock and the Investcorp Warrants in exchange for $15.0 million (subject to reduction on a pro rata basis at the election of Investcorp if less than all Old Notes are tendered and exchanged in the Exchange Offer). For a description of the terms of the New Preferred Stock, see "Investcorp Purchase of New Preferred Stock and Warrants."

               THE PROPOSED AMENDMENTS TO THE EXISTING INDENTURE

     The Proposed Indenture Amendments are contained in the form of the Second Supplemental Indenture. Once operative, the Proposed Indenture Amendments will, among other things, (1) eliminate substantially all of the restrictive covenants in the Existing Indenture, (2) eliminate certain events of default and (3) eliminate certain provisions relating to deliveries to (a) the Trustee of statements from independent accountants and notices of default and (b) the Holders of reports filed by the Company with the Commission. The Proposed Indenture Amendments would also amend, delete or renumber certain defined terms and other provisions contained in the Existing Indenture as is appropriate in light of the deletions and amendments described herein. The following is a summary of the Proposed Indenture Amendments. See Appendix A to this Offer to Exchange for the full text of each of the substantive Proposed Indenture Amendments. Capitalized terms used but not defined in the following summary have the meanings assigned to them in the Existing Indenture.

     The Second Supplemental Indenture would, in substance, eliminate the following provisions from the Existing Indenture:

     .    Section 3.09 ("Repurchase Offers");

     .    Section 4.03 ("Issuance of Debt and Issuance of Preferred Stock");

     .    Section 4.04 ("Restricted Payments");

     . Section 4.05 ("Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries");

     .    Section 4.06 ("Asset Sales");

     .    Section 4.07 ("Transactions with Affiliates");

     .    Section 4.08 ("Change of Control");

     .    Section 4.09 ("Compliance Certificate");

     .    Section 4.10 ("Liens");

     .    Section 4.11 ("Additional Security Guarantees"); and

     .    Section 4.12 ("Restrictions on Senior Subordinated Debt").

     The Proposed Indenture Amendments would, in substance, amend the following provisions contained in the Existing Indenture:

     . Section 4.02 of the Existing Indenture, entitled "Reports," would be amended to require only that the Company comply with Section 314(a) of the Trust Indenture Act of 1939.

     . Section 5.01 of the Existing Indenture, entitled "Merger, Consolidation or Sale of Substantially All Assets of the Company," would be amended to delete the requirements that the surviving corporation in a merger or the acquiring corporation in an asset sale either (1) be permitted to incur at least $1.00 of additional Debt pursuant to the Consolidated

          Coverage Ratio test set forth in Section 4.03(a) or (2) have a Consolidated Coverage Ratio at least equal to the Consolidated Coverage Ratio of the Company for the applicable four-quarter reference period.

     . Section 6.01 of the Existing Indenture, entitled "Events of Default," sets forth the Events of Default with respect to the Old Notes. The Proposed Amendments would eliminate the following as Events of
          Default:

               (1) the Company fails for 30 days after receipt of a Notice of Default to comply with the provisions in Sections 4.03, 4.04, 4.06,
          4.08 and 5.01;

               (2) the Company or any Restricted Subsidiary that is a Significant Subsidiary fails to pay any Debt within any applicable grace period after final maturity or acceleration by the holders thereof because of a default if the total amount of such Debt unpaid or accelerated at the time exceeds $15.0 million; and

               (3) any judgment or decree for the payment of money in excess of $15.0 million (net of any insurance or indemnity payments actually received in respect thereof prior to or within 90 days from the entry thereof, or to be received in respect thereof in the event any appeal thereof shall be unsuccessful) shall be entered against the Company or any Significant Subsidiary that is a Restricted Subsidiary and is not discharged, waived or stayed and either (a) an enforcement proceeding has been commenced by any creditor upon such judgment or decree or (b) there shall be a period of 90 days following the entry of such judgment or decree during which such judgment or decree is not discharged, waived or the execution thereof stayed.

     In addition, the Proposed Indenture Amendments would, in substance, amend the following provisions and defined terms contained in the Existing Indenture to reflect the foregoing deletions and amendments, make conforming changes and correct typographical errors:

     .    Section 2.03 ("Execution, Authentication and Denominations");

     .    Section 2.15 ("Issuance of Additional Securities");

     .    Section 6.08 ("Collection Suit by Trustee");

     .    Section 7.02 ("Rights of Trustee");

     .    Section 7.05 ("Notice of Defaults");

     .    Section 7.07 ("Compensation and Indemnity");

     .    Section 8.01 ("Legal Defeasance and Covenant Defeasance");

     .    Section 9.02 ("With Consent of Holders");

     .    Section 11.02 ("Limitation on Liability"); and

     .    the definitions of "Senior Debt" and "Unrestricted Subsidiary."

     The Proposed Indenture Amendments constitute a single proposal and a tendering and consenting Holder must consent to the Proposed Indenture Amendments as an entirety and may not consent selectively with respect to certain Proposed Indenture Amendments. Pursuant to the terms of the Existing Indenture, the Proposed Indenture Amendments require the Consent of the Holders of a majority in principal amount at maturity of the outstanding Old Notes. If the Exchange Offer is consummated and the Proposed Indenture Amendments become operative, the Proposed Indenture Amendments will be binding on all non-tendering Holders of Old Notes.

     The Proposed Indenture Amendments will be effected by the Second Supplemental Indenture, which will be executed before the Expiration Date, and will not become operative until the Requisite Consents are received, and until validly tendered Old Notes are accepted for payment by the Company and the Exchange Offer is consummated. If the Exchange Offer or the Consent Solicitation is terminated or withdrawn or the Old Notes are not purchased hereunder (or if the Requisite Consents are not received), the Proposed Indenture Amendments will not become operative.

     The tender of Old Securities by a Holder in the Exchange Offer will constitute the Consent of the tendering Holder to the Proposed Indenture Amendments.

     The foregoing is qualified in its entirety by reference to the Existing Indenture and the form of Second Supplemental Indenture, copies of which can be obtained without charge from the Information Agent.

     If the Proposed Indenture Amendments become operative, Holders of untendered Old Notes will be bound thereby.

                          THE PROPOSED AMENDMENTS TO
                    THE EXISTING CERTIFICATE OF DESIGNATION

     The Proposed Certificate Amendments are contained in the form of the Amended Certificate of Designation. Once operative, the Proposed Certificate Amendments will, among other things, (1) reduce the liquidation preference of the Old Preferred Stock from $1,000 to $0.01 per share and eliminate the mandatory redemption rights and redemption premium payable upon optional redemption of the Old Preferred Stock, (2) eliminate future dividends on the Old Preferred Stock and (3) eliminate the restrictions on ranking of other preferred stock, all voting rights of the Old Preferred Stock as well as all affirmative and negative covenants in the Existing Certificate of Designation governing the Old Preferred Stock. The Proposed Certificate Amendments would also delete or renumber certain defined terms and other provisions contained in the Existing Certificate of Designation as is appropriate in light of the deletions and amendments described herein. The following is a summary of the Proposed Certificate Amendments. See Appendix B to this Offer to Exchange for the full text of each of the substantive Proposed Certificate Amendments. Capitalized terms used but not defined in the following summary have the meanings assigned to them in the Existing Certificate of Designation.

     The Amended Certificate of Designation would, in substance, eliminate the following covenants, provisions and definitions from the Existing Certificate of
Designation:

     .    Section 3.2 through 3.8 under Article 3 ("Dividends");

     .    Section 5.3 ("Mandatory Redemption");

     .    Section 6.2 ("Voting Rights Triggering Event");

     .    Article 7 ("Optional Exchange");

     .    Article 8 ("Change of Control Offer");

     .    Article 9 ("Restricted Payments");

     .    Article 10 ("Incurrence of Debt and Issuance of Preferred Stock");

     . Article 11 ("Merger, Consolidation or Sale of All or Substantially All Assets");

     .    Article 12 ("Transactions with Affiliates");

     .    Article 13 ("Discharge and Defeasance");

     .    Article 14 ("Registration Rights");

     .    Section 15.5 ("Remedies");

     .    Section 15.6 ("Reports");

     .    Section 15.8 ("Certificate as to Conditions Precedent"); and

     .    Section 15.9 ("Statements Required in Certificate").

     The Proposed Certificate Amendments would, in substance, amend the following provisions contained in the Existing Certificate of Designation:

     . Section 1.1 of the Existing Certificate of Designation would be amended to, among other things, change the name of the Old Preferred Stock to "Redeemable Preferred Stock" and to reflect that no additional shares of Old Preferred Stock shall be issued after the filing of the Amended Certificate of Designation with the Secretary of State of Delaware (except for additional shares of Old Preferred Stock issued in payment of dividends accrued prior to such filing on shares of Old Preferred Stock not tendered pursuant to the Exchange Offer or not accepted for exchange by the Company).

     . Section 1.2 of the Existing Certificate of Designation would be amended to provide that the only preference to which holders of Old Preferred Stock shall be entitled is a liquidation preference of $0.01 per share.

     . Section 2.1 of the Existing Certificate of Designation would be amended to provide that the Old Preferred Stock shall rank junior to all other classes of preferred stock of the Company, including the New Preferred Stock.

     . Section 3.1 of the Existing Certificate of Designation would be amended to provide that the holders of shares of Old Preferred Stock shall not be entitled to dividends.

     . Section 4.1 of the Existing Certificate of Designation would be amended to delete references to dividends and other ranked preferred stock.

     . Section 5.1 of the Existing Certificate of Designation would be amended to reflect that the Old Preferred Stock is redeemable at the option of the Company at any time at a redemption price of 100% (expressed as a percentage of the liquidation preference thereof).

     In addition, the Proposed Certificate Amendments would delete or renumber certain defined terms and other provisions contained in the Existing Certificate of Designation and make other conforming changes as is appropriate in light of the deletions and amendments described herein.

     The Proposed Certificate Amendments constitute a single proposal and a tendering and consenting Holder must consent to the Proposed Certificate Amendments as an entirety and may not consent selectively with respect to certain Proposed Certificate Amendments. Pursuant to the terms of the Existing Certificate of Incorporation and Delaware law, the Proposed Certificate Amendments require the Consent of the Holders of in excess of 50% of the then outstanding shares of Old Preferred Stock. If the Exchange Offer is consummated and the Proposed Certificate Amendments become operative, the Proposed Certificate Amendments will be binding on all non-tendering Holders.

     The Proposed Certificate Amendments will be effected by the Amended Certificate of Designation, which will be filed with the Secretary of State of Delaware substantially concurrently with the Closing Date, and will not become operative until the date of such filing. If the Exchange Offer or the Consent Solicitation is terminated or withdrawn or the shares of Old Preferred Stock are not purchased hereunder (or if the Requisite Consents are not received), the Amended Certificate of Designation will not be filed with the Secretary of State of Delaware and the Proposed Certificate Amendments will not become operative.

     The tender of Old Securities by a Holder in the Exchange Offer will constitute the Consent of the tendering Holder to the Proposed Certificate Amendments.

     The foregoing is qualified in its entirety by reference to the Existing Certificate of Designation and the form of Amended Certificate of Designation, copies of which can be obtained without charge from the Information Agent.

     If the Proposed Certificate Amendments become operative, Holders of untendered shares of Old Preferred Stock will be bound thereby.

                  DESCRIPTION OF THE EXISTING CREDIT FACILITY

General

     The Issuer and certain of its subsidiaries, including all of the Guarantors and certain of the Subsidiary Non-Guarantors (collectively, the "Borrowers"), have a credit facility, amended most recently as of March 28, 2001 (as so amended, the "Existing Credit Facility") in an aggregate principal amount of $60.0 million with the availability being reduced by $5.0 million on December 1, 2001 and by an additional $2.5 million each June 30 and December 31 of 2002 and 2003, with concurrent repayments of outstanding amounts to the extent such borrowings exceed the reduced commitment level. The final maturity date of the remaining facility is March 31, 2004. In addition, during the first four years after the original closing date of August 11, 1998 of the Existing Credit Facility, any or all availability under the Existing Credit Facility may be used for synthetic lease financings ("Synthetic Lease Financings").

     The description set forth below of the Existing Credit Facility does not purport to be complete and is qualified in its entirety by reference to the complete text of the documents entered into in connection therewith. These documents have filed as exhibits to the Issuer's filings with the Commission, which are available as set forth in "Available Information."

     The obligations of the Borrowers under the Existing Credit Facility are joint and several. Indebtedness under the Existing Credit Facility is collateralized by first or second priority security interests in all of the capital stock of certain of the Issuer's subsidiaries and a substantial portion of the personal and real property of the Issuer and certain of its subsidiaries, in each case with certain exceptions. One exception is that subsidiaries of the Issuer were not required to grant such security interests if they were prohibited from doing so by other financial arrangements. Such subsidiaries, together with any subsidiaries that are not Borrowers, are restricted in certain respects, including restrictions on the amount of intercompany loans to and investments in such subsidiaries.

Use of Proceeds

     Provided that the Issuer and its subsidiaries meet certain financial tests and comply with certain collateral requirements, proceeds of loans under the Existing Credit Facility (the "Loans") may be used for general corporate purposes and, subject to certain limitations, acquisitions.

Synthetic Lease Financings

     The Existing Credit Facility permits certain real property subject to a Synthetic Lease Financing (including property acquired and constructed prior to August 11, 2002, each a "Property") to be owned by HHC 1998-1 Trust, a Delaware business trust (the "Lessor") established for the benefit of BTD Harborside Inc., Morgan Stanley Senior Funding, Inc. and CSL Leasing, Inc. (the "Investors").

     Pursuant to a master lease (the "Lease"), the Lessor leased the Properties to Harborside of Dayton Limited Partnership, a subsidiary of the Issuer (the "Lessee"). The Lease is a triple net lease, and rent includes basic rent payments sufficient to pay interest on the Loans outstanding to the Lessor under the Synthetic Lease Financing (the "Synthetic Lease Loans") plus an investor yield. On the maturity date of the Lease, the Lessee must pay, as supplemental rent, for any Property consisting of improvements, an amount equal to the maximum amount under SFAS No. 13 which permits the Lessee to account for the Lease as an operating lease and, for any Property consisting of land, 97% of the Property Cost (as defined below) for such Property (such aggregate payment, the "Maximum Residual Guarantee Amount"). Prior to the maturity date and provided no default exists, the Lessee will be able to purchase any Property for the amount of Synthetic Lease Loans and other amounts due under the operative agreements allocable to such Property (such amount, the "Termination Value"). By written notice 12 months prior to the maturity date, the Lessee will have the option (and, if the Termination Value of all Properties at such time is less than 75% of the highest Termination Value of all Properties at any prior time, will have the obligation) to purchase all (but not less than all) of the Properties on the maturity date. If the Lessee does not exercise the option to purchase the Properties, it will be required to use its best efforts to market the Properties and to consummate a sale of all Properties on or prior to the maturity date.

     The Lessor is able to incur Synthetic Lease Loans consisting of loans from the lenders under the Existing Credit Facility, in the amount of 95.25% of the Property Cost. The remaining 4.75% of Property Costs are funded by contributions from the Investors ("Investor Contributions"). Proceeds of the Synthetic Lease Loans (other than Investor Contributions) are to be used to finance a maximum of 95.25% of the Property Cost of each Property. These Synthetic Lease Loans (excluding the Investor Contribution) will consist of Tranche A Loans equal to the Maximum Residual Guarantee Amount (not to be less than 87.66% of the aggregate Synthetic Lease Loan amount), with the remaining loan amount consisting of Tranche B Loans. At the time the Synthetic Lease Loans are incurred, the Investors are required to advance the Investor Contribution equal to 4.75% of the Property Cost. Property Cost means the costs and expenses (including ordinary and reasonable "hard" and "soft" costs) incurred to acquire a Property and construct improvements on it. The Issuer and certain of its subsidiaries guarantee all amounts owed by the Lessor with respect to Tranche A Loans. If a default exists, this guaranty will also apply to the amount of Tranche B Loans and Investor Contributions.

Interest Rates

     Interest accrues quarterly on the Loans with reference to the base rate (the "Base Rate") plus the applicable interest margin. The Issuer may elect that all or a portion of the Loans other than swing line loans (loans available on same day notice) bear interest at the eurodollar rate (the "Eurodollar Rate") plus the applicable interest margin. The Base Rate is defined as the higher of
(1) the federal funds rate, as published by the Federal Reserve Bank of New York, plus 0.5%, (2) the secondary market rate for three-month certificates of deposit of money center banks and (3) the prime commercial lending rate of The Chase Manhattan Bank ("Chase"). The Eurodollar Rate is defined as the rate at which eurodollar deposits for one, two, three or six months or (if and when available to all of the relevant lenders) nine or 12 months are offered to Chase in the interbank eurodollar market. The applicable interest margin for Base Rate Loans is 3.00% per annum, and the applicable interest margin for Eurodollar Loans is 4.00% per annum. Overdue principal, interest, fees and other amounts owing under the Existing Credit Facility bear interest at a rate 2% over the rate otherwise applicable thereto.

Mandatory and Optional Prepayment

     Loans outstanding under the Existing Credit Facility are required to be prepaid, subject to certain conditions and exceptions, with (a) 100% of the net proceeds of any incurrence of indebtedness, subject to certain exceptions, by the Issuer or its subsidiaries, (b) 100% of the net proceeds of certain asset dispositions, subject to certain re-investment rights, (c) 50% of the net proceeds from certain equity issuances by the Issuer and its subsidiaries, subject to certain exceptions and redemption rights, and (d) 50% of the excess cash flow (as such term is defined in the Existing Credit Facility) of the Issuer and its subsidiaries on a consolidated basis. The foregoing mandatory prepayments will be applied to the permanent reduction of the commitments and outstanding amounts under the Existing Credit Facility and/or, at the Issuer's option, to cash collateralize obligations relating to Synthetic Lease Financings and/or repurchase Properties.

     The Existing Credit Facility provides that the Issuer may optionally prepay Loans in whole or in part without penalty, subject to minimum prepayments and reimbursement of the lenders' breakage and redeployment costs in the case of prepayment of Eurodollar Rate Loans.

Fees

     The Issuer is required to pay the lenders, on a quarterly basis, a commitment fee of 0.5% per annum on the average daily unused portion of the Existing Credit Facility, payable quarterly in arrears. The Issuer is also required to pay a letter of credit fee in a percentage per annum equal to the interest margin for Eurodollar Loans on the daily average amount available to be drawn under each standby letter of credit and on the maximum face amount of each commercial letter of credit.

Covenants

     The Existing Credit Facility contains certain covenants and other requirements of the Issuer and its subsidiaries. The affirmative covenants provide for, among other things, mandatory reporting by the Issuer of financial and other information to the agent and notice by the Issuer to the agent upon the occurrence of certain events. The affirmative covenants also include standard covenants requiring the Issuer to operate its business in an orderly manner and consistent with past practice.

     The Existing Credit Facility also contains certain negative covenants and restrictions on actions by the Issuer including, without limitation, restrictions on indebtedness, liens, guarantee obligations, mergers, asset dispositions not in the ordinary course of business, investments, loans, advances and acquisitions, dividends and other restricted junior payments, transactions with affiliates, change in business conducted and prepayment and amendments of subordinated indebtedness. The Existing Credit Facility requires the Issuer to meet certain financial covenants including cash interest and facility rent coverage ratios and maximum leverage ratios.

Events of Default

     The Existing Credit Facility specifies certain customary events of default including, without limitation, non-payment of principal, interest or fees, violation of covenants, inaccuracy of representations and warranties in any material respect, cross default to certain other indebtedness and agreements, bankruptcy and insolvency events, material judgments and liabilities, ERISA violations and change of control transactions.

                          DESCRIPTION OF THE NEW NOTES

General

     The New Notes will be issued pursuant to a new Indenture (the "Indenture") by and among the Issuer, the Guarantors and United States Trust Company of New York, as trustee (the "Trustee"), which will be similar to the Existing Indenture under which the Old Notes were issued. The New Notes will be issued in transactions that are exempt from the registration requirements of the Securities Act pursuant to Section 3(a)(9) thereof. The terms of the New Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The New Notes are subject to all such terms, and Holders of New Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of the material provisions of the proposed form of Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. Copies of the proposed form of Indenture are available as set forth below under "--Additional Information." The definitions of certain terms used in the following summary are set forth below under "--Certain Definitions." All references in this Description of the New Notes to the "Issuer" are limited to Harborside Healthcare Corporation and do not include any of the Issuer's Subsidiaries. As used in this Description of the New Notes only, the term "Holders" means the holders of the New Notes and not the holders of the Old Securities.

     The Indenture will provide for the issuance of additional Notes having identical terms and conditions to the New Notes offered hereby (the "Additional Notes"), subject to compliance with the covenants contained in the Indenture. Any Additional Notes will be part of the same issue as the New Notes offered hereby and will vote on all matters with the New Notes offered hereby.

     Initially, all of the Issuer's Subsidiaries will be Restricted Subsidiaries. However, under certain circumstances, the Issuer will be able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to the restrictive covenants set forth in the Indenture.

Principal and Maturity of and Interest on the New Notes

     The New Notes will be general unsecured senior subordinated obligations of the Issuer and will mature on August 1, 2007. The New Notes are being issued at a substantial discount from their principal amount at maturity and the Accreted Value of the New Notes accretes from the Issue Date. See "Risk Factors--Risks Related to the New Securities and the Company's Indebtedness--Original Issue
Discount Consequences."   No interest will accrue on the New Notes until August
1, 2004 (the "Full Accretion Date"), but the Accreted Value will accrete (representing the amortization of original issue discount), between the date of original issuance and such date, on a semi-annual bond equivalent basis using a 360-day year comprised of twelve 30-day months such that the Accreted Value shall be equal to the full principal amount of the New Notes on the Full Accretion Date. The initial Accreted Value per $1,000 principal amount of New Notes will be $685.67 assuming the closing and the Issue Date occurs on May 4, 2001. If the Issue Date occurs on a different date, the initial Accreted Value will be adjusted such that on a semi-annual bond equivalent basis, the Accreted Value accretes at 12% per annum to the Full Accretion Date. Beginning on August 1, 2004, interest on the New Notes will accrue at the rate of 12% per annum and will be payable in cash semi-annually, in arrears, on February 1 and August 1, commencing on February 1, 2005, to holders of record on the immediately preceding January 15 and July 15. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal, premium, if any, and interest on the New Notes will be payable at the office or agency of the

Issuer maintained for such purpose within the City and State of New York or, at the option of the Issuer, payment of interest may be made by check mailed to the Holders of the New Notes at their respective addresses set forth in the register of Holders of New Notes; provided that all payments of principal, premium, if any, and interest with respect to any New Notes, the Holders of which have given wire transfer instructions to the Issuer, will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Until otherwise designated by the Issuer, the Issuer's office or agency in New York will be the office of the Trustee maintained for such purpose. The New Notes will only be issued in denominations of $1,000 of principal amount at maturity and integral multiples thereof. Any Old Notes or portions thereof otherwise exchangeable for a principal amount at maturity of New Notes that is not an integral multiple of $1,000 will not be exchanged for New Notes and will instead be canceled.

Subordination

     The Debt evidenced by the New Notes will be unsecured, will be subordinated in right of payment, as set forth in the Indenture, to all existing and future Senior Debt of the Issuer, will rank pari passu in right of payment with all existing and future Pari Passu Debt of the Issuer and will be senior in right of payment to all existing and future Subordinated Debt of the Issuer. The New Notes will also be effectively subordinated to any Secured Debt of the Issuer to the extent of the value of the assets securing such Debt. However, payment from the money or the proceeds of Government Notes held in any defeasance trust described under "--Legal Defeasance and Covenant Defeasance" below is not subordinated to any Senior Debt or subject to the restrictions described herein, so long as the payments into the defeasance trust were not prohibited pursuant to the subordination provisions hereinafter described at the time when so paid.

     The indebtedness evidenced by a Note Guarantee will be unsecured, will be subordinate in right of payment, as set forth in the Indenture, to all existing and future Senior Debt of the applicable Guarantor, will rank pari passu in right of payment with all existing and future Pari Passu Debt of such Guarantor and will be senior in right of payment to all existing and future Subordinated Debt of such Guarantor. Each Note Guarantee will also be effectively subordinated to any Secured Debt of the applicable Guarantor to the extent of the value of the assets securing such Debt.

     At December 31, 2000, after giving pro forma effect to the Financial Restructuring, (i) the outstanding Senior Debt of the Issuer and the Guarantors would have been $34.3 million, all of which would have been Secured Debt, (ii) the Issuer and the Guarantors would have had no Pari Passu Debt or Subordinated Debt outstanding (assuming all Old Notes are tendered and exchanged in the Exchange Offer), (iii) the total liabilities of the Subsidiaries of the Issuer that are not Guarantors (collectively, the "Subsidiary Non-Guarantors") (including trade payables and deferred taxes but excluding amounts owed to the Issuer or any Guarantor) would have been $25.2 million and (iv) the Issuer and its Subsidiaries would have had $116.2 million of consolidated Debt.

     The Issuer conducts substantially all of its operations through its Subsidiaries and consequently derives substantially all of its income through its Subsidiaries. Claims of creditors of the Subsidiary Non-Guarantors, including trade creditors, generally will have priority with respect to the assets and earnings of such Subsidiary Non-Guarantors over the claims of creditors of the Issuer, including the holders of the New Notes. The New Notes, therefore, will be effectively subordinated to creditors (including trade creditors) of the Subsidiary Non-Guarantors.

     Upon any payment or distribution to creditors of the Issuer in a liquidation or dissolution of the Issuer or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Issuer or its property, an assignment for the benefit of creditors or any marshaling of the Issuer's assets and liabilities, the holders of Senior Debt will be entitled to receive payment in full, in cash or Cash Equivalents, of all Obligations due in respect of such Senior Debt (including interest accruing after the commencement of any such proceeding at the rate specified in the applicable Senior Debt, whether or not allowed or allowable as claims against the Company or a Guarantor in such proceeding) before the Holders of New Notes will be entitled to receive any payment with respect to the New Notes, and until all Obligations with respect to Senior Debt are paid in full, in cash or Cash Equivalents, any payment or distribution to which the Holders of New Notes would be entitled shall be made to the holders of Senior Debt (except that Holders of New Notes may receive and retain (i) Permitted Junior Securities and (ii) payments made from the trust described under "--Legal Defeasance and Covenant Defeasance" so long as, on the date or dates the respective amounts were paid into the trust, such payments were made with respect to the New Notes without violating the subordination provisions described herein). The term "payment" means, with respect to the New Notes, any payment, whether in cash or other assets or property, of interest, principal (including redemption price and purchase price), premium or any other amount on, of or in respect of the New Notes, any other acquisition of New Notes and any deposit into the trust described under "--Legal Defeasance and Covenant Defeasance" below. The verb "pay" has a correlative meaning.

     The Issuer also may not make any payment or distribution upon or in respect of the New Notes (except from the trust described under "--Legal Defeasance and Covenant Defeasance") if (i) a default in the payment of any Obligations with respect to Designated Senior Debt occurs and is continuing (a "payment default"), or any other default on Designated Senior Debt occurs and the maturity of such Designated Senior Debt is accelerated in accordance with its terms, or (ii) a default, other than a payment default, occurs and is continuing with respect to Designated Senior Debt that permits holders of the Designated Senior Debt as to which such default relates to accelerate its maturity (a "non-payment default"), and, in the case of this clause (ii) only, the Trustee receives a notice of such default (a "Payment Blockage Notice") from the Issuer, a Representative for, or the holders of a majority of the outstanding principal amount of, any issue of Designated Senior Debt. Payments on the New Notes may and shall be resumed (a) in the case of a payment default, upon the date on which such default is cured or waived and, in the case of Designated Senior Debt that has been accelerated, such acceleration has been rescinded, and (b) in the case of a non-payment default, the earlier of the date on which such non-payment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated. No new period of payment blockage may be commenced on account of any non-payment default unless and until 360 days have elapsed since the initial effectiveness of the immediately prior Payment Blockage Notice. No non-payment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee, shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been cured or waived for a period of not less than 90 days. Notwithstanding any other provision hereof, during any 365 day period, there must be at least 180 days where there is no Payment Blockage Notice in effect.

     As a result of the subordination provisions described above, in the event of a liquidation or insolvency, Holders of New Notes may recover less ratably than other creditors of the Issuer including holders of Senior Debt and trade creditors. The Indenture will limit, subject to certain financial tests and exceptions, the amount of additional Debt, including Senior Debt, that the Issuer and its Subsidiaries can incur. See "--Certain Covenants--Incurrence of Debt and Issuance of Preferred Stock."

     If the Trustee or any Holder of the New Notes receives a payment in respect of the New Notes (except in Permitted Junior Securities or from the trust described under the caption "--Legal Defeasance and Covenant Defeasance") when:
(i) the payment is prohibited by these subordination provisions, and (ii) the Trustee or the Holder has actual knowledge that the payment is prohibited, then the Trustee or the Holder, as the case may be will hold the payment in trust for the benefit of the holders of Senior Debt.

Upon the proper written request of the holders of Senior Debt, the Trustee or Holder, as the case may be, will deliver the amounts in trust to the holders of Senior Debt or their proper representative. The Issuer must promptly notify the holders of Senior Debt if payment of the New Notes is accelerated because of a Default.

     The Note Guarantees will be subordinated on a similar basis. See "--Note Guarantees."

Note Guarantees

     The Issuer's payment obligations under each of the New Notes will be jointly and severally guaranteed by the Guarantors. The Guarantors will include all of the same subsidiaries of the Company that guarantee the Old Notes, with the exception of Harborside Toledo Limited Partnership due to a restriction on the ability of this subsidiary to issue guarantees of this type. Harborside Toledo Limited Partnership operates one facility, a 100 bed facility in Swanton, Ohio, which during fiscal 2000 had total net revenues of $5.1 million and total assets of $0.8 million (excluding intercompany accounts receivable) and contributed less than $200,000 to the Company's consolidated earnings before interest, taxes, depreciation and amortization. The Note Guarantee of each Guarantor will be subordinated to the prior payment in full of all Senior Debt of such Guarantor on substantially the same terms as the New Notes are subordinated to Senior Debt of the Issuer. Each Note Guarantee will be limited to an amount not to exceed the maximum amount that can be Guaranteed by that Subsidiary without rendering the Note Guarantee, as it relates to such Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. In addition, the Indenture will provide that the Note Guarantee by HRI will be limited to an amount not to exceed, together with any Debt outstanding under the Existing Credit Facility, 80% of the aggregate purchase price paid by HRI (which purchase price was approximately $17 million) for the Harborside Healthcare-Pawtuxet Village Nursing and Rehabilitation Center and the Harborside Healthcare-Greenwood Nursing and Rehabilitation Center.

     The Indenture will provide that no Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person (other than the Issuer or another Guarantor) unless (i) subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than such Guarantor), assumes all the obligations of such Guarantor under the New Notes and the Indenture pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee; and (ii) immediately after giving effect to such transaction, no Default or Event of Default exists. Notwithstanding the foregoing clause (ii),
(a) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to any Guarantor and (b) any Guarantor may merge with an Affiliate incorporated solely for the purpose of reincorporating such Guarantor in another jurisdiction.

     The Indenture will provide that in the event of a sale or other disposition of all of the assets of any Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the Capital Stock of any Guarantor then held by the Issuer and its Restricted Subsidiaries, then such Guarantor will be released and relieved of any obligations under its Note Guarantee; provided that the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture, to the extent required thereby. See "--Asset Sales." In addition, the Indenture will provide that any Guarantor that is designated as an Unrestricted Subsidiary in accordance with the provisions of the Indenture will be released from its Note Guarantee upon effectiveness of such designation.

Optional Redemption

     Except as described in the following paragraphs, the New Notes will not be redeemable at the Issuer's option prior to August 1, 2002. Thereafter, the New Notes will be subject to redemption at any time at the option of the Issuer, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of Accreted Value) set forth below plus in the case of a redemption after August 1, 2004, accrued and unpaid interest thereon, if any, to the applicable redemption date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on August 1 of the years indicated below:


      YEAR                                     Percentage
      -----------------------------------------------------
      2002.................................         106.000%
      2003.................................         103.000
      2004 and thereafter..................         100.000


     At any time on or prior to August 1, 2002, the New Notes may be redeemed as a whole but not in part at the option of the Issuer upon the occurrence of a Change of Control, upon not less than 30 nor more than 60 days' prior notice (but in no event may any such redemption occur more than 90 days after the occurrence of such Change of Control) mailed by first-class mail to each Holder's registered address, at a redemption price equal to 100% of the Accreted Value thereof (determined at the redemption date) plus the Applicable Premium to the redemption date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date).

     "Applicable Premium" means the greater of (i) 1.0% of the Accreted Value of a New Note and (ii) the excess of (A) the present value on the redemption date of the redemption price of such New Note at August 1, 2002, computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the Accreted Value of such New Note on the redemption date.

     "Treasury Rate" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H. 15(519) which has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the redemption date to August 1, 2002, provided, however, that if the period from the redemption date to August 1, 2002 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to August 1, 2002 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

Selection and Notice

     If less than all of the New Notes are to be redeemed at any time, selection of New Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the New Notes are listed, or, if the New Notes are not so listed, on a pro rata basis (among the New Notes and any Additional Notes as one class), by lot or by such method as the Trustee shall deem fair and appropriate; provided that no New Notes in a principal amount at maturity of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 days, but not more than 60 days before the redemption date to each Holder of New Notes to be redeemed at its registered address. Notices of redemption may not be conditional. If any New Note is to be redeemed in part only, the notice of redemption that relates to such New Note shall state the portion of the principal amount thereof to be redeemed. A new Note in a principal amount at maturity equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original New Note. New Notes called for redemption will become due on the date fixed for redemption. On and after the redemption date, interest will cease to accrue on New Notes or portions of them called for redemption (or, if such redemption date is prior to the Full Accretion Date, Accreted Value of the New Notes will cease to accrete).

Repurchase at the Option of Holders

     Change of Control

     Upon the occurrence of a Change of Control, unless all Notes have been called for redemption pursuant to the provisions described above under the caption "--Optional Redemption," each Holder will have the right to require the Issuer to repurchase all or any part (equal to a principal amount at maturity of $1,000 or an integral multiple thereof) of such Holder's New Notes pursuant to an offer described more fully in the Indenture (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon to the date of purchase (or, if such Change of Control Offer occurs prior to the Full Accretion Date, 101% of the Accreted Value thereof on the date of repurchase). Within 30 days following any Change of Control, unless notice of redemption of all New Notes has then been given pursuant to the provisions described under the caption "--Optional Redemptions" above, the Issuer will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase the New Notes on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"), pursuant to the procedures required by the Indenture and described in such notice. The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the New Notes as a result of a Change of Control. To the extent that the provisions of any applicable securities laws or regulations conflict with the provisions of this covenant, the Issuer will comply with such securities laws and regulations and will not be deemed to have breached its obligations under the covenant by virtue thereof.

     On the Change of Control Payment Date, the Issuer will, to the extent lawful: (i) accept for payment all New Notes or portions thereof properly tendered pursuant to the Change of Control Offer; (ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all New Notes or portions thereof so tendered, and (iii) deliver or cause to be delivered to the Trustee the New Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of New Notes or portions thereof being purchased by the Issuer. The Paying Agent will promptly mail to each Holder of New Notes so tendered the Change of Control Payment for such New Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder such a new Note equal in principal amount to any unpurchased portion of the New Note surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof.

     The Indenture will provide that, prior to complying with the provisions of this covenant, but in any event within 90 days following a Change of Control, the Issuer will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of New Notes required by this covenant, unless notice of redemption of all Notes has then been given pursuant to the provisions described under the caption "--Optional Redemption" above, and such redemption is permitted by the terms of outstanding Senior Debt. The

Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the New Notes to require that the Issuer repurchase or redeem the New Notes in the event of a takeover, recapitalization or similar transaction. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Issuer would decide to do so in the future. Subject to the limitations discussed below, the Issuer could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of Debt outstanding at such time or otherwise affect the Issuer's capital structure or credit ratings.

     The Existing Credit Facility prohibits the Issuer from purchasing any New Notes, and also provides that certain change of control events with respect to the Issuer will constitute a default thereunder. Any future credit agreements or other agreements relating to Senior Debt to which the Issuer becomes a party or that may be entered into by Subsidiaries of the Issuer may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Issuer is prohibited from purchasing Notes, the Issuer could seek the consent of its lenders to the purchase of New Notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuer does not obtain such a consent or repay such borrowings, the Issuer will remain prohibited from purchasing Notes. In such case, the Issuer's failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under the Existing Credit Facility or any such future credit or other agreement. In such circumstances, the subordination provisions in the Indenture would restrict payments to the Holders of New Notes.

     The Issuer will not be required to make a Change of Control Offer upon a Change of Control if a third party makes and consummates a Change of Control Offer in a manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuer and purchased all New Notes validly tendered and not withdrawn under the Change of Control Offer.

     "Change of Control" means the occurrence of any of the following events:

          (i) prior to the first public offering of Voting Stock of the Issuer, any other "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) that does not include any member of the Initial Control Group has beneficial ownership of more of the total voting power of the Voting Stock of the Issuer than the Initial Control Group (for purposes of this clause (i), the Initial Control Group shall be deemed to beneficially own all Voting Stock of an entity (the "specified entity") held by any other entity (the "parent entity") so long as the Initial Control Group beneficially owns (as so defined), directly or indirectly, in the aggregate a majority of the voting power of the Voting Stock of the parent entity);

          (ii) following the first public offering of Voting Stock of the Issuer (A) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more members of the Initial Control Group, is or becomes the beneficial owner (as defined in clause (i) above), directly or indirectly, of more than 40% of the total voting power of the Voting Stock of the Issuer and (B) the Initial Control Group "beneficially owns" (as defined in clause (i) above), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the Issuer, than such other person and does not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Issuer (for purposes of this clause (ii), such other person shall be deemed to beneficially own all Voting Stock of a specified entity held by a parent entity, if such other person "beneficially owns" (as defined in clause (i) above), directly or indirectly, in the aggregate more than 40% of the voting power of the Voting Stock of such parent entity and the Initial Control Group "beneficially owns" (as defined in clause (i) above), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent entity and does not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of such parent entity); or

          (iii) at any time after the first public offering of common stock of the Issuer, any person other than the Initial Control Group (or their designated board members), (A)(I) nominates one or more individuals for election to the Board of Directors of the Issuer and (II) solicits proxies, authorizations or consents in connection therewith and (B) such number of nominees elected to serve on the Board of Directors in such election and all previous elections after the Closing Date represents a majority of the Board of Directors of the Issuer following such election.

     "Initial Control Group" means Investcorp, its Affiliates, any Person acting in the capacity of an underwriter or initial purchaser in connection with a public or private offering of the Issuer's Capital Stock, any employee benefit plan of the Issuer or any of its Subsidiaries or any participant therein, a trustee or other fiduciary holding securities under any such employee benefit plan or any Permitted Transferee of any of the foregoing Persons.

     "Permitted Transferee" means, with respect to any Person, (i) any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person, (ii) the spouse, former spouse, lineal descendants, heirs, executors, administrators, testamentary trustees, legatees or beneficiaries of any such Person, (iii) a trust, the beneficiaries of which, or a corporation or partnership or limited liability company, the stockholders, general or limited partners or members of which, include only such Person or his or her spouse, lineal descendants or heirs, in each case to whom such Person has transferred, or through which it holds, the beneficial ownership of any securities of the Issuer and (iv) any investment fund or investment entity that is a subsidiary of such Person or a Permitted Transferee of such Person.

Asset Sales

     The Indenture will provide that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless (i) the Issuer (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) at least 75% of the consideration therefor received by the Issuer or such Restricted Subsidiary is in the form of cash or Cash Equivalents; provided that the amount of (x) any liabilities (as shown on the Issuer's or such Restricted Subsidiary's most recent balance sheet), of the Issuer or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the New Notes or, in the case of liabilities of a Guarantor, the Note Guarantee of such Guarantor) that are assumed by the transferee of any such assets, or from which the Issuer and its Restricted Subsidiaries are released in writing by the creditor with respect thereto, and (y) any securities, notes or other obligations received by the Issuer or any such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days after receipt shall be deemed, in each case, to be cash for purposes of this provision; provided, further, however, that this clause (ii) shall not apply to any sale of Equity Interests of or other Investments in Unrestricted Subsidiaries.

     Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Issuer may apply such Net Proceeds, at its option, (a) to repay Senior Debt, Debt of any Restricted Subsidiary or Pari Passu Debt (other than Debt owed to the Issuer or a Subsidiary of the Issuer, and provided that if the Issuer shall so reduce Pari Passu Debt, it will equally and ratably make an Asset Sale Offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders), (b) to invest in properties and assets that will be used or useful in the business of the Issuer or any of its Subsidiaries, or (c) to the acquisition of a controlling interest in another business, the making of a capital expenditure or the acquisition of other assets, in each case, that will be used or useful in the business of the Issuer or any of its Restricted Subsidiaries; provided that if during such 360 day period the Issuer or a Restricted Subsidiary enters into a definitive agreement committing it to apply such Net Proceeds in accordance with the requirements of clause (b) or (c), such 360 day period will be extended for a period not to exceed 180 days with respect to the amount of Net Proceeds so committed until required to be paid in accordance with such agreement (or, if earlier, until termination of such agreement). Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds (including Excess Proceeds under the indenture for the Old Notes, as amended) exceeds $10.0 million, the Indenture will provide that the Issuer will (i) make an offer to all Holders of New Notes, and (ii) prepay, purchase or redeem (or make an offer to do so) any other Pari Passu Debt of the Issuer in accordance with provisions governing such Debt requiring the Issuer to prepay, purchase or redeem such Debt with the proceeds from any Asset Sales (or offer to do so), pro rata in proportion to the respective principal amounts (or accreted value, as applicable) of the New Notes and such other Debt required to be prepaid, purchased or redeemed or tendered for, in the case of the New Notes pursuant to such offer (an "Asset Sale Offer"), to purchase the maximum principal amount of New Notes that may be purchased out of such pro rata portion of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of their principal amount plus accrued and unpaid interest (or, if prior to the Full Accretion Date, 100% of the Accreted Value thereof on the date of purchase, subject to the right of Holders of record on a record date to receive interest on the relevant interest payment date, in accordance with the procedures set forth in the Indenture). To the extent that the aggregate principal amount (or, if prior to the Full Accretion Date, the aggregate Accreted Value) of New Notes and Pari Passu Debt tendered pursuant to an Asset Sale Offer or other offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount (or Accreted Value, as the case may be) of New Notes surrendered by Holders thereof exceeds the pro rata portion of such Excess Proceeds to be used to purchase Notes, the Trustee shall select the New Notes to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

     The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the New Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any applicable securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with such securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

Certain Covenants

     Restricted Payments

     The Indenture will provide that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

          (i) declare or pay any dividend or make any other distribution (including any payment in connection with any merger or consolidation) on account of the Issuer's or any of its

Restricted Subsidiaries' Equity Interests (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) and dividends payable to the Issuer or any Restricted Subsidiary);

          (ii) purchase, redeem or otherwise acquire or retire for value (including in connection with any merger or consolidation) any Equity Interests of the Issuer (or any Restricted Subsidiary held by Persons other than the Issuer or any Restricted Subsidiary);

          (iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Subordinated Debt of the Issuer (other than the Old Notes on terms no more favorable than those contemplated by the Exchange Offer), except (A) a payment of interest, principal or other related Obligations at Stated Maturity and (B) the purchase, repurchase or other acquisition or retirement of Subordinated Debt of the Issuer in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or other acquisition or retirement; or

          (iv)   make any Restricted Investment

     (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of, and after giving effect to, such Restricted Payment:

                 (a) no Default shall have occurred and be continuing or would occur as a consequence thereof;

                 (b) the Issuer would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Debt pursuant to the Consolidated Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "-- Incurrence of Debt and Issuance of Preferred Stock"; and

                 (c) such Restricted Payment, together with (without duplication) the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries after the Old Issue Date (excluding Restricted Payments permitted by clauses (ii),
          (iii)(A), (iv), (v), (vi)(A) and (vii) of the next succeeding paragraph, but including all other Restricted Payments permitted by the next succeeding paragraph), is less than the sum (without duplication) of

                      (i) 50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period) from the beginning of the fiscal quarter during which the Old Issue Date occurs to the end of the Issuer's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

                      (ii) 100% of the aggregate net cash proceeds received by
               the Issuer from the issue or sale (other than to a Subsidiary) of, or from capital contributions with respect to, Equity Interests of the Issuer (other than Disqualified Stock), in either case after the Old Issue Date, plus

                      (iii) the aggregate principal amount (or accreted value, if less) of Debt or Disqualified Stock of the Issuer or any Restricted Subsidiary issued since the Old Issue Date (other than to a Restricted Subsidiary) that has been converted into Equity Interests (other than Disqualified Stock) of the Issuer, plus

                      (iv) 100% of the aggregate net cash received by the Issuer or a Restricted Subsidiary of the Issuer since the Old Issue Date from (A) Restricted Investments, whether through interest payments, principal payments, dividends or other distributions or payments, or the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) thereof made by the Issuer and its Restricted Subsidiaries and (B) a cash dividend from, or the sale (other than to the Issuer or a Restricted Subsidiary) of the stock of, an Unrestricted Subsidiary, plus

                      (v) upon the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the fair market value of the Investments of the Issuer and its Restricted Subsidiaries (other than such Subsidiary) in such Subsidiary.

     The foregoing provisions will not prohibit:

          (i) the payment of any dividend within 60 days after the date of declaration thereof, if at such date of declaration such payment would have complied with the provisions of the Indenture;

          (ii) the redemption, repurchase, retirement, defeasance or other acquisition of any Equity Interests or Subordinated Debt in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Issuer) of, other Equity Interests (other than any Disqualified Stock) of, or a capital contribution to, the Issuer (including the conversion of New Preferred Stock into common stock of the Issuer); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (c) (ii) of the preceding paragraph;

          (iii) the redemption, repurchase, retirement, defeasance or other acquisition of (A) Subordinated Debt made by an exchange for, or with the net cash proceeds from an incurrence of, Permitted Refinancing Debt or (B) Subordinated Debt (including Exchange Debentures) or Preferred Equity Interests (other than Subordinated Debt or Preferred Equity Interests held by Affiliates of the Issuer) upon a Change of Control or Asset Sale to the extent required by the agreement governing such Subordinated Debt or the certificate of designation governing such Preferred Equity Interests, as the case may be, but only (x) if the Issuer shall have complied with the covenant described under the caption "--Repurchase at the Option of Holders--Change of Control" or "--Asset Sales," as the case may be, and repurchased all Notes tendered pursuant to the offer required by such covenants prior to purchasing or repaying such Subordinated Debt or Preferred Equity Interests, as the case may be, (y) in the case of an Asset Sale, to the extent of the remaining Excess Proceeds offered to Holders pursuant to the Asset Sale Offer and (z) within six months after the date such offer is consummated;

          (iv) the payment of any dividend by a Restricted Subsidiary of the Issuer to the holders of its common Equity Interests on a pro rata basis;

          (v) to the extent constituting Restricted Payments, the Specified Affiliate Payments;

          (vi) the payment of any regular quarterly dividends in respect of the Exchangeable Preferred Stock in the form of additional shares of Exchangeable Preferred Stock having the terms and conditions set forth in the Certificate of Designation for the relevant Exchangeable Preferred Stock as in effect on the Issue Date;

          (vii) the exchange of Exchangeable Preferred Stock for Exchange Debentures in accordance with the terms of the Certificate of Designation for such Exchangeable Preferred Stock as in effect on the Issue Date, provided that such exchange is permitted by the "Incurrence of Debt and Issuance of Preferred Stock" covenant; and

          (viii) payments in an aggregate amount not to exceed $10.0 million, provided that such payments (A) do not constitute Restricted Payments to purchase, redeem, defease or otherwise acquire or retire for value, (I) any Old Notes or (II) any Subordinated Debt or Preferred Equity Interests held by Affiliates of the Issuer and (B) are not of the kind specified in clause
     (i) of the definition of "Specified Affiliate Payments."

     The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such determination, all outstanding Investments by the Issuer and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated, to the extent they do not constitute Permitted Investments at the time such Subsidiary became an Unrestricted Subsidiary, will be deemed to be Restricted Payments made at the time of such designation. The amount of such outstanding Investments will be equal to the portion of the fair market value of the net assets of any Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary that is represented by the interest of the Issuer and its Restricted Subsidiaries in such Subsidiary, in each case as determined in good faith by the Board of Directors of the Issuer. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

     The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Issuer or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any non-cash Restricted Payment shall be determined in good faith by the Board of Directors of the Issuer.

     In making the computations required by this covenant, (i) the Issuer or the relevant Restricted Subsidiary may use audited financial statements for the portions of the relevant period for which audited financial statements are available on the date of determination and unaudited financial statements and other current financial data based on the books and records of the Issuer for the remaining portion of such period and (ii) the Issuer or the relevant Restricted Subsidiary will be permitted to rely in good faith on the financial statements and other financial data derived from the books and records of the Issuer and the Restricted Subsidiary that are available on the date of determination. If the Issuer makes a Restricted Payment that, at the time of the making of such Restricted Payment, would in the good faith determination of the Issuer or any Restricted Subsidiary be permitted under the requirements of the Indenture, such Restricted Payment will be deemed to have been made in compliance with the Indenture notwithstanding any subsequent adjustments made in good faith to the Issuer's or any Restricted Subsidiary's financial statements affecting Consolidated Net Income of the Issuer for any period.

     For the avoidance of doubt, it is expressly agreed that no payment or other transaction permitted by clauses (3), (4) and (5), of the covenant described under "--Transactions with Affiliates" shall be considered a Restricted Payment for purposes of, or otherwise restricted by, the Indenture.

     Incurrence of Debt and Issuance of Preferred Stock

     The Indenture will provide that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Debt and that the Issuer and Guarantors will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries that are not Guarantors to issue any shares of Preferred Stock; provided, however, that the Issuer and its Restricted Subsidiaries may incur Debt or issue shares of Disqualified Stock, if the Consolidated Coverage Ratio for the Issuer's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Debt is incurred or such Disqualified Stock is issued would have been at least 2.00 to 1.00 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Debt had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

     The provisions of the first paragraph of this covenant will not apply to the incurrence of any of the following items of Debt (collectively, "Permitted Debt"):

          (i) the incurrence of term and revolving Debt, letters of credit (with letters of credit being deemed to have a principal amount equal to the undrawn face amount thereof) and other Debt under Credit Facilities (including Guarantees by the Issuer or any of its Subsidiaries of synthetic lease drawings and other loans under the Existing Credit Facility or of other Debt under Credit Facilities); provided that the aggregate principal amount of such Debt outstanding pursuant to this clause (i) does not exceed an amount equal to $150.0 million;

          (ii) the incurrence by the Issuer and its Restricted Subsidiaries of Existing Debt;

          (iii) the incurrence by the Issuer of Debt represented by the Old Notes and the New Notes, by the guarantors of the Old Notes of Debt represented by their guarantees of the Old Notes and by the Guarantors of Debt represented by the Note Guarantees;

          (iv) the incurrence by the Issuer or any of its Restricted Subsidiaries of Acquired Debt;

          (v) the incurrence by the Issuer or any of its Restricted Subsidiaries of Permitted Refinancing Debt in exchange for, or the net proceeds of which are used to refund, refinance or replace Debt (other than intercompany Debt) that was permitted by the Indenture to be incurred;

          (vi) the incurrence by the Issuer or any of its Restricted Subsidiaries of intercompany Debt or Preferred Stock owed or issued to and held by the Issuer and any of its Restricted Subsidiaries, provided, however, that (X) any such Debt of the Issuer shall be subordinated and junior in right of payment to the New Notes and (Y)(A) any subsequent issuance or transfer of Equity Interests or other action that results in any such Debt or Preferred Stock being held by a Person other than the Issuer or a Restricted Subsidiary and (B) any sale or other transfer of any such Debt or Preferred Stock to a Person that is not either the Issuer or a Restricted Subsidiary shall be deemed, in each case, to constitute an incurrence of such Debt or issuance of such Preferred Stock by the Issuer or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (vi);

          (vii) the incurrence by the Issuer or any of its Restricted Subsidiaries of Hedging Obligations that are incurred (A) principally for the purpose of fixing or hedging interest rate risk with respect to any floating rate Debt that is permitted by the terms of the Indenture to be outstanding or (B) principally for the purpose of fixing or hedging currency exchange rate risk or commodity price risk incurred in the ordinary course of business;

          (viii) the guarantee by the Issuer or any Guarantor of Debt of the Issuer or a Restricted Subsidiary of the Issuer that was permitted to be incurred by another provision of this covenant;

          (ix) Debt of the Issuer in respect of Exchange Debentures issued as payment in kind interest on Exchange Debentures issued upon the exchange of Exchangeable Preferred Stock, to the extent such interest payments are made pursuant to the terms of the Exchange Debenture Indenture; provided the issuance of the Exchange Debentures upon such exchange was permitted by this covenant at the time of such exchange; and

          (x) the incurrence by the Issuer or any of its Restricted Subsidiaries of additional Debt (which may comprise Debt under the Existing Credit Facility) in an aggregate principal amount (or accreted value, as applicable) at any time outstanding pursuant to this clause (x) not to exceed an amount equal to $20.0 million.

     For purposes of determining compliance with this covenant, in the event that an item of Debt meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (x) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Issuer shall, in its sole discretion, classify such item of Debt in any manner that complies with this covenant and such item of Debt will be treated as having been incurred pursuant to only one of such clauses or pursuant to the first paragraph hereof. Accrual of interest and the accretion of accreted value will be deemed not to be an incurrence of Debt for purposes of this covenant.

     Liens

     The Indenture will provide that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind securing Debt or trade payables (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired, unless all payments due under the Indenture and the New Notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien; provided that (i) if such other Debt constitutes Subordinated Debt or is otherwise subordinate or junior in right of payment to the Obligations under the Indenture, the New Notes or any Note Guarantee, as the case may be, such Lien is expressly made prior and senior in priority to the Lien securing such other Debt, or (ii) in any other case, such Lien ranks equally and ratably with or prior to, the Lien securing the other Debt or obligations so secured.

     Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

     The Indenture will provide that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (i)(a) pay dividends or make any other distributions to the Issuer or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any indebtedness owed to the Issuer or any of its Restricted Subsidiaries, (ii) make loans or advances to the Issuer or any of its Restricted Subsidiaries or (iii) transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of:

          (a)  Existing Debt,

          (b) the Indenture, the New Notes, the Additional Notes, the Exchangeable Preferred Stock and any Additional Exchangeable Preferred Stock, the Exchange Debentures or the Exchange Debenture Indenture and any other agreement entered into after the Issue Date, provided that the encumbrances or restrictions in such agreements are not materially more restrictive than those contained in the foregoing agreements,

          (c) any agreement or other instrument of a Person acquired by the Issuer or any of its Restricted Subsidiaries as in effect at the time of such acquisition (but not created in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired,

          (d) purchase money obligations (including Capital Lease Obligations) for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above on the property so acquired,

          (e) in the case of clause (iii), any encumbrance or restriction (1) that restricts in a customary manner the subletting, assignment, or transfer of any property or asset that is subject to a lease, license or similar contract, (2) by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Issuer or any Restricted Subsidiary not otherwise prohibited by the Indenture or (3) contained in security agreements or mortgages securing Debt to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements or mortgages,

          (f) contracts for the sale of assets, including any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition,

          (g) contractual encumbrances or restrictions in effect on the Old Issue Date, including pursuant to the Existing Credit Facility and its related documentation,

          (h) restrictions on cash or other deposits or net worth imposed by leases, credit agreements or other agreements entered into in the ordinary course of business,

          (i) customary provisions in joint venture agreements and other similar agreements,

          (j) any encumbrances or restrictions created with respect to (i) Debt of Guarantors permitted to be incurred subsequent to the Old Issue Date pursuant to the provisions of the covenant described under the caption "-- Incurrence of Debt and Issuance of Preferred Stock" and (ii) Debt of Subsidiary Non-Guarantors permitted to be incurred subsequent to the Old Issue Date pursuant to the provisions of the covenant described under the caption "--Incurrence of Debt and Issuance of Preferred Stock" or operating leases, provided that in the case of this clause (ii) the Board of Directors of the Issuer determines (as evidenced by a resolution of the Board of Directors) in good faith at the time such encumbrances or restrictions are created that such encumbrances or restrictions would not reasonably be expected to impair the ability of the Issuer to make payments of interest and scheduled payments of principal on the New Notes, in each case as and when due; and

          (k) any encumbrances or restrictions of the type referred to in clauses (i), (ii) and (iii) imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (j), provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings, taken as a whole, are, in the good faith judgment of the Issuer, not materially more restrictive with respect to such encumbrances or restrictions than those contained in the contracts, instruments or obligations prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

     Merger, Consolidation or Sale of all or Substantially all Assets

     The Indenture will provide that the Issuer may not consolidate or merge with or into (whether or not the Issuer is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another Person unless:

          (i) the Issuer is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

          (ii) the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Issuer under the New Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee;

          (iii) immediately after such transaction no Default or Event of Default exists; and

          (iv) except in the case of a merger of the Issuer with or into a Wholly Owned Restricted Subsidiary of the Issuer, the Issuer or the Person formed by or surviving any such consolidation or merger (if other than the Issuer), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, either (x) be permitted to incur at least $1.00 of additional Debt pursuant to the Consolidated Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "--Incurrence of Debt and Issuance of Preferred Stock" or (y) have a Consolidated Coverage Ratio at least equal to the Consolidated Coverage Ratio of the Issuer for such four-quarter reference period.

     Notwithstanding the foregoing clauses (iii) and (iv), (a) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Issuer and (b) the Issuer may merge with an Affiliate incorporated solely for the purpose of reincorporating the Issuer in another jurisdiction.

     Transactions with Affiliates

     The Indenture will provide that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless:

          (i) such Affiliate Transaction is on terms that, taken as a whole, are no less favorable to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person; and

          (ii) the Issuer delivers to the Trustee (a) with respect to any Affiliate Transaction entered into after the Issue Date involving aggregate consideration in excess of $3.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the members of the Board of Directors and (b) with respect to any Affiliate Transaction involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an investment banking, appraisal or accounting firm of national standing.

     Notwithstanding the foregoing, the following will not be deemed to be Affiliate Transactions:

          (1) transactions between or among the Issuer and/or its Restricted Subsidiaries;

          (2) Permitted Investments and Restricted Payments that are permitted by the provisions of the Indenture described above under the caption "-- Restricted Payments";

          (3) employment agreements, employee benefit plans and related arrangements entered into in the ordinary course of business and all payments and other transactions contemplated thereby;

          (4) any payments to Investcorp and its Affiliates (whether or not such Persons are Affiliates of the Issuer) (A) for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, which relate solely to transactions actually consummated by the Issuer or any of its Subsidiaries, including in connection with acquisitions or divestitures, which payments are approved by the Board of Directors of the Issuer in good faith, provided that the amount of such payments under this clause (A) in any year in respect of one or more transactions under the Threshold (as herein defined) shall not exceed $2.0 million and (B) of annual management, consulting and advisory fees and related expenses, which payments are made after August 1, 2003, except to the extent such fees under this clause (B) exceed $750,000 in any 12-month period; for purposes of the foregoing clause (A), the term "Threshold" means, in respect of any transaction described therein that is
     (x) an acquisition or divestiture effected by the Issuer or any of its subsidiaries of any business, enterprise or line of business, $15.0 million measured by reference to the value ascribed to such business, enterprise or line of business in such transaction, or (y) an Investment by or in the Issuer or any of its Subsidiaries, $15.0 million measured by reference to the amount actually invested;

          (5) any agreement in effect on the Old Issue Date (including the Recapitalization Agreement, the Services Agreement (as amended on April 15,
     1998) between the Berkshire Companies Limited Partnership and the Issuer and the Brevard lease agreement) or any amendment thereto (so long as any such amendment is not disadvantageous to the Holders in any material respect) or any payment or other transaction contemplated by any of the foregoing; and

          (6) Debt permitted by paragraph (x) of the covenant described under the caption "--Incurrence of Debt and Issuance of Preferred Stock" to the extent such Debt is on terms that, taken as a whole, are no less favorable to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction with an unrelated Person.

     Restriction on Senior Subordinated Debt

     The Indenture will provide that (i) the Issuer will not incur any Debt that is expressly subordinate in right of payment to any Senior Debt and senior in any respect in right of payment to the New Notes and (ii) no Guarantor will incur any Debt that is expressly subordinate in right of payment to any Senior Debt and senior in any respect in right of payment to the Note Guarantee of such Guarantor.

     Additional Note Guarantees

     The Indenture will provide that all future Subsidiaries of the Issuer who guarantee any Debt of the Issuer under the Existing Credit Facility, other than Subsidiaries that have been properly designated as Unrestricted Subsidiaries in accordance with the Indenture for so long as they continue to constitute Unrestricted Subsidiaries, will be Guarantors in accordance with the terms of the Indenture until released from such guarantee of the Existing Credit Facility.

     Each future Note Guarantee will be limited to an amount not to exceed the maximum amount that can be Guaranteed by that Subsidiary without rendering the Note Guarantee, as it relates to such Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. Each future Note Guarantee will be subordinated to Senior Debt of the respective Guarantor on the same basis and to the same extent as the New Notes are subordinated to Senior Debt of the Issuer. See "--Subordination."

     Reports

     Notwithstanding that the Issuer may not be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, to the extent permitted by the Exchange Act, the Issuer will file with the Securities and Exchange Commission (the "Commission"), and provide within 15 days after the Issuer is required to file the same with the Commission, the Trustee and the Holders with the annual reports and the information, documents and other reports that are specified in Sections 13 and 15(d) of the Exchange Act. In the event the Issuer is not permitted to file such reports, documents and information with the Commission, the Issuer will provide substantially similar information to the Trustee and the Holders, as if the Issuer were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act.

Events of Default and Remedies

     The Indenture will provide that each of the following constitutes an Event of Default with respect to the New Notes:

          (i) default for 30 days in the payment when due of interest on the New Notes (whether or not prohibited by the subordination provisions of the Indenture);

          (ii) default in payment when due of the principal of or premium, if any, on the New Notes (whether or not prohibited by the subordination provisions of the Indenture);

          (iii) failure by the Issuer for 30 days after receipt of a notice specifying such failure to comply with the provisions described under the captions "--Repurchase at the Option of Holders--Change of Control," "-- Asset Sales," "--Certain Covenants--Restricted Payments,"

     "--Certain Covenants--Incurrence of Debt and Issuance of Preferred Stock" or "--Certain Covenants--Merger, Consolidation or Sale of all or Substantially all Assets";

          (iv) failure by the Issuer for 60 days after receipt of a notice specifying such failure to comply with any of its other agreements in the Indenture or the New Notes;

          (v) the failure by the Issuer or any Restricted Subsidiary that is a Significant Subsidiary to pay any Debt within any applicable grace period after final maturity or acceleration by the holders thereof because of a default if the total amount of such Debt unpaid or accelerated at the time exceeds $15.0 million;

          (vi) any judgment or decree for the payment of money in excess of $15.0 million (net of any insurance or indemnity payments actually received in respect thereof prior to or within 90 days from the entry thereof, or to be received in respect thereof in the event any appeal thereof shall be unsuccessful) is entered against the Issuer or any Significant Subsidiary that is a Restricted Subsidiary and is not discharged, waived or stayed and either (A) an enforcement proceeding has been commenced by any creditor upon such judgment or decree or (B) there is a period of 90 days following the entry of such judgment or decree during which such judgment or decree is not discharged, waived or the execution thereof stayed;

          (vii) except as permitted by the Indenture, any Note Guarantee by a Guarantor that is a Significant Subsidiary shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Note Guarantee; and

          (viii) certain events of bankruptcy or insolvency with respect to the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary.

     If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding New Notes may declare all the New Notes to be due and payable. Upon such a declaration, such amounts shall be due and payable immediately; provided, however, that if upon such declaration there are any amounts outstanding under the Existing Credit Facility and the amounts thereunder have not been accelerated, such amounts shall be due and payable upon the earlier of the time such amounts are accelerated or five Business Days after receipt by the Issuer and the Representative of the lenders under the Existing Credit Facility of such declaration. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Issuer, all outstanding New Notes will become due and payable without further action or notice. Subject to certain limitations, Holders of a majority in principal amount at maturity of the then outstanding New Notes may direct the Trustee in its exercise of any trust or power.

     The Holders of a majority in aggregate principal amount at maturity of the New Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the New Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the New Notes.

     Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder may pursue any remedy with respect to the Indenture or the New Notes unless (i) such Holder has previously given the Trustee notice that an Event of Default is continuing, (ii) Holders of at least 25% in principal amount at maturity of the outstanding New Notes have requested the Trustee to pursue the remedy, (iii) such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense, (iv) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity, and (v) the Holders of a majority in principal amount at maturity of the outstanding New Notes have not given the Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the Holders of a majority in principal amount at maturity of the outstanding New Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee.

     The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

     The Indenture will provide that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each Holder notice of the Default within the earlier of 90 days after it occurs or 30 days after it is known to a trust officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any New Note, the Trustee may withhold notice if and so long as a committee of its trust officers in good faith determines that withholding notice is in the interests of Holders. In addition, the Issuer is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof actually know of any Default that occurred during the previous year. The Issuer also is required to deliver to the Trustee, forthwith upon any Senior Officer obtaining actual knowledge of any such Default, written notice of any event which would constitute certain Defaults, their status and what action the Issuer is taking or proposes to take in respect thereof.

No Personal Liability of Directors, Officers, Employees and Stockholders

     No past, present or future director, officer, employee, incorporator, agent or stockholder or Affiliate of the Issuer, as such, will have any liability for any obligations of the Issuer under the New Notes, the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. No past, present or future director, officer, employee, incorporator, agent or stockholder or Affiliate of any of the Guarantors, as such, shall have any liability for any obligations of the Guarantors under the Note Guarantees, the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of New Notes and Note Guarantees with respect thereto by accepting a New Note and a Note Guarantee waives and releases all such liabilities. The waiver and release are part of the consideration for issuance of the New Notes and the Note Guarantees with respect thereto. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

Satisfaction and Discharge

     Upon the request of the Issuer, the Indenture will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the New Notes, as expressly provided for in the Indenture) and the Trustee, at the expense of the Issuer, will execute proper instruments acknowledging satisfaction and discharge of the Indenture, any security agreements relating thereto, the New Notes and the Note Guarantees when (a) either (i) all the New Notes theretofore authenticated and delivered (other than destroyed, lost or stolen New Notes that have been replaced or paid and New Notes that have been subject to defeasance under "--Legal Defeasance and Covenant Defeasance") have been delivered to the Trustee for cancellation or
(ii) all New Notes not theretofore delivered to the Trustee for cancellation (A) have become due and payable, (B) will become due and payable at maturity within one year or (C) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and the expense, of the Issuer, and the Issuer has irrevocably deposited or caused to be deposited with the Trustee funds in trust for the purpose in an amount sufficient to pay and discharge the entire Debt on such New Notes not theretofore delivered to the Trustee for cancellation, for principal (and premium, if any, on) and interest on the New Notes to the date of such deposit (in case of New Notes that have become due and payable) or to the Stated Maturity or redemption date, as the case may be; (b) the Issuer has paid or caused to be paid all sums payable under the Indenture by the Issuer; or (c) the Issuer has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent provided in the Indenture relating to the satisfaction and discharge of the Indenture, the New Notes and the Note Guarantees have been complied with.

Legal Defeasance and Covenant Defeasance

     The Issuer may, at its option and at any time, elect to have all of its and any Guarantor's obligations discharged with respect to the outstanding New Notes and any Note Guarantees, as the case may be ("Legal Defeasance"), and cure all then existing Events of Default, except for (i) the rights of Holders of outstanding New Notes to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due from the trust referred to below, (ii) the Issuer's obligations with respect to the New Notes concerning issuing temporary Notes, registration of New Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for Note payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Issuer may, at its option and at any time, elect to have the obligations of the Issuer and the Guarantors released with respect to certain covenants that are described in the Indenture and the Note Guarantees ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the New Notes and the Note Guarantees. In the event Covenant Defeasance occurs, certain events (not including non-payment, and, solely with respect to the Issuer, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the New Notes and the Note Guarantees.

     In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Issuer or the Guarantors must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the New Notes, cash in U.S. dollars, non-callable Government Notes, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding New Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Issuer and the Guarantors must specify whether the New Notes are being defeased to maturity or to a particular redemption date;
(ii) in the case of Legal Defeasance, the Issuer or the Guarantors shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, (A) the Issuer and the Guarantors have received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the Old Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, subject to customary assumptions and exclusions, the Holders of the outstanding New Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Issuer or the Guarantors shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders of the outstanding New Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing); (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Issuer or any of its Subsidiaries is a party or by which the Issuer or any of its Subsidiaries is bound; (vi) the Issuer or the Guarantors must have delivered to the Trustee an opinion of counsel, subject to customary assumptions and exclusions, to the effect that after the 91st day following the deposit, the trust funds will not be part of any "estate" formed by the bankruptcy or reorganization of the Issuer or subject to the "automatic stay" under the Bankruptcy Code or recoverable as a preferential transfer in a bankruptcy case of the Issuer or, in the case of Covenant Defeasance, will be subject to a first priority Lien in favor of the Trustee for the benefit of the Holders; (vii) the Issuer or the Guarantors must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Issuer or the Guarantors with the intent of preferring the Holders of New Notes over the other creditors of the Issuer or the Guarantors, as applicable, with the intent of defeating, hindering, delaying or defrauding creditors of the Issuer or the Guarantors, as applicable, or others; and (viii) the Issuer must deliver to the Trustee an Officers' Certificate and an opinion of counsel (which opinion of counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Transfer and Exchange

     A Holder may transfer or exchange New Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuer is not required to transfer or exchange any New Note selected for redemption or repurchase. Also, the Issuer is not required to transfer or exchange any New Note for a period of 15 days before a selection of New Notes to be redeemed or before any repurchase offer.

     The New Notes will be issued in registered form and the registered Holder of a New Note will be treated as the owner of it for all purposes.

Amendment, Supplement and Waiver

     Except as provided in the next two succeeding paragraphs, the Indenture, the New Notes and the Note Guarantees may be amended or supplemented with the consent of the Holders of at least a majority in principal amount at maturity of the New Notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, New Notes), and any existing default or compliance with any provision of the Indenture or the New Notes may be waived with the consent of the Holders of a majority in principal amount at maturity of the then outstanding New Notes (including consents obtained in connection with a tender offer or exchange offer for Notes).

     Without the consent of each Holder affected, an amendment or waiver may not (with respect to any New Notes held by a non-consenting Holder):

          (i) reduce the principal amount at maturity of New Notes whose Holders must consent to an amendment, supplement or waiver,

          (ii) reduce the principal of any New Note, change the fixed maturity of any New Note, reduce any premium payable upon optional redemption of the New Notes or otherwise alter the provisions with respect to the redemption or repurchase of the New Notes (other than provisions relating to the covenants described above under the caption "--Repurchase at the Option of Holders"),

          (iii) reduce the rate of or change the time for payment of interest on any New Note, or reduce the rate of accretion on the Accreted Value or extend the period during which no interest accrues on the New Notes,

          (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the New Notes (except a rescission of acceleration of the New Notes by the Holders of at least a majority in aggregate principal amount of the New Notes and a waiver of the payment default that resulted from such acceleration),

          (v) make any New Note payable in money other than that stated in the New Notes, or

          (vi) impair the rights of Holders of the New Notes to receive payments of principal of or premium, if any, on the New Notes, or

          (vii) make any change in the foregoing amendment and waiver provisions, or

          (viii) except as permitted by the Indenture, release any Note
     Guarantee.

     Notwithstanding the foregoing, without the consent of any Holder of New Notes, the Issuer and the Trustee may amend or supplement the Indenture or the New Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated New Notes in addition to or in place of certificated New Notes (provided that the uncertificated New Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated New Notes are described in Section 163(f)(2)(B) of the Code), to provide for the assumption of the Issuer's obligations to Holders of New Notes in the case of a merger, consolidation or sale of assets, to release any Note Guarantee or collateral in accordance with the provisions of the Indenture, to provide for additional Guarantors, to make any change that would provide any additional rights or benefits to the Holders of New Notes or that, as determined by the Board of Directors in good faith, does not have a material adverse effect on the legal rights under the Indenture of any such Holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

Concerning the Trustee

     The Indenture will contain certain limitations on the rights of the Trustee, should the Trustee become a creditor of the Issuer, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if the Trustee acquires any conflicting interest the Trustee must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

     The Indenture will provide that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs.

Additional Information

     Anyone who receives this Offer to Exchange may obtain a copy of the Indenture without charge by writing to the Issuer at the following address:
Harborside Healthcare Corporation, One Beacon Street, Boston, Massachusetts
02108.

Book-entry; Delivery and Form

     Global Note

     Except as set forth below, the New Notes will initially be issued in the form of one or more permanent global Notes in fully registered form without interest coupons (each, a "Global Note"). Upon issuance, each Global Note will be deposited with the Trustee as custodian for, and registered in the name of, a nominee of The Depository Trust Company ("DTC").

     If a holder tendering Old Notes so requests, such holder's New Notes will be issued as described below under "--Certificated Securities" in registered form without coupons (the "Certificated Securities").

     Ownership of beneficial interests in a Global Note will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interests in a Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

     So long as DTC, or its nominee, is the registered owner or Holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or Holder of the New Notes represented by such Global Note for all purposes under the Indenture and the New Notes. No beneficial owner of an interest in a Global Note will be able to transfer that interest except in accordance with DTC's applicable procedures, in addition to those provided for under the Indenture.

     Payments of the principal of, premium, if any, and interest, on a Global Note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither the Issuer, the Trustee nor any Paying Agent will have any responsibility or liability for any aspects of the records relating to or payments made on account of beneficial ownership interests in a Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Issuer expects that DTC or its nominee, upon receipt of any payment of principal, premium, if any, and interest in respect of a Global Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of DTC or its nominee. The Issuer also expects that payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

     Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

     The Issuer expects that DTC will take any action permitted to be taken by a Holder of a New Note only at the direction of one or more participants to whose account the DTC interests in a Global

Note is credited and only in respect of such portion of the aggregate principal amount of a New Note as to which such participant or participants has or have given direction. However, if there is an Event of Default under the New Notes, DTC will exchange the Global Note for Certificated Notes which it will distribute to its participants.

     DTC has advised the Issuer that it is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

     Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in a Global Note among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Issuer nor the Trustee will have any responsibility for the performance by DTC or its respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

     Certificated Securities

     If (i) the Issuer notifies the Trustee in writing that DTC is no longer willing or able to act as a depository and the Issuer is unable to locate a qualified successor within 90 days or (ii) the Issuer, at its option, notifies the Trustee in writing that it elects to cause the issuance of New Notes in definitive form under the Indenture, then, upon surrender by DTC of its Global Note, Certificated Securities will be issued to each person that DTC identifies as the beneficial owner of the New Notes represented by the Global Note. In addition, any person having a beneficial interest in a Global Note or any holder of Old Notes whose Old Notes have been accepted for exchange may, upon request to the Trustee or the Exchange Agent, as the case may be, exchange such beneficial interest or Old Notes for Certificated Securities.

     Upon any such issuance, the Trustee is required to register such Certificated Securities in the name of such person or persons (or the nominee of any thereof), and cause the same to be delivered thereto.

     Neither the Issuer nor the Trustee shall be liable for any delay by DTC or any participant or indirect participant in identifying the beneficial owners of the related New Notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the New Notes to be issued).

Certain Definitions

     Set forth below are certain defined terms to be used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Accreted Value" means, for any date, the amount calculated pursuant to clauses (i), (ii) or (iii) for each $1,000 principal amount at maturity of New
Notes:

          (i) if the date occurs on one of the following dates (each an "Accrual Date"), the Accreted Value will equal the amount set forth below for such Accrual Date:

                                                        Accreted
                                                        --------
     Accrual Date                                          Value
     ------------                                          -----
     May 4, 2001...................................        $  685.67
     August 1, 2001................................        $  704.96
     February 1, 2002..............................        $  747.26
     August 1, 2002................................        $  792.09
     February 1, 2003..............................        $  839.62
     August 1, 2003................................        $  890.00
     February 1, 2004..............................        $  943.40
     August 1, 2004................................        $1,000.00

          (ii) if the date occurs between two Accrual Dates, the Accreted Value will equal the sum of (a) the Accreted Value for the Accrual Date immediately preceding such date and (b) an amount equal to the product of
     (1) Accreted Value for the immediately following Accrual Date less the Accreted Value for the immediately preceding Accrual Date multiplied by (2) a fraction, the numerator of which is the number of days from the immediately preceding Accrual Date to the date, using a 360-day year of twelve 30-day months, and the denominator of which is 180; or

          (iii) if the date occurs after the last Accrual Date, the Accreted Value will equal $1,000.

     "Acquired Debt" means, with respect to any specified Person, (i) Debt of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, (ii) Debt incurred by such specified Person, its Restricted Subsidiaries or such other Person for the purpose of financing the acquisition of such other Person or its assets (provided that such other Person becomes or, in the case of an asset purchase, the person acquiring such assets is, a Restricted Subsidiary) and (iii) Debt secured by a Lien encumbering any asset acquired by such specified Person.

     "Additional Exchangeable Preferred Stock" means, with respect to any Exchangeable Preferred Stock, additional shares of such Exchangeable Preferred Stock having identical terms and conditions to such Exchangeable Preferred Stock that are issued pursuant to the terms of the Certificate of Designation for such Exchangeable Preferred Stock.

     "Affiliate" of any specified Person means (i) any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person, (ii) any other Person that owns, directly or indirectly, 5% or more of such specified Person's Voting Stock or (iii) any Person who is a director or officer (a) of such Person, (b) of any Subsidiary of such Person or (c) of any Person described in clause (i) or (ii) above. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

     "Asset Sale" means (i) the sale, lease, conveyance or other disposition of any assets or rights (including by way of a sale and leaseback) (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Issuer will be governed by the provisions of the Indenture described above under the caption "--Certain Covenants--Merger, Consolidation or Sale of all or Substantially all Assets" and not by the provisions of the Asset Sale covenant), and (ii) the issue or sale by the Issuer or any of its Restricted Subsidiaries of Equity Interests of any of the Issuer's Subsidiaries (other than director's qualifying shares), in the case of either clause (i) or
(ii), whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of 2.5% of Total Assets or (b) for net proceeds in excess of 2.5% of Total Assets. Notwithstanding the foregoing, the following will not be Asset Sales: (i) a transfer of assets by the Issuer to a Restricted Subsidiary or by a Restricted Subsidiary to the Issuer or to another Restricted Subsidiary, (ii) an issuance of Equity Interests by a Restricted Subsidiary to the Issuer or to another Restricted Subsidiary, (iii) a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption "--Certain Covenants--Restricted Payments" (including any formation of or contribution of assets to a Subsidiary or joint venture),
(iv) leases or subleases, in the ordinary course of business, to third parties of real property owned in fee or leased by the Issuer or its Subsidiaries, (v) a disposition, in the ordinary course of business, of a lease of real property,
(vi) any disposition of property of the Issuer or any of its Subsidiaries that, in the reasonable judgment of the Issuer, has become uneconomic, obsolete or worn out, (vii) any disposition of property or assets (including any disposition of inventory, accounts receivable and any licensing agreements) in the ordinary course of business, (viii) the sale of Cash Equivalents and Investment Grade Securities or any disposition of cash, (ix) any exchange of property or assets by the Issuer or a Restricted Subsidiary in exchange for cash or Cash Equivalents or property or assets that will be used or useful in the business conducted by the Issuer or any of its Restricted Subsidiaries, provided any such cash and Cash Equivalents are applied as if they were Net Proceeds of an Asset Sale, and (x) the sale or factoring of receivables on customary market terms pursuant to Credit Facilities but only if the proceeds thereof received by the Issuer and its Restricted Subsidiaries represent the fair market value of such receivables.

     "Board of Directors" means, with respect to any Person, the Board of Directors of such Person, or any authorized committee of the Board of Directors of such Person.

     "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

     "Capital Stock" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and
(iv) any similar participation in profits and losses or equity of a Person.

     "Cash Equivalents" means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition, (iii) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank or trust company having capital and surplus in excess of $300.0 million, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above, (v) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. ("Moody's") or Standard & Poor's Ratings Services, a division of the McGraw-Hill Companies, Inc. ("S&P") and in each case maturing within one year after the date of acquisition, (vi) investment funds investing 95% of their assets in securities of the types described in clauses (ii)-(v) above, (vii) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody's or S&P and (viii) Debt with a rating of "A" or higher from S&P or "A2" or higher from Moody's and having a maturity of not more than one year from the date of acquisition.

     "Closing Date" means the closing date of the Exchange Offer.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Commodity Hedging Agreements" means any futures contract or other similar agreement or arrangement designed to protect the Issuer or any Restricted Subsidiary against fluctuations in commodities prices.

     "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period (A) plus (without duplication), to the extent deducted in computing such Consolidated Net Income,
(i) Consolidated Interest Expense and the amortization of debt issuance costs, commissions, fees and expenses of such Person and its Restricted Subsidiaries for such period, (ii) provision for taxes based on income or profits (including franchise taxes) of such Person and its Restricted Subsidiaries for such period,
(iii) depreciation and amortization expense, including amortization of inventory write-up under APB 16, amortization of intangibles (including goodwill and the non-cash costs of Interest Rate Agreements, Commodity Hedging Agreements or Currency Agreements, license agreements and non-competition agreements), non-cash amortization of Capital Lease Obligations, and organization costs, (iv) non-cash expenses related to the amortization of management fees paid on or prior to the Old Issue Date, (v) expenses and charges related to any equity offering or incurrence of Debt permitted to be incurred by the Indenture (including any such expenses or charges relating to the Recapitalization or the Financial Restructuring), (vi) the amount of any restructuring charge or reserve (including any such charge or reserve relating to the Recapitalization or the Financial Restructuring), (vii) unrealized gains and losses from hedging, foreign currency or commodities translations and transactions, (viii) expenses consisting of internal software development costs that are expensed during the period but could have been capitalized in accordance with GAAP, (ix) any write-downs, write-offs, and other non-cash charges, items and expenses, (x) the amount of expense relating to any minority interest in a Restricted Subsidiary, and (xi) costs of surety bonds in connection with financing activities, and (B) minus any cash payment for which a reserve or charge of the kind described in clauses (vi), (ix) or (x) of subclause (A) above was taken previously during such period.

     "Consolidated Coverage Ratio" means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period. In the event that the Issuer or any of its Restricted Subsidiaries incurs, assumes, Guarantees, redeems or repays any Debt (other than revolving credit borrowings) or issues or redeems Preferred Stock subsequent to the commencement of the period for which the Consolidated Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Consolidated Coverage Ratio is made (the "Calculation Date"), then the Consolidated Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, redemption or repayment of Debt, or such issuance or redemption of Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers and consolidations that have been made by the Issuer or any of its Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, and discontinued operations determined in accordance with GAAP on or prior to the Calculation Date, shall be given effect on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers and consolidations or discontinued operations (and the reduction or increase of any associated Consolidated Interest Expense, and the change in Consolidated

Cash Flow, resulting therefrom, including because of reasonably anticipated cost savings) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, merger or consolidation or determined a discontinued operation, that would have required adjustment pursuant to this definition, then the Consolidated Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger or consolidation or discontinued operations had occurred at the beginning of the applicable four-quarter period. For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a financial or accounting officer of the Issuer. If any Debt to which pro forma effect is given bears interest at a floating rate, the interest expense on such Debt shall be calculated as if the rate in effect on the Calculation Date had been the applicable interest rate for the entire period (taking into account any Interest Rate Agreement in effect on the Calculation
Date). Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP. Interest on Debt that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate.

     "Consolidated Interest Expense" means, with respect to any Person for any period, the sum, without duplication, of (i) the consolidated net interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations relating to Interest Rate Agreements or Currency Agreements with respect to Debt, excluding, however, (A) amortization of debt issuance costs, commissions, fees and expenses, (B) customary commitment, administrative and transaction fees and charges and (C) expenses attributable to letters of credit or similar arrangements supporting insurance certificates issued to customers in the ordinary course of business), (ii) any interest expense on Debt of another Person that is Guaranteed by or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (but only to the extent such Guarantee or Lien has then been called upon), and (iii) cash dividends paid in respect of any Preferred Stock of such Person or any Restricted Subsidiary of such Person held by Persons other than the Issuer or a Subsidiary, in each case, on a consolidated basis and in accordance with GAAP.

     "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (i) the Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Restricted Subsidiary of such Person, (ii) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, prohibited by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders unless such restriction with respect to the payment of dividends has been permanently waived, (iii) except for purposes of calculating "Consolidated Cash Flow," the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, (iv) the cumulative effect of a change in accounting principles shall be excluded (effected either through cumulative effect adjustment or a retroactive application, in each case, in accordance with GAAP), (v) to the extent deducted in determining Net Income, the fees, expenses and other costs incurred in connection with the Recapitalization or the Financial Restructuring, including payments to management contemplated by the Recapitalization Agreement, shall be excluded, and (vi) to the extent deducted in determining Net Income, any non-cash charges resulting from any write-up, write-down or write-off of assets, of the Issuer and its Restricted Subsidiaries in connection with the Recapitalization or the Financial Restructuring, shall be excluded.

     "Credit Facilities" means, with respect to the Issuer, one or more debt facilities (including the Existing Credit Facility) or commercial paper facilities with banks, insurance companies or other institutional lenders providing for revolving credit loans, term loans, synthetic lease financing, notes, receivables factoring or other financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from or issue securities to such lenders against such receivables) or letters of credit or other credit facilities, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

     "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement to which the Issuer or any Restricted Subsidiary is a party or of which it is a beneficiary.

     "Debt" means, with respect to any Person (without duplication), (i) any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property, which purchase price is due more than six months after the date of placing such property in final service or taking final delivery thereof, or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, (ii) all indebtedness under clause (i) of other Persons secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person) provided that the amount of indebtedness of such Person shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such indebtedness of such other Persons, and (iii) to the extent not otherwise included, the Guarantee by such Person of any Debt under clause (i) of any other Person; provided, however, that Debt shall not include (a) obligations of the Issuer or any of its Restricted Subsidiaries arising from agreements of the Issuer or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Debt incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that (x) such obligations are not reflected on the balance sheet of the Issuer or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (x)) and (y) the maximum assumable liability in respect of all such obligations shall at no time exceed the gross proceeds including noncash proceeds (the fair market value of such noncash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Issuer and its Restricted Subsidiaries in connection with such disposition, (b) (A) obligations under (or constituting reimbursement obligations with respect to) letters of credit, performance bonds, surety bonds, appeal bonds, completion guarantees or similar instruments issued in connection with the ordinary course of business conducted by the Issuer, including letters of credit in respect of workers' compensation claims, security or lease deposits and self-insurance, provided, however, that upon the drawing of such letters of credit or other instrument, such obligations are reimbursed within 30 days following such drawing, and

(B) obligations arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of day-light overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such obligations are extinguished within three business days of incurrence, or (c) retentions in connection with purchasing assets in the ordinary course of business of the Issuer and its Restricted Subsidiaries. The amount of any Debt outstanding as of any date shall be the lesser of (i) the accreted value thereof, and (ii) the principal amount thereof, provided that the amount of Permitted Debt under clause (i) or (x) of the definition thereof, at the Issuer's election, but without duplication, may be reduced by the principal amount (not to exceed $7.5 million) of the note receivable issued to the Issuer before the Old Issue Date in connection with the leasing of certain nursing home facilities in the State of Connecticut.

     "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

     "Designated Senior Debt" means (i) any Debt outstanding under the Existing Credit Facility and (ii) any other Senior Debt permitted under the Indenture the principal amount of which is $25.0 million or more and that has been designated by the Issuer as "Designated Senior Debt."

     "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Holder thereof, in whole or in part, on or prior to the date on which the New Notes mature; provided, however, that (A) if such Capital Stock is issued to any plan for the benefit of employees of the Issuer or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer in order to satisfy applicable statutory or regulatory obligations, (B) any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Issuer to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Issuer may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "--Certain Covenants--Restricted Payments," and (C) prior to the consummation of an initial public offering by the Issuer, no class of common stock of the Issuer, whether currently in existence or created after the date hereof, shall constitute Disqualified Stock solely because it is required to be redeemed to the extent that it does not exercise a right to "tag-along" with a sale of the Issuer's Class D Common Stock, provided that the Issuer is required to issue to the purchaser of such Class D Common Stock a number of shares of any class of common stock equal to the number of shares that were redeemed, at a purchase price equal to the redemption price. For the avoidance of doubt, Exchangeable Preferred Stock shall not be considered "Disqualified Stock."

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "Exchange Debentures" means the Issuer's 13% Subordinated Exchange Debentures due 2008 issuable in exchange for the New Preferred Stock and any Exchange Debentures issued as payments in kind interest thereon.

     "Exchange Debenture Indenture" means the indenture pursuant to which the Exchange Debentures are to be issued as it may from time to time be amended or supplemented.

     "Exchange Offer" means the offer by the Issuer to exchange New Notes and other consideration for Old Notes.

     "Exchangeable Preferred Stock" means the Issuer's 13-1/2% Exchangeable Preferred Stock due 2010, the New Preferred Stock and any shares of New Preferred Stock issued as payment of dividends thereon.

     "Existing Credit Facility" means the collective reference to the Credit Agreement, dated as of August 11, 1998, among the Issuer and certain Subsidiaries of the Issuer named therein and the financial institutions named therein, any Credit Documents (as defined therein) and any related notes, collateral documents, letters of credit, participation agreements, guarantees, and other documents part of or relating to the Synthetic Lease Facility (as defined in the Credit Agreement), including any appendices, exhibits or schedules to any of the foregoing (as the same may be in effect from time to time), in each case, as such agreements may have been or may amended, modified, supplemented or restated prior to the Issue Date or be amended, modified, supplemented or restated from time to time thereafter, or refunded, refinanced, restructured, replaced, renewed, repaid or extended from time to time (whether with the original agents and lenders or other agents or lenders or otherwise, and whether provided under the original credit agreement or other credit agreements or otherwise).

     "Existing Debt" means Debt of the Issuer and its Restricted Subsidiaries (other than Debt under the Existing Credit Facility) in existence on the Old Issue Date, until such amounts are repaid.

     "Financial Restructuring" means the various transactions contemplated by the Restructuring Agreement, including but not limited to the Exchange Offer, the solicitation by the Issuer of consents to amendments to the indenture for the Issuer's 11% Senior Subordinated Discount Notes due 2008 and the certificate of designation for the Issuer's 13-1/2% Exchangeable Preferred Stock due 2010 and the purchase by Investcorp of the Issuer's 13% Convertible Exchangeable Preferred Stock due 2008 and warrants to purchase the Issuer's Class A Common Stock, par value $0.01 per share.

     "Foreign Subsidiary" means any Subsidiary of the Issuer formed under the laws of any jurisdiction other than the United States or any political subdivision thereof substantially all of the assets of which are located outside of the United States or that conducts substantially all of its business outside of the United States.

     "GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the Indenture shall be computed in conformity with GAAP as in effect as of the Old Issue Date.

     "Government Notes" means non-callable direct obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

     "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Debt.

     "Guarantors" means, at any time after the Closing Date, (i) each of the Issuer's Subsidiaries on the Closing Date, other than the Subsidiary Non-Guarantors on such date, and (ii) each Restricted Subsidiary that executes and delivers a Note Guarantee after the Closing Date, and their respective successors and assigns, in each case until released from its Note Guarantee in accordance with the terms of the Indenture.

     "Hedging Obligations" means, with respect to any Person, the obligations of such Person under Interest Rate Agreements, Currency Agreements or Commodity Hedging Agreements.

     "Holder" means a Person in whose name a New Note is registered in the register for the New Notes.

     "HRI" means Harborside Rhode Island Limited Partnership, a Massachusetts limited partnership.

     "Interest Rate Agreement" means any interest rate swap agreement, interest rate cap agreement, repurchase agreement, futures contract or other financial agreement or arrangement designed to protect the Issuer or any Restricted Subsidiary against fluctuations in interest rates.

     "Investcorp" means Investcorp S.A. and certain affiliates thereof.

     "Investment Grade Securities" means (i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents) having maturities of not more than one year from the date of acquisition, (ii) debt securities or debt instruments with a rating of BBB- or higher by S&P or Baa3 or higher by Moody's or the equivalent of such rating by such rating organization, or, if no rating of S&P or Moody's then exists, the equivalent of such rating by any other nationally recognized securities rating agency, but excluding any debt securities or instruments constituting loans or advances among the Issuer and its Subsidiaries having maturities of not more than one year from the date of acquisition, and (iii) investments in any fund that invests exclusively in investments of the type described in clauses (i) and (ii), which fund may also hold immaterial amounts of cash pending investment and/or distribution.

     "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Debt or other obligations, but excluding advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of such Person), advances or capital contributions (excluding commission, travel, payroll, entertainment, relocation and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Debt, Equity Interests or other securities. If the Issuer or any Restricted Subsidiary of the Issuer sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Issuer such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Issuer, the Issuer shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the third to last paragraph of the covenant described above under the caption "-- Restricted Payments."

     "Issue Date" means the date on which the New Notes are issued.

     "Issuer" means Harborside Healthcare Corporation.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement or any lease in the nature thereof); provided that in no event shall an operating lease be deemed to constitute a Lien.

     "Net Income" means, with respect to any Person and any period, the net income (or loss) of such Person for such period, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends, excluding, however, (i) any extraordinary or non-recurring gains or losses (including any losses relating to the Financial Restructuring) or charges and gains or losses or charges from the sale of assets outside the ordinary course of business, together with any related provision for taxes on such gain or loss or charges and (ii) deferred financing costs written off in connection with the early extinguishment of Debt; provided, however, that Net Income shall be deemed to include any increases during such period to shareholder's equity of such Person attributable to tax benefits from net operating losses and the exercise of stock options that are not otherwise included in Net Income for such period.

     "Net Proceeds" means the aggregate cash proceeds received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale (including any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including legal, accounting and investment banking fees, and brokerage and sales commissions) and any relocation, redundancy and closing costs incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts applied to the repayment of principal, premium (if any) and interest on Debt that is not subordinated to the New Notes required (other than required by clause (a) of the second paragraph of "--Asset Sales") to be paid as a result of such transaction, all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale, and any deduction of appropriate amounts to be provided by the Issuer as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Issuer after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

     "New Notes" means the Issuer's 12% Senior Subordinated Discount Notes due 2007.

     "New Preferred Stock" means the Issuer's 13% Convertible Exchangeable Preferred Stock due 2008 and any shares of 13% Convertible Exchangeable Preferred Stock due 2008 of the Issuer issued as payment of dividends thereon.

     "Note Guarantee" means the Guarantee by each Guarantor of the Issuer's Obligations under the New Notes.

     "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages, guarantees and other liabilities payable under the documentation governing any Debt, in each case whether now or hereafter existing, renewed or restructured, whether or not from time to time decreased or extinguished and later increased, created or incurred, whether or not arising on or after the commencement of a proceeding under Title 11, U.S. Code or any similar federal or state law for the relief of debtors (including post-petition interest) and whether or not allowed or allowable as a claim in any such proceeding.

     "Officers" means any of the following: Chairman, President, Chief Executive Officer, Treasurer, Chief Financial Officer, Executive Vice President, Senior Vice President, Vice President, Assistant Vice President, Secretary, Assistant Secretary or any other officer reasonably acceptable to the Trustee.

     "Officers' Certificate" means a certificate signed by two Officers.

     "Old Issue Date" means July 31, 1998.

     "Old Notes" means the Issuer's 11% Senior Subordinated Discount Notes due 2008.

     "Pari Passu Debt" means any Debt of the Issuer or any Guarantor that ranks pari passu with the New Notes or the relevant Note Guarantee.

     "Permitted Investments" means (a) any Investment in the Issuer or in a Restricted Subsidiary (including in any Equity Interests of a Restricted Subsidiary); (b) any Investment in cash, Cash Equivalents or Investment Grade Securities; (c) any Investment by the Issuer or any Restricted Subsidiary of the Issuer in a Person, if as a result of such Investment (i) such Person becomes a Restricted Subsidiary or (ii) such Person, in one transaction or a series of substantially concurrent related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary; (d) any securities or other assets received or other Investments made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "--Asset Sales" or in connection with any other disposition of assets not constituting an Asset Sale; (e) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Issuer; (f) loans or advances to employees (or guarantees of third party loans to employees) in the ordinary course of business; (g) stock, obligations or securities received in satisfaction of judgments, foreclosure of liens or settlement of debts (whether pursuant to a plan of reorganization or similar arrangement); (h) receivables owing to the Issuer or any Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms (including such concessionary terms as the Issuer or such Restricted Subsidiary deems reasonable); (i) any Investment existing on the Old Issue Date or made pursuant to legally binding written commitments in existence on the Old Issue Date; (j) Investments in Interest Rate Agreements, Currency Agreements and Commodity Hedging Agreements otherwise permitted under the Indenture; and (k) additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (k) that are at that time outstanding, not to exceed 15.0% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value).

     "Permitted Junior Securities" means debt or equity securities of the Issuer or any successor corporation issued pursuant to a plan of reorganization or readjustment of the Issuer that are subordinated to the payment of all Senior Debt at least to the same extent that the New Notes are subordinated to the payment of all Senior Debt on the Issue Date, so long as (i) the effect of the use of this defined term in the subordination provisions described under the caption "--Subordination" is not to cause the New Notes to be treated as part of
(a) the same class of claims as the Senior Debt or (b) any class of claims pari passu with, or senior to, the Senior Debt for any payment or distribution in any case or proceeding or similar event relating to the liquidation, insolvency, bankruptcy, dissolution, winding up or reorganization of the Issuer and (ii) to the extent that any Senior Debt outstanding on the date of consummation of any such plan of reorganization or readjustment is not paid in full in cash on such date, either (a) the holders of any such Senior Debt not so paid in full in cash have accepted as a class the terms of such plan of reorganization or readjustment or (b) such holders receive securities which constitute Senior Debt and which have been determined by the relevant court to constitute satisfaction in full in money or money's worth of any Senior Debt not paid in full in cash.

     "Permitted Liens" means (i) Liens securing Senior Debt of the Issuer and Guarantors and unsubordinated Debt of a Subsidiary Non-Guarantor (in each case including related Obligations) that was permitted by the terms of the Indenture to be incurred; (ii) Liens in favor of the Issuer or any Restricted Subsidiary; (iii) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Issuer or any Restricted Subsidiary of the Issuer; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Issuer or a Restricted Subsidiary, as the case may be; (iv) Liens on property existing at the time of acquisition thereof by the Issuer or any Restricted Subsidiary of the Issuer, provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any assets other than those acquired; (v) banker's Liens, rights of setoff and Liens to secure the performance of bids, tenders, trade or government contracts (other than for borrowed money), leases, licenses, statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (vi) without limitation of clause (i), Liens to secure Acquired Debt; (vii) Liens existing on the Old Issue Date; (viii) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (ix) Liens incurred in the ordinary course of business of the Issuer or any Restricted Subsidiary of the Issuer with respect to obligations that do not exceed $5.0 million at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Issuer or such Restricted Subsidiary; (x) carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's or other like Liens arising in the ordinary course of business in respect of obligations that are not yet due or that are bonded or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Issuer or such Restricted Subsidiary, as the case may be, in accordance with GAAP; (xi) pledges or deposits in connection with workmen's compensation, unemployment insurance and other social security legislation; (xii) easements (including reciprocal easement agreements), rights-of-way, building, zoning and similar restrictions, utility agreements, covenants, reservations, restrictions, encroachments, changes, and other similar encumbrances or title defects incurred, or leases or subleases granted to others, in the ordinary course of business, that do not in the aggregate materially detract from the aggregate value of the properties of the Issuer and its Subsidiaries, taken as a whole, or in the aggregate materially interfere with or adversely affect in any material respect the ordinary conduct of the business of the Issuer and its Subsidiaries on the properties subject thereto, taken as a whole; (xiii) Liens on goods (and the proceeds thereof) and documents of title and the property covered thereby securing Debt in respect of commercial letters of credit; (xiv) (A) mortgages, Liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any developer, landlord or other third party on property over which the Issuer or any Restricted Subsidiary of the Issuer has easement rights or on any real property leased by the Issuer or any Restricted Subsidiary on the Issue Date and subordination or similar agreements relating thereto and (B) any condemnation or eminent domain proceedings affecting any real property; (xv) leases or subleases to third parties; (xvi) Liens in connection with workmen's compensation obligations and general liability exposure of the Issuer and its Restricted Subsidiaries; (xvii) Liens arising by reason of a judgment, decree or court order, to the extent not otherwise resulting in an Event of Default; (xviii) Liens securing Hedging Obligations entered into in the ordinary course of business; (xix) without limitation of clause (i), Liens securing Permitted Refinancing Debt permitted to be incurred under the Indenture or amendments or renewals of Liens that were permitted to be incurred, provided, in each case, that (A) such Liens do not extend to an additional property or asset of the Issuer or a Restricted Subsidiary and (B) such Liens do not secure Debt in excess of the amount of Permitted Refinancing Debt permitted to be incurred under the Indenture or the principal amount of (or accreted value, if applicable), plus accrued interest on, the Debt (plus the amount of reasonable premium and fees and expenses incurred in connection therewith) secured by the Lien being amended or renewed, as the case may be; (xx) Liens that secure Debt of a Person existing at the time such Person becomes a Restricted Subsidiary of the Issuer, provided that such Liens do not extend to any assets other than those of the Person that became a Restricted Subsidiary of the Issuer, and (xxi) any provision for the retention of title to an asset by the vendor or transferor of such asset which asset is acquired by the Issuer or any Restricted Subsidiary in a transaction entered into in the ordinary course of business of the Issuer or such Restricted Subsidiary and for which kind of transaction it is normal market practice for such retention of title provision to be included.

     "Permitted Refinancing Debt" means any Debt of the Issuer or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Debt of the Issuer or any of its Restricted Subsidiaries incurred in compliance with the first paragraph or clause (ii), (iii), (iv), (v) or (ix) of the second paragraph of the covenant described above under "--Certain Covenants--Incurrence of Debt and Issuance of Preferred Stock"; provided that: (i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Debt does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Debt so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable premium and fees and expenses incurred in connection therewith); (ii) in the case of term Debt, (1) principal payments required under such Permitted Refinancing Debt have a Stated Maturity no earlier than the earlier of (A) the Stated Maturity of those under the Debt being refinanced and (B) the maturity date of the New Notes and (2) such Permitted Refinancing Debt has a Weighted Average Life to Maturity equal to or greater than the lesser of the Weighted Average Life to Maturity of the Debt being extended, refinanced, renewed, replaced, defeased or refunded and the Weighted Average Life to Maturity of the New Notes; (iii) if the Debt being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the New Notes, such Permitted Refinancing Debt has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the New Notes on terms at least as favorable to the Holders of New Notes as those contained in the documentation governing the Debt being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Debt is incurred either by the Issuer or by its Restricted Subsidiary who is the obligor on the Debt being extended, refinanced, renewed, replaced, defeased or refunded. The Issuer may Incur Permitted Refinancing Debt not more than six months prior to the application of the proceeds thereof to repay the Debt to be refinanced; provided that upon the Incurrence of such Permitted Refinancing Debt, the Issuer shall provide written notice thereof to the Trustee, specifically identifying the Debt to be refinanced with Permitted Refinancing Debt.

     "Preferred Stock" means, with respect to any Person, any Capital Stock of such Person (however designated) that is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person. With respect to the Issuer, "Preferred Stock" includes the Exchangeable Preferred Stock.

     "Preferred Equity Interests" means Preferred Stock and all warrants, options or other rights to acquire Preferred Stock (but excluding any debt security that is convertible into, or exchangeable for, Preferred Stock).

     "Recapitalization" means the recapitalization of Harborside Healthcare Corporation pursuant to which HH Acquisition Corp. was merged with and into the Issuer and the financing transactions related thereto.

     "Recapitalization Agreement" means the Agreement and Plan of Merger dated as of April 15, 1998 by and between HH Acquisition Corp. and Harborside Healthcare Corporation, as amended through the Old Issue Date.

     "Representative" means any agent or representative in respect of any Designated Senior Debt; provided that if, and for so long as, any Designated Senior Debt lacks such a representative, then the Representative for such Designated Senior Debt shall at all times constitute the holders of a majority in outstanding principal amount of such Designated Senior Debt.

     "Restricted Investment" means an Investment other than a Permitted Investment.

     "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

     "Restructuring Agreement" means that certain Agreement, dated as of March 13, 2001, among the Issuer, Investcorp and certain holders of the Issuer's 11% Senior Subordinated Discount Notes due 2008 and the Issuer's 13-1/2% Exchangeable Preferred Stock due 2010.

     "Secured Debt" means any Debt of the Issuer or any Subsidiary secured by a Lien.

     "Senior Debt" means (i) all Debt of the Issuer or any Guarantor outstanding under the Existing Credit Facility and all Hedging Obligations with respect thereto, (ii) any other Debt (including Acquired Debt) permitted to be incurred by the Issuer or any Guarantor under the terms of the Indenture, unless the instrument under which such Debt is incurred expressly provides that it is on a parity with or subordinated in right of payment to the New Notes or the relevant Note Guarantee and (iii) all Obligations with respect to the foregoing. Notwithstanding anything to the contrary in the foregoing, Senior Debt will not include (v) any liability for federal, state, local or other taxes owed or owing by the Issuer, (w) any Debt of the Issuer or any Guarantor to any of its Subsidiaries, officers, employees or other Affiliates (other than Debt under any Credit Facility to any such Affiliate), (x) any trade payables, (y) that portion of Debt incurred in violation of the covenant described above under "Incurrence of Debt and Preferred Stock" (but as to any such Debt under any Credit Facility, such violation shall be deemed not to exist for purposes of this clause (y) if the lenders have obtained a representation from a Senior Officer of the Issuer to the effect that the issuance of such Debt does not violate such covenant) or
(z) any Debt or obligation of the Issuer or any Guarantor which is expressly subordinated in right of payment to any other Debt or obligation of the Issuer or such Guarantor, as applicable, including any Subordinated Debt of the Issuer. For the avoidance of doubt, the New Notes will constitute "Senior Debt" under the Existing Indenture and, therefore, will be senior in right of payment to the Old Notes.

     "Senior Officer" means the Chief Executive Officer or the Chief Financial Officer of the Issuer.

     "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Old Issue Date.

     "Specified Affiliate Payments" means:

          (i) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Issuer or any Restricted Subsidiary of the Issuer held by any future, present or former employee, director, officer or consultant of the Issuer (or any of its Restricted Subsidiaries) pursuant to any management equity subscription agreement, stock option agreement, put agreement, stockholder agreement or similar agreement that may be in effect from time to time; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $3.0 million in any calendar year and no payment default on Senior Debt or the New Notes shall have occurred and be continuing; provided further that such amount in any calendar year may be increased by an amount not to exceed (A) the cash proceeds received by the Issuer (including by way of capital contribution) since the Old Issue Date from the sale of Equity Interests of the Issuer to employees, directors, officers or consultants of the Issuer or its Subsidiaries that occurs in such calendar year (it being understood that such cash proceeds shall be excluded from clause (c)(ii) of the first paragraph under the covenant described under the caption "--Certain Covenants--Restricted Payments") plus (B) the cash proceeds from key man life insurance policies received by the Issuer and its Restricted Subsidiaries in such calendar year (including proceeds from the sale of such policies to the person insured thereby); and provided, further, that cancellation of Debt owing to the Issuer from employees, directors, officers or consultants of the Issuer or any of its Subsidiaries in connection with a repurchase of Equity Interests of the Issuer will not be deemed to constitute a Restricted Payment for purposes of the Indenture;

          (ii) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants as a result of the payment of all or a portion of the exercise price of such options or warrants with Equity Interests;

          (iii) payments by the Issuer to shareholders or members of management of the Issuer and its Subsidiaries in connection with the Recapitalization; and

          (iv) payments or transactions permitted under clause (5) of the second paragraph of the covenant described under "--Certain Covenants-- Transaction with Affiliates;

     "Stated Maturity" means, with respect to any installment of interest on or principal of, or any other amount payable in respect of, any series of Debt, the date on which such interest, principal or other amount was scheduled to be paid in the documentation governing such Debt, and shall not include any contingent obligations to repay, redeem or repurchase any such interest, principal or other amount prior to the date scheduled for the payment thereof.

     "Subordinated Debt" means any Debt of the Issuer or any Guarantor (whether outstanding on the Issue Date or thereafter incurred) that is subordinate or junior in right of payment to the New Notes or the applicable Note Guarantee pursuant to written agreement.

     "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof). Unless the context otherwise requires, "Subsidiary" refers to a Subsidiary of the Issuer.

     "Subsidiary Non-Guarantors" means (i) each of the Subsidiaries of the Issuer on the Closing Date that do not issue or are released from a Note Guarantee, (ii) each Unrestricted Subsidiary, and (iii) each Restricted Subsidiary formed or acquired after the Closing Date that does not execute and deliver or is released from a Note Guarantee.

     "Total Assets" means, at any time, the total consolidated assets of the Issuer and its Restricted Subsidiaries at such time.

     "Unrestricted Subsidiary" means (i) any Subsidiary that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, and (ii) any Subsidiary of an Unrestricted Subsidiary; but in the case of any Subsidiary referred to in clause (i) (or any Subsidiary of any such Subsidiary) only to the extent that such Subsidiary: (a) is not party to any agreement, contract, arrangement or understanding with the Issuer or any Restricted Subsidiary of the Issuer unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Issuer or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Issuer; and (b) except in the case of a Foreign Subsidiary, is a Person with respect to which neither the Issuer nor any of its Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results. Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under the caption "--Certain Covenants--Restricted Payments." If, at any time, any Unrestricted Subsidiary referred to in clause (ii) of the first sentence of this definition (or any Subsidiary thereof) would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Debt of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Issuer as of such date (and, if such Debt is not permitted to be incurred as of such date under the covenant described under the caption "--Certain Covenants--Incurrence of Debt and Issuance of Preferred Stock," the Issuer shall be in default of such covenant). The Board of Directors of the Issuer may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Debt by a Restricted Subsidiary of the Issuer of any outstanding Debt of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Debt is permitted under the covenant described under the caption "--Certain Covenants--Incurrence of Debt and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, and (ii) no Default or Event of Default would be in existence following such designation.

     "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person, excluding, however, Exchangeable Preferred Stock.

     "Weighted Average Life to Maturity" means, when applied to any Debt at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Debt.

     "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person.

                          DESCRIPTION OF THE WARRANTS

     The Warrants to purchase Class A Common Stock of the Issuer (the "Warrants") to be issued in exchange for Old Notes and Old Preferred Stock tendered and not withdrawn pursuant to the Exchange Offer will be issued pursuant to a warrant agreement (the "Warrant Agreement") between the Issuer and United States Trust Company of New York, as warrant agent (the "Warrant Agent"). The Investcorp Warrants will be issued pursuant to a warrant agreement (the "Investcorp Warrant Agreement") substantially identical to the Warrant Agreement, and will be identical to the Warrants, except for restrictive legends to be placed on certificates representing the Investcorp Warrants. The following summary of certain provisions of the Warrant Agreement does not purport to be complete and is qualified in its entirety by reference to all the provisions of the Warrant Agreement, including the definitions of certain terms used below. Capitalized terms not defined in this Offer to Exchange have the meanings given to them in the Warrant Agreement. A copy of the Warrant Agreement is available upon request as provided under "Available Information."

General

     The Issuer is offering 1,854,422 Warrants as partial consideration for all outstanding Old Notes and 618,141 Warrants in exchange for all outstanding shares of Old Preferred Stock (as well as 1,854,422 Investcorp Warrants to the Investcorp Investors in connection with their purchase of New Preferred Stock). Each Warrant, when exercised, will entitle the holder to purchase one share of Class A Common Stock of the Issuer (the "Warrant Shares") at a price (the "Exercise Price") equal to $0.01 per share. The number of Warrant Shares issuable upon exercise of a Warrant is subject to adjustment in certain cases as described below. In the aggregate, the Warrants and the Investcorp Warrants represent the right to purchase 4,326,985 shares of the Issuer's Class A Common Stock representing 35.0% (15.0% as partial consideration for the Old Notes, 5.0% in exchange for the Old Preferred Stock and 15.0% to be issued to the Investcorp Investors) of the total number of shares of the Issuer's common equity (of all classes) on a fully diluted basis to be outstanding immediately after the Financial Restructuring (except that the foregoing percentages do not give effect to any dilution resulting from the conversion of the New Preferred Stock into Class A Common Stock and are subject to reduction if less than all Old Notes are tendered and exchanged in the Exchange Offer).

     The Warrants will be exercisable at the earliest to occur of (i) a Change of Control (as defined in the Warrant Agreement), (ii) an initial public offering of Common Stock of the Issuer, (iii) the full redemption of all New Notes at the option of the Issuer and (iv) August 1, 2009 (the "Expiration Date"). The Issuer will give notice of expiration not less than 90 nor more than 120 days prior to the Expiration Date to the registered holders of the then outstanding Warrants. If the Issuer fails to give such notice, the Warrants will nevertheless expire and become void on the Expiration Date.

     Certificates for Warrants will be issued in fully registered form only. Subject to the terms of the Warrant Agreement, the warrant certificates evidencing the Warrants may be surrendered for exercise or exchange, and the transfer of warrant certificates will be registrable, at the office or agency of the Issuer maintained for such purpose, which initially will be the corporate trust office of the Warrant Agent in New York, New York. No service charge will be made for registration of transfer or exchange of any warrant certificate so surrendered. The Issuer may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of warrant certificates. The warrant certificates will be issued either in global form or in registered form as definitive warrant certificates.

Exercise

     In order to exercise the Warrants, the holder thereof is required to surrender at the office or agency of the Issuer maintained for that purpose the related warrant certificate and pay in full the Exercise Price for each share of Class A Common Stock issuable upon exercise of such Warrants. The Exercise Price may be paid only by the surrender of one or more warrant certificates (and without the payment of the Exercise Price in cash) in exchange for a number of shares of Class A Common Stock equal to the product of (a) the number of shares of Class A Common Stock for which such Warrant is exercisable as of the exercise date (if the Exercise Price were being paid in cash), and (b) the Cashless Exercise Ratio (the "Cashless Exercise"). The "Cashless Exercise Ratio" shall equal a fraction, the numerator of which is the excess of the Current Market Value per share of Class A Common Stock on the exercise date over the Exercise Price per share as of the exercise date and the denominator of which is the Current Market Value per share of Class A Common Stock on the exercise date. Upon surrender of a warrant certificate representing more than one Warrant, the number of shares of Class A Common Stock deliverable upon a Cashless Exercise shall be equal to the product of the number of shares of Class A Common Stock issuable in respect of those Warrants that the holder specifies are to be exercised pursuant to a Cashless Exercise multiplied by the Cashless Exercise Ratio. All provisions of the Warrant Agreement shall be applicable with respect to an exercise of a warrant certificate pursuant to a Cashless Exercise for less than the full number of Warrants represented thereby. Upon the exercise of Warrants in accordance with the Warrant Agreement, the Warrant Agent will cause the Issuer to transfer promptly to or upon the written order of the holder of such warrant certificate appropriate evidence of ownership of any shares of Class A Common Stock or other securities or property to which it is entitled, registered or otherwise to the person or persons entitled to receive the same. Each Warrant shall be exercisable only in whole. Instead of issuing fractional Warrant Shares, the Issuer may, at its option, pay to the holder of the Warrants at the time of exercise an amount in cash equal to the Current Market Value of any fractional Warrant Shares less a corresponding fraction of the Exercise Price. All shares of Class A Common Stock or other securities issuable by the Issuer upon the exercise of the Warrants will be validly issued, fully paid and nonassessable.

Adjustments to Number of Warrant Shares Issuable

     The number of Warrant Shares issuable upon exercise of a Warrant (the "Exercise Rate"), which initially will be one, is subject to adjustment from time to time upon the occurrence of certain events occurring after the issue date of the Warrants, including:

     . certain dividends or distributions on shares of Common Stock payable in shares of Common Stock;

     . subdivisions, combinations or certain reclassifications of shares of Common Stock;

     . issuances by the Issuer of shares of Common Stock for a consideration per share less than the then Current Market Value;

     . issuances by the Issuer of shares of securities (other than the New Preferred Stock) convertible into or exchangeable or exercisable for shares of Common Stock for a conversion or exchange price plus consideration received upon issuance less than the then Current Market Value;

     .    certain extraordinary dividends or distributions on the Common Stock;

     . to the extent the Class A Common Stock issuable upon conversion of the New Preferred Stock, when and if issued, has a value in excess of the liquidation preference of, plus accrued dividends on, New Preferred Stock immediately prior to conversion to neutralize the impact of such issuance on the Warrants; and

     . other events that could have the effect of depriving holders of the Warrants of the benefit of all or a portion of the purchase rights evidenced by the Warrants;

in each case other than (1) pursuant to the exercise of the Warrants or the Investcorp Warrants, (2) upon the conversion, exchange or exercise of any convertible, exchangeable or exercisable security as to which the issuance thereof has previously been the subject of any required adjustment pursuant to the Warrant Agreement or the Investcorp Warrant Agreement and (3) upon the conversion, exchange or exercise of convertible, exchangeable or exercisable securities of the Issuer outstanding on the closing of the Financial Restructuring (to the extent in accordance with the terms of such securities as in effect on such date).

     Notwithstanding the foregoing, no adjustment in the Exercise Rate will be required in respect of: (a) the grant of any stock option or other stock incentive award pursuant to any stock option or stock incentive plan or arrangement as disclosed in the Annual Report attached as Appendix C to this Offer to Exchange, (b) the grant of any stock option or stock incentive award at an exercise price at least equal to or greater than the lesser of the Exercise Price or the Current Market Value, (c) the grant of any other stock option or stock incentive award to any officer or employee of the Issuer or any of its subsidiaries pursuant to any compensatory plan or arrangement that has been approved by the Issuer's board of directors or (d) the exercise of any such option or award referred to in clause (a), (b) or (c).

     If the Issuer, in a single transaction or through a series of related transactions, consolidates with or merges with or into any other person or sells, assigns, transfers, leases, conveys or otherwise disposes of all or substantially all of its properties and assets to another person or group of affiliated persons or is a party to a merger or binding share exchange which reclassifies or changes its outstanding Common Stock (a "Fundamental Transaction"), as a condition to consummating any such transaction the person formed by or surviving any such consolidation or merger if other than the Issuer or the person to whom such transfer has been made (the "Surviving Person") shall enter into a supplemental warrant agreement. The supplemental warrant agreement shall provide (a) that the holder of a Warrant then outstanding may exercise it for the kind and amount of securities, cash or other assets which such holder would have received immediately after the Fundamental Transaction if such holder had exercised the Warrant immediately before the effective date of the transaction (regardless of whether the Warrants are then exercisable and without giving effect to the Cashless Exercise option), assuming (to the extent applicable) that such holder (1) was not a constituent person or an affiliate of a constituent person to such transaction, (2) made no election with respect thereto and (3) was treated alike with the plurality of non-electing holders, and (b) that the Surviving Person shall succeed to and be substituted for every right and obligation of the Issuer in respect of the Warrant Agreement and the Warrants. The Surviving Person shall mail to holders of Warrants at the addresses appearing on the Warrant Register a notice briefly describing the supplemental warrant agreement. If the issuer of securities deliverable upon exercise of Warrants is an affiliate of the Surviving Person, that issuer shall join in the supplemental warrant agreement.

     Notwithstanding the foregoing, if the Issuer enters into a Fundamental Transaction with another person (other than a subsidiary of the Issuer) and consideration is payable to holders of the shares of Capital Stock (or other securities or property) issuable or deliverable upon exercise of the Warrants that are exercisable in exchange for such shares in connection with such Fundamental Transaction which consists solely of cash, then the holders of Warrants shall be entitled to receive distributions on the date of such event on an equal basis with holders of such shares (or other securities issuable upon exercise of the Warrants) as if the Warrants had been exercised immediately prior to such event, less the Exercise Price therefor. Upon receipt of such payment, if any, the rights of a holder of a Warrant shall terminate and cease and such holder's Warrants shall expire.

     If there is an adjustment to the number of shares of Common Stock or other consideration for which such a Warrant may be exercised, the holders of the Warrants may, in certain circumstances, be deemed to have received a distribution subject to United States federal income tax as a dividend. See "Certain U.S. Federal Income Tax Consequences."

     Fractional shares of Common Stock are not required to be issued upon exercise of Warrants, but in lieu thereof the Issuer will pay a cash adjustment, except in limited circumstances.

     If any event occurs as to which the foregoing provisions are not strictly applicable or, if strictly applicable, would not, in the good faith judgment of the board of directors, fairly and adequately protect the rights of the Warrants in accordance with the essential intent and principles of such provisions, then such board of directors shall make such adjustments in the application of such provisions, in accordance with such essential intent and principles, as shall be reasonably necessary, in the good faith opinion of such board of directors, to protect such rights as aforesaid, but in no event shall any such adjustment have the effect of decreasing the Exercise Rate or decreasing the number of Warrant Shares issuable upon exercise of the Warrants.

     No adjustment in the Exercise Rate shall be required unless such adjustment would require an increase or decrease of at least 1% in such rate; provided, however, that any adjustments which by reason of the foregoing are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations shall be made by the Issuer and shall be rounded to the sixth decimal place. No adjustment need be made for a change in the par value or no par value of the Class A Common Stock and no adjustment shall be deferred beyond the date on which a Warrant is exercised.

Amendment

     From time to time, the Issuer and the Warrant Agent, without the consent of the holders of the Warrants, may amend or supplement the Warrant Agreement for certain purposes, including curing ambiguities, correcting defects or inconsistencies or making any change that does not materially adversely affect the rights of any holder. Any amendment or supplement to the Warrant Agreement that has a material adverse effect on the interests of the holders of the Warrants shall require the written consent of the holders of a majority of the then outstanding Warrants (excluding Warrants held by the Issuer or any of its Affiliates). The consent of each holder of the Warrants affected shall be required for any amendment pursuant to which the Exercise Price would be increased or the number of Warrant Shares issuable upon exercise of Warrants would be decreased (other than pursuant to adjustments provided in the Warrant Agreement) or any of the adjustment provisions in the Warrant Agreement would be changed in a manner that would have any such effect.

No Rights As Stockholders

     Except as specified in the Warrant Agreement, the holders of unexercised Warrants are not entitled, by virtue of being such holders, to vote, to consent, to exercise any preemptive rights or to receive notice as stockholders of the Issuer in respect of any stockholders' meeting for the election of directors of the Issuer or any other purpose, or to exercise any other rights whatsoever as stockholders of the Issuer.

Registration Rights

     The Issuer will enter into the Warrant Registration Rights Agreement for the benefit of the holders of the Warrants. The following summary of the material provisions of the Warrant Registration Rights Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the Warrant Registration Rights Agreement, a copy of the form of which can be obtained upon request to the Issuer as provided under "Available Information."

     Piggy-Back Registration Rights

     Whenever the Issuer proposes to effect a public offering, the Issuer must, not later than the date of the initial filing of the related registration statement, provide written notice to the holders of the Warrants and the Warrant Shares. Each holder will have the right, within 15 days after receipt of such notice, to request (which request will indicate the intended method of distribution) that the Issuer include such holder's Warrant Shares for sale pursuant to such registration statement.

     The Issuer will include in any public offering all the Warrant Shares for which it receives notice pursuant to the preceding paragraph, unless the managing underwriter for such public offering determines that, in its opinion, the number of Warrant Shares that the holders of Warrants and Warrant Shares (the "Requesting Holders") have requested to be sold in such public offering, together with the total number of shares of such Common Stock that the Issuer and any other selling stockholders and warrant holders entitled to sell shares in such public offering propose to sell in such public offering, exceed the maximum number of shares that may be distributed without adversely affecting the price, timing or distribution of the shares to be sold by the Issuer. In such event, the Issuer will be required to include in such public offering only that number of shares which the managing underwriter believes may be sold without causing such adverse effect.

     In addition, if and to the extent requested by the managing underwriter in connection with an initial public offering, holders of Warrants and Warrant Shares will be subject to a customary "lock-up period" not to exceed 180 days.

     Shelf Registration Rights

     At any time following 90 days, subject to any lock-up period then in effect, after the completion of an initial public offering, on one separate occasion only, holders of 25% of the outstanding Warrants and Warrant Shares will have the right to require the Issuer, at the expense of the Issuer (other than customary underwriting and broker commissions), to file a registration statement for the registration of resale of the Warrants and Warrant Shares. The Issuer shall promptly file and use its reasonable best efforts to obtain the effectiveness of such registration statement for the benefit of all such holders who desire to include their securities in such registration statement and to keep such registration statement effective until the date on which all of the Warrants and Warrant Shares are not transfer restricted; provided, however, that the Issuer may suspend the use of any prospectus included in any such shelf registration statement for a blackout period not to exceed an aggregate of 60 days in any 12 month period under certain circumstances.

Tag-Along Rights; Mandatory Redemption

     Shares of Class A Common Stock underlying the Warrants, upon exercise of the Warrants, will be entitled to the benefit of certain "tag-along" rights relating to such underlying shares contained in, and will be subject to the mandatory redemption provisions of, the Company's Certificate of Incorporation in the event of certain transfers of the Company's Class D Common Stock. If any Warrants have not been exercised, the Warrant Agreement will provide for the automatic exercise of such Warrants, and the shares of Class A Common Stock underlying such Warrants will be subject to the mandatory redemption provisions to the same extent as if the Warrants had been exercised. For a description of these provisions, see "Description of Capital Stock--Common Stock--Tag-Along Rights; Mandatory Redemption."

Book-Entry; Delivery and Form

     Global Warrant

     Except as set forth below, the Warrants will initially be issued in the form of one or more permanent global Warrants in fully registered form without interest coupons (each, a "Global Warrant"). Upon issuance, each Global Warrant will be deposited with the Warrant Agent as custodian for, and registered in the name of, a nominee of The Depository Trust Company ("DTC").

     If a holder tendering Old Notes or Old Preferred Stock so requests, such holder's Warrants will be issued as described below under "--Certificated Securities" in registered form without coupons (the "Certificated Securities").

     Ownership of beneficial interests in a Global Warrant will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interests in a Global Warrant will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

     So long as DTC, or its nominee, is the registered owner or Holder of a Global Warrant, DTC or such nominee, as the case may be, will be considered the sole owner or Holder of the Warrants represented by such Global Warrant for all purposes under the Warrant Agreement and the Warrants. No beneficial owner of an interest in a Global Warrant will be able to transfer that interest except in accordance with DTC's applicable procedures, in addition to those provided for under the Warrant Agreement.

     Payments on a Global Warrant will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither the Issuer, the Warrant Agent nor any Paying Agent will have any responsibility or liability for any aspects of the records relating to or payments made on account of beneficial ownership interests in a Global Warrant or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Issuer expects that DTC or its nominee, upon receipt of any payment in respect of a Global Warrant, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Warrant as shown on the records of DTC or its nominee. The Issuer also expects that payments by participants to owners of beneficial interests in such Global Warrant held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

     Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

     The Issuer expects that DTC will take any action permitted to be taken by a Holder of a Warrant only at the direction of one or more participants to whose account the DTC interests in a Global Warrant is credited and only in respect of such portion of the aggregate principal amount of a Warrant as to which such participant or participants has or have given direction.

     DTC has advised the Issuer that it is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

     Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in a Global Warrant among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Issuer nor the Warrant Agent will have any responsibility for the performance by DTC or its respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

     Certificated Securities

     If (i) the Issuer notifies the Warrant Agent in writing that DTC is no longer willing or able to act as a depository and the Issuer is unable to locate a qualified successor within 90 days or (ii) the Issuer, at its option, notifies the Warrant Agent in writing that it elects to cause the issuance of Warrants in definitive form under the Warrant Agent, then, upon surrender by DTC of its Global Warrant, Certificated Securities will be issued to each person that DTC identifies as the beneficial owner of the Warrants represented by the Global Warrant. In addition, any person having a beneficial interest in a Global Warrant or any holder of Old Notes or Old Preferred Stock whose Old Notes or shares of Old Preferred Stock have been accepted for exchange may, upon request to the Trustee or the Exchange Agent, as the case may be, exchange such beneficial interest, Old Notes or Old Preferred Stock for Certificated Securities.

     Upon any such issuance, the Warrant Agent is required to register such Certificated Securities in the name of such person or persons (or the nominee of any thereof), and cause the same to be delivered thereto.

     Neither the Issuer nor the Warrant Agent shall be liable for any delay by DTC or any participant or indirect participant in identifying the beneficial owners of the related Warrants and each such person may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the Warrants to be issued).

Definitions

     "Capital Stock" means, with respect to any Person, any and all shares, interests, participations, rights in or other equivalents (however designated and whether voting or non-voting) of such Person's capital stock, whether outstanding on the closing date of the Financial Restructuring or issued after the closing date of the Financial Restructuring, and any and all rights (other than any evidence of indebtedness), warrants or options exchangeable for or convertible into such capital stock.

     "Common Stock" means all shares of Capital Stock of the Issuer, whether or not denominated as "common stock," which are entitled to share ratably in the ordinary dividends of the Issuer or share ratably in the proceeds of any liquidation of the Issuer after the payment of all preferential claims, and shall include, without limitation, the Class A Common Stock, Class B common stock, Class C common stock or Class D common stock of the Issuer authorized on the closing date of the Financial Restructuring.

     "Current Market Value" per share of any class of Common Stock of the Issuer at any date shall mean:

          (1) if no class of Common Stock is then (A) registered under the Exchange Act and (B) traded on a national securities exchange or on the Nasdaq National Market System, (a) the value of such class of Common Stock, determined in good faith by the board of directors of the Issuer and certified in a board resolution, taking into account the most recently completed arms-length transaction between the Issuer and a Person other than an Affiliate of the Issuer and the closing of which occurs on such date or shall have occurred within the six-month period preceding such date, or (b) if no such transaction shall have occurred on such date or within such six-month period, the fair market value of the security as determined by a nationally recognized Independent Financial Expert, provided that, in the case of the calculation of Current Market Value for determining the cash value of fractional shares, any such determination within six months that is, in the good faith judgment of the board of directors, a reasonable determination of value, may be utilized); or

          (2)(a) if any class of common stock is then (A) registered under the Exchange Act and (B) traded on a national securities exchange or on the Nasdaq National Market System, the average of the daily closing sales prices of such class of Common Stock for the 20 consecutive trading days immediately preceding such date, or (b) if such class of Common Stock has been registered under the Exchange Act and traded on a national securities exchange or on the Nasdaq National Market System for less than 20 consecutive trading days before such date, then the average of the daily closing sales prices for all of the trading days before such date for which closing sales prices are available, in the case of each of (a) and (b), as certified to the Warrant Agent by the chief executive officer, the president, any executive vice president or the chief financial officer of the Issuer. The closing sales price of each such trading day shall be the closing sales price, regular way, on such day, or if no sale takes place on such day, the average of the closing bid and asked prices on such day.

     "Independent Financial Expert" means a nationally recognized independent investment banking, appraisal or accounting firm.

     "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

            INVESTCORP PURCHASE OF NEW PREFERRED STOCK AND WARRANTS

     In connection with the Restructuring Agreement, the Investcorp Investors will enter into the Subscription Agreement with the Company pursuant to which the Investcorp Investors will purchase $15.0 million in initial liquidation preference of shares of the New Preferred Stock and the Investcorp Warrants for a purchase price of $15.0 million in cash (subject to reduction on a pro rata basis at the election of Investcorp if less than all Old Notes are tendered and exchanged in the Exchange Offer). The Subscription Agreement will contain customary representations and warranties (which will also be made for the benefit of the Holders party to the Restructuring Agreement and the Other MacKay Holders), covenants and closing conditions. The Investcorp Purchase will close concurrently with the closing of the Exchange Offer.

New Preferred Stock

     The New Preferred Stock will be issued pursuant to the Certificate of Designation which will be filed with the Secretary of State of the State of Delaware substantially concurrently with the closing of this Exchange Offer, and will be a new series of 13% Convertible Exchangeable Preferred Stock having an initial liquidation preference of up to $15.0 million, shares of which will be entitled to receive dividends at the greater of:

     . a rate of 13.0% per annum compounded quarterly and payable in additional shares of New Preferred Stock or, at any time while no New Notes remain outstanding, in cash; and

     . an amount equal to the dividends payable on outstanding shares of Class A Common Stock (on an as-converted basis), payable quarterly in the same form as such dividends are payable on the outstanding shares of Class A Common Stock.

     Shares of New Preferred Stock will be subject to mandatory redemption by the Company on February 1, 2008. Shares of New Preferred Stock will generally not be redeemable by the Company until August 1, 2004 and thereafter will be redeemable at a premium which will decline ratably to par by August 1, 2007. In the event of a Change of Control, the Company may redeem the New Preferred Stock as a whole, but not in part, at a price equal to 100% of the applicable liquidation preference including accrued but unpaid dividends and a "make-whole" premium until August 1, 2004, and if at any time the Company does not redeem the New Preferred Stock in the event of a Change of Control, the holders of New Preferred Stock may require the Company to make an offer to purchase the outstanding shares of New Preferred Stock at a price equal to 101% of the applicable liquidation preference including accrued but unpaid dividends.

     The New Preferred Stock will rank senior to any shares of Old Preferred Stock that remain outstanding after the completion of the Exchange Offer. Each share of New Preferred Stock will be convertible into 150 shares of the Company's Class A Common Stock at any time at the option of the holders of New Preferred Stock (subject to adjustment upon the occurrence of certain events) and, subject to compliance with the "Debt" covenant in the Indenture governing the New Notes and the Existing Credit Facility, will also be exchangeable into Exchange Debentures, which consist of 13% Subordinated Exchange Debentures of the Company due 2008, at the option of the Company on any dividend payment date, provided that (1) all shares of New Preferred Stock are exchanged for Exchange Debentures, (2) such exchange is permitted by the terms of the Indenture and the Existing Credit Facility, (3) either (a) a registration statement relating to the Exchange Debentures shall have been declared effective prior to such exchange and shall continue to be effective on the Exchange Date or (b) the Issuer shall have received an opinion from counsel that such exchange is exempt from the registration requirements of the

Securities Act of 1933 and (4) the Company shall have delivered to the trustee of the Exchange Debentures a written opinion of counsel, reasonably acceptable to such trustee, regarding the satisfaction of clause (3)(b) above and containing other customary language. The Exchange Debentures will rank subordinate to the New Notes but senior to any Old Notes that remain outstanding after the completion of the Exchange Offer and will have terms and conditions which are substantially identical to those of the junior exchange notes into which shares of Old Preferred Stock were exchangeable prior to the completion of the Exchange Offer.

     The terms of the New Preferred Stock will contain covenants substantially similar to those currently contained in the Existing Certificate of Designation for the Old Preferred Stock. These covenants place restrictions and obligations on the Company with respect to:

     .    incurrence of debt;

     .    mergers and consolidations;

     .    SEC reports;

     .    dividends, stock repurchases and investments; and

     .    transactions with affiliates.

     Holders of the New Preferred Stock will have no voting rights except as provided by law and in the Certificate of Designation. In the event that dividends are not paid for any six quarterly periods, whether or not consecutive, or upon certain other events (including failure to comply with covenants and failure to pay the mandatory redemption price when due), then the number of directors constituting the Company's Board of Directors will be adjusted to permit the holders of the majority of the then outstanding New Preferred Stock, voting separately as a class, to elect two directors.

     Shares of New Preferred Stock will not be subject to any restrictions on transferability, other than restrictions imposed by applicable federal and state securities laws. Pursuant to the New Preferred Stock Registration Rights Agreement, the Investcorp Investors will be entitled to registration rights for the New Preferred Stock customary for similar transactions, including two demand registration, "piggy-back" registration and shelf registration rights, in each case subject to customary underwriter's cutback rights.

Investcorp Warrants

     The Investcorp Warrants consist of 1,854,422 warrants to purchase shares of Class A Common Stock of the Company (equal to 15.0% of the total number of shares of the Company's common stock of all classes outstanding on a fully diluted basis on the Closing Date, excluding any dilution resulting from any conversion of shares of New Preferred Stock into Class A Common Stock and subject to reduction on a pro rata basis at the election of Investcorp if less than all Old Notes are tendered and exchanged in the Exchange Offer). Each Investcorp Warrant represents the right to purchase one share of Class A Common Stock at an exercise price of $0.01 per share.

     The Investcorp Warrants will be issued pursuant to the Investcorp Warrant Agreement, which will be substantially identical to the Warrant Agreement relating to the Warrants to be issued pursuant to the Exchange Offer, and will be identical to the Warrants to be issued pursuant to the Exchange Offer, except for restrictive legends to be placed on certificates representing the Investcorp Warrants. The Investcorp Investors will be entitled to the benefit of the registration rights contained in the Warrant Registration Rights Agreement.

                 CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the material U.S. federal income tax consequences of the Exchange Offer and the Consent Solicitation to holders of the Old Notes and the Old Preferred Stock and of the ownership and disposition of the New Notes and Warrants issued pursuant to the Exchange Offer. It is based on provisions of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury regulations promulgated thereunder (the "Treasury Regulations") and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis. No ruling from the Internal Revenue Service (the "IRS") has been or will be sought with respect to any aspect of the transactions described herein. The following relates only to Old Securities, and New Securities received in exchange therefor, that are held by Holders who hold such securities as capital assets. This summary does not address all of the tax consequences that may be relevant to particular Holders in light of their personal circumstances, or to certain types of Holders (such as banks and other financial institutions, real estate investment trusts, regulated investment companies, insurance companies, foreign persons, tax-exempt organizations, dealers in securities, persons who have hedged the interest rate on the Old Notes or the New Notes or the dividend rate on the Old Preferred Stock, persons whose functional currency is not the U.S. dollar or persons who hold the Old Securities or the New Securities as part of a "straddle," "hedge" or "conversion transaction"). In addition, this summary does not include any description of the tax laws of any state, local or non-U.S. government that may be applicable to a particular Holder.

     HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF THE EXCHANGE OFFER AND THE CONSENT SOLICITATION, INCLUDING THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE NEW NOTES AND THE WARRANTS, AS WELL AS THE TAX CONSEQUENCES UNDER STATE, LOCAL, NON-U.S. AND OTHER U.S. FEDERAL TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN TAX LAWS BEFORE DETERMINING WHETHER TO PARTICIPATE IN THE EXCHANGE OFFER.

Exchange Offer for the Old Notes

     Tax Consequences to Exchanging Noteholders. The surrender of the Old Notes in exchange for New Notes, the Cash Payment and Warrants will constitute a recapitalization within the meaning of section 368(a)(1)(E) of the Code, so long as both the Old Notes and the New Notes are treated as "securities" for purposes of the reorganization provisions of the Code. The term "securities" is not defined in the Code or the applicable Treasury Regulations. The Company intends to take the position that the Old Notes and the New Notes are securities for this purpose, but there can be no assurance that the IRS will not successfully assert a contrary position. If the Old Notes and/or the New Notes are not securities for this purpose, the exchange of Old Notes pursuant to the Exchange Offer will be a taxable transaction, in which exchanging Holders will recognize all realized gain or loss on the exchange. The remainder of this discussion assumes that the Old Notes and the New Notes constitute securities, and that the exchange constitutes a recapitalization.

     Exchanging holders of the Old Notes will not recognize any loss on the exchange. Exchanging Holders will recognize gain (if any) equal to the lesser of the amount of cash received or the amount of gain realized in the exchange. The amount of gain realized will equal the excess of (i) the sum of the cash received, the principal amount of the New Notes and the value of the Warrants received over (ii) the Holder's basis in the Old Notes. Subject to the market discount and original issue discount rules discussed below, gain recognized by an exchanging Holder generally will be treated as capital gain, which will be long-term capital gain if the Holder has held the Old Notes for more than a year at the time of the consummation of the Exchange Offer.

     Notwithstanding the general rule set forth above, a Holder will be required to include in its ordinary income the portion of the consideration received in the Exchange Offer representing accrued original issue discount ("OID") on the Old Notes that the Holder has not previously included in income. In addition, a Holder that purchased its Old Notes at a discount from their adjusted issue price (in excess of a specified de minimis amount) may be subject to the "market discount" rules discussed below under "--Ownership of the New Notes--Market Discount." Unless such Holder previously elected to include market discount on the Old Notes in income on a constant yield basis, the accrued market discount at the time of the consummation of the Exchange Offer generally will be the amount calculated by multiplying the market discount by a fraction, the numerator of which is the number of days the Old Notes have been held by such Holder and the denominator of which is the number of days after such Holder's acquisition of the Old Notes up to and including its maturity date. Gain recognized on the exchange will be treated as ordinary income to the extent of any accrued market discount on the Old Notes that has not previously been included in income by the Holder. Any accrued market discount that is not recognized by the Holder in the Exchange Offer will carry over to the New Notes received by such Holder pursuant to the Exchange Offer.

     An exchanging Holder's aggregate basis in the New Notes and Warrants received in exchange for the Old Notes will be equal to the Holder's basis in the Old Notes surrendered in exchange therefor, minus the amount of cash received in the exchange, plus the amount of any gain recognized. The aggregate basis must be allocated over the New Notes and the Warrants based on the relative fair market values of the New Notes and the Warrants. An exchanging Holder's holding period for the New Notes and Warrants will include the Holder's holding period for the Old Notes.

     Backup Withholding and Information Reporting. In general, an exchanging Holder of an Old Note will be subject to backup withholding at the rate of 31% with respect to the cash paid to such Holder pursuant to the Exchange Offer, unless such Holder (a) is an entity that is exempt from withholding (including corporations, tax-exempt organizations and certain qualified nominees) and, when required, demonstrates this fact, or (b) provides the payor with its taxpayer identification number ("TIN") (which for an individual would be the Holder's social security number), certifies that the TIN provided to the payor is correct and that the Holder has not been notified by the IRS that it is subject to backup withholding due to underreporting of interest or dividends, and otherwise complies with applicable requirements of the backup withholding rules. In addition, such payments to Holders that are not exempt entities will generally be subject to information reporting requirements. A Holder who does not provide the payor with his correct TIN may be subject to penalties imposed by the IRS. The amount of any backup withholding from a payment to a Holder will be allowed as a credit against such Holder's U.S. federal income tax liability and may entitle such Holder to a refund, provided that the required information is furnished to the IRS.

     Tax Consequences to Non-Exchanging Noteholders. Holders who do not tender their Old Notes pursuant to the Exchange Offer, or whose Old Notes are tendered but not accepted, should not recognize income, gain or loss for U.S. federal income tax purposes as a result of the Exchange Offer or the Proposed Indenture Amendments. The Company believes that the Proposed Indenture Amendments will not constitute a significant modification of the Old Notes for purposes of applicable Treasury Regulations and, accordingly, such amendments should not constitute a deemed exchange for U.S. federal income tax purposes of the Old Notes for deemed new notes (the "Deemed New Notes"). Even if the modification of the Old Notes were treated as a deemed exchange of the Old Notes for Deemed New Notes, such an exchange should constitute a recapitalization as described above under "--Tax Consequences to Exchanging Noteholders." As a result, non-exchanging holders would not recognize any gain or loss on the deemed exchange, the basis of the Deemed New Notes would be equal to the basis of the Old Notes, and the holding period of the Deemed New Notes would include the period during which the Old Notes were held.

     Tax Consequences to the Company. The Company will realize cancellation of indebtedness income for U.S. federal income tax purposes upon the consummation of the Exchange Offer. The cancellation of indebtedness income generally will equal the excess of (i) the adjusted issue price of the Old Notes over (ii) the sum of the cash, the principal amount of the New Notes and the value of the Warrants issued in exchange for the Old Notes. The adjusted issue price of the Old Notes is the original issue price of the Old Notes increased by the amount of accrued original issue discount on the Old Notes and decreased by any payments previously made on the Old Notes, if any, other than qualified stated interest. Any interest on the Old Notes that the Company has not been permitted to deduct under the rules regarding AHYDOs described below under "--Ownership of the New Notes--Applicable High Yield Discount Obligations" will be subtracted from the calculation of cancellation of indebtedness income.

     Cancellation of indebtedness income will be excluded from the Company's gross income to the extent that the Company's liabilities exceed the fair market value of its assets (the "Insolvency Amount"). The Company believes that the Insolvency Amount at the time of the consummation of the Exchange Offer will exceed the amount of cancellation of indebtedness income realized as a result of the Exchange Offer, so that the Company will be able to exclude the cancellation of indebtedness income from its gross income. However, the amount so excluded from gross income must be applied to reduce tax attributes of the Company. Instead of reducing tax attributes, the Company may elect to reduce the basis of its depreciable assets. Therefore, following the consummation of the Exchange Offer, a portion of the Company's existing net operating losses may no longer be available to offset the Company's taxable income. In the event that the IRS were to determine that the Company was not insolvent at the time of the consummation of the Exchange Offer, or that the Insolvency Amount was less than the amount of cancellation of indebtedness, the Company would be required to include all or a portion of the cancellation of indebtedness income in its gross income. However, tax attributes such as the Company's net operating losses would be available to offset the cancellation of indebtedness income. The Company believes that its net operating losses are sufficient to absorb any cancellation of indebtedness income realized as a result of the Exchange Offer.

Ownership Of The New Notes

     Accrual of Original Issue Discount. For federal income tax purposes, the issue price of the New Notes will be equal to their principal amount. Cash interest will not begin to accrue on the New Notes until August 1, 2004, but the Accreted Value will accrete between the date of original issuance and such date. Accordingly, the New Notes will be issued with OID, and a Holder of the New Notes will be required to include stated interest and OID on the New Notes in gross income in accordance with the OID provisions of the Code, and will be required to include amounts in income with respect to such New Notes prior to the receipt of cash payments attributable to such income, without regard to whether the Holder is a cash or accrual method taxpayer.

     Holders of the New Notes will be required to accrue OID on the New Notes in income for U.S. federal income tax purposes on a constant yield basis, which ordinarily will result in the inclusion of increasing amounts of OID in income in successive accrual periods. A subsequent purchaser of a New Note will be required to include annual accruals of OID in gross income in accordance with the rules described above, but the amount of OID includable in gross income may vary depending upon the price paid for the Note by such subsequent purchaser.

     The Company will furnish annually to the IRS and to Holders (other than with respect to certain exempt Holders, including, in particular, corporations) information with respect to the OID accruing while the New Notes are held by such Holders.

     Acquisition Premium and Bond Premium. If the tax basis of an exchanging Holder in the New Notes (calculated as described above under "--Exchange Offer for the Old Notes--Tax Consequences to the Exchanging Holder") immediately after the consummation of the Exchange Offer is less than the stated redemption price at maturity, but is in excess of the issue price, the Holder has acquired the New Notes with "acquisition premium." Such Holder's includable OID will be reduced by an amount equal to the OID multiplied by a constant fraction calculated so as to cause the full amount of the acquisition premium to be amortized over the life of such New Note.

     If an exchanging Holder has a tax basis in the New Notes immediately after the consummation of the Exchange Offer that is greater than the stated redemption price at maturity, the Holder has acquired the New Notes with "bond premium." Such Holder will not be required to include any OID in income with respect to the New Notes. A Holder may elect to amortize such bond premium over the life of the New Notes to offset a portion of the stated interest that would otherwise be includable in income. Such an election generally applies to all taxable debt instruments held by the holder on or after the first day of the first taxable year to which the election applies, and may be revoked only with the consent of the IRS. Holders that acquire a New Note with bond premium should consult their tax advisors regarding the manner in which such premium is calculated and the election to amortize bond premium over the life of the instrument.

     Market Discount. If an exchanging Holder held its Old Notes with market discount and any portion of such market discount is not recognized in the Exchange Offer as described above under "--Exchange Offer for the Old Notes--Tax Consequences to Exchanging Holders," the market discount rules of sections 1276 through 1278 of the Code would apply to such New Notes. These rules provide, in part, that gain on the sale or other disposition of such New Notes, and partial payments on such New Notes, will be treated as ordinary income to the extent of accrued market discount. As an alternative to the inclusion of market discount on the foregoing basis, the Holder may elect to include market discount in income currently as it accrues on all market discount instruments acquired by such Holder in that taxable year or thereafter, in which case the deferred interest rule will not apply. This election may be revoked only with the consent of the IRS. Holders that acquire a New Note with market discount should consult their tax advisors regarding the manner in which accrued market discount is calculated and the election to include such market discount in income currently.

     The market discount rules also provide for the deferral of interest deductions with respect to debt incurred to purchase or carry a debt instrument that has market discount in excess of the aggregate amount of interest (including OID) includable in such holder's gross income for the taxable year with respect to such debt instrument.

     Sale, Exchange or Retirement of the New Notes. Upon the sale, exchange, redemption, retirement at maturity or other disposition of a New Note, a Holder generally will recognize taxable gain or loss equal to the difference between the sum of the cash and the fair market value of all other property received on such disposition (less any amount received on account of accrued but unpaid interest, which will be taxed as such) and such Holder's adjusted tax basis in the New Note. The adjusted tax basis of the New Note generally will equal the Holder's initial tax basis in the New Note calculated as described above in "-- Exchange Offer for the Old Notes--Tax Consequences to Exchanging Holders," increased by any OID or market discount includable in income by the Holder with respect to such Note, and reduced by the amount of any payments previously received by the Holder (other than qualified stated interest) and any premium amortized by such Holder with respect to the New Note. Any such gain or loss will, subject to the preceding discussion of the market discount rules, be capital gain or loss, and will be long-term capital gain or loss if, at the time of such disposition, the Holder's holding period for the New Note is more than one year. In the case of non-corporate persons, the maximum U.S. federal income tax rate currently applicable to long-term capital gain is 20%. The deductibility of capital losses is subject to limitations as described in the Code.

     Applicable High Yield Discount Obligations. The New Notes will be applicable high yield discount obligations ("AHYDOs"). Accordingly, the Company will be allowed to deduct the OID on the New Notes only when it is paid. In addition, a portion of the OID accruing on the New Notes may be treated as a dividend generally eligible for the dividends-received deduction in the case of corporate Holders, and the Company would not be entitled to deduct the "disqualified portion" of the OID accruing on the New Notes and would be allowed to deduct the remainder of the OID only when paid in cash.

     Backup Withholding and Information Reporting. In general, a Holder of a New Note will be subject to backup withholding and information reporting requirements with respect to interest, OID, principal and premium, if any, paid on a New Note, and the proceeds of a sale of a New Note, in the same manner and subject to the same exceptions described above under "--Exchange Offer for the Old Notes--Backup Withholding and Information Reporting."

     The Company will report to Holders and to the IRS the amount of any "reportable payments" (including any interest paid) and any amounts withheld with respect to the New Notes during the calendar year. The amount of any backup withholding from a payment to a Holder will be allowed as a credit against such Holder's U.S. federal income tax liability and may entitle such Holder to a refund, provided that the required information is furnished to the IRS.

The Preferred Stock Exchange Offer

     Tax Consequences to Exchanging Shareholders. The exchange of the Old Preferred Stock for Warrants generally should be treated as a taxable exchange, in which the exchanging Holder will recognize capital gain or loss in an amount equal to the difference between the Holder's adjusted tax basis in the Old Preferred Stock and the fair market value of the Warrants received in exchange therefor, except that to the extent any amount received is attributable to accrued but unpaid dividends on the Old Preferred Stock, such amount generally will be taxable as ordinary income. The Holder's basis in the Warrants received in such exchange will equal the fair market value of such Warrants.

     Tax Consequences to Non-Exchanging Shareholders. The terms of any shares of Old Preferred Stock that are not tendered, or are tendered but not accepted, will be modified as a result of the Proposed Certificate Amendments. Such modification of the terms of the Old Preferred Stock should constitute an exchange for U.S. federal income tax purposes and, accordingly, Holders of the Old Preferred Stock who do not tender their shares for exchange (or whose shares are not accepted) will be treated for U.S. federal income tax purposes as exchanging their Old Preferred Stock for a new class of preferred stock ("Deemed New Shares"). Such constructive exchange should constitute a recapitalization within the meaning of section 368(a)(1)(E) of the Code. As a result, the non-exchanging Holders should recognize no gain or loss on the constructive exchange, the aggregate tax basis of the Deemed New Shares would be the same as the tax basis of the Old Preferred Stock, and the holding period of the Deemed New Shares constructively received would include the period that the Holder held the Old Preferred Stock.

     Tax Consequences to the Company. The Company will not recognize any gain or loss on the exchange of Warrants for the Old Preferred Stock.

Ownership of the Warrants

     Exercise of the Warrants. In general, a Holder will not recognize any gain or loss for U.S. federal income tax purposes upon the exercise of Warrants, except with respect to any cash received in lieu of a fractional share of Class A Common Stock. The Holder's initial tax basis in the Warrant Shares will be equal to such Holder's tax basis in the Warrants surrendered therefor (calculated as described above under "--Tax Consequences to Exchanging Noteholders" or "--Tax Consequences to Exchanging Shareholders," as applicable). If any cash is received in lieu of a fractional share, the Holder will recognize gain or loss in an amount and of the same character that such Holder would have recognized if such Holder had received such fractional share and then immediately sold it for cash back to the Company. A U.S. Holder may be able to take the position that the holding period of shares of Class A Common Stock received in exchange for the surrender of one or more Warrants includes the holding period of the Warrants so surrendered. Holders are urged to consult their own tax advisors as to the tax consequences to them of a cashless exercise of Warrants.

     Disposition of Warrants. In general, a Holder will recognize gain or loss on the sale, exchange or other taxable disposition of a Warrant in an amount equal to the difference between the amount realized on such sale, exchange or other disposition and the Holder's tax basis in the Warrant. Such gain or loss generally will be long-term capital gain or loss if the Holder has held the Warrant for more than one year on the date of the disposition.

     Expiration of Warrants. If a Warrant expires unexercised, the Holder will generally recognize long-term capital loss equal to the Holder's tax basis in the Warrant, if the Holder has held the Warrant for more than one year at the time of expiration.

     Adjustment to Exercise Price. An adjustment to the exercise price of the Warrants, or the failure to make such an adjustment, in certain circumstances may result in a constructive distribution to Holders of the Warrants that could be taxable as a dividend under section 305 of the Code. In that event, a Holder's tax basis in the Warrant would increase by the amount of the dividend.

     Tax Consequences to the Company. The Company will not recognize any gain or loss upon the termination, exercise or expiration of the Warrants.

                                                                      APPENDIX A
                                                                      ----------

                 PROPOSED AMENDMENTS TO THE EXISTING INDENTURE

     Holders of Old Notes who desire to accept the Exchange Offer in respect of their Old Notes will be deemed to have consented to certain amendments to the Existing Indenture under which the Old Notes were issued. The following is a summary of the Proposed Indenture Amendments. This summary is qualified in its entirety by reference to the full and complete terms contained in the Existing Indenture and the Second Supplemental Indenture. Capitalized terms used herein without definition have the same meanings as set forth in the Existing Indenture.

     If the Proposed Indenture Amendments become effective, provisions substantially in the form of the double underlined clauses below will be added to the Existing Indenture and provisions substantially in the form of the stricken through clauses below will be deleted from the Existing Indenture.

     Indenture, dated as of July 31, 1998, between HH Acquisition Corp., as predecessor to the Company, and United States Trust Company of New York, as Trustee, as amended by the First Supplemental
          Indenture, dated as of August 11, 1998, among the Company, the subsidiaries of the Company listed on the signature
                        pages thereto and the Trustee.

     Section 1.01.  Definitions.

     "Additional Securities" shall mean Initial Securities initially issued subsequent to the date hereof pursuant to Article II [delete: and in compliance with Section 4.03].

     "Debt" means, with respect to any Person (without duplication), (i) any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property, which purchase price is due more than six months after the date of placing such property in final service or taking final delivery thereof, or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, (ii) all indebtedness under clause (i) of other Persons secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person), provided that the amount of
                                              --------
indebtedness of such Person shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such indebtedness of such other Persons, and (iii) to the extent not otherwise included, the Guarantee by such Person of any Debt under clause (i) of any other Person; provided, however, that Debt shall not include (a) obligations of the Company or
--------  -------
any of its Restricted Subsidiaries arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Debt Incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that (x) such obligations are not reflected on the balance
--------  -------
sheet of the Company or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (x)) and (y) the maximum assumable liability in respect of all such obligations shall at no time exceed the gross proceeds including noncash proceeds (the fair market value of such noncash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Company and its Restricted Subsidiaries in connection with such disposition, (b) (A) obligations under (or constituting reimbursement obligations with respect to) letters of credit, performance bonds, surety bonds, appeal bonds, completion guarantees or similar instruments issued in connection with the ordinary course of business conducted by the Company, including letters of credit in respect of workers' compensation claims, security or lease deposits and self-insurance; provided, however, that upon the drawing of such letters of credit or other
--------  -------
instrument, such obligations are reimbursed within 30 days following such drawing, and (B) obligations arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of day-light overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such obligations are
                                 --------  -------
extinguished within three Business Days of Incurrence, or (c) retentions in connection with purchasing assets in the ordinary course of business of the Company and its Restricted Subsidiaries. The amount of any Debt outstanding as of any date shall be the lesser of (i) the accreted value thereof, and (ii) the principal amount thereof [delete: , provided that the amount of Permitted Debt
                                    --------
under clause (i) or (x) of the definition thereof, at the Company's election, but without duplication, may be reduced by the principal amount (not to exceed $7.5 million) of the note receivable issued to Harborside before the Issue Date in connection with the leasing of certain nursing home facilities in the State of Connecticut].

     "Senior Debt" means (i) all Debt of the Company or any Guarantor outstanding under the New Credit Facility and all Hedging Obligations with respect thereto, (ii) any other Debt (including Acquired Debt) [delete: permitted to be Incurred by the Company or any Guarantor pursuant to Section 4.03], unless the instrument under which such Debt is Incurred expressly provides that it is on a parity with or subordinated in right of payment to the Securities or the relevant Security Guarantee and (iii) all Obligations with respect to the foregoing. Notwithstanding anything to the contrary in the foregoing, Senior Debt will not include (v) any liability for federal, state, local or other taxes owed or owing by the Company, (w) any Debt of the Company or any Guarantor to any of its Subsidiaries, officers, employees or other Affiliates (other than Debt under any Credit Facility to any such Affiliate),
(x) any trade payables, [add: or] (y) [delete: that portion of Debt Incurred in violation of Section 4.03 (but as to any such Debt under any Credit Facility, such violation shall be deemed not to exist for purposes of this clause (y) if the lenders have obtained a representation from a Senior Officer of the Company to the effect that the issuance of such Debt does not violate such covenant) or
(z)] any Debt or obligation of the Company or any Guarantor that is expressly subordinated in right of payment to any other Debt or obligation of the Company or such Guarantor, as applicable, including any Subordinated Debt of the Company.

     "Unrestricted Subsidiary" means (i) any Subsidiary that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, and (ii) any Subsidiary of an Unrestricted Subsidiary; but in the case of any Subsidiary referred to in clause (i) (or any Subsidiary of any such Subsidiary) only to the extent that such Subsidiary: (a) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; and (b) except in the case of a Foreign Subsidiary, is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results. Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions [delete: and was permitted by

Section 4.04]. If, at any time, any Unrestricted Subsidiary referred to in clause (ii) of the first sentence of this definition (or any Subsidiary thereof) would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Debt of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary of the Company as of such date [delete: (and, if such Debt is not permitted to be Incurred as of such date pursuant to Section 4.03, the Company shall be in default of such covenant)]. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an Incurrence
            --------
of Debt by a Restricted Subsidiary of the Company of any outstanding Debt of such Unrestricted Subsidiary and such designation shall only be permitted if [delete: (i) such Debt is permitted by Section 4.03, calculated on a pro forma
                                                                     ---------
basis as if such designation had occurred at the beginning of the four-quarter reference period, and (ii)] no Default or Event of Default would be in existence following such designation.

     Section 2.03. Execution, Authentication and Denominations. [add: The] [delete: Subject to Section 4.03, the] aggregate principal amount at maturity of Securities which may be authenticated and delivered under this Indenture is unlimited. The Securities shall be executed by one or more Officers of the Company. The signature of these Officers on the Securities may be by facsimile or manual signature in the name and on behalf of the Company.

     Section 2.15. Issuance of Additional Securities. The Company may, subject to [delete: Section 4.03 of this Indenture and] applicable law, issue Additional Securities under this Indenture. The Initial Securities issued on the Closing Date and any Additional Securities subsequently issued shall be treated as a single class for all purposes under this Indenture.

     Section 3.09.  Repurchase Offers.  [add: Intentionally omitted.]

     [delete: (a) In the event that the Company shall be required to commence an offer to all Holders to purchase Securities (a "Repurchase Offer") pursuant to Section 4.06 hereof (an "Excess Proceeds Offer") or pursuant to Section 4.08 hereof (a "Change of Control Offer") the Company shall follow the procedures specified in this Section 3.09:

          (i) Within 30 days after (A) a Change of Control (unless (1) the Company is not required to make such offer pursuant to Section 4.08(c) or
     (2) all Securities have been called for redemption pursuant to Section 3.07(a), 3.07(c) and 3.08 or (B) the Company is required to make an Asset Sale Offer pursuant to Section 4.06, the Company shall (x) commence a Repurchase Offer, which shall remain open for a period of at least 20 Business Days following its commencement (the "Offer Period") and (y) send, by first class mail, a notice to the Trustee and each of the Holders which shall contain all instructions and materials necessary to enable such Holders to tender Securities pursuant to such Repurchase Offer. The notice, which shall govern the terms of the Repurchase Offer, shall describe the transaction or transactions that constitute the Change of Control or Asset Sale requiring an Asset Sale Offer, as the case may be, and shall state:

               (A) that the Repurchase Offer is being made pursuant to this
          Section 3.09 and Section 4.06 or 4.08, as the case may be, as applicable;

               (B) the principal amount of Securities required to be purchased pursuant to Section 4.06, in case of an Excess Proceeds Offer, or that the Company is required to offer to purchase all of the outstanding principal amount of Securities, in the case of a Change of Control Offer (such amount, the "Offer Amount"), the purchase price and, that on the date specified in such notice (the "Purchase Date"), which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed, the Company shall repurchase all Securities validly tendered and not withdrawn pursuant to this Section 3.09 and Section 4.06 or 4.08, as applicable;

               (C) that any Security not tendered or accepted for payment shall continue to accrue interest;

               (D) that, unless the Company defaults in making such payment, Securities accepted for payment pursuant to the Repurchase Offer shall cease to accrue interest after the Purchase Date;

               (E) that Holders electing to have a Security purchased pursuant to a Repurchase Offer may elect to have all or any portion of such Security purchased;

               (F) that Holders electing to have a Security purchased pursuant to any Repurchase Offer shall be required to surrender the Security, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Security, or such other customary documents of surrender and transfer as the Company may reasonably request, duly completed, or transfer by book-entry transfer, to the Company, the Depositary or the Paying Agent at the address specified in the notice prior to the Purchase Date;

               (G) that Holders shall be entitled to withdraw their election if the Company, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Security the Holder delivered for purchase and a statement that such Holder is withdrawing its election to have such Security purchased;

               (H) that, in the case of an Excess Proceeds Offer, if the aggregate principal amount of Securities surrendered by Holders thereof exceeds the Offer Amount, the Company shall select the Securities to be purchased on a pro rata basis (based upon the outstanding principal amount thereof), with such adjustments as may be deemed appropriate by the Company so that only Securities in denominations of $1,000, or integral multiples thereof, shall be purchased;

               (I) that Holders whose Securities are purchased only in part shall be issued new Securities equal in principal amount to the unpurchased portion of the Securities surrendered (or transferred by book-entry transfer); and

               (J) the CUSIP number, if any, printed on the Securities being repurchased and that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Securities.

          (ii) On (or at the Company's election, before) the Purchase Date, the Company shall, (A) to the extent lawful, accept for payment, on a pro rata basis to the extent necessary in the case of an Excess Proceeds Offer, the Securities or portions thereof tendered pursuant to the Repurchase Offer and not theretofore withdrawn, or if Securities aggregating less than the Offer Amount have been tendered, all Securities tendered, and shall deliver to the Trustee an Officers' Certificate stating that such Securities or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 3.09, (B) deposit with the Paying Agent an amount equal to the payment required in respect of all Securities or portions thereof so tendered and (C) deliver or cause to be delivered to the Trustee the Securities so accepted together with an Officers' Certificate stating the aggregate principal amount of Securities or portions thereof being purchased by the Company. The Company, the Depositary or the Paying Agent, as the case may be, shall promptly (but in any case not later than five days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the Change of Control Payment or the payment due to each respective Holder in respect of the Excess Proceeds Offer, as applicable, with respect to the Securities tendered by such Holder and accepted by the Company for purchase, and the Company shall promptly issue a new Security, and the Trustee, upon written request from the Company, shall authenticate and mail or deliver such new Security to such Holder, in a principal amount equal to any unpurchased portion of the Securities so surrendered, provided that
                                                               --------
     each such new Security shall be in a principal amount of $1,000 or an integral multiple thereof. Any Security not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof. On the Purchase Date, all Securities purchased by the Company shall be delivered to the Trustee for cancellation. All Securities or portions thereof purchased pursuant to the Repurchase Offer will be canceled by the Trustee. The Company shall publicly announce the results of the Repurchase Offer on or as soon as practicable after the Purchase Date, but in no case more than five Business Days thereafter.

          If the Company complies with the provisions of the preceding paragraph, on and after the Purchase Date interest shall cease to accrue on the Securities or the portions of Securities repurchased. If a Security is repurchased on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Security was registered at the close of business on such record date. If any Security called is not repurchased upon surrender because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the Purchase Date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Securities and in Section 4.01 hereof.

     (b) The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws and regulations are applicable in connection with the Repurchase Offer. To the extent that the provisions of any applicable securities laws or regulations conflict with provisions of this Section 3.09, the Company shall comply with such securities laws and regulations and shall not be deemed to have breached its obligations under this Section by virtue thereof.

     (c) Prior to complying with the provisions of this Section 3.09, but in any event within 90 days following a Change of Control Offer or Asset Sale Offer, as applicable, the Company shall either repay all outstanding Senior Debt of the Company or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt of the Company to permit the repurchase of Securities required by this Section 3.09 and Section 4.06 or 4.08, as applicable.

     (d) Once notice of repurchase is mailed in accordance with this Section 3.09, all Securities validly tendered and not withdrawn (or, in the case of an Excess Proceeds Offer, if the Company is not required to repurchase all of such Securities then the pro rata portion of such Securities that the Company may be required to purchase pursuant to Section 3.02 and/or 4.06 hereof, as applicable) become irrevocably due and payable on the Purchase Date at the purchase price specified herein. A notice of repurchase may not be conditional.

     (e)  Other than as specifically provided in this Section 3.09 or Section
4.06 or 4.08, as applicable, any purchase pursuant to this Section 3.09 shall be made pursuant to the provisions of Sections 3.02 and 3.06 hereof.]

     Section 4.02. Reports. [add: Upon qualification of this Indenture under the TIA, the Company shall also comply with the provisions of TIA Section 314(a).]


     [delete: Notwithstanding that the Company may not be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, to the extent permitted by the Exchange Act, the Company will file with the SEC, and provide within 15 days after the Company is required to file the same with the SEC, the Trustee and the Holders with the annual reports and the information, documents and other reports that are specified in Sections 13 and 15(d) of the Exchange Act. In the event the Company is not permitted to file such reports, documents and information with the SEC, the Company will provide substantially similar information to the Trustee and the Holders, as if the Company were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act. The Company also shall comply with the other provisions of TIA
(S) 314(a).]

     Section 4.03.  Incurrence of Debt and Issuance of Preferred Stock.  [add:
Intentionally omitted.]


     [delete: (a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, Incur any Debt and the Company and Guarantors shall not issue any Disqualified Stock and shall not permit any of its Restricted Subsidiaries that are not Guarantors to issue any shares of Preferred Stock; provided, however, that the Company and its Restricted Subsidiaries may Incur
--------  -------
Debt or issue shares of Disqualified Stock, if the Consolidated Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Debt is Incurred or such Disqualified Stock is issued would have been at least 1.75 to 1.00 if such four-quarter period ends on or prior to the second anniversary of the Issue Date and 2.00 to 1.00 if it ends thereafter, determined on a pro forma basis (including a pro forma application
                            ---------                    ---------
of the net proceeds therefrom), as if the additional Debt had been Incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

     (b) The provisions of Section 4.03(a) shall not apply to the Incurrence of any of the following items of Debt (collectively, "Permitted Debt"):

          (i) the Incurrence of term and revolving Debt, letters of credit (with letters of credit being deemed to have a principal amount equal to the undrawn face amount thereof) and other Debt under Credit Facilities (including Guarantees by the Company or any of its Subsidiaries of synthetic lease drawings and other loans under the New Credit Facility or of other Debt under Credit Facilities); provided that the aggregate
                                             --------
     principal amount of such Debt outstanding pursuant to this clause (i) does not exceed an amount equal to $250.0 million;

          (ii) the Incurrence by the Company and its Restricted Subsidiaries of Existing Debt;

          (iii) the Incurrence by the Company of Debt represented by the Securities and by the Guarantors of Debt represented by the Security Guarantees;

          (iv) the Incurrence by the Company or any of its Restricted Subsidiaries of Acquired Debt;

          (v) the Incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Debt in exchange for, or the net proceeds of which are used to refund, refinance or replace Debt (other than intercompany Debt) that was permitted by this Indenture to be Incurred;

          (vi) the Incurrence by the Company or any of its Restricted Subsidiaries of intercompany Debt or Preferred Stock owed or issued to and held by the Company and any of its Restricted Subsidiaries, provided,
                                                                 --------
     however, that (X) any such Debt of the Company shall be subordinated and
     -------
     junior in right of payment to the Securities and (Y) (A) any subsequent issuance or transfer of Equity Interests or other action that results in any such Debt or Preferred Stock being held by a Person other than the Company or a Restricted Subsidiary and (B) any sale or other transfer of any such Debt or Preferred Stock to a Person that is neither the Company nor a Restricted Subsidiary shall be deemed, in each case, to constitute an Incurrence of such Debt or issuance of such Preferred Stock by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (vi);

          (vii) the Incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations that are Incurred (A) principally for the purpose of fixing or hedging interest rate risk with respect to any floating rate Debt that is permitted by the terms of this Indenture to be outstanding or (B) principally for the purpose of fixing or hedging currency exchange rate risk or commodity price risk Incurred in the ordinary course of business;

          (viii) the guarantee by the Company or any Guarantor of Debt of the Company or a Restricted Subsidiary of the Company that was permitted to be Incurred by another provision of this Section 4.03;

          (ix) Debt of the Company in respect of Exchange Debentures issued as payment in kind interest on Exchange Debentures issued upon the exchange of Exchangeable Preferred Stock, to the extent such interest payments are made pursuant to the terms of the Exchange Debenture Indenture; provided the issuance of the Exchange Debentures upon such exchange was permitted by this covenant at the time of such exchange; and

          (x) the Incurrence by the Company or any of its Restricted Subsidiaries of additional Debt (which may comprise Debt under the New Credit Facility) in an aggregate principal amount (or accreted value, as applicable) at any time outstanding pursuant to this clause (x) not to exceed an amount equal to $20.0 million.

     For purposes of determining compliance with this Section 4.03, in the event that an item of Debt meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (x) above or is entitled to be Incurred pursuant to Section 4.03(a), the Company shall, in its sole discretion, classify such item of Debt in any manner that complies with this covenant and such item of Debt will be treated as having been Incurred pursuant to only one of such clauses or pursuant to Section 4.03(a); provided that all outstanding
                                                --------
Debt under the New Credit Facility immediately following the Recapitalization shall be deemed to have been Incurred pursuant to clause (i) of the definition of Permitted Debt. Accrual of interest and the accretion of accreted value will be deemed not to be an Incurrence of Debt for purposes of this Section 4.03.]

     Section 4.04.  Restricted Payments.  [add: Intentionally omitted.]

     [delete: (a) The Company shall not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

          (i) declare or pay any dividend or make any other distribution (including any payment in connection with any merger or consolidation) on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (other than dividends or distributions payable in

     Equity Interests (other than Disqualified Stock) and dividends payable to the Company or any Restricted Subsidiary);

          (i) purchase, redeem or otherwise acquire or retire for value (including in connection with any merger or consolidation) any Equity Interests of the Company (or any Restricted Subsidiary held by Persons other than the Company or any Restricted Subsidiary);

          (iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Subordinated Debt of the Company, except (A) a payment of interest, principal or other related Obligations at Stated Maturity and (B) the purchase, repurchase or other acquisition or retirement of Subordinated Debt of the Company in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or other acquisition or retirement; or

          (iv)  make any Restricted Investment

     (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of, and after giving effect to, such Restricted Payment:

                (1) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof,

                (2) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted
                           ---------
          Payment had been made at the beginning of the applicable four-quarter period, have been permitted to Incur at least $1.00 of additional Debt pursuant to the Consolidated Coverage Ratio test set forth in Section 4.03(a), and

                (3) such Restricted Payment, together with (without duplication) the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the first Issue Date (excluding Restricted Payments permitted by Section 4.04(b)(ii), Section 4.04(b)(iii)(A), Section 4.04(b)(iv), Section 4.04(b)(v), Section 4.04(b)(vi)(A) and Section 4.04(b)(vii), but including all other Restricted Payments permitted by Section 4.04(b)), is less than the sum (without duplication) of

                         (i) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the fiscal quarter during which the first Issue Date occurs to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

                         (ii) 100% of the aggregate net cash proceeds received by the Company from the issue or sale (other than to a Subsidiary) of, or from capital contributions with respect to, Equity Interests of the Company (other than Disqualified Stock), in either case after the first Issue Date, plus

                         (iii) the aggregate principal amount (or accreted value, if less) of Debt or Disqualified Stock of the Company or any Restricted Subsidiary issued since the first Issue Date (other than to a Restricted Subsidiary) that has been converted into Equity Interests (other than Disqualified Stock) of the Company, plus

                         (iv) 100% of the aggregate net cash received by the Company or a Restricted Subsidiary of the Company since the first Issue Date from (A) Restricted Investments, whether through interest payments, principal payments, dividends or other distributions or payments, or the sale or other disposition (other than to the Company or a Restricted Subsidiary) thereof made by the Company and its Restricted Subsidiaries and (B) a cash dividend from, or the sale (other than to the Company or a Restricted Subsidiary) of the stock of, an Unrestricted Subsidiary, plus

                         (v) upon the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the fair market value of the Investments of the Company and its Restricted Subsidiaries (other than such Subsidiary) in such Subsidiary.

     (b)  The provisions of Section 4.04(a) shall not prohibit:

          (i) the payment of any dividend within 60 days after the date of declaration thereof, if at such date of declaration such payment would have complied with the provisions of this Section 4.04;

          (ii) the redemption, repurchase, retirement, defeasance or other acquisition of any Equity Interests or Subordinated Debt in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of, other Equity Interests (other than any Disqualified Stock) of, or a capital contribution to, the Company; provided that the amount of any such net cash proceeds that are
              --------
     utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from Section 4.04(a)(iv)(3)(ii);

          (iii) the redemption, repurchase, retirement, defeasance or other acquisition of (A) Subordinated Debt made by an exchange for, or with the net cash proceeds from an Incurrence of, Permitted Refinancing Debt or (B) Subordinated Debt (including Exchange Debentures) or Preferred Equity Interests (other than Subordinated Debt or Preferred Equity Interests held by Affiliates of the Company) upon a Change of Control or Asset Sale to the extent required by the agreement governing such Subordinated Debt or the certificate of designation governing such Preferred Equity Interests, as the case may be, but only (x) if the Company shall have complied with
     Section 4.06 or 4.08, as the case may be, and repurchased all Securities tendered pursuant to the offer required by such covenants prior to purchasing or repaying such Subordinated Debt or Preferred Equity Interests, as the case may be, (y) in the case of an Asset Sale, to the extent of the remaining Excess Proceeds offered to Holders pursuant to the Asset Sale Offer and (z) within six months after the date such offer is consummated;

          (iv) the payment of any dividend by a Restricted Subsidiary of the Company to the holders of its common Equity Interests on a pro rata basis;

          (v) to the extent constituting Restricted Payments, the Specified Affiliate Payments;

          (vi) (A) the payment of any regular quarterly dividends in respect of the Exchangeable Preferred Stock in the form of additional shares of Exchangeable Preferred Stock having the terms and conditions set forth in the Certificate of Designation for the Exchangeable Preferred Stock as in effect on the first Issue Date; and (B) commencing November 1, 2003, the payment of regular quarterly cash dividends (in the amount no greater than that provided for in the Certificate of Designation for the Exchangeable Preferred Stock as in effect on the first Issue Date), out of funds legally available therefor, on any of the shares of Exchangeable Preferred Stock issued on the first Issue Date or subsequently issued in payment of dividends in respect of such shares of Exchangeable Preferred Stock issued on the first Issue Date, provided that, at the time of and immediately
                              --------
     after giving effect to the payment of such cash dividend, no Default or Event of Default shall have occurred and be continuing;

          (vii) the exchange of Exchangeable Preferred Stock for Exchange Debentures in accordance with the terms of the Certificate of Designation for such Exchangeable Preferred Stock as in effect on the Issue Date, provided that such exchange is permitted by Article 4; and
     --------

          (viii) Restricted Payments in an aggregate amount not to exceed $10.0 million.

     The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default or an Event of Default. For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated, to the extent they do not constitute Permitted Investments at the time such Subsidiary became an Unrestricted Subsidiary, will be deemed to be Restricted Payments made at the time of such designation. The amount of such outstanding Investments will be equal to the portion of the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary that is represented by the interest of the Company and its Restricted Subsidiaries in such Subsidiary, in each case as determined in good faith by the Board of Directors of the Company. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

     The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any noncash Restricted Payment shall be determined in good faith by the Board of Directors of the Company.

     In making the computations required by this covenant, (i) the Company or the relevant Restricted Subsidiary may use audited financial statements for the portions of the relevant period for which audited financial statements are available on the date of determination and unaudited financial statements and other current financial data based on the books and records of the Company for the remaining portion of such period and (ii) the Company or the relevant Restricted Subsidiary will be permitted to rely in good faith on the financial statements and other financial data derived from the books and records of the Company and the Restricted Subsidiary that are available on the date of determination. If the Company makes a Restricted Payment that, at the time of the making of such Restricted Payment, would, in the good faith determination of the Company or any Restricted Subsidiary, be permitted under the requirements of this Indenture, such Restricted Payment will be deemed to have been made in compliance with this Indenture notwithstanding any subsequent adjustments made in good faith to the Company's or any Restricted Subsidiary's financial statements affecting Consolidated Net Income of the Company for any period.

     For the avoidance of doubt, it is expressly agreed that no payment or other transaction permitted by Sections 4.07(b)(3), 4.07(b)(4) and 4.07(b)(5) shall be considered a Restricted Payment for purposes of, or otherwise restricted by, this Indenture.]

     Section 4.05. Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. [add: Intentionally omitted.]

     [delete: The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (i)(a) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any Debt owed to the Company or any of its Restricted Subsidiaries, (ii) make loans or advances to the Company or any of its Restricted Subsidiaries or (iii) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of:

          (1)  Existing Debt,

          (2) this Indenture, the Securities, the Additional Securities, the Exchangeable Preferred Stock and any Additional Exchangeable Preferred Stock (as defined in the Certificate of Designation for the Exchangeable Preferred Stock), the Exchange Debentures or the Exchange Debenture Indenture and any other agreement entered into after the first Issue Date, provided that the encumbrances or restrictions in such agreements are not
     --------
     materially more restrictive than those contained in the foregoing agreements,

          (3) any agreement or other instrument of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (but not created in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired,

          (4) purchase money obligations (including Capital Lease Obligations) for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above on the property so acquired,

          (5)  in the case of clause (iii) above, any encumbrance or restriction
     (1) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, (2) by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by this Indenture or (3) contained in security agreements or mortgages securing Debt to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements or mortgages,

          (6) contracts for the sale of assets, including any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition,

          (7) contractual encumbrances or restrictions in effect on the Closing Date, including pursuant to the New Credit Facility and its related documentation,

          (8) restrictions on cash or other deposits or net worth imposed by leases, credit agreements or other agreements entered into in the ordinary course of business,

          (9) customary provisions in joint venture agreements and other similar agreements,

          (10) any encumbrances or restrictions created with respect to (i) Debt of Guarantors permitted to be Incurred subsequent to the first Issue Date pursuant to Section 4.03 and (ii) Debt of Subsidiary Non-Guarantors permitted to be Incurred subsequent to the Issue Date pursuant to Section
     4.03 or operating leases, provided that in the case of this clause (ii) the
                               --------
     Board of Directors of the Company determines (as evidenced by a Board Resolution of the Board of Directors) in good faith at the time such encumbrances or restrictions are created that such encumbrances or restrictions would not reasonably be expected to impair the ability of the Company to make payments of interest, Liquidated Damages (if any) and scheduled payments of principal on the Securities, in each case as and when due; and

          (11) any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (10), provided that such amendments, modifications,
                               --------
     restatements, renewals, increases, supplements, refundings, replacements or refinancings, taken as a whole, are, in the good faith judgment of the Company, not materially more restrictive with respect to such encumbrances or restrictions than those contained in the contracts, instruments or obligations prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.]

     Section 4.06.  Asset Sales.  [add: Intentionally omitted.]


     [delete: The Company shall not, and shall not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless (i) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents; provided that the amount of (x) any
                                         --------
liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet) of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Securities or, in the case of liabilities of a Guarantor, the Security Guarantee of such Guarantor) that are assumed by the transferee of any such assets, or from which the Company and its Restricted Subsidiaries are released in writing by the creditor with respect thereto, and (y) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days after receipt shall be deemed, in each case, to be cash for purposes of this provision; provided, further, however,
                                                 --------  -------  -------
that this clause (ii) shall not apply to any sale of Equity Interests of or other Investments in Unrestricted Subsidiaries.

     Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company may apply such Net Proceeds, at its option, (a) to repay Senior Debt, Debt of any Restricted Subsidiary or Pari Passu Debt (other than Debt owed to the Company or a Subsidiary of the Company, and provided that if the Company
                                                   --------
shall so reduce Pari Passu Debt, it will equally and ratably make an Asset Sale Offer (in accordance with the procedures set forth in Section 3.09 for an Asset Sale Offer) to all Holders), (b) to
invest in properties and assets that will be used or useful in the business of the Company or any of its Subsidiaries or (c) to the acquisition of a controlling interest in another business, the making of a capital expenditure or the acquisition of other assets, in each case, that will be used or useful in the business of the Company or any of its Restricted Subsidiaries; provided that
                                                                   --------
if during such 360-day period the Company or a Restricted Subsidiary enters into a definitive agreement committing it to apply such Net Proceeds in accordance with the requirements of clause (b) or (c) such 360-day period will be extended for a period not to exceed 180 days with respect to the amount of Net Proceeds so committed until required to be paid in accordance with such agreement (or, if earlier, until termination of such agreement). Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $10 million, the Company shall (i) make an offer to all Holders of Securities, and (ii) prepay, purchase or redeem (or make an offer to do so) any other Pari Passu Debt of the Company in accordance with provisions requiring the Company to prepay, purchase or redeem such Debt with the proceeds from any Asset Sales (or offer to do so), pro rata in proportion to the respective principal amounts (or accreted value, as applicable) of the Securities and such other Debt required to be prepaid, purchased or redeemed or tendered for, in the case of the Securities pursuant to such offer (an "Asset Sale Offer"), to purchase the maximum principal amount of Securities that may be purchased out of such pro rata portion of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of their principal amount plus accrued and unpaid interest and Liquidated Damages (or, if prior to the Full Accretion Date, 100% of the Accreted Value thereof on the date of purchase, plus Liquidated Damages (if any) to the date of purchase subject to the right of Holders of record on a record date to receive interest on the relevant interest payment date, in accordance with the procedures set forth in Section 3.09). To the extent that the aggregate principal amount (or, if prior to the Full Accretion Date, the aggregate Accreted Value) of Securities and Pari Passu Debt tendered pursuant to an Asset Sale Offer or other offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount (or Accreted Value, as the case may be) of Securities surrendered by Holders thereof exceeds the pro rata portion of such Excess Proceeds to be used to purchase Securities, the Trustee shall select the Securities to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.]

     Section 4.07.  Transactions with Affiliates.  [add: Intentionally omitted.]

     [delete: (a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless:

              (i) such Affiliate Transaction is on terms that, taken as a whole, are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

             (ii) the Company delivers to the Trustee (a) with respect to any Affiliate Transaction entered into after the first Issue Date involving aggregate consideration in excess of $3.0 million, a Board Resolution certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the members of the Board of Directors and (b) with respect to any Affiliate Transaction involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an investment banking, appraisal or accounting firm of national standing.

     (b) The provisions of Section 4.07(a) shall not prohibit (and, the following shall not be deemed to be Affiliate Transactions):

          (1) transactions between or among the Company and/or its Restricted Subsidiaries;

          (2) Permitted Investments and Restricted Payments that are permitted by Section 4.04;

          (3) employment agreements, employee benefit plans and related arrangements entered into in the ordinary course of business and all payments and other transactions contemplated thereby;

          (4) any payments to Investcorp and its Affiliates (whether or not such Persons are Affiliates of the Company) (A) for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by the Board of Directors of the Company in good faith and (B) of annual management, consulting and advisory fees and related expenses;

          (5) any agreement in effect on the Closing Date (including the Recapitalization Agreement, the Services Agreement (as amended on April 15,
     1998) between the Berkshire Companies Limited Partnership and the Company and the Brevard lease agreement) or any amendment thereto (so long as any such amendment is not disadvantageous to the Holders in any material respect) or any payment or other transaction contemplated by any of the foregoing; and

          (6) Debt permitted by Section 4.03(b)(x) to the extent such Debt is on terms that, taken as a whole, are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction with an unrelated Person.]

     Section 4.08.  Change of Control.  [add: Intentionally omitted.]

     [delete: (a) Upon the occurrence of a Change of Control, unless all Securities have been called for redemption pursuant to the provisions in Section
3.07 or 3.08, each Holder of Securities shall have the right to require the Company to repurchase all or any part (equal to a principal amount at maturity of $1,000 or an integral multiple thereof) of such Holder's Securities pursuant to a Change of Control Offer made pursuant to Section 3.09 at an offer price in cash (the "Change of Control Payment") equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the date of purchase (or, if such Change of Control Offer occurs prior to the Full Accretion Date, 101% of the Accreted Value thereof on the date of repurchase plus Liquidated Damages thereon, if any).

     (b) The Company shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes and consummates a Change of Control Offer.]

     Section 4.09.  Compliance Certificate.  [add: Intentionally omitted.]

     [delete: The Company and each Guarantor shall deliver to the Trustee within 120 days after the end of each fiscal year of the Company an Officers' Certificate stating that in the course of the performance by the signers of their duties as Officers of the Company they would normally have knowledge of any Default or Event of Default and whether or not the signers know of any Default or Event of Default that occurred during such period. If they do have such knowledge, the certificate shall describe the Default or Event of Default, its status and what action the Company is taking or proposes to take with respect thereto. The Company also shall comply with Section 314(a)(4) of the TIA.]

     Section 4.10.  Liens.  [add: Intentionally omitted.]

     [delete: The Company shall not, and shall not permit any of its Restricted Subsidiaries to, create, Incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind securing Debt or trade payables (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired, unless all payments due under this Indenture and the Securities are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien; provided that (i) if such other Debt constitutes Subordinated Debt or is
--------
otherwise subordinate or junior in right of payment to the Obligations under this Indenture, the Securities or any Security Guarantee, as the case may be, such Lien is expressly made prior and senior in priority to the Lien securing such other Debt, or (ii) in any other case, such Lien ranks equally and ratably with or prior to the Lien securing the other Debt or obligations so secured.]

     Section 4.11. Additional Security Guarantees. [add: Intentionally omitted.]

     [delete: All future Subsidiaries of the Company who guarantee any Debt of the Company under the New Credit Facility, other than Subsidiaries that have been properly designated as Unrestricted Subsidiaries in accordance with this Indenture for so long as they continue to constitute Unrestricted Subsidiaries, shall be Guarantors in accordance with the terms of this Indenture until released from such Guarantee of the New Credit Facility.

     Each future Security Guarantee shall be limited to an amount not to exceed the maximum amount that can be Guaranteed by that Subsidiary without rendering the Security Guarantee, as it relates to such Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. Each future Security Guarantee shall be subordinated to Senior Debt of the respective Guarantor on the same basis and to the same extent as the Securities are subordinated to Senior Debt of the Company.]

     Section 4.12.  Restrictions on Senior Subordinated Debt.  [add:
Intentionally omitted.]

     [delete: The Company shall not Incur any Debt that is expressly subordinate in right of payment to any Senior Debt and senior in any respect in right of payment to the Securities and no Guarantor shall Incur any Debt that is expressly subordinate in right of payment to any Senior Debt and senior in any respect in right of payment to the Security Guarantee of such Guarantor.]

     Section 5.01. Merger, Consolidation or Sale of Substantially All Assets of the Company.

     The Company shall not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another Person unless:

          (i) the Company is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

          (ii) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Securities and this Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee;

          (iii) immediately after such transaction no Default or Event of Default exists;

          [delete: (iv) except in the case of a merger of the Company with or into a Wholly Owned Restricted Subsidiary of the Company, the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made shall, at the time of such transaction and after giving pro forma effect thereto as if
                                               ---------
     such transaction had occurred at the beginning of the applicable four-quarter period, either (x) be permitted to Incur at least $1.00 of additional Debt pursuant to the Consolidated Coverage Ratio test set forth in Section 4.03(a) or (y) have a Consolidated Coverage Ratio at least equal to the Consolidated Coverage Ratio of the Company for such four-quarter reference period;] and

          [add: (iv)] [delete: (v)] the Company or the surviving corporation, as the case may be, shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of this Indenture and that all conditions precedent in this Indenture relating to such transaction have been satisfied.

     Notwithstanding the foregoing clauses (iii) and (iv) above, (a) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company, (b) the Company may merge with an Affiliate incorporated solely for the purpose of reincorporating the Company in another jurisdiction and (c) the Company may merge with and into Harborside.

     Section 6.01.  Events of Default.

     Each of the following constitutes an Event of Default with respect to the Securities if:

          (1) the Company defaults for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the Securities (whether or not prohibited by the provisions of Article X);

          (2) the Company defaults in payment when due of the principal of or premium, if any, on the Securities (whether or not prohibited by the provisions of Article X);

          [delete: (3) the Company fails for 30 days after receipt of a Notice of Default to comply with the provisions in Sections 4.03, 4.04, 4.06, 4.08 and 5.01;]

          [add: (3)] [delete: (4)] the Company fails for 60 days after receipt of a Notice of Default specifying such failure to comply with any of its other agreements in this Indenture or the Securities;

          [delete: (5) the Company or any Restricted Subsidiary that is a Significant Subsidiary fails to pay any Debt within any applicable grace period after final maturity or acceleration by the holders thereof because of a default if the total amount of such Debt unpaid or accelerated at the time exceeds $15.0 million;]

          [delete: (6) any judgment or decree for the payment of money in excess of $15.0 million (net of any insurance or indemnity payments actually received in respect thereof prior to or within 90 days from the entry thereof, or to be received in respect thereof in the event any appeal thereof shall be unsuccessful) shall be entered against the Company or any Significant Subsidiary that is a Restricted Subsidiary and is not discharged, waived or stayed and either (A) an enforcement proceeding has been commenced by any creditor upon such judgment or decree or (B) there shall be a period of 90 days following the entry of such judgment or decree during which such judgment or decree is not discharged, waived or the execution thereof stayed; ]

          [add: (4)] [delete: (7)] except as permitted by this Indenture, any Security Guarantee by a Guarantor that is a Significant Subsidiary shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Security Guarantee;

          [add: (5)] [delete: (8)] the Company or any Restricted Subsidiary that is a Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

               (A)  commences a voluntary case;

               (B) consents to the entry of an order for relief against it in an involuntary case;

               (C) consents to the appointment of a Custodian of it or for any substantial part of its property;

               (D)  makes a general assignment for the benefit of its creditors;

     or takes any comparable action under any foreign laws relating to insolvency; or

          [add: (6)] [delete: (9)] a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

               (A) is for relief against the Company or any Restricted Subsidiary that is a Significant Subsidiary in an involuntary case;

               (B) appoints a Custodian of the Company or any Restricted Subsidiary that is a Significant Subsidiary or for any substantial part of its property; or

               (C) orders the winding-up or liquidation of the Company or any Restricted Subsidiary that is a Significant Subsidiary;

     or any similar relief is granted under any foreign laws and the order or decree relating thereto remains unstayed and in effect for 60 days:

     The foregoing shall constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

     The term "Bankruptcy Law" means Title 11, United States Code, or any
                                               ------------------
similar federal or state law for the relief of debtors. For purposes of this Section, the term "Custodian" means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

     A Default under clause (3) [delete or (4)] is not an Event of Default until the Trustee or the Holders of at least 25% in aggregate principal amount of the outstanding Securities notify the Company (and the Trustee, in the case of notices to the Company by Holders) in writing by registered or certified mail, return receipt requested, of the Default and the Company does not cure such Default within the time specified in clauses (3) [delete: or (4)] after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a "Notice of Default".

     The Company shall deliver to the Trustee, forthwith upon any Senior Officer obtaining actual knowledge of any Default, written notice in the form of an Officers' Certificate of any Event of Default, its status and what action the Company is taking or proposes to take with respect thereto.

     Section 6.08. Collection Suit by Trustee. If an Event of Default specified in [add: Section 6.01(1) or 6.01(2)] [delete: Section 6.01(a)(1) or
(2)] occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Company for the whole amount then due and owing (together with interest on any unpaid interest to the extent lawful) and the amounts provided for in Section 7.07.

     Section 7.02.  Rights of Trustee.

     (j) The Trustee shall not be charged with knowledge of any Default or Event of Default[delete: ,] [add: or] of the identity of any Restricted Subsidiary [delete: or the existence of any Change of Control or Asset Sale] unless either (i) a Trust Officer shall have received notice thereof or (ii) the Trustee shall have received written notice thereof from the Company or any Holder.

     Section 7.05. Notice of Defaults. If a Default occurs and is continuing and is known to the Trustee, the Trustee shall mail to each Holder notice of the Default within the earlier of 90 days after it occurs or 30 days after it is known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium (if any), interest or Liquidated Damages on any Security, the Trustee may withhold notice if and so long as a committee of its trust officers in good faith determines that withholding notice is in the interests of Securityholders. Notwithstanding anything to the contrary expressed in this Indenture, the Trustee shall not be deemed to have knowledge of any Default or Event of Default hereunder, except in the case of an Event of Default under [add: Section 6.01(1) or 6.01(2)] [delete: Section 6.01(a) and (b)] hereof (provided that the Trustee is Paying Agent), unless and until a Trust Officer receives written notice thereof at its Corporate Trust Office specified in Section 13.02, from the Company or a Holder that such Default or Event of Default has occurred.

     Section 7.07. Compensation and Indemnity. The Company shall pay to the Trustee from time to time such compensation as is agreed to in writing by the Trustee and Company for the Trustee's services hereunder. The Trustee's compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the Trustee upon request for all reasonable out-of-pocket disbursements, advances and expenses Incurred or made by it, including costs of collection, in addition to the compensation for its services. Such expenses shall include the reasonable compensation and expenses, disbursements and advances of the Trustee's agents, counsel, accountants and experts. The

Company and each Guarantor, jointly but not severally, shall indemnify the Trustee and its officers, directors, shareholders, agents and employees (each, an "Indemnified Party") for and hold each Indemnified Party harmless against any and all loss, liability or expense (including reasonable attorneys' fees) Incurred by them without negligence or bad faith on their part arising out of or in connection with the acceptance or administration of this Indenture or the Securities and the performance of their duties hereunder, including the cost and expense of enforcing this Indenture against the Company or any Guarantor (including this Section 7.07), and defending itself against any claim (whether asserted by a Holder or any other person). The Trustee and its officers, directors, shareholders, agents and employees in its capacity as Paying Agent, Registrar, Custodian and agent for service of notice and demands shall have the full benefit of the foregoing indemnity as well as all other benefits, rights and privileges accorded to the Trustee in this Indenture when acting in such other capacity. The Trustee shall notify the Company of any claim for which it may seek indemnity promptly upon obtaining actual knowledge thereof; provided
                                                                     --------
that any failure so to notify the Company shall not relieve the Company or any Guarantor of its indemnity obligations hereunder. The Company shall defend the claim and the Indemnified Party shall provide reasonable cooperation at the Company's expense in the defense. Such Indemnified Parties may have separate counsel and the Company shall pay the fees and expenses of such counsel; provided that the Company shall not be required to pay such fees and expenses if
--------
it assumes such Indemnified Parties' defense and, in such Indemnified Parties' reasonable judgment, there is no conflict of interest between the Company and such parties in connection with such defense. The Company need not reimburse any expense or indemnify against any loss, liability or expense Incurred by an Indemnified Party through such party's own willful misconduct, negligence or bad faith. The Company need not pay any settlement made without its consent (which consent shall not be unreasonably withheld).

     To secure the Company's payment obligations in this Section and all other obligations to the Trustee pursuant to this Indenture, including all fees, expenses and rights to indemnification, the Trustee shall have a lien on all money or property held or collected by the Trustee other than money or property held in trust to pay principal of and interest and any Liquidated Damages on particular Securities. Such lien shall survive the satisfaction and discharge of this Indenture and the resignation or removal of the Trustee. The Trustee's right to receive payment of any amounts due under this Indenture shall not be subordinated to any other indebtedness of the Company and the Securities shall be subordinate to the Trustee's rights to receive such payment.

     The Company's payment obligations pursuant to this Section shall survive the satisfaction or discharge of this Indenture, any rejection or termination of this Indenture under any Bankruptcy Law or the resignation or removal of the Trustee. When the Trustee Incurs expenses after the occurrence of a Default specified in [add: Section 6.01(5) or 6.01(6)] [delete: Section 6.01(a)(8) or
(9)] with respect to the Company, the expenses are intended to constitute expenses of administration under the Bankruptcy Law.

     Section 8.01.  Legal Defeasance and Covenant Defeasance.

     (c) Upon the Company's exercise under Section 8.01(a) hereof of the option applicable to this Section 8.01(c), the Company and each Guarantor shall, subject to the satisfaction of the conditions set forth in Section 8.02 hereof, be released from their obligations under [add: Section 4.02] [delete: Sections 4.02, 4.03, 4.04, 4.05, 4.06, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12 and 5.01(iv)]
hereof with respect to the outstanding Securities on and after the date the conditions set forth below are satisfied (hereinafter, "Covenant Defeasance"), and the Securities shall thereafter be deemed not "outstanding" for the purposes of any direction, waiver, consent or declaration of act of Holders (and the consequences of any thereof) in connection with such Sections, but shall continue to be deemed "outstanding" for all the other purposes hereunder (it being understood that such Securities and the related Security Guarantees shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to any term, condition or limitation set forth in any such Section, whether directly or indirectly, by reason of any reference elsewhere herein to any such Section or by reason of any reference in any such Section to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Securities shall be unaffected thereby. In addition, upon the Company's exercise under Section 8.01(a) hereof of the option applicable to this Section 8.01(c) hereof, subject to the satisfaction of the conditions set forth in Section 8.02, [add: Sections 6.01(3), 6.01(4), 6.01(5) and 6.01(6)] [delete: Sections 6.01(4), 6.01(5) (with respect to compliance with
Section 4.09 only), 6.01(6), 6.01(7) (with respect to Subsidiaries of the Company only), 6.01(8) (with respect to Subsidiaries of the Company only), 6.01(9) and 6.01(10)] shall not constitute Events of Default.

     Section 9.02.  With Consent of Holders.  Except as provided in this Section
9.02 and Section 9.01, this Indenture, the Securities, the Security Guarantees and the Pledge Agreement may be amended or supplemented without notice to any Securityholders but with the consent of the Holders of at least a majority in principal amount at maturity of the Securities then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Securities), and any existing default or noncompliance with any provision of this Indenture or the Securities may be waived with the consent of the Holders of a majority in principal amount at maturity of the then outstanding Securities (including consents obtained in connection with a tender offer or exchange offer for Securities). However, without the consent of each Holder affected thereby, an amendment or waiver may not (with respect to any Securities held by a non-consenting Holder):

     (i) reduce the principal amount at maturity of Securities whose Holders must consent to an amendment, supplement or waiver,

     (ii) reduce the principal of, change the fixed maturity of any Security, reduce any premium payable upon optional redemption of the Securities or otherwise alter the provisions with respect to the redemption or repurchase of the Securities [delete: (other than provisions relating to the covenants described in Sections 3.09, 4.06 and 4.08],

     (iii) reduce the rate of or change the time for payment of interest on any Security, or reduce the rate of accretion on the Accreted Value or extend the period during which no interest accrues on the Securities,

     (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Securities (except a rescission of acceleration of the Securities by the Holders of at least a majority in aggregate principal amount of the Securities and a waiver of the payment default that resulted from such acceleration),

     (v) make any Security payable in money other than that stated in the Securities,

     (vi) impair the rights of Holders of the Securities to receive payments of principal of or premium, if any, on the Securities,

     (vii)  make any change to Section 6.04 or 6.07 or this 9.02, or

     (viii) except as permitted by this Indenture, release any Security Guarantee or any collateral under the Pledge Agreement.

     It shall not be necessary for the consent of the Holders under this Section
9.02 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent approves the substance thereof.

     After an amendment under this Section becomes effective, the Company shall mail to Securityholders a notice briefly describing such amendment. The failure to give such notice to all Securityholders, or any defect therein, shall not impair or affect the validity of an amendment under this Section.

     Section 11.02.  Limitation on Liability.

     (b) This Guarantee as to any Guarantor shall terminate and be of no further force or effect upon (i) the designation (in accordance with the provisions of this Indenture) of such Guarantor as an Unrestricted Subsidiary or (ii) the sale or other disposition of all of the assets of such Guarantor in accordance with the terms of this Indenture, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the Capital Stock of any Guarantor then held by the Company and its Restricted Subsidiaries [delete: ; provided that the Net
                                                          --------
Proceeds of such sale or other disposition are applied in accordance with
Section 4.06, to the extent such Section is applicable to such disposition and is required thereby], or (iii) the sale or other disposition of Capital Stock of any Guarantor if [delete: (A)] as a result of such disposition, such Person ceases to be a Subsidiary of the Company [delete: and (B) the Net Proceeds of such sale are applied in accordance with Section 4.06, to the extent such
Section is applicable to such disposition]. If the Security Guarantee of any Guarantor terminates pursuant to the foregoing provisions, such Person shall cease to be a Subsidiary, a Guarantor or otherwise a party to this Indenture and, upon request by the Company, the Trustee shall execute appropriate instruments acknowledging such termination and the release of such Person from its obligations hereunder.

                                                                      APPENDIX B
                                                                      ----------

                          PROPOSED AMENDMENTS TO THE

                      EXISTING CERTIFICATE OF DESIGNATION

     Holders of Old Preferred Stock who desire to accept the Exchange Offer in respect of their shares of Old Preferred Stock will be deemed to have consented to certain amendments to the Existing Certificate of Designation under which the shares of Old Preferred Stock were issued. The following is a summary of the Proposed Certificate Amendments. This summary is qualified in its entirety by reference to the full and complete terms contained in the Existing Certificate of Designation and the Amended Certificate of Designation. Capitalized terms used herein without definition have the same meanings as set forth in the Existing Certificate of Designation.

     If the Proposed Certificate Amendments become effective, provisions substantially in the form of the double underlined clauses below will be added to the Existing Certificate of Designation and provisions substantially in the form of the stricken through clauses below will be deleted from the Existing Certificate of Designation.

                       Harborside Healthcare Corporation
  Amended Certificate of Designation of the Powers, Preferences and Relative, Participating, Optional and Other Special Rights of Redeemable Preferred Stock
           (Formerly known as 13 1/2% Exchangeable Preferred Stock) and Qualifications, Limitations and Restrictions Thereof
                              dated May ___, 2001

                                   ARTICLE 1

                                  DESIGNATION

     SECTION 1.1  [add: (a)]      [delete: There is hereby] [add: There was
previously] created out of the authorized and unissued shares of Preferred Stock of the Issuer a class of Preferred Stock designated as the "13 1/2% Exchangeable Preferred Stock". The number of shares constituting such class [delete: shall be] [add: was] 250,000 shares of 13 1/2% Exchangeable Preferred Stock (the "Exchangeable Preferred Stock"), consisting of one or more series. Initially, there [delete: is hereby] [add: was] created "Series A" (the "Series A Exchangeable Preferred Stock"), consisting of 120,000 shares of Exchangeable Preferred Stock which [delete: consists] [add: consisted] of an initial issuance of 40,000 shares of Exchangeable Preferred Stock, plus up to 40,000 additional shares of Exchangeable Preferred Stock which [delete: may be issued] [add: were issuable] pursuant to the Preferred Stock Registration Rights Agreement in exchange for the Exchangeable Preferred Stock issued on the Issue Date, plus additional shares of Exchangeable Preferred Stock which, among other things, [delete: may] [add: were permitted to] be used to pay certain dividends on the Exchangeable Preferred Stock if the Issuer [delete: elects] [add: elected] to pay dividends in additional shares of Preferred Stock.

     [add: (b)      The Exchangeable Preferred Stock is hereby redesignated as the "Redeemable Preferred Stock" and the number of shares constituting such class shall be 250,000 shares of Redeemable Preferred Stock. The Series A Exchangeable Preferred Stock is hereby redesignated as the "Series A Redeemable Preferred Stock"), which consists of 57,595.38125 shares of Redeemable Preferred Stock plus additional shares of Redeemable Preferred Stock which may be used to pay certain dividends on the Exchangeable Preferred Stock accrued prior to the date of this Amended Certificate of Designation if the Issuer elects to pay dividends in additional shares of Preferred Stock.]

     SECTION 1.2 [delete: In addition, if and when authorized by the Board of Directors, the Issuer may issue (subject to the 250,000 maximum referred to above and compliance with the terms and provisions hereof) additional series of Preferred Stock having identical terms and conditions to the Series A Exchangeable Preferred Stock (the "Additional Exchangeable Preferred Stock"). Any shares of Additional Exchangeable Preferred Stock will be part of the same issue and class as the Series A Exchangeable Preferred Stock and will vote as one class with such Exchangeable Preferred Stock on all matters subject to a vote by the Holders thereof. All references in this Certificate of Designation to "Exchangeable Preferred Stock" include any Additional Exchangeable Preferred Stock, and any references to "Exchange Debentures" include any Exchange Debentures issued in exchange for Additional Exchangeable Preferred Stock, unless the context otherwise requires.] [add: The only preference to which the Holders of the Redeemable Preferred Stock shall be entitled is a liquidation preference of $0.01 per share, payable in accordance with Article 4.]

                                   ARTICLE 2

                                     RANK

     SECTION 2.1 The [delete: Exchangeable Preferred] [add: Redeemable] Stock shall, with respect to dividends and as to distributions upon the liquidation, winding-up and dissolution of the Issuer, rank (i) [delete: senior] [add: junior] to all other classes of [delete: Capital] [add: Preferred] Stock of the Issuer established after the date of the Offering Memorandum by the Board of Directors of the Issuer the terms of which do not expressly provide that it ranks [delete: on a parity with the Exchangeable Preferred] [add: junior to the Redeemable] Stock as to dividends and as to distributions upon the liquidation, winding-up and dissolution of the Issuer (collectively referred to with the common stock of the Issuer as [delete: "Junior] [add: "Senior] Securities"); and
(ii) on a parity with each series of Preferred Stock established after the date of the Offering Memorandum by the Board of Directors of the Issuer, the terms of which expressly provide that such class will rank on a parity with the [delete:
Exchangeable Preferred] [add: Redeemable] Stock as to dividends and as to distributions upon the liquidation, winding-up and dissolution of the Issuer (collectively referred to as "Parity Securities").

                                   ARTICLE 3

                                   DIVIDENDS

     SECTION 3.1 [delete: Beginning on the Issue Date, Holders of outstanding Exchangeable Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors of the Issuer, out of funds legally available therefor, dividends on the outstanding Exchangeable Preferred Stock at a rate per annum equal to 13 1/2% of the liquidation preference per share of outstanding Exchangeable Preferred Stock. All dividends will be cumulative, whether or not earned or declared, on a daily basis from the date of issuance of the Exchangeable Preferred Stock and will be payable quarterly in arrears on February 1, May 1, August 1 and November 1 of each year (each a "Dividend Payment Date"), commencing on November 1, 1998. On or before August 1, 2003, the Issuer may, at its option, pay dividends in cash or in additional fully paid and non-assessable shares of Exchangeable Preferred Stock having an aggregate liquidation preference equal to the amount of such dividends. After August 1, 2003, dividends may be paid only in cash. Each distribution in the form of a dividend (whether in cash or in additional shares of Exchangeable Preferred Stock) shall be payable to Holders of record as they appear on the stock books of the Issuer on the applicable record date, which record date shall be January 15, April 15, July 15 and October 15, as the case may be. Dividends shall cease to accumulate in respect of shares of the Exchangeable Preferred Stock on the Exchange Date or on the date of their earlier redemption unless the Issuer shall have failed to issue the appropriate aggregate principal amount of Exchange Debentures in respect of the Exchangeable Preferred Stock on the Exchange Date or shall have failed to pay the relevant redemption price on the date fixed for redemption.] [add: The Holders of outstanding Redeemable Preferred Stock shall not be entitled to receive dividends on the outstanding Redeemable Preferred Stock except for dividends accrued prior to the date of this Amended Certificate of Designation.]

     [delete: SECTION 3.2  In addition to the dividend rights set forth in
Section 3.1, under certain circumstances set forth in the Preferred Stock Registration Rights Agreement, the Holders of outstanding Exchangeable Preferred Stock may be entitled to Liquidated Damages (as defined therein). Copies of the Preferred Stock Registration Rights Agreement may be obtained without charge by writing to the Issuer at the following address: Harborside Healthcare Corporation, 470 Atlantic Avenue, Boston, Massachusetts 02110, Attention: Chief Financial Officer.]

     [delete: SECTION 3.3 All dividends paid with respect to shares of the outstanding Exchangeable Preferred Stock pursuant to Section 3.1 hereof shall be paid pro rata to the Holders entitled thereto.]

     [delete: SECTION 3.4 Nothing herein contained shall in any way or under any circumstances be construed or deemed to require the Board of Directors to declare, or the Issuer to pay or set apart for payment, any dividends on shares of the Exchangeable Preferred Stock at any time.]

     [delete: SECTION 3.5 Dividends on account of arrears for any past Dividend Period and dividends in connection with any optional redemption pursuant to
Section 5.1 hereof may be declared and paid at any time, without reference to any regular Dividend Payment Date, to Holders of record on such date, not more than 45 days prior to the payment thereof, as may be fixed by the Board of Directors.]

     [delete: SECTION 3.6 Notwithstanding Section 3.4, no dividends may be declared or paid (whether in cash, additional Parity Securities or otherwise) or funds set apart for the payment of dividends on any Parity Securities for any period unless full cumulative dividends shall have been or contemporaneously are declared and paid in full or declared and, if payable in cash, a sum in cash is set apart for such payment on the Exchangeable Preferred Stock. If full dividends are not so declared, paid or funds therefor set aside, as the case may be, the Exchangeable Preferred Stock will share dividends pro rata with the Parity Securities based on the relative liquidation preference of the Exchangeable Preferred Stock and such Parity Securities. No dividends may be paid or set apart for such payment on Junior Securities (except dividends on Junior Securities in additional shares of Junior Securities) and no Junior Securities or Parity Securities may be repurchased, redeemed or otherwise retired nor may funds be set apart for payment with respect thereto, if full cumulative dividends have not been paid on the Exchangeable Preferred Stock. Holders of Exchangeable Preferred Stock will not be entitled to any dividends, whether payable in cash, in additional Exchangeable Preferred Stock, property or stock, in excess of the full cumulative dividends as herein described.]

     [delete: SECTION 3.7 Holders of shares of Exchangeable Preferred Stock shall be entitled to receive the dividends provided for in Section 3.1 hereof in preference to and in priority over any dividends upon any Junior Securities.]

     [delete: SECTION 3.8 Dividends payable on shares of the outstanding Exchangeable Preferred Stock for any period less than a year shall be computed on the basis of a 360-day year of twelve 30-day months. If any Dividend Payment Date occurs on a day that is not a Business Day, any accrued dividends otherwise payable on such Dividend Payment Date shall be paid on the next succeeding Business Day.]

                                   ARTICLE 4

                            LIQUIDATION PREFERENCE

     SECTION 4.1 Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Issuer, Holders of the [delete: Exchangeable] [add:
Redeemable] Preferred Stock will be entitled to be paid, out of the assets of the Issuer available for distribution, the liquidation preference per share [delete: , plus an amount in cash equal to all accumulated and unpaid dividends thereon to the date fixed for liquidation, dissolution or winding-up (including an amount equal to a prorated dividend for the period from the last Dividend Payment Date to the date fixed for liquidation, dissolution or winding-up), before] [add: and shall be paid after] any distribution is made on any [delete:
Junior] [add: Senior] Securities [delete: , including, without limitation, common stock of the Issuer]. If, upon any voluntary or involuntary liquidation, dissolution or winding-up of the Issuer, the amounts payable with respect to the [delete: Exchangeable] [add: Redeemable] Preferred Stock and all other Parity Securities are not paid in full, the Holders of the [delete: Exchangeable] [add:
Redeemable] Preferred Stock and the Parity Securities will share equally and ratably in any distribution of assets of the Issuer in proportion to the full liquidation preference and accumulated and unpaid dividends to which each is entitled. After payment of the full amount of the liquidation preferences and accumulated and unpaid dividends to which they are entitled, the Holders of [delete: Exchangeable] [add: Redeemable] Preferred Stock will not be entitled to any further participation in any distribution of assets of the Issuer.

     SECTION 4.2 For purposes of Section 4.1, neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Issuer nor the consolidation or merger of the Issuer with or into one or more corporations will be deemed to be a liquidation, dissolution or winding-up of the Issuer.

                                   ARTICLE 5

                                  REDEMPTION

     SECTION 5.1  Optional Redemption.
                  -------------------

     (a) The [delete: Exchangeable] [add: Redeemable] Preferred Stock may be redeemed for cash (subject to contractual and other restrictions with respect thereto and to the legal availability of funds therefor) at any time [delete: on or after August 1, 2003], in whole or in part, at the option of the Issuer, at [delete: the following] [add: a] redemption [delete: prices] [add: price of 100%] (expressed as [delete: percentages] [add: a percentage] of the liquidation preference thereof) [delete: if redeemed during the 12-month period beginning August 1 of each of the years set forth below, in each case together with an amount in cash equal to all accumulated and unpaid dividends, if any (including an amount in cash equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Redemption Date to the Redemption Date):] [add: .]

               [delete: Year                      Percentage
               ------------------------      --------------------
               2003                                106.750%
               2004                                104.500%
               2005                                102.250%
               2006 and thereafter                 100.000%]

     [delete: (b) In addition, at any time and from time to time prior to August 1, 2001, the Issuer may redeem up to 35% of the aggregate liquidation preference of (i) all shares of Series A Exchangeable Preferred Stock issued on the respective Issue Date, and (ii) all shares of each other series of

Exchangeable Preferred Stock issued on the respective Issue Date, at the option of the Issuer, at a redemption price equal to 113.5% of the liquidation preference thereof, plus an amount in cash equal to all accumulated and unpaid dividends thereon, if any, to the Redemption Date (including an amount in cash equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Redemption Date to the Redemption Date), with the net cash proceeds received by the Issuer of a public offering of common stock of the Issuer, provided that such redemption shall occur within 60 days of the date of the closing of such public offering.]

     [delete: (c) At any time on or prior to August 1, 2003, the Exchangeable Preferred Stock may be redeemed as a whole but not in part at the option of the Issuer upon the occurrence of a Change of Control at a redemption price equal to 100% of the liquidation preference thereof to the Redemption Date, plus an amount in cash equal to all accumulated and unpaid dividends thereon (including an amount in cash equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Redemption Date to the Redemption Date) plus the Applicable Premium, provided that in no event may any such redemption pursuant to this Section 5.1(c) occur more than 90 days after the occurrence of such Change of Control.]

     [delete: (d)] [add: (b)]  In the event of partial redemptions of [delete:
Exchangeable] [add: Redeemable] Preferred Stock, the shares to be redeemed will be determined pro rata or by lot, as determined by the Issuer, except that the Issuer may redeem such shares held by any Holders of fewer than 100 shares (or shares held by Holders who would hold less than 100 shares as a result of such redemption), without regard to any pro rata redemption requirement.

     [delete: (e) Notwithstanding Sections 5.1(a), 5.1(b) or 5.1(c), no optional redemption may be authorized or made unless prior thereto or contemporaneously therewith full unpaid cumulative dividends shall have been paid or a sum shall have been set apart for such payment on the Exchangeable Preferred Stock.]

     [delete: SECTION 5.2  [Intentionally Deleted]]

     [delete: SECTION 5.3  Mandatory Redemption. On August 1, 2010, the Issuer
                           --------------------
shall be required to redeem (subject to the legal availability of funds therefor) all outstanding shares of Exchangeable Preferred Stock at a price equal to the then effective liquidation preference thereof, plus an amount in cash equal to all accumulated and unpaid dividends thereon.]

     [delete: SECTION 5.4] [add: SECTION 5.2] Procedures for Redemption. Redemptions pursuant to Section 5.1 [delete: add 5.3] shall made in the manner set forth in this Section [delete: 5.4] [add: 5.2].

     (a) At least 30 days and not more than 60 days prior to the date fixed for any redemption of the [delete: Exchangeable] [add: Redeemable] Preferred Stock written notice (the "Redemption Notice") shall be given by the Issuer by first-class mail to each Holder of record on the record date fixed for such redemption of the [delete: Exchangeable] [add: Redeemable] Preferred Stock at such Holder's address as the same appears on the stock register of the Issuer, provided that no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the redemption of any shares of [delete:
Exchangeable] [add: Redeemable] Preferred Stock to be redeemed except as to the Holder or Holders to whom the Issuer has failed to give said notice or except as to the Holder or Holders whose notice was defective. The Redemption Notice shall state:

          [delete: (i)   whether the redemption is pursuant to Section 5.1(a),
     5.1(b), 5.1(c), or 5.3 hereof;]

          [delete: (ii)] [(i)]         the redemption price;

          [delete: (iii)] [add: (ii)] whether all or less than all the outstanding shares of the [delete: Exchangeable] [add: Redeemable] Preferred Stock are to be redeemed and the total number of shares of the [delete: Exchangeable] [add: Redeemable] Preferred Stock being redeemed;

          [delete: (iv)] [add: (iii)]  the number of shares of [delete:
     Exchangeable] [add: Redeemable] Preferred Stock held, as of the appropriate record date, by the Holder that the Issuer intends to redeem;

          [delete: (v)] [add: (iv)]    the Redemption Date; [add: and]

          [delete: (vi)] [add: (v)]    that the Holder is to surrender to the
     Issuer, at the place or places where certificates for shares of [delete:
     Exchangeable] [add: Redeemable] Preferred Stock are to be surrendered for redemption, in the manner and at the price designated, the certificate or certificates representing the shares of [delete: Exchangeable] [add:
     Redeemable] Preferred Stock to be redeemed [delete: ; and] [add: .]

          [delete: (vii) that dividends on the shares of the Exchangeable Preferred Stock to be redeemed shall cease to accrue on such Redemption Date unless the Issuer defaults in the payment of the redemption price.]

     (b) Each Holder of [delete: Exchangeable] [add: Redeemable] Preferred Stock shall surrender the certificate or certificates representing such shares of [delete: Exchangeable] [add: Redeemable] Preferred Stock to the Issuer (duly endorsed or assigned for transfer) in the manner and at the place designated in the Redemption Notice and on the Redemption Date. The full redemption price for such shares of [delete: Exchangeable] [add: Redeemable] Preferred Stock shall be payable in cash to the Person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event that less than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

     [delete: (c) Unless the Issuer defaults in the payment in full of the applicable redemption price, dividends on the Exchangeable Preferred Stock called for redemption shall cease to accumulate on the Redemption Date, and the Holders of such redeemed shares shall cease to have any further rights with respect thereto from and after the Redemption Date, other than the right to receive the redemption price, without interest.

     [delete: SECTION 5.5] [add: SECTION 5.3] Sinking Fund. The Issuer will not be required to make sinking fund payments with respect to the Exchangeable Preferred Stock.

                                   ARTICLE 6

                                 VOTING RIGHTS

     SECTION 6.1   The Holders of shares of [delete: Exchangeable] [add:
Redeemable] Preferred Stock, except as otherwise required under Delaware law [delete: or as set forth in this Article 6], shall not be entitled or permitted to vote on any matter required or permitted to be voted upon by the stockholders of the Issuer.

     [delete: SECTION 6.2  Voting Rights Triggering Event.
                           ------------------------------

     (a) If (i) dividends on the Exchangeable Preferred Stock are in arrears and unpaid (or, in the case of dividends payable after August 1, 2003, are not paid in cash) for six quarterly periods (whether or not consecutive), (ii) the Issuer fails to discharge any redemption obligation with respect to the Exchangeable Preferred Stock (whether or not such redemption is prohibited by the terms of the New Credit Facility, the Notes or any other obligation of the Issuer), (iii) the Issuer fails to redeem or make an offer to purchase all of the outstanding shares of Exchangeable Preferred Stock following a Change of Control (whether or not the Issuer is permitted to do so by the terms of the New Credit Facility, the Notes or any other obligation of the Issuer) or fails to purchase shares of Exchangeable Preferred Stock from Holders who elect to have such shares purchased pursuant to the Exchangeable Preferred Change of Control Offer (as defined in Section 8.1), (iv) a breach or violation of the covenants contained in Articles 9, 10, 11, 12 or Section 15.6 occurs and the breach or violation continues for a period of 90 days or more after the Issuer receives notice thereof specifying the default from Holders of at least 25% of the Exchangeable Preferred Stock then outstanding, or (v) the Issuer or any Significant Subsidiary fails to pay any Debt within any applicable grace period after final maturity, or the acceleration of any such Debt by the holders thereof because of a default, so long as the total amount of such Debt unpaid or accelerated exceeds $15.0 million or its foreign currency equivalent, then the number of directors constituting the Board of Directors of the Issuer will be adjusted to permit the Holders of the majority of the then outstanding Exchangeable Preferred Stock, voting separately as a class, to elect two directors. Each such event described in clauses (i) through (v) above is referred to herein as a "Voting Rights Triggering Event." Voting rights arising
                         ------------------------------
as a result of a Voting Rights Triggering Event will continue until (x) in the case of any Voting Rights Triggering Event under clause (i) of the definition thereof, such time as all dividends in arrears on the Exchangeable Preferred Stock are paid in full (and after August 1, 2003, are paid in cash) and (y) in all other cases, any failure, breach or default giving rise to such voting rights is remedied or waived by the Holders of at least a majority of the shares of Exchangeable Preferred Stock then outstanding (and, in the case of any acceleration referred to in clause (v) of the definition of "Voting Rights Triggering Event," such acceleration has been rescinded), at which time the term of the directors elected pursuant to the provisions of this Article 6 shall terminate automatically.

     (b) At any time after voting power to elect directors shall have become vested and be continuing in the Holders of shares of the Exchangeable Preferred Stock pursuant to Section 6.2(a) hereof, or if vacancies shall exist in the offices of directors elected by the Holders of shares of the Exchangeable Preferred Stock, a proper officer of the Issuer may, and upon the written request of the Holders of record of at least 25% of the shares of Exchangeable Preferred Stock then outstanding addressed to the Secretary of the Issuer shall, call a special meeting of the Holders of Exchangeable Preferred Stock, for the purpose of electing the directors which such Holders are entitled to elect. If such meeting shall not be called by the proper officer of the Issuer within 15 days after personal service of said written request upon the Secretary of the Issuer, or within 20 days after mailing the same within the United States by certified mail, addressed to the Secretary of the Issuer at its principal executive offices, then the Holders of record of at least 25% of the outstanding shares of the Exchangeable Preferred Stock may designate in writing one of their number to call such meeting at the expense of the Issuer, and such meeting may be called by the Person so designated upon the notice required for the annual meetings of stockholders of the Issuer and shall be held at the place for holding the annual meetings of stockholders or such other place in the United States as shall be designated in such notice. Notwithstanding the provisions of this Section 6.2(b), no such special meeting shall be called if any such request is received less than 40 days before the date fixed for the next ensuing annual or special meeting of stockholders of the Issuer. Such meeting shall be held within 30 days of the date such notice is given. Any Holder of shares of the Exchangeable Preferred Stock so designated shall have, and the Issuer shall provide, access to the lists of Holders of shares of the Exchangeable Preferred Stock for purposes of calling a meeting pursuant to the provisions of this
Section 6.2(b).

     (c) At any meeting held for the purpose of electing directors at which the Holders of Exchangeable Preferred Stock shall have the right, voting separately as one class, to elect directors as aforesaid, the presence in person or by proxy of the Holders of at least a majority of the outstanding Exchangeable Preferred Stock shall be required to constitute a quorum of such Exchangeable Preferred Stock.

     (d) Any vacancy occurring in the office of a director elected by the Holders of the Exchangeable Preferred Stock may be filled by the remaining director elected by such Holders unless and until such vacancy shall be filled by such Holders.]

     [delete: SECTION 6.3 So long as any shares of Exchangeable Preferred Stock are outstanding, the Issuer shall not amend this Certificate of Designation so as to affect adversely the special rights, powers, preferences, privileges or voting rights of Holders of the Exchangeable Preferred Stock, without the affirmative vote or consent of the Holders of in excess of 50% of the then outstanding shares of Exchangeable Preferred Stock, voting or consenting, as the case may be, separately as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting; provided that
(i) the creation, authorization or issuance of any shares of Junior Securities or any Parity Securities, (ii) the decrease in the amount of authorized Capital Stock of any class, including any Exchangeable Preferred Stock or (iii) the increase in the amount of authorized Capital Stock of any class of Junior Securities or Parity Securities (including Exchangeable Preferred Stock) shall not require the consent of the Holders of Exchangeable Preferred Stock and shall not be deemed to affect adversely the special rights, powers, preferences, privileges or voting rights of Holders of shares of Exchangeable Preferred Stock.]

     [delete: SECTION 6.4] [add: SECTION 6.2] In any case in which the Holders of shares of the Exchangeable Preferred Stock shall be entitled to vote pursuant to this Article 6 or pursuant to Delaware law, each Holder of shares of the Exchangeable Preferred Stock shall be entitled to one vote for each share of Exchangeable Preferred Stock held. Any action that may be taken hereunder by the Holders of the Exchangeable Preferred Stock at a meeting may be taken by written consent of a majority of the Holders of such Exchangeable Preferred Stock.

     [delete: SECTION 6.5 Without the consent of any Holder of Exchangeable Preferred Stock, the Issuer may amend or supplement this Certificate of Designation to (i) cure any ambiguity, defect or inconsistency in this Certificate of Designation or (ii) make any change that, as determined by the Board of Directors in good faith, does not adversely effect the legal rights under this Certificate of Designation of any such Holder.]

                              [delete: ARTICLE 7

                               OPTIONAL EXCHANGE

     SECTION 7.1  Requirements.
                  ------------

     (a) The Issuer may at its option exchange all, but not less than all, of the then outstanding shares of Exchangeable Preferred Stock into Exchange Debentures on any Dividend Payment Date, provided that (i) on the date of such exchange such exchange is permitted by the terms of the Indenture and the New Credit Facility, (ii) the Recapitalization shall have been consummated, (iii) either (x) a registration statement relating to the Exchange Debentures shall have been declared effective under the Securities Act prior to such exchange and shall continue to be in effect on the Exchange Date or (y) (1) the Issuer shall have obtained (and delivered to the Exchange Debenture Trustee) a written Opinion of Counsel reasonably acceptable to the Exchange Debenture Trustee that an exemption from the registration requirements of the Securities Act is available for such exchange and that upon receipt of such Exchange Debentures pursuant to such exchange made in accordance with such exemption, each Holder that is not an Affiliate of the Issuer will not be subject to any restrictions imposed by the Securities Act upon the resale thereof and (2) such exemption is relied upon by the Issuer for such exchange; and (iv) the Issuer shall have delivered to the Exchange Debenture Trustee a written Opinion of Counsel reasonably acceptable to the Exchange Debenture Trustee, dated the Exchange Date, subject to customary exceptions and qualifications, regarding the satisfaction of the conditions set forth in clauses (i) and (ii) and including language substantially to the effect set forth in Section 7.1(b) hereof, provided that in rendering such opinion such counsel may rely, as to matters of fact, on an Officer's Certificate. In the event that the issuance of the Exchange Debentures is not permitted on the date of exchange or any of the conditions set forth in clauses (i) through (iv) of the preceding sentence are not satisfied on the Exchange Date, the Issuer shall use its reasonable best efforts to satisfy such conditions and effect such exchange as soon as practicable.

     (b)  Opinion Language. The Opinion of Counsel referenced in Section
          ----------------
7.1(a)(iv) hereof shall include language substantially to the following effect:

          (i) The Exchange Debentures have been duly authorized by the Issuer and, when executed, authenticated and delivered in accordance with the provisions of the Exchange Debenture Indenture, will be valid and binding obligations of the Issuer, enforceable against the Issuer, in accordance with their terms, except as the same may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally, including without limitation the effect of statutory or other laws regarding fraudulent conveyances or transfers, preferential transfers or distributions by corporations to shareholders, or
     (B) general principles of equity, whether considered at law or at equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing.

          (ii) The Exchange Debenture Indenture has been duly authorized, executed and delivered by the Issuer, and is a valid and binding agreement of the Issuer, enforceable against the Issuer in accordance with its terms, except as the same may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally, including without limitation the effect of statutory or other laws regarding fraudulent conveyances or transfers, preferential transfers or distributions by corporations to shareholders, or (B) general principles of equity, whether considered at law or at equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing.

     (c) To exchange the Exchangeable Preferred Stock for Exchange Debentures, the Issuer shall send a written notice (the "Exchange Notice") of exchange by
                                             ---------------
mail to each Holder of shares of Exchangeable Preferred Stock, which notice shall state (i) that the Issuer is exercising its option to exchange the Exchangeable Preferred Stock for Exchange Debentures pursuant to this Certificate of Designation, (ii) the date fixed for exchange (the "Exchange
                                                                   --------
Date"), which date shall not be less than 30 days nor more than 60 days
----
following the date on which the Exchange Notice is mailed, (iii) that the Holder is to surrender to the Issuer, at the place or places where certificates for shares of Exchangeable Preferred Stock are to be surrendered for exchange, in the manner designated in the Exchange Notice, the certificate or certificates representing the shares of Exchangeable Preferred Stock to be exchanged (duly endorsed or assigned for transfer); (iv) that dividends on the shares of Exchangeable Preferred Stock to be exchanged shall cease to accrue on the Exchange Date, and that Holders of Exchangeable Preferred Stock shall cease to have any further rights with respect to such shares (other than the right to receive Exchange Debentures), whether or not certificates for shares of Exchangeable Preferred Stock are surrendered for exchange on the Exchange Date unless the Issuer shall default in the delivery of Exchange Debentures; and (v) that interest on the Exchange Debentures shall accrue from the Exchange Date whether or not certificates for shares of Exchangeable Preferred Stock are surrendered for exchange on the Exchange Date; provided, however, that no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the exchange of any shares of Exchangeable Preferred Stock to be exchanged except as to the Holder or Holders to whom the Issuer has failed to give said notice or except as to the Holder or Holders whose notice was defective. On the Exchange Date, if the conditions set forth in Section 7.1(a)(i) through 7.1(a)(iv) are satisfied, the Issuer shall issue Exchange Debentures in exchange for the Exchangeable Preferred Stock as provided in Section 7.1(d).

     (d) On the Exchange Date, Holders of outstanding shares of Exchangeable Preferred Stock will be entitled to receive a principal amount of Exchange Debentures equal to the liquidation preference per share, plus an amount in cash (or, on or prior to August 1, 2003, in principal amount of Exchange Debentures) equal to all accumulated and unpaid dividends (including an amount equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Exchange Date to the Exchange Date). The Exchange Debentures will be issued in registered form, without coupons. Exchange Debentures issued in exchange for Exchangeable Preferred Stock will be issued in principal amounts of $1,000 and integral multiples thereof to the extent possible, and will also be issued in principal amounts less than $1,000 so that each Holder of Exchangeable Preferred Stock will receive certificates representing the entire amount of Exchange Debentures to which his or her shares of Exchangeable Preferred Stock entitle him or her, provided that the Issuer may, at its option, pay cash in lieu of issuing an Exchange Debenture in a principal amount less than $1,000.
On and after the Exchange Date, dividends will cease to accumulate on the outstanding shares of Exchangeable Preferred Stock, and all rights of the Holders of Exchangeable Preferred Stock (except the right to receive the Exchange Debentures, an amount in cash equal to the accumulated and unpaid dividends to the Exchange Date (or, on or prior to August 1, 2003, in principal amount of Exchange Debentures) and if the Issuer so elects, cash in lieu of any Exchange Debenture that is in an amount that is not an integral multiple of $1,000) will terminate. The Person entitled to receive the Exchange Debentures issuable upon such exchange will be treated for any purposes as the registered Holder of such Exchange Debentures.

     SECTION 7.2  Procedure for Exchange.
                  ----------------------

     (a) On or before the Exchange Date, each Holder of Exchangeable Preferred Stock shall surrender the certificate or certificates representing such shares of Exchangeable Preferred Stock, in the manner and at the place designated in the Exchange Notice. The Issuer shall cause the Exchange Debentures to be executed on the Exchange Date and, upon surrender in accordance with the Exchange Notice of the certificates for any shares of Exchangeable Preferred Stock so exchanged (duly endorsed or assigned for transfer), such shares shall be exchanged by the Issuer into Exchange Debentures. The Issuer shall pay interest on the Exchange Debentures at the rate and on the dates specified therein from the Exchange Date.

     (b) Subject to the satisfaction of the conditions set forth in clauses (i) through (iv) of Section 7.1(a), if notice has been mailed as aforesaid, and if before the Exchange Date (i) the Exchange Debenture Indenture shall have been duly executed and delivered by the Issuer and the Exchange Debenture Trustee and
(ii) all Exchange Debentures necessary for such exchange shall have been duly executed by the Issuer and delivered to the Exchange Debenture Trustee with irrevocable instructions to authenticate the Exchange Debentures necessary for such exchange, then the rights of the Holders of shares of the Exchangeable Preferred Stock as stockholders of the Issuer shall cease (except the right to receive Exchange Debentures), and the Person or Persons entitled to receive the Exchange Debentures issuable upon exchange shall be treated for all purposes as the registered Holder or Holders of such Exchange Debentures as of the date of exchange without any further action of the Holders of Exchangeable Preferred Stock.]

                               [delete: ARTICLE 8


                            CHANGE OF CONTROL OFFER

     SECTION 8.1

     (a) Upon the occurrence of a Change of Control, unless all Exchangeable Preferred Stock has been called for redemption pursuant to Article 5, each Holder of outstanding Exchangeable Preferred Stock will have the right to require the Issuer to repurchase all or any part of such Holder's Exchangeable Preferred Stock pursuant to an offer (the "Exchangeable Preferred Change of
                                           --------------------------------
Control Offer") at an offer price in cash (the "Exchangeable Preferred Change of
-------------                                   --------------------------------
Control Payment") equal to 101% of the aggregate liquidation preference thereof
---------------
plus an amount in cash equal to all accumulated and unpaid dividends per share (including an amount in cash equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the repurchase date to the repurchase date), if any, to the date of repurchase.

     (b) The Issuer shall not be required to make an Exchangeable Preferred Change of Control Offer upon a Change of Control if a third party makes and consummates an Exchangeable Preferred Change of Control Offer in accordance with the provisions of this Article 8.

     SECTION 8.2 In the event that the Issuer shall be required to commence an Exchangeable Preferred Change of Control Offer, the Issuer shall follow the procedures specified in this Section 8.2.

     (a) Within 30 days after a Change of Control (unless (i) the Issuer is not required to make such offer pursuant to Section 8.1(b) or (ii) all shares of Exchangeable Preferred Stock have been called for redemption pursuant to Article
5), the Issuer shall (x) commence an Exchangeable Preferred Change of Control Offer, which shall remain open for a period of at least 20 Business Days following its commencement (the "Offer Period") and (y) send, by first class
                                 ------------
mail, a notice to the Transfer Agent and each of the Holders of the Exchangeable Preferred Stock which shall contain all instructions and materials necessary to enable such Holders to tender their shares of Exchangeable Preferred Stock pursuant to such Exchangeable Preferred Change of Control Offer. The notice, which shall govern the terms of the Exchangeable Preferred Change of Control Offer, shall describe the transaction or transactions that constitute the Change of Control and shall state:

          (i) that the Exchangeable Preferred Change of Control Offer is being made pursuant to this Article 8;

          (ii) that the Issuer is required to offer to purchase all of the outstanding shares of Exchangeable Preferred Stock at a purchase price equal to the Exchangeable Preferred Change of Control Payment and, that on the date specified in such notice (the "Purchase Date"), which date shall
                                             -------------
     be no earlier than 30 days and no later than 60 days from the date such notice is mailed, the Issuer shall repurchase all shares of Exchangeable Preferred Stock validly tendered and not withdrawn pursuant to this Article 8;

          (iii) that any outstanding shares of Exchangeable Preferred Stock not tendered or accepted for payment shall continue to accrue dividends;

          (iv) that, unless the Issuer defaults in making such payment, shares of Exchangeable Preferred Stock accepted for payment pursuant to the Exchangeable Preferred Change of Control Offer shall cease to accrue dividends after the Purchase Date;

          (v) that Holders of outstanding Exchangeable Preferred Stock electing to have such shares purchased pursuant to an Exchangeable Preferred Change of Control Offer may elect to have all or any portion of such shares purchased;

          (vi) that Holders of outstanding Exchangeable Preferred Stock electing to have such shares purchased pursuant to an Exchangeable Preferred Change of Control Offer shall be required to surrender the Exchangeable Preferred Stock with such customary documents of surrender and transfer as the Issuer may reasonably request, duly completed, or transfer by book-entry transfer, to the Issuer or the Transfer Agent at the address specified in the notice prior to the Purchase Date;

          (vii) that Holders shall be entitled to withdraw their election if the Issuer, or the Transfer Agent, as the case may be, receives, not later than the expiration of the Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the aggregate liquidation preference of the Exchangeable Preferred Stock the Holder delivered for purchase and a statement that such Holder is withdrawing its election to have such Exchangeable Preferred Stock purchased; and

          (viii) that Holders whose shares of Exchangeable Preferred Stock are purchased only in part shall be issued new Exchangeable Preferred Stock equal in liquidation preference to the unpurchased portion of the Exchangeable Preferred Stock surrendered (or transferred by bookentry transfer), which unpurchased portion must be equal to $1,000 in liquidation preference or an integral multiple thereof.

     (b) On (or at the Issuer's election, before) the Purchase Date, the Issuer shall:

          (i) to the extent lawful, accept for payment, the outstanding Exchangeable Preferred Stock or portions thereof validly tendered pursuant to the Exchangeable Preferred Change of Control Offer and not theretofore withdrawn;

          (ii) deposit with the Transfer Agent an amount equal to the Exchangeable Preferred Change of Control Payment in respect of all Exchangeable Preferred Stock or portions thereof so tendered; and

          (iii) deliver or cause to be delivered to the Transfer Agent the shares of Exchangeable Preferred Stock so accepted together with an Officers' Certificate stating the aggregate liquidation preference of such Exchangeable Preferred Stock or portions thereof being purchased by the Issuer.

     The Issuer or the Transfer Agent, as the case may be, shall promptly mail or deliver to each tendering Holder an amount equal to the Exchangeable Preferred Change of Control Payment with respect to the Exchangeable Preferred Stock tendered by such Holder and accepted by the Issuer for purchase. The Issuer shall promptly issue new certificates representing shares of Exchangeable Preferred Stock and mail (or cause to be transferred by book entry) to each Holder a new certificate representing shares of Exchangeable Preferred Stock equal in liquidation preference to any unpurchased portion of the Exchangeable Preferred Stock so surrendered, if any, provided that each such new share of Exchangeable Preferred Stock shall be in a principal amount of $1,000 or an integral multiple thereof.

     Any Exchangeable Preferred Stock not so accepted shall be promptly mailed or delivered by the Issuer to the Holder thereof. On the Purchase Date, all Exchangeable Preferred Stock purchased by the Issuer shall be delivered to the Transfer Agent for cancellation. All Exchangeable Preferred Stock or portions thereof purchased pursuant to the Exchangeable Preferred Change of Control Offer will be canceled by the Transfer Agent. The Issuer shall publicly announce the results of the Exchangeable Preferred Change of Control Offer on or as soon as practicable after the Purchase Date.

     (c) On and after the Purchase Date, dividends shall cease to accrue on the Exchangeable Preferred Stock or the portions of Exchangeable Preferred Stock repurchased and all rights of Holders of such tendered shares shall terminate, except for the right to receive payment therefor, on the Purchase Date.

     SECTION 8.3 The Issuer shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws and regulations are applicable in connection with the Exchangeable Preferred Change of Control Offer. To the extent that the provisions of any applicable securities laws or regulations conflict with provisions of this Article 8, the Issuer shall comply with such securities laws and regulations and shall not be deemed to have breached its obligations under this Section 8.3 by virtue thereof.

     SECTION 8.4 Prior to complying with the provisions of this Article 8, but in any event within 90 days following a Change of Control, the Issuer will either use commercially reasonable efforts to repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of Exchangeable Preferred Stock required by this Article 8, unless notice of redemption of all Exchangeable Preferred Stock has then been given pursuant to the provisions described in this
Article 5 and such redemption is permitted by the terms of outstanding Senior Debt.]

                              [delete: ARTICLE 9

                              RESTRICTED PAYMENTS

     SECTION 9.1 The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

          (i) declare or pay any dividend or make any other distribution (including any payment in connection with any merger or consolidation) on account of any Junior Equity Interests of the Issuer or Equity Interests of any Restricted Subsidiary (other than dividends or distributions payable in Junior Equity Interests of the Issuer or Equity Interests of any Restricted Subsidiary (other than Disqualified Stock) and dividends payable to the Issuer or any Restricted Subsidiary);

          (ii) purchase, redeem or otherwise acquire or retire for value (including in connection with any merger or consolidation) any Junior Equity Interests of the Issuer or any Equity Interests of any Restricted Subsidiary held by Persons other than the Issuer or any Restricted Subsidiary; or

          (iii) make any Restricted Investment

(all such payments and other actions set forth in clauses (i) through (iii) above being collectively referred to as "Restricted Payments"), unless, at the
                                         -------------------
time of, and after giving effect to, such Restricted Payment:

     (a) no Voting Rights Triggering Event shall have occurred and be continuing or would occur as a consequence thereof;

     (b) the Issuer would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Debt pursuant to the Consolidated Coverage Ratio test set forth in Section 10.1; and

     (c) such Restricted Payment, together with (without duplication) the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clauses (ii), (iv) and (v) of Section 9.2, but including all other Restricted Payments permitted by Section 9.2, is less than the sum (without duplication) of

          (i) 50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period) from the beginning of the fiscal quarter during which the Issue Date with respect to the Series A Exchangeable Preferred Stock occurs to the end of the Issuer's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

          (ii) 100% of the aggregate net cash proceeds received by the Issuer from the issue or sale (other than to a Subsidiary) of, or from capital contributions with respect to, Junior Equity Interests of the Issuer (other than Disqualified Stock), in either case after the Issue Date, plus

          (iii) the aggregate principal amount (or accreted value, if less) of Debt, Disqualified Stock or Equity Interests (other than Junior Equity Interests) of the Issuer or any Restricted Subsidiary issued since the Issue Date (other than to a Restricted Subsidiary) that has been converted into Junior Equity Interests (other than Disqualified Stock) of the Issuer, plus

          (iv) 100% of the aggregate net cash received by the Issuer or a Restricted Subsidiary of the Issuer since the Issue Date from (A) Restricted Investments, whether through interest payments, principal payments, dividends or other distributions or payments, or the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) thereof made by the Issuer and its Restricted Subsidiaries and (B) a cash dividend from, or the sale (other than to the Issuer or a Restricted Subsidiary) of the stock of, an Unrestricted Subsidiary, plus

          (v) upon the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the fair market value of the Investments of the Issuer and its Restricted Subsidiaries (other than such Subsidiary) in such Subsidiary.

     SECTION 9.2  The foregoing provisions of Section 9.1 will not prohibit:

     (i) the payment of any dividend within 60 days after the date of declaration thereof, if at such date of declaration such payment would have complied with the provisions of this Certificate of Designation;

     (ii) the redemption, repurchase, retirement, defeasance or other acquisition of any Junior Equity Interests of the Issuer or Equity Interests of any Restricted Subsidiary in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Issuer) of other Junior Equity Interests of the Issuer or Equity Interests of any Restricted Subsidiary, or a capital contribution with respect to Junior Equity Interests of the Issuer (other than, in each case, any sale of or capital contribution in respect of Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (c)
(ii) of Section 9.1;

     (iii) the redemption, repurchase, retirement, defeasance or other acquisition of Junior Equity Interests upon a Change of Control to the extent required by the agreement or certificate of designation governing such Junior Equity Interests, but only (x) if the Issuer shall have complied with Article 8 and repurchased all Exchangeable Preferred Stock tendered pursuant to the offer required by such covenant prior to purchasing or repaying such Junior Equity Interests, and (y) within six months after the date such offer is consummated;

     (iv) the payment of any dividend by a Restricted Subsidiary of the Issuer to the holders of its common Equity Interests on a pro rata basis;

     (v) to the extent constituting Restricted Payments, the Specified Affiliate Payments; and

     (vi) Restricted Payments in an aggregate amount not to exceed $10 million.

     The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Voting Rights Triggering Event. For purposes of making such determination, all outstanding Investments by the Issuer and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated, to the extent they do not constitute Permitted Investments at the time such Subsidiary became an Unrestricted Subsidiary, will be deemed to be Restricted Payments made at the time of such designation. The amount of such outstanding Investments will be equal to the portion of the fair market value of the net assets of any Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary that is represented by the interest of the Issuer and its Restricted Subsidiaries in such Subsidiary, in each case as determined in good faith by the Board of Directors of the Issuer. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

     The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Issuer or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any non-cash Restricted Payment shall be determined in good faith by the Board of Directors of the Issuer.

     In making the computations required by this Article 9, (i) the Issuer or the relevant Restricted Subsidiary may use audited financial statements for the portions of the relevant period for which audited financial statements are available on the date of determination and unaudited financial statements and other current financial data based on the books and records of the Issuer for the remaining portion of such period and (ii) the Issuer or the relevant Restricted Subsidiary will be permitted to rely in good faith on the financial statements and other financial data derived from the books and records of the Issuer and the Restricted Subsidiary that are available on the date of determination. If the Issuer makes a Restricted Payment that, at the time of the making of such Restricted Payment, would in the good faith determination of the Issuer or any Restricted Subsidiary be permitted under the requirements of this Certificate of Designation, such Restricted Payment will be deemed to have been made in compliance with this Certificate of Designation notwithstanding any subsequent adjustments made in good faith to the Issuer's or any Restricted Subsidiary's financial statements, affecting Consolidated Net Income of the Issuer for any period.

     For the avoidance of doubt, it is expressly agreed that no payment or other transaction permitted by clauses (3), (4) and (5) of Section 12.2 shall be considered a Restricted Payment for purposes of, or otherwise restricted by, this Certificate of Designation.]

                              [delete: ARTICLE 10

              INCURRENCE OF DEBT AND ISSUANCE OF PREFERRED STOCK

     SECTION 10.1 The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Debt and
                                                           -----
that the Issuer will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that the Issuer and its Restricted Subsidiaries may incur Debt or issue shares of Disqualified Stock and the Issuer's Restricted Subsidiaries may issue Preferred Stock, if the Consolidated Coverage Ratio for the Issuer's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Debt is incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 1.75 to 1.00 if such four-quarter period ends on or prior to the second anniversary of the Issue Date and 2.00 to 1.00 if it ends thereafter, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Debt had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, at the beginning of such four-quarter period.

     SECTION 10.2 The provisions of Section 10.1 will not apply to the incurrence of any of the following items of Debt (collectively, "Permitted
                                                                 ---------
Debt"):

     (i) the incurrence of term and revolving Debt, letters of credit (with letters of credit being deemed to have a principal amount equal to the undrawn face amount thereof) and other Debt under Credit Facilities (including Guarantees by the Issuer or any of its Subsidiaries of synthetic lease drawings and other loans under the New Credit Facility or of other Debt under Credit Facilities); provided that the aggregate principal amount of such Debt outstanding pursuant to this clause (i) does not exceed an amount equal to $250.0 million;

     (ii) the incurrence by the Issuer and its Restricted Subsidiaries of Existing Debt;

     (iii) the incurrence by (A) the Issuer of Debt represented by the Notes and the Exchange Debentures and (B) the Guarantors of Debt represented by the Note Guarantees;

     (iv) the incurrence by the Issuer or any of its Restricted Subsidiaries of Acquired Debt;

     (v) the incurrence by the Issuer or any of its Restricted Subsidiaries of Permitted Refinancing Debt in exchange for, or the net proceeds of which are used to refund, refinance or replace Debt (other than intercompany Debt) that was permitted by this Certificate of Designation to be incurred;

     (vi) the incurrence by the Issuer or any of its Restricted Subsidiaries of intercompany Debt or Preferred Stock owed or issued to and held by the Issuer and any of its Restricted Subsidiaries, provided, however, that (A) any subsequent issuance or transfer of Equity Interests or other action that results in any such Debt or Preferred Stock being held by a Person other than the Issuer or a Restricted Subsidiary and (B) any sale or other transfer of any such Debt or Preferred Stock to a Person that is not either the Issuer or a Restricted Subsidiary shall be deemed, in each case, to constitute an incurrence of such Debt or issuance of such Preferred Stock by the Issuer or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (vi);

     (vii) the incurrence by the Issuer or any of its Restricted Subsidiaries of Hedging Obligations that are incurred (A) principally for the purpose of fixing or hedging interest rate risk with respect to any floating rate Debt that is permitted by the terms of this Certificate of Designation to be outstanding or (B) principally for the purpose of fixing or hedging currency exchange rate risk or commodity price risk incurred in the ordinary course of business;

     (viii) the guarantee by the Issuer or any Restricted Subsidiary of Debt of the Issuer or a Restricted Subsidiary of the Issuer that was permitted to be incurred by another provision of this section; and

     (ix) the incurrence by the Issuer or any of its Restricted Subsidiaries of additional Debt (which may comprise Debt under the New Credit Facility) in an aggregate principal amount (or accreted value, as applicable) at any time outstanding pursuant to this clause (ix) not to exceed an amount equal to $20.0 million.

     For purposes of determining compliance with this Article 10, in the event that an item of Debt meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (ix) of Section 10.2, or is entitled to be incurred pursuant to Section 10.1, the Issuer shall, in its sole discretion, classify such item of Debt in any manner that complies with this
Article 10 and such item of Debt will be treated as having been incurred pursuant to only one of such clauses of Section 10.2 or pursuant to Section 10.1 hereof; provided that all outstanding Debt under the New Credit Facility immediately following the Recapitalization shall be deemed to have been incurred pursuant to clause (i) of Section 10.2. Accrual of interest and the accretion of accreted value will be deemed not to be an incurrence of Debt for purposes of this Article 10.]

                              [delete: ARTICLE 11

       MERGER, CONSOLIDATION OR SALE OF ALL OR SUBSTANTIALLY ALL ASSETS

     SECTION 11.1 The Issuer may not consolidate or merge with or into (whether or not the Issuer is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another Person unless:

     (i) the Issuer is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

     (ii) the Exchangeable Preferred Stock shall be converted into or exchanged for and shall become shares of the surviving entity having in respect of such surviving entity substantially the same rights and privileges that the Exchangeable Preferred Stock had immediately prior to such transaction with respect to the Issuer and shall not be subordinated to any Preferred Stock of the surviving entity;

     (iii) immediately after such transaction no Voting Rights Triggering Event shall exist; and

     (iv) except in the case of a merger of the Issuer with or into a Wholly Owned Restricted Subsidiary of the Issuer, the Issuer or the Person formed by or surviving any such consolidation or merger (if other than the Issuer), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, either (x) be permitted to incur at least $1.00 of additional Debt pursuant to the Consolidated Coverage Ratio test set forth in
Section 10.1 or (y) have a Consolidated Coverage Ratio at least equal to the Consolidated Coverage Ratio of the Issuer for such four-quarter reference period.

     SECTION 11.2 Notwithstanding clauses (iii) and (iv) of Section 11.1, (a) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Issuer and (b) the Issuer may merge with an Affiliate incorporated solely for the purpose of reincorporating the Issuer in another jurisdiction.]

                              [delete: ARTICLE 12

                          TRANSACTIONS WITH AFFILIATES

     SECTION 12.1 The Issuer will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"),
                                                      ---------------------
unless:

     (i) such Affiliate Transaction is on terms that, taken as a whole, are no less favorable to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person; and

     (ii) the Issuer delivers to the Transfer Agent (a) with respect to any Affiliate Transaction entered into after the Issue Date involving aggregate consideration in excess of $3.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the members of the Board of Directors and (b) with respect to any Affiliate Transaction involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an investment banking, appraisal or accounting firm of national standing.

     SECTION 12.2 The provisions of Section 12.1 shall not prohibit and the following shall not be deemed to be Affiliate Transactions:

     (1) transactions between or among the Issuer and/or its Restricted Subsidiaries;

     (2) Permitted Investments and Restricted Payments that are permitted by the provisions of this Certificate of Designation described in Article 9;

     (3) employment agreements, employee benefit plans and related arrangements entered into in the ordinary course of business and all payments and other transactions contemplated thereby;

     (4) any payments to Investcorp and its Affiliates (whether or not such Persons are Affiliates of the Issuer) (A) for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by the Board of Directors of the Issuer in good faith and
(B) of annual management, consulting and advisory fees and related expenses;

     (5) any agreement in effect on the Closing Date (including the Recapitalization Agreement, the Services Agreement between the Berkshire Companies Limited Partnership and the Issuer (as amended) and the Brevard lease agreement) or any amendment thereto (so long as any such amendment is not disadvantageous to the Holders in any material respect) or any payment or other transaction contemplated by any of the foregoing; and

     (6) Debt permitted by clause (ix) of Section 10.2 hereof to the extent such Debt is on terms that, taken as a whole, are no less favorable to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction with an unrelated Person.]

                              [delete: ARTICLE 13

                            DISCHARGE AND DEFEASANCE

     SECTION 13.1  Legal Defeasance and Covenant Defeasance.
                   ----------------------------------------

     (a) The Issuer may, at the option of its Board of Directors evidenced by a resolution set forth in an Officers' Certificate, at any time, elect to have either Section 13.1(b) or 13.1(c) hereof be applied to all outstanding Exchangeable Preferred Stock upon compliance with the conditions set forth below in this Article 13.

     (b) Upon the Issuer's exercise under Section 13.1(a) hereof of the option applicable to this Section 13.1(b), the Issuer shall, subject to the satisfaction of the conditions set forth in Section 13.2 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Exchangeable Preferred Stock on the date the conditions set forth below are satisfied (hereinafter, "Legal Defeasance"). For this purpose, Legal Defeasance
                         ----------------
means that the Issuer shall be deemed to have paid and discharged all the obligations represented by the outstanding Exchangeable Preferred Stock, which Exchangeable Preferred Stock shall thereafter be deemed to be "outstanding" only for the purposes of Section 13.3 hereof and the other Sections of this Certificate of Designation referred to in (i) and (ii) below, and to have satisfied all their other obligations under such Exchangeable Preferred Stock and this Certificate of Designation (and the Transfer Agent, on demand of and at the expense of the Issuer, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder: (i) the rights of Holders of outstanding Exchangeable Preferred Stock to receive solely from the trust fund described in this Article 13, as more fully set forth in such Article, payments in respect of the liquidation preference of, accumulated and unpaid dividends on, and Liquidated Damages, if any, on such Exchangeable Preferred Stock when such payments are due and (ii) this Article 13. Subject to compliance with this
Article 13, the Issuer may exercise its option under this Section 13.1(b) notwithstanding the prior exercise of its option under Section 13.1(c) hereof.

     (c) Upon the Issuer's exercise under Section 13.1(a) hereof of the option applicable to this Section 13.1(c), the Issuer shall, subject to the satisfaction of the conditions set forth in Section 13.2 hereof, be released from its obligations under Articles 8, 9, 10, 12, and Sections 11.1(iv) and 15.6 hereof with respect to the outstanding Exchangeable Preferred Stock on and after the date the conditions set forth below are satisfied (hereinafter, "Covenant
                                                                     --------
Defeasance"), and the Exchangeable Preferred Stock shall thereafter be deemed
----------
not "outstanding" for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such Articles and Section, but shall continue to be deemed "outstanding" for all the other purposes hereunder (it being understood that such Exchangeable Preferred Stock shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect of any term, condition or limitation set forth in any such Article or Section, whether directly or indirectly, by reason of any reference elsewhere herein to any such Article or Section or by reason of any reference in any such Article or Section to any other provision herein or in any other document and such omission to comply shall not constitute a Voting Rights Triggering Event under Section
6.2 hereof, but, except as specified above, the remainder of this Certificate of Designation and such Exchangeable Preferred Stock shall be unaffected thereby.

     SECTION 13.2.  Conditions to Legal or Covenant Defeasance.  The following
                    ------------------------------------------
shall be the conditions to the application of either Section 13.1(b) or 13.1(c) hereof to the outstanding Exchangeable Preferred Stock:

     In order to exercise either Legal Defeasance or Covenant Defeasance:

     (a) the Issuer must irrevocably deposit with the Transfer Agent, in trust, for the benefit of the Holders, cash in United States dollars, Government Notes, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the aggregate liquidation preference of, accumulated and unpaid dividends on, and Liquidated Damages, if any, on the outstanding Exchangeable Preferred Stock on the stated date for payment thereof or on the applicable Redemption Date, as the case may be;

     (b) in the case of an election under Section 13.1(b) hereof, the Issuer shall have delivered to the Transfer Agent an Opinion of Counsel in the United States reasonably acceptable to the Transfer Agent confirming that (A) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date hereof, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Exchangeable Preferred Stock will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

     (c) in the case of an election under Section 13.1(c) hereof, the Issuer shall have delivered to the Transfer Agent an Opinion of Counsel in the United States, subject to customary assumptions and exclusions, reasonably acceptable to the Transfer Agent confirming that the Holders of the outstanding Exchangeable Preferred Stock will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

     (d) no Voting Rights Triggering Event shall have occurred and be continuing on the date of such deposit (other than a Voting Rights Triggering Event resulting from the Incurrence of Debt) all or a portion of the proceeds of which will be used to defease the Exchangeable Preferred Stock pursuant to this
Article 13 concurrently with such Incurrence;

     (e) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Certificate of Designation) to which the Issuer or any of its Subsidiaries is a party or by which the Issuer or any of its Subsidiaries is bound;

     (f) the Issuer shall have delivered to the Transfer Agent an Opinion of Counsel, subject to customary assumptions and exclusions, to the effect that after the 91st day following the deposit pursuant to Section 13.2(a), the trust funds will not be part of any "estate" formed by the bankruptcy or reorganization of the Issuer or subject to the "automatic stay" under the Bankruptcy Code, or in the case of a Covenant Defeasance, will be subject to a first priority lien in favor of the Transfer Agent for the benefit of the Holders;

     (g) the Issuer shall have delivered to the Transfer Agent an Officers' Certificate stating that the deposit was not made by the Issuer with the intent of preferring the Holders over any other creditors of the Issuer or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Issuer; and

     (h) the Issuer shall have delivered to the Transfer Agent an Officers' Certificate and an Opinion of Counsel, subject to customary assumptions and exclusions, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

     SECTION 13.3.  Deposited Money and Government Securities to be Held in
                    -------------------------------------------------------
Trust; Other Miscellaneous Provisions.  Subject to Section 13.4 hereof, all
-------------------------------------
money and Government Notes (including the proceeds thereof) deposited with the Transfer Agent (or other qualifying trustee, collectively for purposes of this
Section 13.3, the "Transfer Agent") pursuant to Section 13.2 hereof in respect
                   --------------
of the outstanding Exchangeable Preferred Stock shall be held in trust and applied by the paying agent, in accordance with the provisions of such Exchangeable Preferred Stock and this Certificate of Designation, to the payment, either directly or through any paying agent (including the Issuer acting as paying agent) as the Transfer Agent may determine, to the Holders of such Exchangeable Preferred Stock of all sums due and to become due thereon in respect of the liquidation preference of and accumulated and unpaid dividends on the Exchangeable Preferred Stock, but such money need not be segregated from other funds except to the extent required by law.

     Anything in this Article 13 to the contrary notwithstanding, the Transfer Agent shall deliver or pay to the Issuer from time to time upon the request of the Issuer any money or Government Notes held by it as provided in Section 13.2 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Transfer Agent (which may be the opinion delivered under Section 13.2(a) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

     SECTION 13.4.  Repayment to Issuer.  Any money deposited with the Transfer
                    -------------------
Agent or any paying agent, or then held by the Issuer, in trust for the payment of the aggregate liquidation preference of, accumulated and unpaid dividends on and Liquidated Damages, if any, and remaining unclaimed for two years after such amounts have become due and payable shall be paid to the Issuer on its request or (if then held by the Issuer) shall be discharged from such trust; and the Holder of such Security shall thereafter, as an unsecured general creditor, look only to the Issuer for payment thereof, and all liability of the Transfer Agent with respect to such trust money, and all liability of any paying agent (including the Issuer as paying agent) thereof, shall thereupon cease; provided, however, that the Transfer Agent or paying agent, before being required to make any such repayment, may at the expense of the Issuer, cause to be published once, in the Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Issuer.

     SECTION 13.5.  Reinstatement.  If the Transfer Agent is unable to apply any
                    -------------
United States dollars or Government Notes in accordance with this Article 13 by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuer's obligations under this Certificate of Designation and the Exchangeable Preferred Stock shall be revived and reinstated as though no deposit had occurred pursuant to this Article 13 until such time as the Transfer Agent is permitted to apply all such money in accordance with this Article 13; provided, however, that, if the Issuer makes any payment on account of the Exchangeable Preferred Stock following the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such

Exchangeable Preferred Stock to receive such payment from the money held by the Transfer Agent or any paying agent.]

                              [delete: ARTICLE 14


                              REGISTRATION RIGHTS

     SECTION 14.1  Registration Rights.  So long as any shares of Exchangeable
                   -------------------
Preferred Stock constitute "Transfer Restricted Securities", as defined in the Preferred Stock Registration Rights Agreement, each Holder shall be entitled to the rights granted by the Issuer thereunder, and shall be bound by the restrictions contained therein, on the certificates representing the Exchangeable Preferred Stock, in the Offering Memorandum and in any offering memorandum for any Additional Exchangeable Preferred Stock.]

                                  ARTICLE 15

                                 MISCELLANEOUS

     [delete: SECTION 15.5  Remedies.  The sole remedy to Holders of
                            --------
Exchangeable Preferred Stock in the event of the Issuer's failure to comply with any of the provisions hereof and the sole consequence of any such failure will be the voting rights described in Article 6.]

     [delete: SECTION 15.6  Reports.  Notwithstanding that the Issuer may not be
                            -------
required to remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, to the extent permitted by the Exchange Act, the Issuer will file with the Commission, and provide, within 15 days after the Issuer is required to file the same with the Commission and the Holders with the annual reports and the information, documents and other reports that are specified in Sections 13 and 15(d) of the Exchange Act. In the event the Issuer is not permitted to file such reports, documents and information with the Commission, the Issuer will provide substantially similar information to the Trustee and the Holders, as if the Issuer were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act.]

     [delete: SECTION 15.8  Certificate as to Conditions Precedent.  Upon any
                            --------------------------------------
request or application by the Issuer to the Transfer Agent to take or refrain from taking any action under this Certificate of Designation, at the request of the Transfer Agent, the Issuer shall furnish to the Transfer Agent:

     (1) an Officers' Certificate in form and substance reasonably satisfactory to the Transfer Agent (which shall include the statements set forth in Section
15.9 hereof) stating that in the opinion of the signers, all conditions precedent, if any, provided for in this Certificate of Designation relating to the proposed action have been complied with; and

     (2) an Opinion of Counsel in form and substance reasonably satisfactory to the Transfer Agent (which shall include the statements set forth in Section 15.9 hereof) stating that, in the opinion of such counsel, all such conditions precedent have been complied with.]

     [delete: SECTION 15.9.  Statements Required in Certificate.  Each
                             ----------------------------------
certificate or opinion with respect to compliance with a covenant or condition provided for in this Certificate of Designation shall include:

     (1) a statement that the individual making such certificate or opinion has read such covenant or condition;

     (2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

     (3) a statement that, in the opinion of such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

     (4) a statement as to whether or not, in the opinion of such individual, such covenant or condition has been complied with.]


                         ARTICLE [delete: 17] [add: 9]

                         BOOK-ENTRY, DELIVERY AND FORM

     SECTION [delete: 17.1] [add: 9.1] The certificates representing the [delete: Exchangeable] [add: Redeemable] Preferred Stock will be issued in fully registered form. [delete: Exchangeable] [add: Redeemable] Preferred Stock sold in reliance on Rule 144A under the Securities Act will be represented by one or more permanent global [delete: Exchangeable] [add: Redeemable] Preferred Stock certificates in definitive, fully registered form (each a "Restricted Global Preferred Stock Certificate") and will be deposited with a custodian for, and registered in the name of a nominee of, Depositary Trust Company ("DTC").
Owners of beneficial interests in a Restricted Global Preferred Stock Certificate will generally not be entitled to receive physical delivery of a physical certificate for their [delete: Exchangeable] [add: Redeemable] Preferred Stock ("Certificated Preferred Stock"). The [delete: Exchangeable] [add: Redeemable] Preferred Stock is not issuable in bearer form.

     Investors to whom [delete: Exchangeable] [add: Redeemable] Preferred Stock is transferred and who are not Qualified Institutional Buyers (as defined in Rule 144A under the Securities Act) will receive Certificated Preferred Stock, which cannot then be traded through the facilities of DTC, except in connection with a transfer to a Qualified Institutional Buyer. Upon the transfer to a Qualified Institutional Buyer of Certificated Preferred Stock, such Certificated Preferred Stock will, unless the relevant Restricted Global Preferred Stock Certificate has previously been exchanged in whole for Certificated Preferred Stock, be exchanged for an interest in a Restricted Global Preferred Stock Certificate.

     Upon the issuance of the Restricted Global Preferred Stock Certificates, DTC or its custodian will credit, on its internal system, the respective liquidation preference of the individual beneficial interests represented by such Restricted Global Preferred Stock Certificates, to the accounts of Persons who have accounts with such depositary. [delete: Such accounts initially will be designated by or on behalf of the Placement Agents.] Ownership of beneficial interests in a Restricted Global Preferred Stock Certificate will be limited to Persons who have accounts with DTC ("participants") or Persons who hold
                                     ------------
interests through participants. Ownership of beneficial interests in a Restricted Global Preferred Stock Certificate will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of Persons other than participants). Qualified Institutional Buyers may hold their interests in a Restricted Global Preferred Stock Certificate directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

     So long as DTC, or its nominee, is the registered owner or holder of a Restricted Global Preferred Stock Certificate, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the [delete:
Exchangeable] [add: Redeemable] Preferred Stock represented by such Restricted Global

Preferred Stock Certificate for all purposes under the Certificate of Designation and the [delete: Exchangeable] [add: Redeemable] Preferred Stock. No beneficial owner of an interest in a Restricted Global Preferred Stock Certificate will be able to transfer that interest except in accordance with DTC's applicable procedures, in addition to those provided for under this Certificate of Designation.

     Payments made with respect to the Restricted Global Preferred Stock Certificates will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither the Issuer nor the Placement Agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Restricted Global Preferred Stock Certificate or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     If DTC is at any time unwilling or unable to continue as a depositary for the Restricted Global Preferred Stock Certificates and a successor depositary is not appointed by the Issuer within 90 days, the Issuer will issue Certificated Preferred Stock, which may bear the legend referred to in Section [delete: 16.1] [add: 9.1] in exchange for the Restricted Global Preferred Stock Certificates.

                        ARTICLE [delete: 18] [add: 10]

                                 DEFINITIONS

     SECTION [delete: 18.1] [add: 10.1] As used in this Certificate of Designation, the following terms shall have the following meanings:

     [delete: "Acquired Debt" means, with respect to any specified Person, (i) Debt of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, (ii) Debt incurred by such specified Person, its Restricted Subsidiaries or such other Person for the purpose of financing the acquisition of such other Person or its assets (provided that such other Person becomes or, in the case of an asset purchase, the Person acquiring such assets is, a Restricted Subsidiary and (iii) Debt secured by a Lien encumbering any asset acquired by such specified Person.]

     [delete: "Additional Notes" means any additional notes that may be issued under the Indenture.]

     [delete: "Affiliate" of any specified Person means (i) any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person, (ii) any other Person that owns, directly or indirectly, 5% or more of such specified Person's Voting Stock or
(iii) any Person who is a director or officer (a) of such Person, (b) of any Subsidiary of such Person or (c) of any Person described in clause (i) or (ii) above. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.]

     [delete: "Applicable Premium" means, with respect to a share of Exchangeable Preferred Stock at any Redemption Date, the greater of (i) 1.0% of the liquidation preference thereof or (ii) the excess of (A) the present value at such time of the redemption price of such share of Exchangeable Preferred Stock at August 1, 2003 (such redemption price being set forth in the table above), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the liquidation preference of such Exchangeable Preferred Stock, if greater.]

     [delete: "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.]

     [delete: "Cash Equivalents" means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition, (iii) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank or trust company having capital and surplus in excess of $300.0 million, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above, (v) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. ("Moody's") or Standard & Poor's Ratings Services, a division of the McGraw-Hill Companies, Inc. ("S&P") and in each case maturing within one year after the date of acquisition, (vi) investment funds investing 95% of their assets in securities of the types described in clauses (ii)-(v) above, (vii) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody's or S&P and (viii) Debt with a rating of "A" or higher from S&P or "A2" or higher from Moody's and having a maturity of not more than one year from the date of acquisition.]

     [delete: "Change of Control" means the occurrence of any of the following
               -----------------
events:

          (i) prior to the first public offering of Voting Stock of the Issuer the Initial Control Group ceases to be the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Issuer, whether as a result of the issuance of securities of the Issuer, any merger, consolidation, liquidation or dissolution of the Issuer, any direct or indirect transfer of securities by the Initial Control Group or otherwise (for purposes of this clause (i), the Initial Control Group shall be deemed to beneficially own all Voting Stock of an entity (the "specified
                                                                       ---------
     entity") held by any other entity (the "parent entity") so long as the
     ------                                  -------------
     Initial Control Group beneficially owns (as so defined), directly or indirectly, in the aggregate a majority of the voting power of the Voting Stock of the parent entity);

          (ii) following the first public offering of Voting Stock of the Issuer (A) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more members of the Initial Control Group, is or becomes the beneficial owner (as defined in clause (i) above), directly or indirectly, of more than 40% of the total voting power of the Voting Stock of the Issuer and (B) the Initial Control Group "beneficially owns" (as defined in clause (i) above), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the Issuer, than such other person and does not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Issuer (for purposes of this clause (ii), such other person shall be deemed to beneficially own all Voting Stock of a specified entity held by a parent entity, if such other person "beneficially owns" (as defined in clause (i) above), directly or indirectly, in the aggregate more than 40% of the voting power of the Voting Stock of such parent entity and the Initial Control Group "beneficially owns" (as defined in clause (i) above), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent entity and does not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of such parent entity); or

          (iii) at any time after the first public offering of common stock of the Issuer, any person other than the Initial Control Group (or their designated board members), (A)(I) nominates one or more individuals for election to the Board of Directors of the Issuer and (II) solicits proxies, authorizations or consents in connection therewith and (B) such number of nominees elected to serve on the Board of Directors in such election and all previous elections after the Closing Date represents a majority of the Board of Directors of the Issuer following such election.]

     [delete: "Closing Date" means the date on which MergerCo was merged with and into the Issuer.]

     [delete: "Collateral Agent" means United States Trust Company of New York, as Collateral Agent, under the Collateral Pledge and Security Agreement dated as of July 31, 1998 between the Issuer and the Collateral Agent relating to the Exchangeable Preferred Stock.]

     [delete: "Commission" means the Securities and Exchange Commission.]

     [delete: "Commodity Hedging Agreements" means any futures contract or other similar agreement or arrangement designed to protect the Issuer or any Restricted Subsidiary against fluctuations in commodities prices.]

     [delete: "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period (A) plus (without duplication), to the extent deducted in computing such Consolidated Net Income, (i) Consolidated Interest Expense and the amortization of debt issuance costs, commissions, fees and expenses of such Person and its Restricted Subsidiaries for such period, (ii) provision for taxes based on income or profits (including franchise taxes) of such Person and its Restricted Subsidiaries for such period, (iii) depreciation and amortization expense, including amortization of inventory write-up under APB 16, amortization of intangibles (including goodwill and the non-cash costs of Interest Rate Agreements, Commodity Hedging Agreements or Currency Agreements, license agreements and non-competition agreements), non- cash amortization of Capital Lease Obligations, and organization costs, (iv) non-cash expenses related to the amortization of management fees paid on or prior to the Closing Date, (v) expenses and charges related to any equity offering or incurrence of Debt permitted to be incurred by the Indenture (including any such expenses or charges relating to the Recapitalization), (vi) the amount of any restructuring charge or reserve, (vii) unrealized gains and losses from hedging, foreign currency or commodities translations and transactions, (viii) expenses consisting of internal software development costs that are expensed during the period but could have been capitalized in accordance with GAAP, (ix) any write-downs, write-offs, and other non-cash charges, items and expenses, (x) the amount of expense relating to any minority interest in a Restricted Subsidiary, and (xi) costs of surety bonds in connection with financing activities, and (B) minus any cash payment for which a reserve or charge of the kind described in clauses (vi), (ix) or (x) of subclause (A) above was taken previously during such period.]

     [delete: "Consolidated Coverage Ratio" means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period. In the event that the Issuer or any of its Restricted Subsidiaries incurs, assumes, Guarantees, redeems or repays any Debt (other than revolving credit borrowings) or issues or redeems Preferred Stock subsequent to the commencement of the period for which the Consolidated Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Consolidated Coverage Ratio is made (the "Calculation Date"), then the Consolidated Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, redemption or repayment of Debt, or such issuance or redemption of Preferred Stock, as if the same had occurred at the beginning of the applicable four quarter reference period. For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers and consolidations that have been made by the Issuer or any of its Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, and discontinued operations determined in accordance with GAAP on or prior to the Calculation Date, shall be given effect on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers and consolidations or discontinued operations (and the reduction or increase of any associated Consolidated Interest Expense and the change in Consolidated Cash Flow resulting therefrom, including because of reasonably anticipated cost savings) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, merger or consolidation or determined a discontinued operation, that would have required adjustment pursuant to this definition, then the Consolidated Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger or consolidation or discontinued operations had occurred at the beginning of the applicable four-quarter period. For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a financial or accounting officer of the Issuer. If any Debt to which pro forma effect is given bears interest at a floating rate, the interest expense on such Debt shall be calculated as if the rate in effect on the Calculation Date had been the applicable interest rate for the entire period (taking into account any Interest Rate Agreement in effect on the Calculation Date). Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP. Interest on Debt that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate.]

     [delete: "Consolidated Interest Expense" means, with respect to any Person for any period, the sum, without duplication, of (i) the consolidated net interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations relating to Interest Rate Agreements or Currency Agreements with respect to Debt, excluding, however, (A) amortization of debt issuance costs, commissions, fees and expenses, (B) customary commitment, administrative and transaction fees and charges and (C) expenses attributable to letters of credit or similar arrangements supporting insurance certificates issued to customers in the ordinary course of business), (ii) any interest expense on Debt of another Person that is Guaranteed by or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (but only to the extent such Guarantee or Lien has then been called upon), and (iii) cash dividends paid in respect of any Preferred Stock of such Person or any Restricted Subsidiary of such Person held by Persons other than the Issuer or a Subsidiary, in each case, on a consolidated basis and in accordance with GAAP.]

     [delete: "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (i) the Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Restricted Subsidiary of such Person, (ii) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that

Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, prohibited by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders unless such restriction with respect to the payment of dividends has been permanently waived, (iii) except for purposes of calculating "Consolidated Cash Flow," the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, (iv) the cumulative effect of a change in accounting principles shall be excluded (effected either through cumulative effect adjustment or a retroactive application, in each case, in accordance with GAAP), (v) to the extent deducted in determining Net Income, the fees, expenses and other costs incurred in connection with the Recapitalization, including payments to management contemplated by the Recapitalization Agreement, shall be excluded, and (vi) to the extent deducted in determining Net Income, any non-cash charges resulting from any write-up, write-down or write-off of assets, of the Issuer and its Restricted Subsidiaries in connection with the Recapitalization, shall be excluded.]

     [delete: "Credit Facilities" means, with respect to the Issuer, one or more debt facilities (including the New Credit Facility) or commercial paper facilities with banks, insurance companies or other institutional lenders providing for revolving credit loans, term loans, synthetic lease financing, notes, receivables factoring or other financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from or issue securities to such lenders against such receivables) or letters of credit or other credit facilities, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.]

     [delete: "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement to which the Issuer or any Restricted Subsidiary is a party or of which it is a beneficiary.]

     [delete: "Debt" means, with respect to any Person (without duplication),
(i) any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property, which purchase price is due more than six months after the date of placing such property in final service or taking final delivery thereof, or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, (ii) all indebtedness under clause (i) of other Persons secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person) provided that the amount of indebtedness of such Person shall be the lesser of
(A) the fair market value of such asset at such date of determination and (B) the amount of such indebtedness of such other Persons, and (iii) to the extent not otherwise included, the Guarantee by such Person of any Debt under clause
(i) of any other Person; provided, however, that Debt shall not include (a) obligations of the Issuer or any of its Restricted Subsidiaries arising from agreements of the Issuer or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Debt incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that (x) such obligations are not reflected on the balance sheet of the Issuer or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (x)) and (y) the maximum assumable liability in respect of all such obligations shall at no time exceed the gross proceeds including noncash proceeds (the fair market value of such noncash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Issuer and its Restricted Subsidiaries in connection with such disposition, (b) (A) obligations under (or constituting reimbursement obligations with respect to) letters of credit, performance bonds, surety bonds, appeal bonds, completion guarantees or similar instruments issued in connection with the ordinary course of business conducted by the Issuer, including letters of credit in respect of workers' compensation claims, security or lease deposits and self-insurance, provided, however, that upon the drawing of such letters of credit or other instrument, such obligations are reimbursed within 30 days following such drawing, and (B) obligations arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of day-light overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such obligations are extinguished within three Business Days of incurrence, or
(c) retentions in connection with purchasing assets in the ordinary course of business of the Issuer and its Restricted Subsidiaries. The amount of any Debt outstanding as of any date shall be the lesser of (i) the accreted value thereof and (ii) the principal amount thereof, provided that the amount of Permitted Debt under clause (i) or (ix) of the definition thereof, at the Issuer's election, but without duplication, may be reduced by the principal amount (not to exceed $7.5 million) of the note receivable issued to the Issuer before the Issue Date in connection with the leasing of certain nursing home facilities in the State of Connecticut.]

     [delete: "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event (other than as a result of a Change of Control), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Holder thereof, in whole or in part, on or prior to the date on which the Exchangeable Preferred Stock is subject to mandatory redemption as set forth in Section 5.3 hereof; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Issuer or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer in order to satisfy applicable statutory or regulatory obligations. For the avoidance of doubt, Exchangeable Preferred Stock shall not be considered "Disqualified Stock."]

     [delete: "Dividend Payment Date" means February 1, May 1, August 1 and November 1 of each year.]

     [delete: "Dividend Period" means the Initial Dividend Period and, thereafter, each Quarterly Dividend Period.]

     [delete: "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).]

     [delete: "Exchange Act" means the Securities and Exchange Act of 1934, as amended.]

     [delete: "Exchange Date" means the date on which the Exchangeable Preferred Stock is exchanged for Exchange Debentures.]

     [delete: "Exchange Debentures" means the Exchange Debentures of the Issuer due 2010 issued in exchange for the Exchangeable Preferred Stock and any Exchange Debentures issued as payments in kind interest thereon, provided that such Exchange Debentures have the terms set forth in the Offering Memorandum.]

     [delete: "Exchange Debenture Indenture" means the indenture pursuant to which the Exchange Debentures are to be issued as it may from time to time be amended or supplemented.]

     [delete: "Exchange Debenture Trustee" means the trustee under the Exchange Debenture Indenture, as appointed by the Issuer in its discretion.]

     "Exchangeable Preferred Stock" is defined in Section 1.1[add: (a)].
      ----------------------------

     [delete: "Existing Debt" means Debt of the Issuer and its Restricted Subsidiaries (other than Debt under the New Credit Facility) in existence on the Issue Date, until such amounts are repaid.]

     [delete: "Foreign Subsidiary" means any Subsidiary of the Issuer formed under the laws of any jurisdiction other than the United States or any political subdivision thereof substantially all of the assets of which are located outside of the United States or that conducts substantially all of its business outside of the United States.]

     "GAAP" means generally accepted accounting principles in the United States
      ----
of America as in effect from time to time, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession. [delete: All ratios and computations based on GAAP contained in the Exchange Debenture Indenture shall be computed in conformity with GAAP as in effect as of the Issue Date.]

     [delete: "Government Notes" means non-callable direct obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.]

     [delete: "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Debt.]

     [delete: "Guarantors" means, at any time after the Closing Date, (i) each of the Issuer's Subsidiaries on the Closing Date, other than the Subsidiary Non Guarantors on such date and (ii) each Restricted Subsidiary that executes and delivers a Note Guarantee after the Closing Date, and their respective successors and assigns, in each case until released from its Note Guarantee in accordance with the terms of the Indenture.]

     [delete: "Hedging Obligations" means, with respect to any Person, the obligations of such Person under Interest Rate Agreements, Currency Agreements or Commodity Hedging Agreements.]

     "Holder" means with respect to any share of [delete: Exchangeable] [add:
Redeemable] Preferred Stock, a Person in whose name such share of [delete:
Exchangeable] [add: Redeemable] Preferred Stock is registered in the register for the [delete: Exchangeable] [add: Redeemable] Preferred Stock.

     [delete: "Indenture" means the Indenture dated as of July 31, 1998 between MergerCo and United States Trust Company of New York, as Trustee pursuant to which the Notes were issued as it may from time to time be amended or supplemented.]

     [delete: "Initial Control Group" means Investcorp, its Affiliates, any Person acting in the capacity of an underwriter or initial purchaser in connection with a public or private offering of the Issuer's Capital Stock, any employee benefit plan of the Issuer or any of its Subsidiaries or any participant therein, a trustee or other fiduciary holding securities under any such employee benefit plan or any Permitted Transferee of any of the foregoing Persons.]

     [delete: "Initial Dividend Period" means the dividend period commencing on the Issue Date and ending on the day before the first Dividend Payment Date to occur thereafter.]

     [delete: "Interest Rate Agreement" means any interest rate swap agreement, interest rate cap agreement, repurchase agreement, futures contract or other financial agreement or arrangement designed to protect the Issuer or any Restricted Subsidiary against fluctuations in interest rates.]

     [delete: "Investcorp" means Investcorp S.A. and certain affiliates thereof.]

     [delete: "Investment Grade Securities" means (i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents) having maturities of not more than one year from the date of acquisition, (ii) debt securities or debt instruments with a rating of BBB or higher by S&P or Baa3 or higher by Moody's or the equivalent of such rating by such rating organization, or, if no rating of S&P or Moody's then exists, the equivalent of such rating by any other nationally recognized securities rating agency, but excluding any debt securities or instruments constituting loans or advances among the Issuer and its Subsidiaries having maturities of not more than one year from the date of acquisition, and (iii) investments in any fund that invests exclusively in investments of the type described in clauses (i) and (ii), which fund may also hold immaterial amounts of cash pending investment and/or distribution.]

     [delete: "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Debt or other obligations, but excluding advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of such Person), advances or capital contributions (excluding commission, travel, payroll, entertainment, relocation and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Debt, Equity Interests or other securities. If the Issuer or any Restricted Subsidiary of the Issuer sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Issuer such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Issuer, the Issuer shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the third to last paragraph of Section 9.2.]

     "Issue Date" means, with respect to any series of [delete: Exchangeable] [add: Redeemable] Preferred Stock, the date on which such series of [delete:
Exchangeable] [add: Redeemable] Preferred Stock is originally issued. The Series A [delete: Exchangeable] [add: Redeemable] Preferred Stock [add: , formerly designated as Series A Exchangeable Preferred Stock,] was originally issued on July 31, 1998 by MergerCo.

     [delete: "Junior Equity Interests" means Junior Securities or warrants, options or other rights to acquire Junior Securities (but excluding any debt security that is convertible into, or exchangeable for, Junior Securities).]

     [delete: "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement or any lease in the nature thereof); provided that in no event shall an operating lease be deemed to constitute a Lien.]

     [delete: "Net Income" means, with respect to any Person and any period, the net income (or loss) of such Person for such period, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends, excluding, however, (i) any extraordinary or non-recurring gains or losses or charges and gains or losses or charges from the sale of assets outside the ordinary course of business, together with any related provision for taxes on such gain or loss or charges and (ii) deferred financing costs written off in connection with the early extinguishment of Debt; provided, however, that Net Income shall be deemed to include any increases during such period to shareholder's equity of such Person attributable to tax benefits from net operating losses and the exercise of stock options that are not otherwise included in Net Income for such period.]

     [delete: "New Credit Facility" means the collective reference to (a) the Credit Agreement among the Issuer and certain Subsidiaries of the Issuer named therein and the financial institutions named therein, any Credit Documents (as defined therein) and any related notes, collateral documents, letters of credit, participation agreements, guarantees, and other documents part of or relating to the Credit Documents, including any appendices, exhibits or schedules to any of the foregoing (as the same may be in effect from time to time), and (b) the Synthetic Lease Facility described in the Credit Agreement, including the Lease between a Subsidiary of the Issuer, as lessee, and the Delaware business trust named therein, as lessor (the "Lessor"), the Credit Agreement among the Lessor and the financial institutions named therein, the Participation Agreement among the parties to the Lease, the parties to the Credit Agreement, the Trustee of Lessor, and the Investors in Lessor, and the additional Operative Agreements described in the Participation Agreement, including any appendices, exhibits or schedules to any of the foregoing (as the same may be in effect from time to time), in each case, as such agreements may be amended, modified, supplemented or restated from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid or extended from time to time (whether with the original agents and lenders or other agents or lenders or otherwise, and whether provided under the original credit agreements or other credit agreements or otherwise).]

     [delete: "Note Guarantee" means the Guarantee by each Guarantor of the Issuer's Obligations under the Notes.]

     [delete: "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages, guarantees and other liabilities payable under the documentation governing any Debt, in each case whether now or hereafter existing, renewed or restructured, whether or not from time to time decreased or extinguished and later increased, created or incurred, whether or not arising on or after the commencement of a proceeding under Title 11, U.S. Code or any similar federal or state law for the relief of debtors (including post-petition interest) and whether or not allowed or allowable as a claim in any such proceeding.]

     [delete: "Permitted Investments" means (a) any Investment in the Issuer or in a Restricted Subsidiary (including in any Equity Interests of a Restricted Subsidiary); (b) any Investment in cash, Cash Equivalents or Investment Grade Securities; (c) any Investment by the Issuer or any Restricted Subsidiary of the Issuer in a Person, if as a result of such Investment (i) such Person becomes a Restricted Subsidiary or (ii) such Person, in one transaction or a series of substantially concurrent related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary; (d) any securities or other assets received or other Investments made as a result of the receipt of non-cash consideration from an asset sale that was made in connection with any other disposition of assets not constituting an asset sale; (e) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Issuer; (f) loans or advances to employees (or guarantees of third party loans to employees) in the ordinary course of business; (g) stock, obligations or securities received in satisfaction of judgments, foreclosure of liens or settlement of debts (whether pursuant to a plan of reorganization or similar arrangement); (h) receivables owing to the Issuer or any Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms

(including such concessionary terms as the Issuer or such Restricted Subsidiary deems reasonable); (i) any Investment existing on the Issue Date for the Series A Exchangeable Preferred Stock or made pursuant to legally binding written commitments in existence on the Issue Date for the Series A Exchangeable Preferred Stock; (j) Investments in Interest Rate Agreements, Currency Agreements and Commodity Hedging Agreements otherwise permitted under the Exchange Debenture Indenture; and (k) additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (k) that are at that time outstanding, not to exceed 15.0% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value).]

     [delete: "Permitted Refinancing Debt" means any Debt of the Issuer or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Debt of the Issuer or any of its Restricted Subsidiaries incurred in compliance with the Exchange Debenture Indenture; provided that: (i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Debt does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Debt so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable premium and fees and expenses incurred in connection therewith); (ii) in the case of term Debt, (1) principal payments required under such Permitted Refinancing Debt have a Stated Maturity no earlier than the earlier of (A) the Stated Maturity of those under the Debt being refinanced and (B) the maturity date of the Exchange Debentures and (2) such Permitted Refinancing Debt has a Weighted Average Life to Maturity equal to or greater than the lesser of the Weighted Average Life to Maturity of the Debt being extended, refinanced, renewed, replaced, defeased or refunded and the Weighted Average Life to Maturity of the Exchange Debentures; (iii) if the Debt being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Exchange Debentures, such Permitted Refinancing Debt has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Exchange Debentures on terms at least as favorable to the Holders of Exchange Debentures as those contained in the documentation governing the Debt being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Debt is incurred either by the Issuer or by its Restricted Subsidiary who is the obligor on the Debt being extended, refinanced, renewed, replaced, defeased or refunded. The Issuer may Incur Permitted Refinancing Debt not more than six months prior to the application of the proceeds thereof to repay the Debt to be refinanced; provided that upon the Incurrence of such Permitted Refinancing Debt, the Issuer shall provide written notice thereof to the Exchange Debenture Trustee, specifically identifying the Debt to be refinanced with Permitted Refinancing Debt.]

     [delete: "Permitted Transferee" means, with respect to any Person, (i) any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person, (ii) the spouse, former spouse, lineal descendants, heirs, executors, administrators, testamentary trustees, legatees or beneficiaries of any such Person, (iii) a trust, the beneficiaries of which, or a corporation or partnership or limited liability company, the stockholders, general or limited partners or members of which, include only such Person or his or her spouse, lineal descendants or heirs, in each case to whom such Person has transferred, or through which it holds, the beneficial ownership of any securities of the Issuer and (iv) any investment fund or investment entity that is a subsidiary of such Person or a Permitted Transferee of such Person.]

     [delete: "Preferred Equity Interests" means Preferred Stock and all warrants, options or other rights to acquire Preferred Stock (but excluding any debt security that is convertible into, or exchangeable for, Preferred Stock).]

     "Preferred Stock" means, with respect to any Person, any Capital Stock of such Person (however designated) that is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person. With respect to the Issuer, "Preferred Stock" includes the [delete: Exchangeable] [add: Redeemable] Preferred Stock.

     [delete: "Preferred Stock Registration Rights Agreement" means (i) with respect to the Series A Exchangeable Preferred Stock, the Registration Rights Agreement dated July 31, 1998 between the Issuer and the Placement Agents, as the same may be amended or supplemented from time to time and (ii) with respect to any other series of Exchangeable Preferred Stock, any registration rights agreement applicable to such series.]

     [delete: "Quarterly Dividend Period" means the quarterly period commencing on each February 1, May 1, August 1 and November 1 and ending on the day before the following Dividend Payment Date.]

     [delete: "Recapitalization" means the recapitalization of Harborside Healthcare Corporation pursuant to which MergerCo was merged with and into the Issuer and the financing transactions related thereto.]

     [delete: "Recapitalization Agreement" means the Agreement and Plan of Merger dated as of April 15, 1998 by and between MergerCo and Harborside Healthcare Corporation, as amended through the Closing Date.]

     [add: "Redeemable Preferred Stock" is defined in Section 1.1(b).]
            --------------------------

     "Redemption Date" with respect to any shares of [delete: Exchangeable] [add: Redeemable] Preferred Stock, means the date on which such shares of [delete: Exchangeable] [add: Redeemable] Preferred Stock are redeemed by the Issuer.

     [delete: "Restricted Investment" means an Investment other than a Permitted Investment.]

     [delete: "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.]

     [delete: "Senior Debt" means (i) all Debt of the Issuer outstanding under the New Credit Facility and all Hedging Obligations with respect thereto, (ii) all Debt represented by the Notes (including any Additional Notes), (iii) any other Debt (including Acquired Debt) permitted to be incurred by the Issuer under the terms of the Exchange Debenture Indenture, unless the instrument under which such Debt is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Exchange Debentures, and (iv) all Obligations with respect to the foregoing. Notwithstanding anything to the contrary in the foregoing, Senior Debt will not include (v) any liability for federal, state, local or other taxes owed or owing by the Issuer, (w) any Debt of the Issuer to any of its Subsidiaries, officers, employees or other Affiliates (other than Debt under any Credit Facility to any such Affiliate),
(x) any trade payables, (y) that portion of Debt incurred in violation of
Article 10 (but as to any such Debt under any Credit Facility, such violation shall be deemed not to exist for purposes of this clause (y) if the lenders have obtained a representation from a Senior Officer of the Issuer to the effect that the issuance of such Debt does not violate such Article 10) or (z) any Debt or obligation of the Issuer which is expressly subordinated in right of payment to any other Debt or obligation of the Issuer including any Subordinated Debt of the Issuer.]

     [delete: "Senior Officer" means the Chief Executive Officer or the Chief Financial Officer of the Issuer.]

     "Series A Exchangeable Preferred Stock" is defined in Section 1.1[add:
      -------------------------------------
(a)].

     [add: "Series A Redeemable Preferred Stock" is defined in Section 1.1(b).]
            -----------------------------------

     [delete: "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.]

     [delete: "Specified Affiliate Payments" means:
               ----------------------------

     (i) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Issuer or any Restricted Subsidiary of the Issuer, held by any future, present or former employee, director, officer or consultant of the Issuer (or any of its Restricted Subsidiaries) pursuant to any management equity subscription agreement, stock option agreement, put agreement, stockholder agreement or similar agreement that may be in effect from time to time; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $3.0 million in any calendar year (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum amount of repurchases, redemptions or other acquisitions pursuant to this clause (i) (without giving effect to the immediately following proviso) of $10.0 million in any calendar year) and no payment default on Senior Debt or the Exchange Debentures shall have occurred and be continuing; provided further that such amount in any calendar year may be increased by an amount not to exceed (A) the cash proceeds received by the Issuer (including by way of capital contribution) since the Issue Date for the Series A Exchangeable Preferred Stock from the sale of Equity Interests of the Issuer to employees, directors, officers or consultants of the Issuer or its Subsidiaries that occurs in such calendar year (it being understood that such cash proceeds shall be excluded from clause (c)(ii) of
Section 9.1 plus (B) the cash proceeds from key man life insurance policies received by the Issuer and its Restricted Subsidiaries in such calendar year (including proceeds from the sale of such policies to the person insured thereby); and provided, further, that cancellation of Debt owing to the Issuer from employees, directors, officers or consultants of the Issuer or any of its Subsidiaries in connection with a repurchase of Equity Interests of the Issuer will not be deemed to constitute a Restricted Payment for purposes of the Exchange Debenture Indenture;

     (ii) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants as a result of the payment of all or a portion of the exercise price of such options or warrants with Equity Interests;

     (iii) payments by the Issuer to shareholders or members of management of the Issuer and its Subsidiaries in connection with the Recapitalization; and

     (iv)  payments or transactions permitted under clause (5) of Section 12.2.]

     [delete: "Stated Maturity" means, with respect to any installment of interest on or principal of, or any other amount payable in respect of, any series of Debt, the date on which such interest, principal or other amount was scheduled to be paid in the documentation governing such Debt, and shall not include any contingent obligations to repay, redeem or repurchase any such interest, principal or other amount prior to the date scheduled for the payment thereof.]

     [delete: "Subordinated Debt" means any Debt of the Issuer (whether outstanding on the Issue Date for the Series A Exchangeable Preferred Stock or thereafter incurred) that is subordinate or junior in right of payment to the Exchange Debentures pursuant to written agreement.]

     [delete: "Subsidiary Non-Guarantors" means (i) each of the Subsidiaries of the Issuer on the Closing Date that do not issue or are released from a Note Guarantee, (ii) each Unrestricted Subsidiary, and (iii) each Restricted Subsidiary formed or acquired after the Closing Date that does not execute and deliver or is released from a Note Guarantee.]

     [delete: "Total Assets" means, at any time, the total consolidated assets of the Issuer and its Restricted Subsidiaries at such time.]

     "Transfer Agent" means [delete: (i)] United States Trust Company of New
      --------------
York, until a successor is appointed by the Issuer or replaces it and, thereafter, means the successor [delete: or (ii) any exchange agent appointed by the Issuer for purposes of Article 7 or 8, as applicable].

     [delete: "Treasury Rate" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H. 15(519) which has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the Redemption Date to August 1, 2003, provided, however, that if the period from the Redemption Date to August 1, 2003 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the Redemption Date to August 1, 2003 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.]

     [delete: "Unrestricted Subsidiary" means (i) any Subsidiary that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a board resolution, and (ii) any Subsidiary of an Unrestricted Subsidiary; but in the case of any Subsidiary referred to in clause (i) (or any Subsidiary of any such Subsidiary) only to the extent that such Subsidiary: (a) is not party to any agreement, contract, arrangement or understanding with the Issuer or any Restricted Subsidiary of the Issuer unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Issuer or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Issuer; and (b) except in the case of a Foreign Subsidiary, is a Person with respect to which neither the Issuer nor any of its Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results. Any such designation by the Board of Directors shall be evidenced to the Exchange Debenture Trustee by filing with the Exchange Debenture Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted by Article 9. If, at any time, any Unrestricted Subsidiary referred to in clause (ii) of the first sentence of this definition (or any Subsidiary thereof) would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Exchange Debenture Indenture and any Debt of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Issuer as of such date (and, if such Debt is not permitted to be incurred as of such date under Article 10, the Issuer shall be in default of such Article). The Board of Directors of the Issuer may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Debt by a Restricted Subsidiary of the Issuer of any outstanding Debt of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Debt is permitted under Article 10 calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, and (ii) no Voting Rights Triggering Event would be in existence following such designation.]

     [delete: "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person, excluding, however, Exchangeable Preferred Stock. ]

     [delete: "Weighted Average Life to Maturity" means, when applied to any Debt at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Debt.]

     [delete: "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person.]

                                                                      APPENDIX C
                                                                      ----------
                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM 10-K

(Mark One)

[X] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
          For the fiscal year ended December 31, 2000
                                    -----------------

                                      OR

[_] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

          For the transition period from_____________to

          Commission file number  333-64679
                                -----------

                       Harborside Healthcare Corporation
                       ---------------------------------
            (Exact name of registrant as specified in its charter)

                       Delaware                                                         04-3307188
                       --------                                                         ----------
(State or other jurisdiction of incorporation or organization)               (IRS Employer  Identification No.)

One Beacon Street, Boston, Massachusetts                                                    02108
----------------------------------------                                                    -----
(Address of principal executive offices)                                                  (Zip Code)

(Registrant's telephone number, including area code) (617) 646-5400
                                                     --------------

Securities registered pursuant to Section 12 (b) of the Act:   None

Securities registered pursuant to Section 12 (g) of the Act:  None

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ____ No ____ Not Applicable

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [ ]. Not Applicable

At March 30, 2001, the registrant had 7,925,832 shares of all classes of Common Stock outstanding.

Documents incorporated by reference:  None

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this Form 10-K, including information set forth under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations", constitute "Forward-Looking Statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). The Company desires to take advantage of certain "safe harbor" provisions of the Reform Act and is including this special note to enable the Company to do so. Forward-looking statements included in this Form 10-K, or hereafter included in other publicly available documents filed with the Securities and Exchange Commission, reports to the Company's stockholders and other publicly available statements issued or released by the Company involve known and unknown risks, uncertainties, and other factors which could cause the Company's actual results, performance (financial or operating) or achievements to differ materially from the future results, performance (financial or operating) or achievements expressed or implied by such forward-looking statements. The Company believes the following important factors could cause such a material difference to occur:

1. The occurrence of changes in the mix of payment sources utilized by the Company's patients to pay for the Company's services.

2. The adoption of cost containment measures by private pay sources such as commercial insurers and managed care organizations, as well as efforts by governmental reimbursement sources to impose cost containment measures.

3. Changes in the United States healthcare system, including changes in reimbursement levels and the method of reimbursement, under Medicaid and Medicare, and other changes in applicable government regulations that might affect the profitability of the Company.

4. The Company's continued ability to operate in a heavily regulated environment and to satisfy regulatory authorities, thereby avoiding a number of potentially adverse consequences, such as the imposition of fines, temporary suspension of admission of patients, restrictions on the ability to acquire new facilities, suspension or decertification from Medicaid or Medicare programs, and in extreme cases, revocation of a facility's license or the closure of a facility, including as a result of unauthorized activities by employees.

5. The Company's ability to secure the capital and the related cost of such capital necessary to fund its future growth through acquisition and development, as well as internal growth.

6. Changes in certificate of need laws that might increase competition in the Company's industry, including, particularly, in the states in which the Company currently operates or anticipates operating in the future.

7. The Company's ability to staff its facilities appropriately with qualified healthcare personnel, including in times of shortages of such personnel and to maintain a satisfactory relationship with labor unions.

8. The level of competition in the Company's industry, including without limitation, increased competition from acute care hospitals, providers of assisted and independent living and providers of home healthcare and changes in the regulatory system in the state in which the Company operates that facilitate such competition.

9. The continued availability of insurance for the inherent risks of liability in the healthcare industry.

10. Price increases in pharmaceuticals, durable medical equipment and other items.

11. The Company's reputation for delivering high-quality care and its ability to attract and retain patients, including patients with relatively high acuity levels.

12. Changes in general economic conditions, including changes that pressure governmental reimbursement sources to reduce the amount and scope of healthcare coverage.

The foregoing review of significant factors should not be construed as exhaustive or as an admission regarding the adequacy of disclosures previously made by the Company.

                               TABLE OF CONTENTS

                                                                        PAGE
                                                                        ----

                                    PART I

ITEM 1.  BUSINESS                                                        4

ITEM 2.  PROPERTIES                                                     12

ITEM 3.  LEGAL PROCEEDINGS                                              13

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS            13



                                    PART II

ITEM 5.  MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED
         STOCKHOLDER MATTERS                                            14

ITEM 6.  SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA             15

ITEM 7.  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
         CONDITION AND RESULTS OF OPERATIONS                            17

ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES
         ABOUT MARKET RISK                                              24

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA                    25

ITEM 9.  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
         ACCOUNTING AND FINANCIAL DISCLOSURE                            52

                                    PART III

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT             52

ITEM 11. EXECUTIVE COMPENSATION                                         53

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
         MANAGEMENT                                                     55

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS                 57

                                    PART IV

ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON
         FORM 8-K                                                       58

SIGNATURES                                                              64

PART I

ITEM 1. BUSINESS

GENERAL OVERVIEW

Harborside Healthcare Corporation and its subsidiaries (the "Company" or "Harborside") provide high quality long-term care, subacute care and other specialty medical services in four principal regions: the Southeast (Florida), the Midwest (Ohio and Indiana), New England (Connecticut, Massachusetts, New Hampshire and Rhode Island), and the Mid-Atlantic (New Jersey and Maryland). Within these regions, as of December 31, 2000, the Company operated 50 licensed long-term care facilities (18 owned, 31 leased and one managed) with a total of 6,124 licensed beds.

  The Company provides traditional skilled nursing care, a wide range of subacute care programs (such as orthopedic, CVA/stroke, cardiac, pulmonary and wound care), as well as programs for the provision of care to Alzheimer's and hospice patients. As part of its subacute services, the Company provides physical, occupational and speech rehabilitation therapy services at Company-operated facilities. Through September 1999, the Company also provided rehabilitation therapy services under contracts with non-affiliated long-term care facilities through a wholly-owned subsidiary. During the third quarter of 1999, the Company terminated its contracts with non-affiliated facilities and ceased providing therapy services to non-affiliated facilities.

  Harborside was created in March 1996, in anticipation of an initial public offering (the "IPO"), in order to combine under its control the operations of various long-term care facilities and ancillary businesses (the "Predecessor Entities") which had operated since 1988. The Company completed the IPO on June 14, 1996 and issued 3,600,000 shares of common stock at $11.75 per share. Immediately prior to the IPO the owners of the Predecessor Entities contributed their interests in such Predecessor Entities to the Company and received 4,400,000 shares of the Company's common stock (the "Reorganization").

  On April 15, 1998, Harborside entered into a Merger Agreement with HH Acquisition Corp. ("MergerCo"), an entity organized for the sole purpose of effecting a merger on behalf of Investcorp S.A., certain of its affiliates and certain other international investors (the "New Investors"). On August 11, 1998, MergerCo merged with and into Harborside, with Harborside as the surviving corporation. In the merger, each share not retained by existing shareholders was converted into $25 in cash, representing in the aggregate, cash payments of approximately $184 million. Holders of outstanding stock options of the Company converted the majority of their options into cash at $25 per underlying share (less applicable exercise price and withholding taxes) with aggregate payments of approximately $8 million. In connection with the transaction and prior to the merger, the New Investors made cash common equity contributions of $158.5 million, net of issuance costs, to MergerCo, and MergerCo obtained gross proceeds of $99.5 million through the issuance of 11% Senior Subordinated Discount Notes ("Discount Notes") due 2008 and $40 million through the issuance of 13.5% Exchangeable Preferred Stock ("Preferred Stock") mandatorily redeemable in 2010. In connection with the merger, Harborside also entered into a new $250 million collateralized credit facility. In the third quarter of 1998, Harborside recorded a charge to income from operations of $37 million ($29 million after taxes) for direct and other costs related to the merger transaction. In connection with the merger and the related refinancings, the Company exercised purchase options for seven facilities which had been financed through synthetic leases. As a result of the transaction, and pursuant to the Merger Agreement, the New Investors acquired approximately 91% of the post-merger common stock of Harborside. The remaining 9% of the common stock was retained by existing shareholders, including management. As a result of the merger, Harborside shares were de-listed from the New York Stock Exchange.

PATIENT SERVICES

Basic Patient Services

  Basic patient services are those traditionally provided to elderly patients in long-term care facilities to assist with the activities of daily living and to provide general medical care. The Company provides 24-hour skilled nursing care by registered nurses, licensed practical nurses and certified nursing aides in most of its facilities. Each facility is managed by an on-site licensed administrator who is responsible for the overall operation of the facility, including the quality of care provided. The medical needs of patients at the Company's licensed skilled nursing facilities are supervised by a medical director, who is a licensed physician. Although treatment of patients is the responsibility of their own attending physicians, who are not employed by the Company, the medical director monitors all aspects of delivery of care. The Company also provides support services, including dietary services, therapeutic recreational activities, social services, housekeeping and laundry services, pharmaceutical and medical supplies and routine rehabilitation therapy.

  Each facility offers a number of individualized therapeutic activities designed to enhance the quality of life of its patients. These activities include entertainment events, musical productions, trips, arts and crafts and volunteer and other programs that encourage community interaction.

Specialty Medical Services

  Specialty medical services are those provided to patients with medically complex needs, who generally require more extensive treatment and a higher level of skilled nursing care. These services typically generate higher net patient service revenues per patient day than basic patient services as a result of increased levels of care and the provision of ancillary services.

  Subacute Care. Subacute care is goal-oriented, comprehensive care designed for an individual who has had an acute illness, injury, or exacerbation of a disease process. Subacute care is typically rendered immediately after, or instead of, acute hospitalization in order to treat one or more specific, active, complex medical conditions or in order to administer one or more technically complex treatments. The Company provides subacute care services at substantially all of its existing facilities in such areas as complex medical, cardiac recovery, digestive, immuno-suppressed disease, post-surgical, wound, CVA/stroke care, hemodialysis, infusion therapy, and diabetes and pain management.

  In facilities that have shown strong demand for subacute services, the Company has developed subacute units. Each unit contains 20 to 60 beds and is specially staffed and equipped for the delivery of subacute care. Patients in these units typically range in age from late teens to the elderly, and typically require high levels of nursing care and the services of physicians, therapists, dietitians, clinical pharmacists or psycho/social counselors. Certain patients may also require life support or monitoring equipment. Because patient goals are generally rehabilitation-oriented, lengths of stay in distinct subacute units are generally not expected to substantially exceed 30 days.

  The Company has designed clinical pathways for these subacute units in the areas of orthopedic rehabilitation, CVA/stroke recovery, cardiac recovery, pulmonary rehabilitation and wound care management. These clinical pathways are designed to achieve specified measurable outcomes in an efficient and cost-effective manner. The Company's subacute units and the clinical pathways used in these units are designed to attract commercial insurance and managed care organizations, such as HMOs and PPOs. The Company has personnel dedicated to actively market its subacute units to commercial insurers and managed care organizations. The Company will continue to develop additional clinical pathways based on market opportunities.

  Alzheimer's Care. The Company has also developed units that provide care for patients with Alzheimer's disease. As of December 31, 2000, the Company operated dedicated Alzheimer's units at ten facilities.

OPERATIONS

  Facilities. Each of the Company's facilities is supervised by a licensed facility administrator who is responsible for all aspects of the facility's operations. The facility administrator oversees (i) a director of nursing who supervises a staff of registered nurses, licensed practical nurses and certified nursing aides, (ii) a director of admissions who is responsible for developing local marketing strategies and programs and (iii) various other departmental supervisors. The Company also contracts with one or more licensed physicians at each facility to serve as medical directors for the purpose of supervising the medical management of patients. Facilities with subacute or specialty medical units or programs may also contract with physician specialists to serve as rehabilitation or specialty program medical directors in areas such as physiatry (physical medicine), neurology or gero-psychology. Facilities may also employ or contract for additional clinical staff such as nurse liaisons, case managers, therapists and program directors. Department supervisors at each of the Company's facilities oversee personnel who provide dietary, maintenance, laundry, housekeeping, therapy and social services. In addition, a business office staff at each facility routinely performs administrative functions, including billing, payroll and accounts payable processing. The Company's corporate and regional staff provide support services such as quality assurance, management training, clinical consultation and support, management information systems, risk management, human resource policies and procedures, operational support, accounting and reimbursement expertise.

  Regions. The Company seeks to cluster its long-term care facilities in selected geographic regions to establish a strong competitive position as well as to position the Company as a healthcare provider of choice to managed care and private payors in these markets. The Company's facilities currently serve four principal geographic regions: the Southeast (Florida), the Midwest (Ohio and Indiana), New England (Connecticut, Massachusetts, New Hampshire and Rhode Island), and the Mid-Atlantic (New Jersey and Maryland). The Company maintains regional operating offices in Palm Harbor, Florida; Indianapolis, Indiana; Topsfield, Massachusetts; West Hartford, Connecticut; and Peterborough, New Hampshire. Each region is supervised by a regional director of operations who directs the efforts of a team of professional support staff in the areas of clinical services, marketing, bookkeeping, human resources and engineering. Other Company staff, who are principally based in the regions, provide support and assistance to all of the Company's facilities in the areas of subacute services, managed care contracting, reimbursement services, risk management, data processing and training. Financial control is maintained through financial and accounting policies established at the corporate level for use at each facility. The Company has standardized operating policies and procedures and continually monitors operating performance to assure consistency and quality of operations.

  Continuous Quality Improvement Program. The Company has developed a continuous quality improvement program which is designed to monitor, evaluate and improve the delivery of patient care. The program is supervised by the Company's Senior Vice President of Clinical Services and the Vice President of Quality Assurance and Improvement and consists of the standardization of policies and procedures, routine site visits and assessments and a quality control system for patient care and physical plant compliance. Pursuant to its quality control system, the Company routinely collects information from patients, family members, referral sources, employees and state survey agencies which is then compiled, analyzed and distributed throughout the Company in order to monitor the quality of care and services provided.

  The Company's continuous quality improvement program is modeled after guidelines for long-term care and subacute facilities promulgated by the Joint Commission on Accreditation of Healthcare Organizations ("JCAHO"), a nationally recognized accreditation agency for hospitals and other healthcare organizations. The Company believes that JCAHO accreditation is an important factor in gaining provider contracts from managed care and commercial insurance companies. Accordingly, in late 1995 the Company began a program to seek accreditation from JCAHO for the Company's facilities. As of December 31, 2000, 33 of the Company's facilities had received accreditation.

MARKETING

  The Company's marketing program is designed to attract patients who will have a favorable impact on the Company's profits and quality mix of revenues. The Company establishes monthly occupancy and revenue goals for each of its facilities and maintains marketing objectives to be met by each facility. The Company's Vice President of Marketing and Managed Care is principally responsible for the development and implementation of the Company's marketing program. Regional marketing directors provide routine support to the facility-based admissions directors through the development of facility-based marketing strategies, competitive assessments and routine visits.

  The Company uses a decentralized marketing approach in order to capitalize on each facility's strengths and reputation in the community it serves. Admissions staff at each facility are primarily responsible for marketing basic medical services and developing semi-annual marketing plans in consultation with the Company's regional marketing and operations staff. Basic medical services are marketed to area physicians, hospital discharge planning personnel, individual patients and their families and community referral sources. Facility personnel also market the

Company's specialty medical services to these sources. Corporate and regional personnel who specialize in subacute care, managed care and reimbursement also assist in the marketing of specialty medical services.

  The Company believes its marketing program has demonstrated its effectiveness. The Company's average annual occupancy rates for the fiscal years ended December 31, 1998, 1999 and 2000 were 92.3%, 90.9% and 90.1% respectively. In comparison, a study of approximately 1,500 nursing facilities conducted by the U.S. Department of Health and Human Services found that in 1995 nursing facilities operated at approximately 87% of capacity.

SOURCES OF REVENUES

  The Company derives its revenues primarily from private pay sources, the Federal Medicare program for certain elderly and disabled patients and state Medicaid programs for indigent patients. The Company's revenues are influenced by a number of factors, including (i) the licensed bed capacity of its facilities, (ii) the occupancy rates, (iii) the payor mix of its facilities and the rates of reimbursement among payor categories (private and other, Medicare and Medicaid) and (iv) the extent to which subacute and other specialty medical and ancillary services are utilized by the patients and paid for by the respective payment sources. The Company employs specialists to monitor reimbursement rules, policies and related developments in order to comply with all reporting requirements and to assist the Company in receiving reimbursements. Although Medicare and higher acuity patients generally produce the highest revenue per patient day, costs associated with the higher acuity needs of these patients also tend to be higher. The Company believes that private patients generally produce the Company's highest profit margins, while Medicaid patients generally produce the lowest profit margins.


  The following table identifies the Company's percentage of net revenues attributable to each of its payor sources for the periods indicated:

                              PERCENTAGE OF TOTAL NET REVENUES BY PAYOR (1)
                                         YEAR ENDED DECEMBER 31,
                                         ----------------------


                                    1998         1999         2000
                                    ----         ----         ----

Private and other...............    30.2%        28.9%        25.8%
Medicare........................    27.7         21.8         25.0
Medicaid........................    42.1         49.3         49.2
                                   -----        -----        -----
  Total.........................   100.0%       100.0%       100.0%
                                   =====        =====        =====


(1) Total net revenues exclude net revenues of the Larkin Chase Center which is
owned by the Bowie Center Limited Partnership                       ("Bowie
L.P."). The Company owns a 75% partnership interest in Bowie L.P. but records its investment in Bowie L.P. using the equity method.

Private and Other. Private and other net revenues include payments from individuals who pay directly for services without governmental assistance and payments from commercial insurers, HMOs, PPOs, Blue Cross organizations, workers' compensation programs, hospice programs and other similar payment sources. The Company's rates for private pay patients are typically higher than rates for patients eligible for assistance under state Medicaid programs. The Company's private pay rates vary from facility to facility and are influenced primarily by the rates charged by other providers in the local market and by the Company's ability to distinguish its services from those provided by its competitors. Although private pay rates are generally established on a facility-specific fee schedule, rates charged for individual cases may vary widely because, in the case of managed care, they are either negotiated on a case-by-case basis with the payor or are fixed by contract. Rates charged to private pay patients are not subject to regulatory control in any of the states in which the Company operates.

  Medicare. Substantially all of the Company's facilities are certified Medicare providers. Medicare is a federally funded and administered health insurance program primarily designed for individuals who are age 65 or over and are entitled to receive Social Security benefits. The Medicare program consists of two parts. The first part, Part A, covers inpatient hospital services and certain services furnished by other institutional healthcare providers, such as skilled nursing facilities. The Medicare Part A program provides reimbursement for skilled nursing services provided to Medicare beneficiaries who are admitted to skilled nursing care facilities following a minimum three-day stay in an acute care hospital. Part A covered services include skilled nursing care, rehabilitative therapy treatment, social services, pharmaceuticals, medical supplies in addition to other services. Part A coverage for services delivered in a skilled nursing facility is limited to a specified term (generally 100 days per calendar year), requires beneficiaries to share some of the cost of covered services through the payment of a deductible and a co-insurance payment and requires beneficiaries to meet certain qualifying criteria. The second part of the Medicare program, Part B, covers the services of doctors, suppliers of medical items and services and various types of outpatient services. Part B services include physical, speech and occupational therapy and durable medical equipment and other ancillary services of the type provided by long-term care or acute care facilities. Prior to December 31, 1998 there were no limits on duration of coverage for Part B services, but there was a co-insurance requirement for most services covered by Part B.

  Through December 31, 1998, the Medicare Part A program reimbursed the Company for covered services under a cost-based reimbursement system for its allowable direct and indirect costs. In August of 1997, the Balanced Budget Act of 1997 ( the "BBA") was enacted. The BBA provided a prospective payment system ("PPS") for skilled nursing facilities to be implemented for cost reporting years beginning on or after July 1, 1998. The Company's facilities began to be reimbursed by the BBA beginning January 1, 1999. During the first three years of PPS, the Part A Medicare per diem rates are based on a blend of facility-specific rates and federal rates. Beginning in the fourth year, the per diem rates will be based solely on federal rates. As a result of the implementation of PPS, the Company's Medicare Part A per diem rate declined from $397 in 1998 to $290 in 1999. Various Federal actions during the past two years have restored some of the funding eliminated through enactment of the BBA. However, despite these actions, the Company's Part A Medicare per diem rate remains substantially lower than the rate received prior to the enactment of the BBA. The Company's Part A Medicare per diem rate increased to $322 in 2000. See "Government Regulation " and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The BBA also implemented a prospective payment system for Part B services. Prior to January 1, 1999, the Company was reimbursed for Part B services on a cost reimbursement basis. Beginning January 1, 1999, Medicare Part B services began being reimbursed on a fee screen basis. These fee screens are revised by the Health Care Financing Administration ("HCFA") on an annual basis. The BBA also imposed an annual limitation on Part B therapy charges of $1,500 per beneficiary.

  Medicaid. Substantially all of the Company's facilities participate in the Medicaid program of the states in which they are located. Medicaid is a state-administered reimbursement program for indigent patients financed by state funds and matching federal funds. Although administered under Federal regulations, states have substantial flexibility to design programs and determine reimbursement rates, and as a result, individuals programs and reimbursement rates vary significantly from state to state. The Federal government retains the right to approve or disapprove individual state plans.

  Until the enactment of the BBA, a Federal Medicaid statute, generally referred to as the "Boren Amendment," required Medicaid programs to provide reimbursement rates that were reasonable and adequate to cover the costs that would be incurred by efficiently and economically operated facilities while providing services in conformity with state and federal laws, regulations and quality and safety standards. The BBA repealed the Boren Amendment effective October 1, 1997 and allowed the states to develop their own standards for determining Medicaid payment rates. In the past, several states' healthcare provider organizations and providers have initiated litigation challenging the Medicaid reimbursement methodologies employed in such states, asserting that reimbursement payments are not adequate to reimburse an efficiently operated facility for the costs of providing Medicaid covered services. The repeal of the Boren Amendment provides states with greater flexibility to amend individual state programs and potentially reduce state Medicaid payments to skilled nursing facilities. Medicaid covered services vary by state, but generally include nursing care, room and board, and social services. Additionally, some states provide reimbursement for pharmaceuticals, rehabilitative therapy treatment and other services.

The Company, has been in the past and could be in the future, adversely affected by the continuing efforts of governmental third party payors to control health care expenditures.

MANAGEMENT INFORMATION SYSTEMS

  The Company's information systems strategy is to provide its facilities with extensive and timely information, which will allow them to operate efficiently under prospective payment reimbursement systems. A cornerstone of this strategy is to avoid the high costs and risks associated with the internal development of significant transaction processing systems. Whenever possible, the Company's buys well-tested software and avoids the costs and risks inherent in customizing these systems. The Company also places high importance on the interconnection of transactional and clinical data through its extensive data warehouse capabilities.

All of the Company's facilities are supported by a centralized, integrated financial reporting system which processes financial transactions and which enables Company personnel to monitor and respond on a timely basis to key operating and financial data and budget variances. Using its data warehouse, the Company monitors its occupancy levels, payor mix and overall staffing and temporary labor utilization on a daily basis. The Company utilizes a payroll processing service company to process payroll transactions and maintain human resources files for employees at all of its facilities. During 1999, the Company installed new clinical and accounts receivable systems at all of its facilities. The Company's clinical system captures the data necessary to obtain proper reimbursement from the Federal Part A Medicare program as well as certain state Medicaid programs. The Company's clinical system also provides data essential to the Company's clinical services, continuous quality improvement program. The Company is now in the process of implementing an internet-based training system to supplement its existing computer-based training programs.

GOVERNMENTAL REGULATION

  The Federal government and all states in which the Company operates regulate various aspects of the Company's business. In addition to the regulation of payment rates by governmental payor sources, the development and operation of long-term care facilities and the provision of long-term care services are subject to Federal, state and local licensure and certification laws which regulate with respect to a facility, among other matters, the number of beds, the services provided, the distribution of pharmaceuticals, equipment, staffing requirements, patients' rights, operating policies and procedures, fire prevention measures, environmental matters and compliance with building and safety codes. There can be no assurance that Federal, state or local governmental regulations will not change or be subjected to new interpretations that impose additional restrictions which might adversely affect the Company's business.

  All of the facilities operated by the Company are licensed under applicable state laws and possess the required Certificates of Need ("CON") from responsible state authorities.

  Substantially all of the Company's facilities are certified or approved as providers under the Medicaid and Medicare programs. Both the initial and continuing qualification of a long-term care facility to participate in such programs depend upon many factors, including accommodations, equipment, services, non-discrimination policies against indigent patients, patient care, quality of life, patients' rights, safety, personnel, physical environment and adequacy of policies, procedures and controls. Licensing, certification and other applicable standards vary from jurisdiction to jurisdiction and are revised periodically. State agencies survey or inspect all long-term care facilities on a regular basis to determine whether such facilities are in compliance with the requirements for participation in government-sponsored third-party payor programs. In some cases, or upon repeat violations, the reviewing agency has the authority to take various adverse actions against a facility, including the imposition of fines, temporary suspension of admission of new patients to the facility, suspension or decertification from participation in the state Medicaid program or the Medicare program, offset of amounts due against future billings to the Medicare or Medicaid programs, denial of payments under the state Medicaid program for new admissions, reduction of payments, restrictions on the ability to acquire new facilities and, in extreme circumstances, revocation of a facility's license or closure of a facility.

  The Company believes that its facilities are in substantial compliance with all statutes, regulations, standards and requirements applicable to its business, including applicable Medicaid and Medicare regulatory requirements. However, in the ordinary course of its business, the Company from time to time receives notices of deficiencies for failure to comply with various regulatory requirements. In most cases, the Company and the reviewing agency will agree upon corrective measures to be taken to bring the facility into compliance. Although the Company has been subject to some fines, statements of deficiency and other corrective actions have not had a material adverse effect on the Company.

  The Company believes that the regulatory environment surrounding the long-term care industry has intensified, particularly for multi-facility for-profit operators. The Federal government has imposed intensive enforcement policies resulting in a significant increase in the number of inspections, citations of regulatory deficiencies, and other regulatory sanctions including terminations from the Medicare and Medicaid programs, bars on Medicare and Medicaid payments for new admissions and civil monetary penalties. There can be no assurance that future agency inspections and the actions taken by the reviewing agency based upon such inspections will not have a material adverse effect on the Company's results of operations, cash flows or its financial position.

  Certificates of Need. All but one of the states in which the Company operates have adopted CON or similar laws that generally require that a state agency determine that a need exists prior to the construction of new facilities, the addition or reduction of licensed beds or services, the implementation of other changes, the incurrence of certain capital expenditures, and, in certain states, the approval of certain acquisitions and changes in ownership or the closure of a facility. Indiana's CON program expired as of June 30, 1998. State CON approval is generally issued for a specific project or number of beds, specifies a maximum expenditure, is sometimes subject to an inflation adjustment, and requires implementation of the proposal within a specified period of time. Failure to obtain the necessary state approval can result in the inability of the facility to provide the service, operate the facility or complete the acquisition, addition or other change and can also result in adverse reimbursement action or the imposition of sanctions or other adverse action on the facility's license.

  Medicare. A substantial portion of the Company's revenues are derived from the Medicare program. See "Sources of Revenues." Substantially all of the Company's facilities are certified Medicare providers. Medicare is a federally funded and administered health insurance program primarily designed for individuals who are age 65 or over and are entitled to receive Social Security benefits. The Medicare program consists of two parts. The first part, Part A, covers inpatient hospital services and certain services furnished by other institutional healthcare providers, such as skilled nursing facilities. The Medicare Part A program provides reimbursement for skilled nursing services provided to Medicare beneficiaries who are admitted to skilled nursing facilities following a minimum three-day stay in an acute care hospital. Part A covered services include skilled nursing care, rehabilitative therapy treatment, social services, pharmaceuticals, medical supplies in addition to other services. Part A coverage for services delivered in a skilled nursing care facility is limited to a specified term (generally 100 days per calendar year), requires beneficiaries to share some of the cost of covered services through the payment of a deductible and a co-insurance payment and requires beneficiaries to meet certain qualifying criteria. The second part of the Medicare program, Part B, covers the services of doctors, suppliers of medical items and services and various types of outpatient services. Part B services include physical, speech and occupational therapy and durable medical equipment and other ancillary services of the type provided by skilled nursing or acute care facilities. Prior to December 31, 1998 there were no limits on duration of coverage for Part B services, but there was a co-insurance requirement for most services covered by Part B.

  Over the past several years, the Federal government has enacted three significant laws that dramatically affected the payment methodology through which skilled nursing facilities are reimbursed by the Medicare program. The first, the BBA, was enacted in August 1997 and significantly amended the reimbursement methodology of the Medicare program. In addition to offering new Medicare health plan options and increasing the penalties related to healthcare fraud and abuse, the BBA provided for a prospective payment system for skilled nursing facilities to be implemented for cost report periods beginning on or after July 1, 1998. Through December 31, 1998, the Medicare Part A program reimbursed the Company for covered services under a cost-based reimbursement system for its allowable direct and indirect costs.

  Medicare PPS is being phased in over a period of four years, beginning with skilled nursing facility cost reporting periods ending on or after July 1, 1998. "New facilities," which first received Medicare payment on or after October 1, 1995, moved to the federal per diem rate effective with the cost report periods beginning on or before July 1, 1998 and do not have a transitional period. All other facilities are being "phased-in" by a formula effective with the cost report period beginning on or after July 1, 1998 and through which Medicare PPS will blend together facility-specific rates and federal industry per diems according to the following schedule: Year One -- 75% facility-specific, 25% federal per diem; Year Two -- 50% each; Year Three -- 25% facility-specific, 75% federal per diem; Year Four -- 100% federal per diem. As a result of Medicare PPS being effective for cost reports beginning on or after July 1, 1998, Medicare PPS did not directly impact the Company's Medicare reimbursement until the fiscal year beginning January 1, 1999. When fully implemented, Medicare PPS will result in each skilled nursing facility being reimbursed on a per diem rate (the "Federal per diem rate") basis with acuity-based per diem rates being established as applicable to all Medicare Part A beneficiaries who are residents of the skilled nursing facility. The acuity-based per diem rates are determined by classifying each patient into one of forty-four resource utilization groups ("RUG') using the data captured by completing the minimum data assessment ("MDS") required by HCFA. Each RUG classification is assigned its own Federal per diem rate by HCFA. The Federal per diem rates will be all-inclusive rates through which the skilled nursing facility is reimbursed for its routine, ancillary and capital costs. During the transition period, the per diem rates for each facility consist of a blending of facility-specific costs and Federal per diem rates. The unadjusted Federal per diem rates to be applied to days of covered skilled nursing facility services furnished during the first year, the case mix classification system to be applied with respect to such services, and the factors to be applied in making area wage adjustments with respect to such services, are included in the Medicare PPS regulations. The Federal Medicare PPS rates were developed by HCFA based on a blend of allowable costs from hospital-based and freestanding skilled nursing facility cost reports for reporting periods beginning in Federal Fiscal Year 1995 (i.e., October 1, 1994 -- September 30, 1995). The data used in developing the Federal rates incorporate an estimate of the amounts payable under Part B for covered skilled nursing facility services furnished during Federal Fiscal Year 1995 to individuals who were residents of a facility and receiving Part A covered services. HCFA updated costs to the first year of Medicare PPS using a skilled nursing facility market basket index standardized for facility differences in case-mix and for geographic variations in wages. Providers that received "new provider" exemptions from the routine cost limits were excluded from the database used to compute the federal payment rates. In addition, costs related to payments for exceptions to the routine cost limits are excluded from the database used to compute the federal payment rates. The facility-specific portion is based on each facility's Medicare cost report for cost reporting periods beginning in Federal Fiscal Year 1995, including routine cost limit exception and exemption payments up to 150% of the routine cost limit, the allowable costs to be updated under Medicare PPS for the skilled nursing facility market basket minus 1% through 1999 and the full skilled nursing facility market basket after 1999. A variety of other adjustments are made in developing the Medicare PPS rates pursuant to the BBA and the regulations. As noted, except in the case of "new facilities," in the first year of the transition to Medicare PPS, the per diem rates consisted of a blend of 25% federal per diem rates and 75% facility-specific costs. Thereafter, the facility-specific cost portion will decrease by 25% per year until in the fourth year, the rate will be 100% Federal per diem rates. "New facilities" are on 100% Federal per diem rates for cost reporting periods beginning on or after July 1, 1998.

  The BBA also required skilled nursing facilities to institute "consolidated billing" for a variety of services and supplies. Under consolidated billing, the skilled nursing facility must submit all Medicare claims for all the Part A services and supplies that its residents receive, with the exception of certain services, including those provided by physicians. Payments for these services and supplies billed on a consolidated basis are made directly to the skilled nursing facility, whether or not the services were provided directly by the skilled nursing facility or by others under a contractual arrangement. The skilled nursing facility is responsible for paying the provider of the services or the supplier.

  The BBA also implemented a prospective payment system for Part B services. Prior to January 1, 1999, the Company was reimbursed for Part B services on a cost reimbursement basis. Beginning January 1, 1999, Medicare Part B services began being reimbursed on a fee screen basis. These fee screens are revised by the Health Care Financing Administration ("HCFA") on an annual basis. The BBA also imposed an annual limitation on Part B therapy charges of $1,500 per beneficiary and imposed a future requirement to implement consolidated billing for Part B services.

  On November 29, 1999, the second major law, the "Balanced Budget Refinement Act" of 1999 (the "BBRA") was signed into law. The BBRA was designed to mitigate some of the effects of the BBA. The BBRA allowed skilled nursing facilities to elect transition to the full Federal per diem rate at the beginning of their cost reporting periods for cost periods beginning on or after January 1, 2000. Using the election allowed by the BBRA, the Company chose to move fourteen facilities to the full Federal per diem rate effective January 1, 2000. As a result, as of December 31, 2000, the Company used the full Federal per diem rate to calculate Medicare revenue at twenty-three of its skilled nursing facilities. Additionally, the BBRA increased the Federal per diem rates by 20% for fifteen RUG categories beginning on April 1, 2000. These increased rates were to stay in effect until the later of (a) October 1, 2000 or (b) the date HCFA implements a revised PPS system that more accurately reimburses the costs of caring for medically complex patients. The BBRA also provides for a four percent increase in the Federal per diem rates for all RUG categories for a two-year period beginning October 1, 2000. The BBRA also excluded costs for certain supplies and services that were formerly required to be reimbursed by a skilled nursing facility's PPS rate. The BBRA also eliminated the annual provider limitations on Part B therapy charges per beneficiary for calendar year 2000 and 2001.

  In April 2000, HCFA published a proposed rule which detailed proposed changes to the RUG classification system and the related Federal per diem rates. The proposed rule was intended to more accurately match payment rates to the costs of care incurred for each RUG classification level. On July 31, 2000, HCFA issued a final rule that indefinitely postponed any modifications to the RUG classification system implemented by the BBA.

  In December 2000, the third major law, the Medicare, Medicaid, and State Child Health Insurance Program Benefits Improvement and Protection Act of 2000 ("BIPA") was enacted. BIPA increased the existing nursing rate component of the Federal per diem rate, for each RUG category, by 16.66% from April 1, 2001 through September 30, 2002. In addition, BIPA will eliminate the 20% add-on for three of the fifteen rehabilitation services RUG categories and substitute a 6.7% add-on for all fifteen rehabilitation services RUG categories. BIPA also extended the moratorium on the annual limitation on Part B therapy charges of $1,500 per beneficiary through calendar year 2002 and repealed the BBA requirement to implement consolidated billing for Part B services. The Company believes that the primary effect of the BIPA on the Company will be to increase the Company's Medicare Part A per diem rate from $322 in 2000 to $340 in 2001.

  Medicaid. Substantially all of the Company's facilities participate in the Medicaid program of the states in which they are located. Medicaid is a state-administered reimbursement program for indigent patients financed by state funds and matching federal funds. Although administered under Federal regulations, states have substantial flexibility to design programs and determine reimbursement rates, and as a result, individuals programs and reimbursement rates vary significantly from state to state. The Federal government retains the right to approve or disapprove individual state plans.

  Until the enactment of the BBA, a Federal Medicaid statute, generally referred to as the "Boren Amendment," required Medicaid programs to provide reimbursement rates that were reasonable and adequate to cover the costs that would be incurred by efficiently and economically operated facilities while providing services in conformity with state and federal laws, regulations and quality and safety standards. The BBA repealed the Boren Amendment effective October 1, 1997 and allowed the states to develop their own standards for determining Medicaid payment rates. In the past, several states' healthcare provider organizations and providers have initiated litigation challenging the Medicaid reimbursement methodologies employed in such states, asserting that reimbursement payments are not adequate to reimburse an efficiently operated facility for the costs of providing Medicaid covered services. The repeal of the Boren Amendment provides states with greater flexibility to amend individual state programs and potentially reduce state Medicaid payments to skilled nursing facilities. Medicaid covered services vary by state, but generally include nursing care, room and board, and social services. Additionally, some states provide reimbursement for pharmaceuticals, rehabilitative therapy treatment and other services.

  The Medicaid programs in the states in which the Company operates pay a per diem rate for providing services to Medicaid patients based on the facility's reasonable allowable costs incurred in providing services, subject to cost ceilings applicable to patient care, other operating costs and capital costs. Some state Medicaid programs in which the Company currently operates currently include incentive allowances for providers whose costs are less than certain ceilings and who meet other requirements.

  There are generally two types of Medicaid reimbursement rates: retrospective and prospective, although many states have adopted plans that have both retrospective and prospective features. A retrospective rate is determined after completion of a cost report by the service provider and is designed to reimburse expenses. Typically, an interim rate, based upon historical cost factors and inflation is paid by the state during the cost reporting period and a cost settlement is made following an audit of the filed cost report. Such adjustments may result in additional payments being made to the Company or in recoupments from the Company, depending on actual performance and the limitations within an individual state plan.

  The more prevalent type of Medicaid reimbursement rate is the prospective rate. Under a prospective plan, the state sets its rate of payment for the period before services are rendered. Actual costs incurred by operators during a period are used by the state to establish the prospective rate for subsequent periods. The provider must accept the prospective rate as payment in full for all services rendered. Although there is usually no settlement based upon actual costs incurred subsequent to the cost report filing, subsequent audits may provide a basis for the state program to retroactively recoup monies.

  To date, adjustments from Medicaid audits have not had a material adverse effect on the Company. Although there can be no assurance that future adjustments will not have a material adverse effect on the Company, the Company believes that it has properly applied the various payment formulas and that it is not likely that audit adjustments would have a material adverse effect on the Company.

  Potential Healthcare Reform. In addition to extensive existing governmental healthcare regulation, there are numerous legislative and executive initiatives at the federal and state levels for comprehensive reforms affecting the payment for and availability of healthcare services. It is not clear at this time what proposals, if any, will be adopted or, if adopted, what effect such proposals would have on the Company's business. Aspects of certain of these proposals, such as reductions in funding of Medicaid programs, or changes in the administration of Medicaid at the state level, could materially adversely affect the Company. Additionally, the BBA repealed the Boren Amendment effective October 1, 1997 and allows the states to develop their own standards for determining Medicaid payment rates. The BBA provides certain procedural restrictions on the states' ability to amend state Medicaid programs by requiring that the states use a public process to establish payment methodologies including a public comment and review process. The repeal of the Boren Amendment provides states with greater flexibility to amend individual state programs and potentially reduce state Medicaid payments to skilled nursing facilities. There can be no assurance that currently proposed or future healthcare legislation or other changes in the administration or interpretation of governmental healthcare programs will not have an adverse effect on the Company.

  Fee Splitting and Referrals. The Company is also subject to federal and state laws that govern financial and other arrangements between healthcare providers. Federal laws, as well as the laws of certain states, prohibit direct or indirect payments or fee splitting arrangements between healthcare providers that are designed to induce or encourage the referral of patients to, or the recommendation of, a particular provider for medical products and services. These laws include the federal "anti-kickback law" which prohibits, among other things, the offer, payment, solicitation or receipt of any form of remuneration in return for the referral of Medicare and Medicaid patients. A wide array of relationships and arrangements, including ownership interests in a company by persons in a position to refer patients and personal service agreements have, under certain circumstances, been alleged to violate these provisions. Certain discount arrangements may also violate these laws. Because of the broad reach of these laws, the federal government has published certain "safe harbors," which set forth the requirements under which certain relationships will not be considered to violate such laws. A violation of the federal anti-kickback law could result in the loss of eligibility to participate in Medicare or Medicaid, or in criminal penalties. Violation of state anti-kickback laws could lead to loss of licensure, significant fines and other penalties.

  Various federal and state laws regulate the relationship between healthcare providers and physicians, including employment or service contracts and investment relationships. These laws include the broadly worded fraud and abuse provisions of the Medicaid and Medicare statutes, which prohibit various transactions involving Medicaid or Medicare covered patients or services. In particular, the Omnibus Budget Reconciliation Act of 1993 ("OBRA 93") contains provisions which greatly expand the federal prohibition on physician referrals to entities with which they have a financial relationship. Effective January 1, 1995, OBRA 93 prohibits any physician with a financial relationship (defined as a direct or indirect ownership or investment interest or compensation arrangement) with an entity from making a referral for "designated health services" to that entity and prohibits that entity from billing for such services. "Designated health services" do not include skilled nursing services but do include many services which long-term care facilities provide to their patients, including physical therapy, occupational therapy, infusion therapy and enteral and parenteral nutrition. Various exceptions to the application of this law exist, including one which protects the payment of fair market compensation for the provision of personal services, so long as various requirements are met. Violations of these provisions may result in civil or criminal penalties for individuals or entities and/or exclusion from participation in the Medicaid and Medicare programs. Various state laws contain analogous provisions, exceptions and penalties. The Company believes that in the past it has been, and in the future it will be, able to arrange its business relationships so as to comply with these provisions.

  Each of the Company's long-term care facilities has at least one medical director that is a licensed physician. The medical directors may from time to time refer their patients to the Company's facilities in their independent professional judgment. The physician anti-referral restrictions and prohibitions could, among other things, require the Company to modify its contractual arrangements with its medical directors or prohibit its medical directors from referring patients to the Company. From time to time, the Company has sought guidance as to the interpretation of these laws. However, there can be no assurance that such laws will ultimately be interpreted in a manner consistent with the practices of the Company.

  The Health Insurance Portability and Accountability Act of 1997 ("HIPAA") became effective on January 1, 1997 and broadened the scope of fraud and abuse laws to include all health plans, whether or not they are reimbursed under Federal programs. HIPAA also mandated the adoption of regulations designed to
(a) standardize transaction formats and billing codes for documenting medical services and processing medical claims; and (b) protect the privacy and security of individually identifiable health information. Final HIPAA regulations that standardize transactions and code sets were issued in during the fourth quarter 2000. The regulations do not require healthcare providers to submit claims electronically, but do require standard formatting for those that do so. The Company currently submits most claims electronically and expects to continue to do so. The Company will be required to comply with HIPAA transaction and code set standards beginning in October 2002.

  Final HIPAA privacy regulations were published in during the fourth quarter 2000. Those regulations apply to "protected health information," which is defined as individually identifiable health information transmitted or maintained in any form or medium, excluding certain education records and student medical records. The privacy regulations seek to limit the use and disclosure of most paper and oral communications, as well as those in electronic form, regarding an individual's past, present or future physical or mental health or condition, or relating to the provision of healthcare to the individual or payment for that healthcare. HIPAA provides for the imposition of civil or criminal penalties if protected health information is improperly disclosed. The Company must comply with the privacy regulations by April 2003.

  HIPAA's security regulations have not yet been finalized. The proposed security regulations specify administrative procedures, physical safeguards, and technical services and mechanisms designed to ensure the privacy of protected health information. The Company will be required to comply with the security regulations twenty-six months after the regulations become final.

The Company is currently working in conjunction with its software vendors to evaluate the impact of HIPAA regulations on the Company's systems and operating procedures. The Company has not yet completed its analysis or its estimate of the expected costs of HIPAA compliance. There can be no assurances that compliance with HIPAA regulations will not have an adverse effect on the Company's results of operations, cash flows or its financial position.

COMPETITION

  The long-term care industry is highly competitive. The Company competes with other providers of long-term care on the basis of the scope and quality of services offered, the rate of positive medical outcomes, cost-effectiveness and the reputation and appearance of its long-term care facilities. The Company also competes in recruiting qualified healthcare personnel, in acquiring and developing additional facilities and in obtaining CONs. The Company's current and potential competitors include national, regional and local long-term care providers, some of whom have substantially greater financial and other resources and may be more established in their communities than the Company. The Company also faces competition from assisted living facility operators as well as providers of home healthcare. In addition, certain competitors are operated by not-for-profit organizations and similar businesses which can finance capital expenditures and acquisitions on a tax-exempt basis or receive charitable contributions unavailable to the Company.

  In general, consolidation in the long-term care industry has resulted in the Company being faced with larger competitors, many of whom have significant financial and other resources. The Company expects that this continuing consolidation may increase the competition for the acquisition of long-term care facilities.

  The Company believes that state regulations which require a CON before a new long-term care facility can be constructed or additional licensed beds can be added to existing facilities reduce the possibility of overbuilding and promote higher utilization of existing facilities. CON legislation is currently in place in all states in which the Company operates or expects to operate with the exception of Indiana where the CON program expired as of June 30, 1998. Several of the states in which the Company operates have imposed moratoriums on the issuance of CONs for new skilled nursing facility beds. Connecticut has imposed a moratorium on the addition of any new skilled nursing facility beds, including chronic and convalescent nursing facility beds and rest home beds with nursing supervision, until the year 2002. Massachusetts has imposed a moratorium on the addition of any new skilled nursing facility beds until May 1, 2003, except that an existing facility can add up to 12 beds without being subject to CON review. New Hampshire has imposed an indefinite moratorium on the addition of any new beds to skilled nursing facilities, intermediate care homes and rehabilitation homes. Ohio has imposed a moratorium until June 30, 2001 on the addition of any new skilled nursing facility beds. Rhode Island has imposed an indefinite moratorium on the issuance of any new initial licenses for skilled nursing facilities and on the increase in the licensed bed capacity of any existing licensed skilled nursing facility, except that an existing facility may increase its licensed bed capacity to the greater of 10 beds or 10% of the facility's licensed bed capacity. The other states in which the Company conducts business do not currently have a moratorium on new skilled nursing facility beds in effect. Although New Jersey does not have a "moratorium" on new skilled nursing facility beds, with the exception of the Add-a-bed program (in which a facility may request approval from the state licensure agency to increase total licensed skilled nursing beds, including hospital based subacute care beds, by no more than 10 beds or 10% of its licensed bed capacity, whichever is less, (every five years), without obtaining CON approval), New Jersey only accepts applications for a CON for additional skilled nursing facility beds when the state CON agency issues a call for beds. There is presently no call for additional beds, and no call is expected to be made in the near future. A relaxation of CON requirements could lead to an increase in competition. In addition, as cost containment measures have reduced occupancy rates at acute care hospitals, a number of these hospitals have converted portions of their facilities into subacute units. In the states in which the Company currently operates, these conversions are subject to state CON regulations. The Company believes that the application of the new Medicare PPS rules have made such conversions less desirable. New Jersey enacted legislation permitting acute care hospitals to offer subacute care services under their existing hospital licenses, subject to first obtaining CON approval pursuant to an expedited CON review process.

EMPLOYEES

  As of December 31, 2000, the Company employed approximately 8,100 facility-based personnel on a full- and part-time basis. The Company's corporate and regional staff consisted of 140 persons as of such date. Approximately 650 employees at seven of the Company's facilities are covered by collective bargaining agreements. Additionally, the Company is currently negotiating collective bargaining agreements at two other facilities covering approximately 150 employees. Although the Company believes that it maintains good relationships with its employees and the unions that represent certain of its employees, it cannot predict the impact of continued or increased union representation or organizational activities on its future operations.

  The Company believes that the attraction and retention of dedicated, skilled and experienced nursing and other professional staff has been and will continue to be a critical factor in the successful growth of the Company. The Company believes that its wage rates and benefit packages for nursing and other professional staff are commensurate with market rates and practices.

  The Company competes with other healthcare providers in attracting and retaining qualified or skilled personnel. The long-term care industry has, at times, experienced shortages of qualified personnel. A continued shortage of nurses or other trained personnel or general economic inflationary pressures may require the Company to enhance its wage and benefits package in order to compete with other employers. There can be no assurance that the Company's labor costs will not increase or, if they do, that they can be matched by corresponding increases in private-payor revenues or governmental reimbursement. Failure by the Company to attract and retain qualified employees, to control its labor costs or to match increases in its labor expenses with corresponding increases in revenues could have a material adverse effect on the Company.

INSURANCE

  The Company carries general liability, professional liability, comprehensive property damage and other insurance coverages that management considers adequate for the protection of its assets and operations based on the nature and risks of its business, historical experience and industry standards. The Company's current general and professional liability insurance policy expires on September 1, 2001. The Company is currently in discussions with its insurance advisors to review various replacement options. At this time, the Company estimates that its annual cost for professional and general liability insurance will increase from $2.5 million to $6.0 million effective September 1, 2001. There can be no assurance, however, that the coverage limits of the Company's insurance policies will be adequate or that insurance will continue to be available to the Company on commercially reasonable terms in the future. A successful claim against the Company not covered by, or in excess of, its insurance coverage could have a material adverse effect on the Company. Claims against the Company, regardless of their merit or eventual outcome, may also have a material adverse effect on the Company's business and reputation, may lead to increased insurance premiums and may require the Company's management to devote time and attention to matters unrelated to the Company's business. The Company is self-insured (subject to contributions by covered employees) with respect to most of the healthcare benefits and workers' compensation benefits available to its employees. The Company believes that it has adequate resources to cover any self-insured claims and the Company maintains excess liability coverage to protect it against unusual claims in these areas. However, there can be no assurance that the Company will continue to have such resources available to it or that substantial claims will not be made against the Company.

ITEM 2. PROPERTIES

The following table summarizes certain information regarding the Company's facilities as of December 31, 2000:


SUMMARY OF FACILITIES

LICENSED                                      YEAR        OWNED/     LICENSED
FACILITY                 LOCATION           ACQUIRED  LEASED/MANAGED   BEDS
--------                 --------           --------  --------------   ----
SOUTHEAST REGION
 Florida
  Brevard                Rockledge              1994      Leased        100
  Clearwater             Clearwater             1990       Owned        120
  Gulf Coast             New Port Richey        1990       Owned        120
  Naples                 Naples                 1989      Leased        120
  Ocala                  Ocala                  1990       Owned        180
  Palm Harbor            Palm Harbor            1990       Owned        120
  Pinebrook              Venice                 1989      Leased        120
  Sarasota               Sarasota               1990      Leased        120
  Tampa Bay              Oldsmar                1990       Owned        120
                                                                      -----
                                                                      1,120

MIDWEST REGION
 Ohio
  Defiance               Defiance               1993      Leased        100
  Northwestern Ohio      Bryan                  1993      Leased        189
  Swanton                Swanton                1995      Leased        100
  Perrysburg             Perrysburg             1990       Owned        100
  Troy                   Troy                   1989      Leased        195
  Beachwood              Beachwood              1996      Leased        274
  Broadview              Broadview Heights      1996      Leased        159
  Westlake I             Westlake               1996      Leased        153
  Westlake II            Westlake               1996      Leased        106
  Dayton                 Dayton                 1997       Owned        100
  Laurelwood             Dayton                 1997       Owned        115
  New Lebanon            New Lebanon            1997       Owned        126
  Point Place            Toledo                 1998       Owned         98
  Sylvania               Sylvania               1998       Owned        150
 Indiana
  Decatur                Indianapolis           1988       Owned         88
  Indianapolis           Indianapolis           1988      Leased        104
  New Haven              New Haven              1990      Leased        120
  Terre Haute            Terre Haute            1990       Owned        120
                                                                      -----
                                                                      2,397

NEW ENGLAND REGION
Connecticut
 Arden House             Hamden              1997     Leased         360
 Governor's House        Simsbury            1997     Leased          73
 Madison House           Madison             1997     Leased          90
 The Reservoir           West Hartford       1997     Leased          75
 Willows                 Woodbridge          1997     Leased          90
 Glen Hill               Danbury             1998      Owned (1)     100
 Glen Crest              Danbury             1998      Owned (1)      49
Massachusetts
  Maplewood              Amesbury            1997     Leased         120
  Cedar Glen             Danvers             1997     Leased         100
  Danvers-Twin Oaks      Danvers             1997     Leased         101
  North Shore            Saugus              1997     Leased          80
  The Stone Institute    Newton Upper Falls  1997    Managed         106
New Hampshire
  Applewood              Winchester          1996     Leased          70
  Crestwood              Milford             1996     Leased          82
  Milford                Milford             1996     Leased          52
  Northwood              Bedford             1996     Leased         147
  Pheasant Wood          Peterborough        1996     Leased          99
  Westwood               Keene               1996     Leased          87
Rhode Island
 Greenwood               Warwick             1998      Owned         136
 Pawtuxet                Warwick             1998      Owned         131
                                                                   -----
                                                                   2,148

MID-ATLANTIC REGION
Maryland
 Harford Gardens         Baltimore           1997     Leased         163
 Larkin Chase Center     Bowie               1994      Owned (2)     120
 New Jersey
  Woods Edge             Bridgewater         1988     Leased         176
                                                                   -----
                                                                     459

                                                      Total        6,124
                                                                   =====

(1)  Indicates an owned facility financed through a synthetic lease.

(2) Owned by Bowie L.P. The Company's interest in Bowie L.P. is pledged to the facility's mortgage lender. The Company has guaranteed the indebtedness of Bowie L.P.

The Company maintains its Corporate offices in Boston as well as regional offices in Palm Harbor, Florida; Indianapolis, Indiana; Topsfield, Massachusetts; West Hartford, Connecticut; and Peterborough, New Hampshire. The Company considers its properties to be in good operating condition and suitable for the purposes for which they are being used.


ITEM 3. LEGAL PROCEEDINGS

  The Company is a party to claims and legal actions arising in the ordinary course of business. Management does not believe that unfavorable outcomes in any such matters, individually or in the aggregate, would have a material adverse effect on the Company's financial condition, results of operations or liquidity.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

No matters were submitted to a vote of the Company's stockholders during the last quarter of the Company's fiscal year ended December 31, 2000.

                                    PART II


ITEM 5. MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDERS' MATTERS

  The Company completed its initial public offering and shares began trading on June 14, 1996. The Company's common stock was listed on the New York Stock Exchange under the symbol "HBR".

  As a result of the August 11, 1998 merger noted in the General Overview, the Company's common stock was de-listed from the New York Stock Exchange on August 11, 1998. There is currently no established public trading market for the Company's common stock.

  The number of stockholders of record for each class of common stock as of March 1, 2001 is as follows:

Class of Common Stock             Number of Holders of Record
---------------------             ---------------------------

Class A                                        42

Class B                                        15

Class C                                        40

Class D                                        11



  The Company has never declared or paid any dividends on its common stock since its formation in 1996. The Company does not anticipate paying cash dividends on its Common Stock for the foreseeable future and intends to retain all of its earnings for reinvestment in the operations and activities of the Company. Any future decision as to the payment of dividends will be at the discretion of the Company's Board of Directors. The Company's ability to pay dividends is also limited by the terms of current (and possibly future) lease and financing arrangements that restrict, among other things, the ability of the Company's subsidiaries to distribute funds to the Company.

ITEM 6. SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

The following table sets forth selected consolidated financial data for the Company. The selected historical consolidated financial data for each of the years in the five year period ended December 31, 2000 have been derived from the Company's consolidated financial statements, which have been audited by PricewaterhouseCoopers LLP, our independent accountants. The financial data set forth below should be read in conjunction with the Consolidated Financial Statements and the Notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this filing.

              SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA
            (in thousands, except share, per share and other data)

                                                                      YEAR ENDED DECEMBER 31,
                                                                      -----------------------
                                                      1996         1997         1998         1999          2000
                                                      ----         ----         ----         ----          ----
Statement of operations data:
 Total net revenues                                $  165,412   $  221,777   $  311,044   $  300,615    $  322,672
                                                   ----------   ----------   ----------   ----------    ----------
Expenses:
 Facility operating                                   132,207      176,404      246,000      248,795       259,780
 General and administrative                             7,811       10,953       15,422       17,808        17,993
 Service charges paid to affiliate                        700          708        1,291        1,173         1,083
 Amortization of prepaid management fee                     -            -          500        1,200         1,200
 Special compensation and other                         1,716            -            -            -             -
 Depreciation and amortization                          3,029        4,074        6,350       10,249        10,210
 Facility rent                                         10,223       12,446       22,412       22,394        24,275
 Merger costs                                               -            -       37,172            -             -
 Restructuring costs                                        -            -            -        5,745             -
 Loss on termination of capital lease                       -            -            -            -         8,914
                                                   ----------   ----------   ----------   ----------    ----------
 Total expenses                                       155,686      204,585      329,147      307,364       323,455
                                                   ----------   ----------   ----------   ----------    ----------

 Income (loss) from operations                          9,726       17,192      (18,103)      (6,749)         (783)

 Other:
 Interest expense, net                                  4,634        5,853       11,271       20,895        21,675
 Other expense (income)                                   263          189         (167)         261           (74)
                                                   ----------   ----------   ----------   ----------    ----------

 Income (loss) before income taxes and
  extraordinary loss                                    4,829       11,150      (29,207)     (27,905)      (22,384)
 Income tax expense (benefit)                             809        4,347       (5,020)     (10,304)       14,322
                                                   ----------   ----------   ----------   ----------    ----------
 Income (loss) before
  extraordinary loss                                    4,020        6,803      (24,187)     (17,601)      (36,706)
 Extraordinary loss on early
  retirement of debt, net of tax                       (1,318)           -            -            -             -
                                                   ----------   ----------   ----------   ----------    ----------
 Net income (loss)                                      2,702        6,803      (24,187)     (17,601)      (36,706)
 Preferred stock dividends                             -            -       (2,296)      (6,004)       (6,853)
                                                   ----------   ----------   ----------   ----------    ----------
 Earnings (loss) available for common
  shares                                           $    2,702   $    6,803   $  (26,483)  $  (23,605)   $  (43,559)
                                                   ==========   ==========   ==========   ==========    ==========
 Earnings (loss) per common share:
       Basic                                                    $     0.85   $    (3.42)  $    (3.25)   $    (6.00)
                                                                ==========   ==========   ==========    ==========
       Diluted                                                  $     0.84   $    (3.42)  $    (3.25)   $    (6.00
                                                                ==========   ==========   ==========    ==========

 Pro forma data (1):
 Historical income before
  income taxes and extraordinary loss              $    4,829
 Pro forma income taxes                                   799
                                                   ----------
 Pro forma income before
    extraordinary loss                                  4,030
 Extraordinary loss, net of tax                        (1,318)
                                                   ----------
 Pro forma net income                              $    2,712
                                                   ==========

 Pro forma earnings per common share
 (basic and diluted):
 Pro forma income before extraordinary loss         $    0.63
 Extraordinary loss                                      0.21
                                                   ----------
 Pro forma earnings per common share               $     0.42
                                                   ==========

 Weighted average number of common shares
  used in per share computations (2):
     Basic                                          6,396,000    8,037,000    7,742,000    7,261,000     7,432,000
     Diluted                                        6,396,000    8,139,000    7,742,000    7,261,000     7,261,000

                                          (DOLLARS IN THOUSANDS)

                                                 YEAR ENDED DECEMBER 31,
                                                 -----------------------

                                                   1996         1997         1998         1999         2000
                                                   ----         ----         ----         ----         ----
Operational data (as of end of year) (3):
Facilities                                           30           45           50           50           50
Licensed beds                                     3,700        5,468        6,120        6,124        6,124

Average occupancy rate (4)                         92.6%        92.3%        92.3%        90.9%        90.1%

Patient days (5):
Private and other                               335,363      394,151      503,234      489,074      455,491
Medicare                                        108,229      138,023      196,222      219,924      238,574
Medicaid                                        653,222      834,637    1,169,258    1,240,228    1,246,735
                                             ----------   ----------   ----------   ----------   ----------
Total                                         1,096,814    1,366,811    1,868,714    1,949,226    1,940,800
                                             ==========   ==========   ==========   ==========   ==========

Sources of total net revenues:
Private and other (6)                              35.5%        34.1%        30.2%        28.9%        25.8%
Medicare                                           26.3%        25.9%        27.7%        21.8%        25.0%
Medicaid                                           38.2%        40.0%        42.1%        49.3%        49.2%

Balance sheet data:
Working capital                              $   16,826   $   22,621   $   36,403   $   36,536   $   33,280
Total assets                                    141,799      168,562      264,536      283,233      203,097
Total debt                                       18,208       33,642      134,680      171,245      179,116
Capital lease obligation                         57,277       56,285       55,531       54,700            -
Stockholders' equity (deficit) (7)               44,880       51,783           83      (23,522)     (67,074)

(1) Financial and operating data combine the historical results of various legal entities (the "Predecessor Entities") that became subsidiaries of Harborside Healthcare Corporation (the "Company") through a reorganization (the "Reorganization") that occurred immediately prior to the Company's initial public offering on June 14, 1996 (the "IPO"). Prior to the Reorganization, the Predecessor Entities (primarily partnerships and subchapter S corporations) were not directly subject to Federal or state income taxation. A pro forma income tax expense has been reflected for the period presented, prior to the IPO, as if the Company had always owned the Predecessor Entities.
(2) Through the IPO, the Company issued 3,600,000 shares of common stock. Pro forma net income per for 1996 is based upon 4,400,000 shares outstanding for the entire year and the appropriate weighting for shares issued through the IPO.
(3) Includes two managed facilities with 178 licensed beds in 1997 and one managed facility with 106 licensed beds in 1998, 1999 and 2000.
(4) "Average occupancy rate" is computed by dividing the number of billed bed days by the total number of available licensed bed days during each of the periods indicated. This calculation includes all facilities operated by the Company excluding managed facilities.
(5) "Patient Days" includes billed bed days for the facilities operated by the Company excluding billed bed days of managed facilities and the one facility accounted for using the equity method.
(6) Consists primarily of revenues derived from private pay individuals, managed care organizations, HMO's, hospice programs, commercial insurers, management fees from managed facilities, and through September 1999, rehabilitation therapy revenues from non-affiliated facilities.
(7) In accordance with Securities and Exchange Commission requirements, the carrying amount of the Company's Exchangeable Preferred Stock is excluded from total stockholders' equity. As of December 31, 1998, 1999 and 2000, the carrying amount of the Company's Exchangeable Preferred Stock was $42,293,000, $48,277,000 and $55,112,000, respectively.

ITEM 7.

                          MANAGEMENT'S DISCUSSION AND
                      ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

OVERVIEW

  Harborside Healthcare Corporation, ("Harborside" or the "Company") is a leading provider of high-quality long-term care and specialty medical services in the eastern United States. The Company has focused on establishing strong local market positions with high-quality facilities in four principal regions: the Southeast (Florida), the Midwest (Ohio and Indiana), New England (Connecticut, Massachusetts, New Hampshire and Rhode Island) and the Mid-Atlantic (New Jersey and Maryland). As of December 31, 2000, the Company operated 50 facilities (18 owned, 31 leased and one managed) with a total of 6,124 licensed beds. As described in Note A to the audited consolidated financial statements of the Company included elsewhere in this filing, the Company accounts for its investment in one of its owned facilities using the equity method. The Company provides a broad continuum of medical services including: (i) traditional skilled nursing care and (ii) specialty medical services, including a variety of subacute care programs such as orthopedic rehabilitation, CVA/stroke care, cardiac recovery, pulmonary rehabilitation and wound care, as well as distinct programs for the provision of care to Alzheimer's and hospice patients. As part of its subacute services, the Company provides physical, occupational and speech rehabilitation therapy services at Company-operated facilities. Through September 1999, the Company also provided rehabilitation therapy services under contracts with non-affiliated long-term care facilities through a wholly-owned subsidiary. During the third quarter of 1999, the Company terminated its contracts with non-affiliated facilities and ceased providing therapy services to non-affiliated facilities. (See Note P to the Company's consolidated financial statements included elsewhere in this report.)

  The Company was created in March 1996, in anticipation of an initial public offering (the "IPO"), in order to combine under its control the operations of various long-term care facilities and ancillary businesses (the "Predecessor Entities") which had operated since 1988. The Company completed the IPO on June 14, 1996 and issued 3,600,000 shares of common stock at $11.75 per share. The owners of the Predecessor Entities contributed their interests in such Predecessor Entities to the Company and received 4,400,000 shares of the Company's common stock.

  The Company's financial statements for periods prior to the IPO have been prepared by combining the historical financial statements of the Predecessor Entities, similar to a pooling of interests presentation. The Company's financial statements prior to the date of the IPO do not include a provision for Federal or state income taxes because the Predecessor Entities (primarily partnerships and subchapter S corporations) were not directly subject to Federal or state income taxation. The Company's combined financial statements for periods prior to the date of the IPO include a pro forma income tax expense for each period presented, as if the Company had always owned the Predecessor Entities.

  On April 15, 1998, Harborside entered into a Merger Agreement with HH Acquisition Corp. ("MergerCo"), an entity organized for the sole purpose of effecting a merger on behalf of Investcorp S.A., certain of its affiliates and certain other international investors (the "New Investors"). On August 11, 1998, MergerCo merged with and into Harborside, with Harborside Healthcare Corporation as the surviving corporation. As a result of the transaction, and pursuant to the Merger Agreement, the New Investors acquired approximately 91% of the post-merger common stock of Harborside. The remaining 9% of the common stock was retained by existing shareholders, including management. As a result of the merger, Harborside shares were de-listed from the New York Stock Exchange.

  The merger was approved by a majority of the Company's shareholders at a special meeting held on August 11, 1998. Each share not retained by existing shareholders was converted into $25 in cash, representing in the aggregate, cash payments of approximately $184 million. Holders of outstanding stock options of the Company converted the majority of their options into cash at $25 per underlying share (less applicable exercise price and withholding taxes) with aggregate payments of approximately $8 million.

  In connection with the transaction and prior to the merger, the New Investors made cash common equity contributions of $158.5 million, net of issuance costs, to MergerCo, and MergerCo obtained gross proceeds of $99.5 million through the issuance of 11% Senior Subordinated Discount Notes ("Discount Notes") due 2008 and $40 million through the issuance of 13.5% Exchangeable Preferred Stock ("Preferred Stock") mandatorily redeemable in 2010. In connection with the merger, Harborside also entered into a new $250 million collateralized credit facility. In the third quarter of 1998, Harborside recorded a charge to income from operations of approximately $37 million (approximately $29 million after taxes) for direct and other costs related to the Merger transaction. In connection with the merger and the related refinancings, the Company exercised purchase options for seven facilities which had been financed through synthetic leases.

REVENUES

  The Company's total net revenues include net patient service revenues, and beginning in 1995, rehabilitation therapy service revenues from contracts with non-affiliated long-term care facilities until the third quarter of 1999 when these contracts were terminated. (See Note P to the Company's consolidated financial statements included elsewhere in this report). The Company derives its net patient service revenues primarily from private pay sources, the federal Medicare program for certain elderly and disabled patients and state Medicaid programs for indigent patients. The Company's total net revenues are influenced by a number of factors, including: (i) the licensed bed capacity of its facilities; (ii) the occupancy rates; (iii) the payor mix of its facilities and the rates of reimbursement among payor categories (private and other, Medicare and Medicaid); and (iv) the extent to which subacute and other specialty medical and ancillary services are utilized by the patients and paid for by the respective payment sources. Private net patient service revenues are recorded at established per diem billing rates. Net patient service revenues to be reimbursed under contracts with third-party payors, primarily the Medicare and Medicaid programs, are recorded at amounts estimated to be realized under these contractual arrangements. The Company employs specialists to monitor reimbursement rules, policies and related developments in order to comply with all reporting requirements and to assist the Company in receiving reimbursements.

  The table set forth below identifies the percentage of the Company's total net revenues attributable to each of its payor sources for each of the periods indicated. The increase in Medicaid revenues as a percentage of total net revenues during fiscal 1999 is primarily the result of a decrease in Medicare revenues as a result of the implementation of the new Medicare Prospective Payment System ("PPS") effective January 1, 1999, as well as a decrease in other revenues derived from contracts to provide rehabilitation therapy services to non-affiliated long-term care facilities. Implementation of PPS was effective for all of the Company's facilities beginning January 1, 1999 and caused the Company's average Medicare Part A per diem rate to decrease from $397 per day in 1998 to $290 per day in 1999. During the third quarter of 1999, the Company terminated its contracts to provide rehabilitation therapy services to non-affiliated long-term care facilities. Primarily as a result of the effects of the Balanced Budget Refinement Act of 1999, the Company's average Medicare Part A per diem rate increased from $290 per Medicare patient day in 1999 to $322 per Medicare patient day in 2000.

                                             TOTAL NET REVENUES (1)
                                             ----------------------

                                            1998        1999       2000
                                           -----       -----      -----

Private and other.....................      30.2%       28.9%      25.8%
Medicare..............................      27.7        21.8       25.0
Medicaid..............................      42.1        49.3       49.2
                                           -----       -----      -----
  Total...............................     100.0%      100.0%     100.0%
                                           =====       =====      =====

(1) Total net revenues exclude net revenues of the Larkin Chase Center which is owned by Bowie Center Limited Partnership ("Bowie L.P."). The Company owns a 75% partnership interest in Bowie L.P. but records its investment in Bowie L.P. using the equity method of accounting. See Note A to the Company's consolidated financial statements included elsewhere in this filing.

OPERATING EXPENSES

  The Company's facility operating expenses consist primarily of payroll and employee benefits related to nursing, housekeeping and dietary services provided to patients, as well as maintenance and administration of the facilities. Other significant facility operating expenses include the cost of rehabilitation therapy services, medical and pharmacy supplies, food, utilities, insurance and taxes. The Company's general and administrative expenses include all costs associated with its regional and corporate operations.

                          MANAGEMENT'S DISCUSSION AND
                      ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

Year Ended December 31, 2000 Compared to Year Ended December 31, 1999

  Total Net Revenues. Total net revenues increased by $22,057,000 or 7.3%, from $300,615,000 in 1999 to $322,672,000 in 2000. The increase in total revenues from 1999 to 2000 was primarily the result of higher average revenues per patient day. The average occupancy rate at all of the Company's facilities decreased from 90.9% for the year ended December 31, 1999 to 90.1% for the year ended December 31, 2000. Average net patient service revenues per patient day at the Company's facilities increased from $152 for the year ended December 31, 1999 to $164 for the year ended December 31, 2000. The Company's average Medicare Part A per diem rate increased from $290 per Medicare patient day for the year ended December 31, 1999 to $322 per Medicare patient day for the year ended December 31, 2000, while the Company's average per diem Medicaid rate increased from $120 for the year ended December 31, 1999 to $127 for the year ended December 31, 2000. In accordance with provisions of the Balanced Budget Refinement Act of 1999, the Company elected to have fourteen of its facilities waive their remaining transition period available under Medicare's current prospective payment reimbursement system. Effective January 1, 2000, these fourteen facilities began to be reimbursed at the Federal per diem payment rate for paid Medicare days. Additionally, the Balanced Budget Refinement Act of 1999 temporarily increased the Federal per diem rates by 20% for fifteen acuity categories beginning on April 1, 2000. These increased rates were to stay in effect until the date on which the Health Care Financing Administration implemented a revised PPS system that more accurately reimburses the costs of caring for medically complex patients. Primarily as the result of electing to move fourteen facilities to the Federal per diem rate and the temporary Medicare rate increases implemented on April 1, 2000, the Company's average Medicare Part A payment rate increased from $290 per Medicare patient day for the year ended December 31, 1999 to $322 per Medicare patient day for the year ended December 31, 2000. The Company's quality mix of private, Medicare and insurance revenues was 50.7% for the year ended December 31, 1999 as compared to 50.8% for the year ended December 31, 2000.

  Facility Operating Expenses. Facility operating expenses increased by $10,985,000, or 4.4%, from $248,795,000 in 1999 to $259,780,000 in 2000. The overall increase in operating expenses in 2000 was primarily the result of higher expenditures for employee benefit costs and temporary nursing personnel. The increase in employee benefits costs are driven primarily by higher costs associated with maintaining the Company's health insurance plan. The Company's health insurance plan expense increased by $3,700,000 from 1999 to 2000. Consistent with other long-term care providers, the Company continues to find it difficult to recruit and retain employees, most notably nursing personnel. As a result of these difficulties, the Company has been forced to rely more heavily on temporary nursing personnel. The expense associated with temporary nursing personnel increased by $2,156,000, or 25.8% from the year ended December 31, 1999 to the year ended December 31, 2000.

  Facility operating expenses for the quarter and year ended December 31, 2000 include a non recurring charge in the amount of $575,000. The charge was incurred in connection with the Company's participation in a shared collateral arrangement designed to decrease the Company's required letter of credit commitments for it's high deductible workers compensation insurance policy. The Company posted a letter of credit equal to approximately 15% of the estimated workers compensation claim requirements as collateral for a bond in favor of the insurance company that underwrote the high deductible policy. The program to purchase the bonds as a substitute for the letters of credit was created for a select number of companies who agreed to jointly and severally share the
potential risk of loss.   During the fourth quarter of 2000, the Company was
notified that one of the participants in the shared collateral pool caused a default under the shared collateral agreement in connection with a bankruptcy filing,. The insurance carrier responded by drawing on all of the pledged
letters of credit.   The Company has terminated its participation in the shared collateral program in connection with its workers compensation policy, and accordingly, the Company will incur no additional charges in connection with that program.

  General and Administrative; Service Charges Paid to Affiliate. General and administrative expenses increased by $185,000 or 1.0%, from $17,808,000 in 1999 to $17,993,000 in 2000. The Company reimburses a former affiliate for data processing services provided to the Company. During 1999, such reimbursements totaled $1,173,000 compared to $1,083,000 in 2000.

  Amortization of Prepaid Management Fees. Amortization of prepaid management fees (paid in connection with the Merger) was $1,200,000 in 1999 and 2000. (See Note O to the Company's consolidated financial statements included elsewhere in this report.)

  Depreciation and Amortization. Depreciation and amortization decreased slightly from $10,249,000 for the year ended December 31, 1999 to $10,210,000 for the year ended December 31, 2000. The effect of an increase in depreciation expense was entirely offset by a decrease in amortization expense. The increase in depreciation expense was the result of assets placed in service during late 1999 and 2000. The decrease in amortization expense was the result of deferred financing costs written-off in connection with a reduction in funds committed through the Company's bank credit facility in 2000. (See Note H to the Company's consolidated financial statements included elsewhere in this report.) and goodwill written off in connection with the Company's restructuring of its therapy services business during 1999. (See Note P to the Company's consolidated financial statements included elsewhere in this report.)

  Facility Rent. Facility rent expense increased by $1,881,000 from $22,394,000 in 1999 to $24,275,000 in 2000. Most of the increase in rent expense ($1,500,000) occurred as a result of the Company terminating capital leases for four facilities in the Cleveland area in September 2000 and entering into four new operating leases for these facilities. (See Note I to the Company's consolidated financial statements included elsewhere in this report.)

  Restructuring Costs. In connection with restructuring the Company's therapy services business, the Company incurred restructuring costs of $5,745,000 during the third quarter of 1999. (See Note P to the Company's consolidated financial statements included elsewhere in this report.)

  Loss on the termination of capital lease. In connection with the termination of a capital lease during the third quarter of 2000, the Company recorded a non-recurring charge of $8,900,000. The principal components of this charge included the write-off of capital leased assets in excess of the related capital lease obligation ($5,700,000) and the write-off of deferred financing costs ($1,800,000) related to the Company's bank credit facility. (See Note I to the Company's consolidated financial statements included elsewhere in this report.)

  Interest Expense, net. Interest expense, net, increased from $20,895,000 in 1999 to $21,675,000 in 2000. This increase is the result of higher outstanding balances in 2000 with respect to the Company's 11% Senior Subordinated Discount Notes (the "Discount Notes"). The Company issued $99.5 million of Discount Notes in August 1998. The interest associated with the Discount Notes accretes until August 1, 2003 and then becomes payable in cash, semi-annually in arrears, beginning on February 1, 2004. As of December 31, 2000, the Discount Notes had accreted to a balance of $128,941,000. Additionally, as of December 31, 1999 and 2000, the Company had $32,750,000 outstanding on its revolving credit facility. The Company has not made additional borrowings on its revolving credit facility since July 7, 1999.

  Income Tax Expense (Benefit). As a result of the loss incurred in 1999, income tax benefit of $10,304,000 was recognized in that year. In 2000, deferred taxes were eliminated, due to uncertainty regarding future realization of these assets, resulting in income tax expense of $14,322,000.

  Net Loss. Net loss was $17,601,000 in 1999 as compared to a loss of $36,706,000 in 2000.

Year Ended December 31, 1999 Compared to Year Ended December 31, 1998

  Total Net Revenues. Total net revenues decreased by $10,429,000 or 3.4%, from $311,044,000 in 1998 to $300,615,000 in 1999. The reduction in total revenues from 1998 to 1999 was primarily the result of lower occupancy and lower average revenues per patient day at the Company's facilities and the termination of the Company's contracts to provide rehabilitation therapy services to non-affiliated long-term care facilities. These factors were partially offset by increased revenues from facilities acquired by the Company in 1998 and operated by the Company during all of 1999. The Company's revenues increased by $2,115,000 as a result of the acquisition of two North Toledo facilities (the "North Toledo Facilities") on April 1, 1998; $4,738,000 from the acquisition of two Rhode Island facilities (the "Rhode Island Facilities") on May 8, 1998, and $7,571,000 from the acquisition of two Danbury, Connecticut facilities (the "Danbury Facilities") on December 1, 1998. The average occupancy rate at all of the Company's facilities decreased from 92.3% for the year ended December 31, 1998 to 90.9% for the year ended December 31, 1999. Average net patient service revenues per patient day at "same store" facilities decreased from $159.74 for the year ended December 31, 1998 to $153.08 for the year ended December 31, 1999. This decrease in average net patient service revenues per patient day was a result of the implementation of the new Medicare Prospective Payment System ("PPS") which became effective at all of the Company's facilities on January 1, 1999. Implementation of PPS caused the Company's average Medicare Part A per diem rate to decrease from $397 per Medicare patient day for the year ended December 31, 1998 to $290 per Medicare patient day for the year ended December 31, 1999. For the year ended December 31, 1999, the Company also experienced reduced revenues generated through the provision of Medicare Part B services to residents at its facilities. This reduction was due partially to lower productivity by Company therapists during the first quarter as they adjusted to the newly implemented Medicare reimbursement system. Additionally, PPS established certain annual per patient limitations on the amount of Part B therapy that is reimbursable through the Medicare program. Management believes that the introduction of these annual limits resulted in reduced revenues for the year ended December 31, 1999 as affected parties adapted to the new regulatory environment. Implementation of PPS also caused a decrease in revenues generated by providing rehabilitation therapy services to non-affiliated long-term care facilities. In response to reduced reimbursement from the Medicare program, non-affiliated facilities reduced the amount of therapy services provided at their facilities. Additionally, during the third quarter of 1999, the Company terminated its contracts to provide rehabilitation therapy services at non-affiliated facilities. The Company's quality mix of private, Medicare and insurance revenues was 57.9% for the year ended December 31, 1998 as compared to 50.7% during the same period of 1999. This decrease in quality mix of revenues was primarily the result of the decrease in Medicare revenues caused by the implementation of PPS.

  Facility Operating Expenses. Facility operating expenses increased by $2,795,000, or 1.1%, from $246,000,000 in 1998 to $248,795,000 in 1999. Of this increase, $1,758,000 was due to the operations of the North Toledo Facilities, $4,300,000 was due to the operations of the Rhode Island Facilities, and $6,242,000 was due to the operations of the Danbury Facilities. These increases in operating expenses were substantially offset by reductions in expenses at "same store" facilities in 1999, which were initiated by management in response to the revenue decline noted above. Expense reductions included wage and staffing reductions related to the delivery of rehabilitative therapy services, reduced indirect nursing support and the renegotiation of vendor contracts. The Company experienced an increased reliance on outside nurse agency personnel in 1999, which offset the effects of some of these savings. Outside nurse agency personnel are more costly than the Company's employees; however, their use is necessary to maintain adequate staffing levels in the Company's facilities when the Company cannot recruit or retain sufficient employees. Strong economic conditions in the Company's markets in 1999 made it difficult to maintain or expand the Company's employee base.

  General and Administrative; Service Charges Paid to Affiliate. General and administrative expenses increased by $2,386,000 or 15.5%, from $15,422,000 in 1998 to $17,808,000 in 1999. As a percentage of total net revenues, general and administrative expenses increased from 5.0% in 1998 to 5.9% in 1999. This increase resulted from an increase in salaries, consulting and other related expenses associated with the development of the Company's data processing capabilities, efforts to streamline the Company's business processes, training initiatives supporting facility-based personnel, and increased legal expenses. The Company reimburses a former affiliate for certain data processing and administrative services provided to the Company. During 1998, such reimbursements totaled $1,291,000 as compared to $1,173,000 in 1999.

  Amortization of Prepaid Management Fees. Amortization of prepaid management fees (paid in connection with the Merger) was $500,000 in 1998 as compared to $1,200,000 in 1999. (See Note O to the Company's consolidated financial statements included elsewhere in this report).

  Depreciation and Amortization. Depreciation and amortization increased by $3,899,000 from $6,350,000 in 1998 to $10,249,000 in 1999 primarily due to the amortization of costs related to the leveraged recapitalization and the exercise of purchase options for seven facilities which were financed through synthetic leases prior to the leveraged recapitalization. The exercise of these purchase options was funded through financing arranged in connection with the leveraged recapitalization.

  Facility Rent. Facility rent expense decreased by $18,000 from $22,412,000 in 1998 to $22,394,000 in 1999. The decrease in rent expense is the result of a reduction in rent expense related to the exercise of purchase options on previously leased facilities partially offset by the acquisition of the Danbury Facilities by means of a synthetic lease.

  Restructuring Costs. In connection with restructuring the Company's therapy services business, the Company incurred restructuring costs of $5,745,000 during the third quarter of 1999. (See Note P to the Company's consolidated financial statements included elsewhere in this report).

  Interest Expense, net. Interest expense, net, increased from $11,271,000 in 1998 to $20,895,000 in 1999. This net increase is primarily due to the issuance of $99,500,000 of 11% Senior Subordinated Discount Notes (the "Discount Notes") during the third quarter of 1998 in connection with the leveraged recapitalization, as well as increased utilization of the Company's revolving credit facility in 1999. The interest associated with the Discount Notes accretes until August 1, 2003 and then becomes payable in cash, semi-annually in arrears, beginning on February 1, 2004.

  Income Taxes (Benefit). As a result of the losses incurred in 1998 and 1999, income tax benefits of $5,020,000 and $10,304,000, respectively, were recognized for those years.

  Net Loss. Net loss was $17,601,000 in 1999 as compared to a loss of $24,187,000 in 1998.

LIQUIDITY AND CAPITAL RESOURCES

  The Company's primary cash needs are for acquisitions, capital expenditures, working capital, debt service and general corporate purposes. The Company has historically financed these requirements primarily through a combination of internally generated cash flow, mortgage financing and operating leases, in addition to funds borrowed under a credit facility. The Company's existing leased facilities are leased from either the owner of the facilities, from a real estate investment trust which has purchased the facilities from the owner, or through synthetic lease borrowings. The Company's existing facility leases generally require it to make monthly lease payments and pay all property operating costs. The Company generally negotiates leases which provide for extensions beyond the initial lease term and an option to purchase the leased facility. In some cases, the option to purchase the leased facility is at a price based on the fair market value of the facility at the time the option is exercised. In other cases, the lease for the facility sets forth a fixed purchase option price which the Company believes is equal to the fair market value of the facility at the inception date of such lease, thus allowing the Company to realize the value appreciation of the facility while maintaining financial flexibility.

  In connection with the leveraged recapitalization completed on August 11, 1998, the Company obtained gross proceeds of $99.5 million through the issuance of 11% Senior Subordinated Discount Notes (the "Discount Notes") due 2008 and $40 million through the issuance of 13.5% Exchangeable Preferred Stock (the "Preferred Stock") mandatorily redeemable in 2010. Interest on the Discount Notes accretes at 11% per annum until August 1, 2003 and then becomes payable in cash, semi-annually in arrears, beginning on February 1, 2004. Dividends on the Preferred Stock are payable, at the option of the Company, in additional shares of the Preferred Stock until August 1, 2003. After that date dividends may only be paid in cash. The Company does not expect to pay any cash dividends on the Preferred Stock prior to August 1, 2003. In August 1998, the Company also entered into a new $250 million collateralized credit facility (the "New Credit Facility"). The terms of the New Credit Facility originally provided up to $75 million on a revolving credit basis plus an additional $175 million initially funded on a revolving basis that converts to a term loan on an annual basis on each anniversary of the closing. During the first four years of the facility, any or all of the full $250 million of availability under the facility could be used for synthetic lease financings. Proceeds of loans under the facility may be used for acquisitions, working capital purposes, capital expenditures and general corporate purposes. Interest is based on either LIBOR or prime rates of interest (plus applicable margins determined by the Company's leverage ratio) at the election of the Company. The New Credit Facility contains various financial and other restrictive covenants and limits aggregate borrowings under the New Credit Facility to a predetermined multiple of earnings before interest, taxes, depreciation and amortization ("EBITDA").

  During the first quarter of 1999, the Company determined that its anticipated financial results for that quarter would cause the Company to be out of compliance with certain financial covenants of the New Credit Facility. The Company's reduced level of EBITDA during the first quarter of 1999 was attributable to transitional difficulties associated with the implementation of the new Medicare prospective payment system which became effective at all of the Company's facilities on January 1, 1999. Such transitional difficulties resulted in lower than expected revenues, primarily due to fewer than expected Medicare patient days, lower Medicare Part A rates, reduced revenues from therapy services provided to non-affiliated long-term care centers and a reduction in revenues from the provision of Medicare Part B services at the Company's own facilities. In response, during the first quarter of 1999, the Company initiated additional facility-based training directed towards the documentation requirements of the revised Medicare reimbursement system. The Company also continued to refine its admission and assessment protocols in order to increase patient admissions and introduced a series of targeted initiatives to lower operating expenses. Such initiatives included wage and staffing reductions (primarily related to the delivery of rehabilitative therapy services and indirect nursing support), renegotiation of vendor contracts and ongoing efforts to reduce the Company's reliance on outside nurse agency personnel. All of the staffing reductions were implemented, on or prior to, April 1, 1999. Effective March 30, 1999, the Company obtained an amendment (the "First Amendment") to the New Credit Facility which limited borrowings under the New Credit Facility to an aggregate of $58,500,000 (exclusive of undrawn letters of credit outstanding as of March 30, 1999) and which modified certain financial covenants. Beginning with the first quarter of 1999, the First Amendment replaced the original financial covenants with one new financial covenant, a minimum cumulative amount of EBITDA. The original financial covenants provided maximum ratios of total indebtedness to EBITDA and senior indebtedness to EBITDA, and a minimum debt service coverage ratio. The First Amendment required minimum amounts of EBITDA, measured quarterly, but calculated on a rolling twelve-month basis, through December 31, 2000. As long as the Company met or exceeded the required minimum cumulative amounts of EBITDA, the Company could access the New Credit Facility for general corporate purposes, subject to the reduced amount of availability.

  Until September 27, 2000, the Company, through a wholly-owned limited partnership, leased and operated four facilities in Ohio (the "Cleveland Facilities") which it acquired in 1996 through capital leases. Each of the four leases contained an option to purchase the facility beginning July 1, 2001 and each lease was guaranteed by the Company. The guaranty provided that failure by the Company to have a specified minimum consolidated net worth at the end of any two consecutive quarters would be an event of default under the guaranty, which in turn would be an event of default under each lease. During the third quarter of 1999, the Company recorded a $5.7 million restructuring charge to terminate its contracts to provide rehabilitation therapy services to non-affiliated long-term care facilities. (See Note P to the Company's condensed consolidated financial statements included elsewhere in this report.) As a result of this restructuring charge, the Company's consolidated net worth as of September 30, 1999 (as calculated for purposes of this requirement) had fallen below the required level. The Company anticipated that its net worth would continue to be below the required level at December 31, 1999, which would have resulted in an event of default under each of these leases with the Company potentially facing the loss of these operations. Such default could also have triggered cross-defaults under the Company's other lease and debt obligations. In December 1999, the Company paid $5 million to its landlord and obtained an option (the "New Option") to acquire the Cleveland Facilities. The Company borrowed $5 million from an affiliate of Investcorp S.A. to fund this payment. The New Option allowed the Company to exercise its right to purchase the Cleveland Facilities beginning as of the date of the New Option, required the Company to complete the acquisition prior to December 31, 2000 and provided a waiver of the net worth covenant through that date. The Company exercised the New Option on June 30, 2000 and on September 27, 2000, the Company terminated the Cleveland Facilities capital leases and assigned its purchase rights for these facilities to an investment entity organized by Investcorp S.A. for $5.0 million, which acquired the Cleveland Facilities on September 27, 2000. On that date, the Company entered into new operating leases for each of the Cleveland Facilities with combined annual rent expense of approximately $5.9 million. The Company also repaid the $5.0 million loan from an affiliate of Investcorp S.A. As a result of the capital lease termination, the Company recorded a non-recurring charge of $8.9 million. The principal components of this charge included the write-off of capital leased assets in excess of the related capital lease obligation ($5.7 million) and the write-off of deferred financing costs ($1.8 million) originally incurred in obtaining the Company's New Credit Facility. In order to complete the Cleveland Facility leasing transaction, the Company was required to obtain the release of certain collateral held by the bank group which provides the New Credit Facility. The Company obtained the release of the collateral as part of an amendment (the "Second Amendment") to the New Credit Facility, which also resulted in a permanent reduction of the Company's maximum borrowings under the credit facility from $250 million to $150 million and an increase in the Company's borrowing rate. As a result of the permanent reduction in funds available through the credit facility, the Company was required to write off a proportionate amount of the deferred financing costs incurred when the credit facility was originally obtained.

  On March 28, 2001, the Company obtained an additional amendment (the "Third Amendment") to the New Credit Facility. The Third Amendment resulted in a permanent reduction of the Company's maximum borrowings under the New Credit Facility from $150 million to $60 million, revised certain financial covenants, changed the maturity date of the New Credit Facility to March 31, 2004 and increased the Company's borrowing rate. The Third Amendment also requires the Company to repay, on an annual basis, the greater of $5.0 million or 50% of the Company's excess cash flow (as defined). As a result of the permanent reduction in funds available through the New Credit Facility, the Company will be required to write off approximately $2.6 million of deferred financing costs incurred when the New Credit Facility was obtained.

  As of December 31, 2000, total borrowings under the New Credit Facility were $52,019,000 and consisted of $32,750,000 of revolver loans, $13,700,000 of synthetic lease obligations and $5,569,000 of undrawn letters of credit. As of December 31, 2000, the Company had approximately $7,981,000 of funding available under the New Credit Facility (as amended by the Third Amendment) and was not in default of the financial covenants of the New Credit Facility as amended by the Third Amendment.

  The Company's operating activities in 1999 provided net cash of $752,000 as compared to providing net cash of $26,366,000 in 2000, an improvement of $25,614,000. Cash flows from operations in 2000 increased primarily as the result of a reduction in the Company's pre-tax operating loss and a decrease in accounts receivable and prepaid expenses and other, partially offset by an increase in deferred income taxes. During 2000, the Company received approximately $3.5 million in federal and state income tax refunds.

  Net cash used by investing activities was $20,762,000 during 1999 as compared to $8,702,000 used in 2000. The primary use of cash for investing purposes during 1999 was to fund additions to property and equipment associated with the maintenance of the Company's existing facilities and the development of its data processing capabilities. As discussed above, the Company also paid $5,000,000 to the landlord of the Cleveland Facilities in order to obtain the New Option. The primary use of cash for investing purposes during 2000 was to fund additions of property and equipment associated with the maintenance of the Company's nursing facilities.

  Net cash provided by financing activities decreased from net cash provided of $20,500,000 in 1999 to net cash used of $8,326,000 in 2000. This decrease was due to the fact that during 1999 the Company borrowed $20,000,000 under the New Credit Facility as compared to no new borrowings during 2000. The Company has
not drawn on its revolving credit facility since July 7, 1999.   During 2000,
the Company also repaid a $5,000,000 note payable to an affiliate of Investcorp S.A.

  In addition to the Discount Notes, as of December 31, 2000, the Company had two mortgage loans outstanding totaling $17,424,000 and $32,750,000 in advances on its New Credit Facility. One mortgage loan had an outstanding principal balance of $15,904,000 of which $15,140,000 is due at maturity in 2004. This loan bears interest at an annual rate of 10.65% plus additional interest equal to 0.3% of the difference between the annual operating revenues of the four mortgaged facilities and actual revenues during the twelve-month base period. The Company's other mortgage loan, which encumbers a single facility, had an outstanding principal balance of $1,520,000 at December 31, 2000, of which $1,338,000 is due in 2010.

  Harborside expects that its capital expenditures for 2001, excluding acquisitions of new long-term care facilities, will aggregate approximately $6,500,000. Harborside's expected capital expenditures will relate to maintenance capital expenditures, systems enhancements, special construction projects and other capital improvements. Harborside expects that its future facility acquisitions will be financed with borrowings under the New Credit Facility, direct operating leases or assumed debt. Harborside may be required to obtain additional equity financing to finance any significant acquisitions in the future.

  In December 2000, the Medicare, Medicaid, and State Child Health Insurance Program Benefits Improvement and Protection Act of 2000 ("BIPA") was enacted. BIPA will increase the existing nursing rate component of the Federal per diem rate, for each RUG category, by 16.66% from April 1, 2001 through September 30, 2002. In addition, BIPA will eliminate the 20% add-on for three of the fifteen rehabilitation services RUG categories and substitute a 6.7% add-on for all fifteen rehabilitation services RUG categories. BIPA also extended the moratorium on the annual limitation on Part B therapy charges of $1,500 per beneficiary through calendar year 2002 and repealed the BBA requirement to implement consolidated billing for Part B services. The Company believes that the primary effect of the BIPA on the Company will be to increase the Company's Medicare Part A per diem rate from $322 in 2000 to $340 in 2001.

  The Company's current general and professional liability insurance policy expires on September 1, 2001. The Company is currently in discussions with its insurance advisors to review various replacement options. At this time, the Company estimates that its annual cost for professional and general liability insurance will increase from $2,500,000 to $6,000,000 effective September 1, 2001. There can be no assurance, however, that the coverage limits of the Company's insurance policy will be adequate or that insurance will continue to be available to the Company on commercially reasonable terms in the future.

  The Health Insurance Portability and Accountability Act of 1997 ("HIPAA") became effective on January 1, 1997 and mandated the adoption of regulations designed to (a) standardize transaction formats and billing codes for documenting medical services and processing medical claims; and (b) protect the privacy and security of individually identifiable health information. Final HIPAA regulations were published during the fourth quarter 2000. The Company is currently working in conjunction with its software vendors to evaluate the impact of HIPAA regulations on the Company's systems and operating procedures. The Company has not yet completed its analysis or its estimate of the expected costs of HIPAA compliance. There can be no assurances that compliance with HIPAA regulations will not have an adverse effect on the Company's results of operations, cash flows or its financial position. (See "Government Regulation".)

SEASONALITY

  Harborside's earnings generally fluctuate from quarter to quarter. This seasonality is related to a combination of factors which include, among other things, the timing of Medicaid and Medicare rate increases, seasonal census cycles and the number of calendar days in a given quarter.

INFLATION

  The healthcare industry is labor intensive. Wages and other labor related costs are especially sensitive to inflation. Shortages in the labor market or general inflationary pressure could have a significant effect on the Company. In addition, suppliers attempt to pass along rising costs to the Company in the form of higher prices. When faced with increases in operating costs, the Company has generally increased its charges for services. The Company's operations could be adversely affected if it is unable to recover future cost increases or if it experiences significant delays in Medicare and Medicaid revenue sources increasing their rates of reimbursement.

PROPOSED RESTRUCTURING OF DISCOUNT NOTES AND PREFERRED STOCK

  In March 2001, the Company entered into an agreement (the "Restructuring Agreement") with Investcorp S.A. and the holders of more than a majority in interest of the Company's Discount Notes and Preferred Stock for purposes of implementing a restructuring of the Discount Notes and Preferred Stock. The Restructuring Agreement contemplates that the Company will offer to exchange for each $1,000 amount at maturity of outstanding Discount Notes a combination of the following: (1) 0.5899118 of a new 12% Senior Subordinated Discount Note due 2007 (the "New Notes") each having a principal amount at maturity equal to $1,000 and an original issue price of $685.01 (assuming the New Notes are issued on May 1, 2001), (2) $88.235 in cash and (3) common stock purchase warrants for approximately 10.9 shares of its Class A Common Stock. The Company will also offer to exchange common stock purchase warrants for approximately 10.7 shares of its Class A Common Stock for each $1,000 liquidation preference of Preferred Stock (based on the aggregate liquidation preference to be outstanding on May 1, 2001) plus any dividends accrued on such Preferred Stock after May 1, 2001. In conjunction with the restructuring proposal, the Company will solicit consents from holders of outstanding Discount Notes and Preferred Stock to amendments to the Indenture governing the Discount Notes and to the Certificate of Designation governing the Preferred Stock that would eliminate or modify certain restrictive covenants and other provisions contained in the Indenture and the Certificate of Designation and would substantially eliminate the preferences of the Preferred Stock, including the reduction of the liquidation preference from $1,000 to $0.01 per share and the elimination of the right of holders to be paid dividends on shares of Preferred Stock. Also, the Company will issue to Investcorp S.A. (or one or more of its affiliates or designees) up to 15,000 shares of a new series of 13% convertible exchangeable preferred stock (which will be mandatorily redeemable in 2008) and 1,854,422 common stock purchase warrants for a total purchase price of up to $15,000,000.

  Assuming the tender and exchange of all outstanding Discount Notes and Preferred Stock in the exchange offer: (1) the Company will have an aggregate principal amount at maturity of $100,285,000 of New Notes outstanding and an aggregate liquidation preference of $15,000,000 of new preferred stock outstanding, (2) the warrants to be issued to holders of Discount Notes, to holders of Preferred Stock, and to Investcorp S.A. would represent the right to purchase an aggregate of 15%, 5% and 15%, respectively, of the total number of shares of all classes of the Company's common stock on a fully diluted basis as of the closing of the transactions contemplated by the Restructuring Agreement (excluding shares issuable upon conversion of the new preferred stock to be issued to Investcorp, each share of which will initially be convertible into 150 shares of Class A Common Stock, and (3) the aggregate amount of cash to be paid by the Company as partial consideration for tendered Discount Notes would be $15,000,000.

  Upon the completion of the reduction in the liquidation preference of the Preferred Stock from $55,112,000 to $551, as contemplated by the Restructuring Agreement, the carrying amount of the Preferred Stock will be reduced from $55,112,000 to $551 and the amount of the reduction, net of any unamortized deferred financing costs related to the issuance of the Preferred Stock (approximately $1,062,000 as of December 31, 2000), will be directly transferred to the Company's Accumulated Deficit account. Upon the completion of the exchange of the New Notes for the Discount Notes (the "Note Exchange"), as described in the Restructuring Agreement, the carrying value of the accreted principal of the Discount Notes would be reduced to $66,072,000, assuming the Note Exchange took place on December 31, 2000, and the amount of the reduction, net of the expected aggregate cash payment of $15,000,000, would be directly transferred to the Company's Long-term Accrued Interest account. In the future, the carrying amount of the New Notes will increase as the result of accretion and will result in a corresponding decrease in the carrying amount of Long-term Accrued Interest. Interest expense on the New Notes will be recognized such that a constant effective interest rate will be applied to the aggregate carrying amount of the New Notes and Long-term Accrued Interest for all periods between the issuance date and the maturity date of the New Notes. The Company will not recognize a gain or loss for accounting purposes in connection with the Note Exchange except for the write-off of unamortized deferred financing costs related to the issuance of the Discount Notes (approximately $3,592,000 as of December 31, 2000) and the recognition of various investment advisory and legal fees associated with the arrangement of the Restructuring Agreement and estimated to be approximately $3,000,000.

  Holders owning approximately 75% of the aggregate principal amount at maturity of Discount Notes and approximately 90% of the Preferred Stock have agreed to accept the restructuring proposal (including consenting to the amendments to the Indenture and the Certificate of Designation).

  The restructuring proposal will be made to holders of outstanding Discount Notes and Preferred Stock only by an exchange offer to be mailed to such holders during the week of April 2, 2001. The restructuring is subject to certain conditions, including, among other things, the absence of a material adverse change in the business of the Company, acceptance of the restructuring proposal by the holders of at least 95% of the Discount Notes, and consummation of the restructuring by June 15, 2001.

  In the unlikely event that the transactions contemplated by the Restructuring Agreement are not completed by June 30, 2001, the Company would likely not be in compliance with certain financial covenants required by its New Credit Facility as of that date. In such event, the Company would need to obtain a further modification of its covenants in order to avoid a default under the New Credit Facility.

ITEM 7A.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

  Most of the Company's debt obligations bear interest at fixed rates and are not affected by changes in market interest rates; however, borrowings under the Company's New Credit Facility are sensitive to changes in interest rates. Under the New Credit Facility, interest is based on either LIBOR or prime rates of interest (plus applicable margins), at the Company's election. As the prime and LIBOR rates of interest increase, interest expense associated with the Company's borrowings under the New Credit Facility would also increase. An increase of 1% in the applicable rate would have increased the Company's annual interest cost by approximately $328,000.

  The Company did not experience significant changes in interest rates during the year ended December 31, 2000. As part of the Company's risk management program, the Company continuously reviews its overall exposure to interest rate risk and evaluates the benefits of interest rate hedging through the use of derivative instruments, such as interest rate swaps. By entering into an interest rate swap, the Company can effectively transform variable rate debt into fixed rate debt. The Company did not have any interest rate swap arrangements outstanding during the years ending December 31, 1999 or December 31, 2000.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

INDEX TO FINANCIAL STATEMENTS

HARBORSIDE HEALTHCARE CORPORATION AND SUBSIDIARIES:

Report of Independent Accountants......................................................................26
Consolidated Balance Sheets as of December 31, 1999 and 2000...........................................27
Consolidated Statements of Operations for the years ended December 31,
 1998, 1999 and 2000...................................................................................28
Consolidated Statements of Changes in Stockholders' Equity (Deficit) for the years ended
 December 31, 1998, 1999 and 2000......................................................................29
Consolidated Statements of Cash Flows for the years ended December 31,
1998, 1999 and 2000....................................................................................30
Notes to Consolidated Financial Statements.............................................................31

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Stockholders and Board of Directors of Harborside Healthcare Corporation

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, changes in stockholders' equity (deficit), and cash flows present fairly, in all material respects, the financial position of Harborside Healthcare Corporation and its subsidiaries (the "Company") at December 31, 2000 and 1999, and the results of their operations and their cash flows for the three years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
February 16, 2001, except as to
the information contained in Notes H and S,
as to which the date is March 28, 2001

              HARBORSIDE HEALTHCARE CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
          (dollars in thousands, except share and per share amounts)

                              AS OF DECEMBER 31,


                                                                               1999        2000
                                                                               ----        ----
              ASSETS
 Current assets:
  Cash and cash equivalents                                                 $   1,386    $  10,724
  Accounts receivable, net of allowances for doubtful
    accounts of $3,098 and $2,272 respectively                                 50,168       48,659
  Prepaid expenses and other                                                   19,940       13,180
  Prepaid income taxes                                                          2,608            -
  Deferred income taxes (Note K)                                                2,400            -
                                                                            ---------    ---------
     Total current assets                                                      76,502       72,563

 Restricted cash (Note C)                                                       2,420        4,805
 Property and equipment, net (Note D)                                         166,326      105,089
 Deferred financing and other non-current assets, net (Note E)                 15,546       11,253
 Other assets, net (Note O)                                                     3,100        1,900
 Note receivable (Note F)                                                       7,487        7,487
 Deferred income taxes (Note K)                                                11,852            -
                                                                            ---------    ---------
     Total assets                                                           $ 283,233    $ 203,097
                                                                            =========    =========

             LIABILITIES
 Current liabilities:
  Current maturities of long-term debt (Note H)                             $     227    $   5,250
  Current portion of capital lease obligation (Note I)                          4,633            -
 Note payable to affiliate (Note O)                                             5,000            -
  Accounts payable                                                              9,328       10,883
  Employee compensation and benefits                                           14,021       15,865
  Other accrued liabilities                                                     5,508        6,301
  Accrued interest                                                                572          470
  Current portion of deferred income                                              677          514
                                                                            ---------    ---------
    Total current liabilities                                                  39,966       39,283

Long-term portion of deferred income (Note G)                                   2,427        1,910
Long-term debt (Note H)                                                       166,018      173,866
Long-term portion of capital lease obligation (Note I)                         50,067            -
                                                                            ---------    ---------
    Total liabilities                                                         258,478      215,059
                                                                            ---------    ---------

Commitments and contingencies (Notes G and M)

Exchangeable preferred stock, redeemable, $.01 par value
  with a liquidation value of $1,000 per share;
  500,000 shares authorized; 48,277 and
  55,112 issued and outstanding, respectively (Note L)                         48,277       55,112
                                                                            ---------    ---------

             STOCKHOLDERS' DEFICIT (Note L)
Common stock, $.01 par value, 19,000,000 shares
 authorized, 14,611,164 and 15,275,664 shares issued, respectively                146          153
 Additional paid-in capital                                                   198,603      191,750
 Less common stock in treasury, at cost, 7,349,832 shares                    (183,746)    (183,746)
 Accumulated deficit                                                          (38,525)     (75,231)
                                                                            ---------    ---------
    Total stockholders' deficit                                               (23,522)     (67,074)
                                                                            ---------    ---------
 Total liabilities and stockholders' deficit                                $ 283,233    $ 203,097
                                                                            =========    =========

   The accompanying notes are an integral part of the consolidated financial statements.

              HARBORSIDE HEALTHCARE CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
               (dollars in thousands, except per share amounts)

                       FOR THE YEARS ENDED DECEMBER 31,

                                                            1998        1999        2000
                                                            ----        ----        ----
Total net revenues                                      $311,044    $300,615    $322,672
                                                        --------    --------    --------
Expenses:
  Facility operating                                     246,000     248,795     259,780
  General and administrative                              15,422      17,808      17,993
  Service charges paid to former affiliate (Note O)        1,291       1,173       1,083
  Amortization of prepaid management fee (Note O)            500       1,200       1,200
  Depreciation and amortization                            6,350      10,249      10,210
  Facility rent                                           22,412      22,394      24,275
  Merger costs (Note B)                                   37,172           -           -
  Restructuring costs (Note P)                                 -       5,745           -
 Loss on termination of capital lease (Note I)                 -           -       8,914
                                                        --------    --------    --------
  Total expenses                                        $329,147     307,364     323,455
                                                        --------    --------    --------

 Loss from operations                                    (18,103)     (6,749)       (783)

 Other:
 Interest expense, net                                    11,271      20,895      21,675
 Other expense (income)                                     (167)        261         (74)
                                                        --------    --------    --------
 Loss before income taxes                                (29,207)    (27,905)    (22,384)

 Income tax expense (benefit) (Note K)                    (5,020)    (10,304)     14,322
                                                        --------    --------    --------

 Net loss                                                (24,187)    (17,601)    (36,706)

 Preferred stock dividends                                (2,296)     (6,004)     (6,853)
                                                        --------    --------    --------
 Loss available for common shares                       $(26,483)   $(23,605)   $(43,559)
                                                        ========    ========    ========

 Loss per common share (Note L):
        Basic and Diluted                               $  (3.42)   $  (3.25)   $  (6.00)
                                                        ========    ========    ========


   The accompanying notes are an integral part of the consolidated financial statements.

              HARBORSIDE HEALTHCARE CORPORATION AND SUBSIDIARIES

     CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
                            (dollars in thousands)

             FOR THE YEARS ENDED DECEMBER 31, 1998, 1999 and  2000


                                                                                           Retained
                                                               Additional                  Earnings
                                                    Common      Paid-in     Treasury     (Accumulated
                                                     Stock      Capital       Stock        Deficit)      Total
                                                     -----      -------       -----        -------       -----
Stockholders' equity, December 31, 1997               $ 80      $ 48,440             -    $   3,263    $  51,783

 Net loss for the year ended December 31, 1998           -             -             -      (24,187)     (24,187)

 Exercise of stock options                               -            29             -            -           29

 Issuance of common stock, net (6,600,000 shares)       66       158,434             -            -      158,500

 Purchase of treasury stock (7,349,832 shares)           -             -     $(183,746)           -     (183,746)

 Preferred stock dividends                               -        (2,296)            -            -       (2,296)
                                                      ----      --------     ---------    ---------    ---------

Stockholders' equity, December 31, 1998                146       204,607      (183,746)     (20,924)          83

 Net loss for the year ended December 31, 1999           -             -             -      (17,601)     (17,601)

 Preferred stock dividends                               -        (6,004)            -            -       (6,004)
                                                      ----      --------     ---------    ---------    ---------

Stockholders' deficit, December 31, 1999               146       198,603      (183,746)     (38,525)     (23,522)

 Net loss for the year ended December 31, 2000           -             -             -      (36,706)     (36,706)

 Issuance of restricted shares (664,500 shares)          7             -             -            -            7

 Preferred stock dividends                               -        (6,853)            -            -       (6,853)
                                                      ----      --------     ---------    ---------    ---------

Stockholders' deficit, December 31, 2000              $153      $191,750     $(183,746)   $ (75,231)   $ (67,074)
                                                      ====      ========     =========    =========    =========


   The accompanying notes are an integral part of the consolidated financial statements.

              HARBORSIDE HEALTHCARE CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (dollars in thousands)

                       FOR THE YEARS ENDED DECEMBER 31,

                                                                      1998        1999        2000
                                                                      ----        ----        ----
Operating activities:
Net loss                                                         $ (24,187)   $(17,601)   $(36,706)
Adjustments to reconcile net loss to net
  cash provided (used) by operating activities:
Depreciation of property and equipment                               4,973       7,173       7,776
Amortization of deferred financing and other
 non-current assets                                                  1,377       3,076       2,434
Amortization of prepaid management fee                                 500       1,200       1,200
Amortization of deferred income                                       (550)       (677)       (680)
Prepayment of management fees                                       (6,000)          -           -
Accretion of senior subordinated discount notes                      4,583      11,771      13,095
Amortization of loan costs
  and fees (included in rental and interest expense)                    56         156         143
Accretion of interest on capital lease obligation                    3,185       3,443       2,753
Noncash restructuring charge                                             -       1,852           -
Noncash lease termination costs                                          -           -       7,542
Noncash issuance of restricted shares                                    -           -           7
Merger costs not requiring cash                                       (350)          -           -
                                                                 ---------    --------    --------
                                                                   (16,413)     10,393      (2,436)
Changes in operating assets and liabilities:
 (Increase) decrease in accounts receivable                        (17,530)       (222)      1,509
 (Increase) decrease in prepaid expenses and other                  (3,202)     (4,006)      6,343
 (Increase) decrease in deferred income taxes                       (4,092)     (7,939)     14,252
 Increase in accounts payable                                          126       1,927       1,555
 Increase in employee compensation and benefits                      2,479         801       1,844
 Increase (decrease) in accrued interest                              (189)        510        (102)
 Increase (decrease) in other accrued liabilities                    3,068      (1,977)        793
 Increase (decrease) in income taxes payable                        (3,694)      1,265       2,608
                                                                 ---------    --------    --------
  Net cash provided (used) by operating activities                 (39,447)        752      26,366
                                                                 ---------    --------    --------

Investing activities:
 Additions to property and equipment                               (68,605)    (13,197)     (6,199)
 Additions to deferred financing and other
  non-current assets                                               (13,494)     (2,255)       (118)
 Transfers (to) from restricted cash, net                            3,435        (310)     (2,385)
 Payment of purchase deposit                                             -      (5,000)          -
                                                                 ---------    --------    --------
Net cash used by investing activities                              (78,664)    (20,762)     (8,702)
                                                                 ---------    --------    --------

Financing activities:
 Borrowings under revolving line of credit                          17,150      20,000           -
 Issuance of note payable to affiliate                                   -       5,000           -
 Payment of note payable to affiliate                                    -           -      (5,000)
 Repaid on revolving line of credit                                (20,000)          -           -
 Payment of long-term debt                                            (191)       (206)       (224)
 Proceeds from issuance of senior subordinated discount notes       99,493           -           -
 Proceeds from issuance of exchangeable preferred stock             40,000           -           -
 Purchase of treasury stock                                       (183,746)          -           -
 Proceeds from sale of common stock                                158,500           -           -
 Principal payments of capital lease obligation                     (3,939)     (4,274)     (3,084)
 Receipt of cash in connection with lease                            2,964           -           -
 Dividends paid on exchangeable preferred stock                          -         (20)        (18)
 Exercise of stock options                                              29           -           -
                                                                 ---------    --------    --------
  Net cash provided (used) by financing activities                 110,260      20,500      (8,326)
                                                                 ---------    --------    --------

Net increase (decrease) in cash and cash equivalents                (7,851)        490       9,338
Cash and cash equivalents, beginning of year                         8,747         896       1,386
                                                                 ---------    --------    --------
Cash and cash equivalents, end of year                           $     896    $  1,386    $ 10,724
                                                                 =========    ========    ========

Supplemental Disclosure:
  Interest paid                                                  $   3,636    $  5,911    $  7,129
  Income taxes paid                                              $   3,047    $    243    $    130
  Accretion of preferred dividends                               $   2,293    $  5,984    $  6,835


   The accompanying notes are an integral part of the consolidated financial statements.

              HARBORSIDE HEALTHCARE CORPORATION AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


A. NATURE OF BUSINESS

 Harborside Healthcare Corporation and its subsidiaries (the "Company") operate long-term care facilities and, until September 1999, provided rehabilitation therapy services to non-affiliated long-term care facilities (See Note P). As of December 31, 2000, the Company owned eighteen facilities, operated thirty-one additional facilities under various leases and managed one facility. The Company accounts for its investment in one 75% owned facility using the equity method of accounting.

B. BASIS OF PRESENTATION

 The Company was incorporated as a Delaware corporation on March 19, 1996, and was formed as a holding company, in anticipation of an initial public offering (the "IPO"), to combine under the control of a single corporation the operations of various business entities (the "Predecessor Entities") which were all under the majority control of several related stockholders.

 On April 15, 1998, the Company entered into a Merger Agreement (the "Merger") with HH Acquisition Corp. ("MergerCo"), an entity organized for the sole purpose of effecting a merger on behalf of Investcorp S.A., certain of its affiliates and certain other international investors (the "New Investors"). The New Investors made common equity cash contributions totaling $165 million ($158.5 million, net of issuance costs). On August 11, 1998, MergerCo merged with and into the Company, with Harborside Healthcare Corporation as the surviving corporation. As a result of the transaction, and pursuant to the Merger Agreement, the New Investors acquired approximately 91% of the post-merger common stock of the Company. The remaining 9% of the common stock was retained by existing shareholders, including management. As a result of the Merger, the Company's shares were de-listed from the New York Stock Exchange.

 The Merger was approved by a majority of the Company's shareholders at a special meeting held on August 11, 1998. Each share not retained by existing shareholders was converted into $25 in cash, representing in the aggregate, cash payments of approximately $184 million. The converted shares (7,349,832 shares) were recorded at cost as treasury stock and represent a deduction from the Company's stockholders' equity. Holders of outstanding stock options of the Company converted the majority of their options into cash at $25 per underlying share (less applicable exercise price and withholding taxes) with aggregate payments of approximately $8 million.

 In connection with the transaction and prior to the Merger, the New Investors made cash common equity contributions of $158.5 million, net of issuance costs, to MergerCo, and MergerCo obtained gross proceeds of $99.5 million through the issuance of 11% Senior Subordinated Discount Notes ("Discount Notes") due 2008 and $40 million through the issuance of 13.5% Exchangeable Preferred Stock ("Preferred Stock") mandatorily redeemable in 2010. In connection with the Merger, Harborside also entered into a new $250 million collateralized credit facility. In the third quarter of 1998, Harborside recorded a charge to income from operations of $37 million ($29 million after taxes) for direct and other costs related to the Merger transaction. In connection with the Merger and the related refinancings, the Company exercised purchase options for seven facilities which had been previously financed through synthetic leases.

C. SIGNIFICANT ACCOUNTING POLICIES

 The Company uses the following accounting policies for financial reporting purposes:

Principles of Consolidation

 The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

Total Net Revenues

 Total net revenues include net patient service revenues, management fees from managed facilities and the facility accounted for using the equity method, and, through September 1999, rehabilitation therapy service revenues from contracts to provide rehabilitation therapy services to non-affiliated long-term care facilities.

 Net patient service revenues payable by patients at the Company's facilities are recorded at established billing rates. Net patient service revenues to be reimbursed by contracts with third-party payors, primarily the Medicare and Medicaid programs, are recorded at the amount estimated to be realized under these contractual arrangements. Revenues from Medicare and Medicaid are generally based on reimbursement of the reasonable direct and indirect costs of providing services to program participants or a prospective payment system. The Company separately estimates revenues due from each third-party with which it has a contractual arrangement and records anticipated settlements with these parties in the contractual period during which services were rendered. The amounts actually reimbursable under Medicare and Medicaid are determined by filing cost reports which are then audited and generally retroactively adjusted by the payor. Legislative changes to state or Federal reimbursement systems may also retroactively affect recorded revenues. Changes in estimated revenues due in connection with Medicare and Medicaid may be recorded by the Company subsequent to the year of origination and prior to final settlement based on improved estimates. Such adjustments and final settlements with third-party payors, which could materially and adversely affect the Company, are reflected in operations at the time of the adjustment or settlement. Beginning on January 1, 1999, all of the Company's facilities which participate in the Medicare program began to be reimbursed in accordance with the provisions of the Balanced Budget Act of 1997 (the "Balanced Budget Act"). The Balanced Budget Act provides for the reimbursement of Medicare funded skilled nursing facility services through a Prospective Payment System which when fully implemented will reimburse the Company's facilities based upon a per diem rate adjusted for the acuity of each patient and the geographic location of each facility. Accounts receivable, net, at December 31, 1999 and 2000 includes $12,838,000 and $11,451,000, respectively, of estimated settlements due from third-party payors and $4,465,000 and $2,268,000, respectively, of estimated settlements due to third-party payors.

Concentrations

 A significant portion of the Company's revenues are derived from the Medicare and Medicaid programs. There have been, and the Company expects that there will continue to be, a number of proposals to limit reimbursement allowable to long-term care facilities under these programs. Approximately 70%, 71%, and 74% of the Company's net revenues in the years ended December 31, 1998, 1999 and 2000, respectively, are from the Company's participation in the Medicare and Medicaid programs. As of December 31, 1999 and 2000, $29,774,000 and $25,601,000,
respectively, of net accounts receivable were due from the Medicare and Medicaid programs.

Facility Operating Expenses

 Facility operating expenses include expenses associated with the normal operations of a long-term care facility. The majority of these costs consist of payroll and employee benefits related to nursing, housekeeping and dietary services provided to patients, as well as maintenance and administration of the facilities. Other significant facility operating expenses include: the cost of rehabilitation therapies, medical and pharmacy supplies, food and utilities. Through September 1999, facility operating expenses included expenses associated with rehabilitation therapy services rendered by the Company under contracts to provide rehabilitation therapy services to non-affiliated long-term care facilities. (See Note P to the Company's consolidated financial statements included elsewhere in this report).

Provision for Doubtful Accounts

 Provisions for uncollectible accounts receivable of $1,418,000, $1,655,000 and $3,610,000 are included in facility operating expenses for the years ended December 31, 1998, 1999 and 2000, respectively. Individual patient accounts deemed to be uncollectible are written off against the allowance for doubtful accounts.

Use of Estimates

 The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the period reported. Actual results could differ from those estimates. Estimates are used when accounting for the collectibility of receivables, depreciation and amortization, employee benefit plans, taxes and contingencies.

Property and Equipment

 Property and equipment are stated at cost. Expenditures that extend the lives of affected assets are capitalized, while maintenance and repairs are charged to expense as incurred. Upon the retirement or sale of an asset, the cost of the asset and any related accumulated depreciation are removed from the balance sheet, and any resulting gain or loss is included in net income (loss).

 Depreciation expense includes the amortization of capital assets and is estimated using the straight-line method. These estimates are calculated using the following estimated useful lives:

    Buildings and improvements        31.5 to 40 years
    Furniture and equipment           5 to 10 years
    Leasehold improvements            over the life of the lease
    Land improvements                 8 to 40 years

Deferred Financing and Other Non-Current Assets

 Deferred financing costs consist of costs incurred in obtaining financing (primarily loans and facility leases). These costs are amortized using the straight-line method (which approximates the interest method) over the term of the related financial obligation (See Notes E and H).

 In connection with each of its acquisitions, the Company reviewed the assets of the acquired facility and assessed its relative fair value in comparison to the purchase price. Covenants not-to-compete are being amortized using the straight-line method over the period during which competition is restricted. Goodwill resulted from the acquisition of certain assets for which the negotiated purchase prices exceeded the allocations of the fair market value of identifiable assets. The Company's policy is to evaluate each acquisition separately and identify an appropriate amortization period for goodwill based on the acquired property's characteristics. Goodwill is amortized using the straight-line method over a 15 to 40 year period.

Assessment of Long-Lived Assets

 The Company periodically reviews the carrying value of its long-lived assets (primarily property and equipment and deferred financing and other non-current assets) to assess the recoverability of these assets; any impairments would be recognized in operating results if a diminution in value considered to be other than temporary were to occur. As part of this assessment, the Company reviews the expected future net operating cash flows from its facilities, as well as the values included in appraisals of its facilities, which have periodically been obtained in connection with various financial arrangements. The Company has not recognized any adjustments as a result of these assessments except for those noted with regard to the termination of the Company's contract therapy business (See Note P).

Cash and Cash Equivalents

 Cash and cash equivalents consist of highly liquid investments with maturities of three months or less at the date of their acquisition by the Company.

Restricted Cash

 Restricted cash consists of cash set aside in escrow accounts as required by several of the Company's leases and other financing arrangements.

Income Taxes

 The Company determines deferred taxes in accordance with Statement of Accounting Financial Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"), which requires that deferred tax assets and liabilities be computed based on the difference between the financial statement and income tax bases of assets and liabilities using the enacted marginal tax rate. Deferred income tax expenses or credits are based on the changes in the assets or liabilities from period to period. A valuation allowance reduces deferred tax assets when it is more likely than not that some portion or all of the deferred tax assets will not be recognized (See Note K).

New Accounting Pronouncements

 In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). In June 1999, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 137, which amended SFAS 133, delaying its effective date to fiscal years beginning after June 15, 2000. The Company adopted this accounting standard as required effective October 1, 2000 and it did not have any impact on the Company's consolidated financial position or results of operations.

 In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements." The adoption of this new pronouncement did not have any impact on the Company's consolidated financial position or results of operations.

D. PROPERTY AND EQUIPMENT

 The Company's property and equipment are stated at cost and consist of the following as of December 31:

                                             1999            2000
                                             ----            ----

Land                                     $  7,238,000    $  7,238,000
Land improvements                           3,625,000       3,643,000
Buildings and improvements                 88,780,000      91,393,000
Leasehold improvements                      4,520,000       4,520,000
Equipment, furnishings and fixtures        26,997,000      28,720,000
Assets under capital lease                 63,481,000         187,000
                                         ------------    ------------
                                          194,641,000     135,701,000
Less accumulated depreciation              28,315,000      30,612,000
                                         ------------    ------------
                                         $166,326,000    $105,089,000
                                         ============    ============

E. DEFERRED FINANCING AND OTHER NON-CURRENT ASSETS

 Deferred financing and other non-current assets are stated at cost and consist of the following as of December 31:

                                             1999            2000
                                             ----            ----

Deferred financing costs                 $ 18,760,000    $ 16,095,000
Covenant not-to-compete                     1,200,000       1,200,000
Goodwill                                      569,000         569,000
Other                                         256,000         256,000
                                         ------------    ------------
                                           20,785,000      18,120,000
Less accumulated amortization               5,239,000       6,867,000
                                         ------------    ------------
                                         $ 15,546,000    $ 11,253,000
                                         ============    ============

F. NOTE RECEIVABLE

 In connection with the acquisition of five Connecticut facilities on December 1, 1997 (See Note G), the Company received a note receivable from the owners in the amount of $7,487,000. Interest is earned at the rate of 9% per annum, and payments are due monthly, in arrears, commencing January 1, 1998 and continuing until November 30, 2010, at which time the entire principal balance is due. The proceeds of the note were used by the owner to repay certain indebtedness. The note is collateralized by various mortgage interests and other collateral.

G. OPERATING LEASES

 In March 1993, a subsidiary of the Company entered into an agreement with a non-affiliated entity to lease two long-term care facilities in Ohio with 289 beds for a period of ten years. The lease agreement, which became effective in June 1993, provides for fixed annual rental payments of $900,000. At the end of the ten-year period, the Company has the option to acquire the facilities for $8,500,000, or to pay a $500,000 termination fee and relinquish the operation of the facilities to the lessor. On the effective date of the lease, the subsidiary paid $1,200,000 to the lessor for a covenant not-to-compete which remains in force through June 2003.

 Effective October 1, 1994, a subsidiary of the Company entered into an agreement with a related party to lease a 100 bed long-term care facility in Florida for a period of ten years. The lease agreement provides for annual rental payments of $551,250 in the initial twelve-month period and annual increases of 2% thereafter. The Company has the option to exercise two consecutive five-year lease renewals. The Company also has the right to purchase the facility at fair market value at any time after the fifth anniversary of the commencement of the lease. The lease agreement also required the Company to escrow funds equal to three months' base rent.

 Effective April 1, 1995, a subsidiary of the Company entered into an agreement with Meditrust to lease a 100-bed long-term care facility in Ohio for a period of ten years. The lease agreement provides for annual rental payments of $698,400 in the initial twelve-month period. The Company is also required to make additional rental payments beginning April 1, 1996 in an amount equal to 5.0% of the difference between the facility's operating revenues in each applicable year and the operating revenues in the twelve-month base period which commenced on April 1, 1995. The annual additional rent payment will not exceed $14,650. At the end of the initial lease period, the Company has the option to exercise two consecutive five-year lease renewals. The Company's obligations under the lease are collateralized by, among other things, an interest in any property improvements made by the Company and by a second position on the facility's accounts receivable. The Company also has the right to purchase the facility at its fair market value on the eighth and tenth anniversary dates of the commencement of the lease and at the conclusion of each lease renewal.

 Effective January 1, 1996, a subsidiary of the Company entered into an agreement with Meditrust to lease seven facilities with a total of 820 beds. The lease agreement provides for annual rental payments of $4,582,500 in the initial twelve-month period and annual increases based on changes in the consumer price index thereafter. The lease has an initial term of ten years with two consecutive five-year renewal terms exercisable at the Company's option. The Company's obligations under the lease are collateralized by, among other things, an interest in any property improvements made by the Company and by a second position on the related facilities' accounts receivable. In conjunction with the lease, the Company was granted a right of first refusal and an option to purchase the facilities as a group, which option is exercisable at the end of the eighth year of the initial term and at the conclusion of each renewal term. The purchase option is exercisable at the greater of the fair market value of the facilities at the time of exercise or Meditrust's original investment.

 Effective January 1, 1996, a subsidiary of the Company entered into an agreement with Meditrust to lease six long-term care facilities with a total of 537 licensed beds in New Hampshire. The lease agreement provides for annual rental payments of $2,324,000 in the initial twelve-month period and annual rental increases based on changes in the consumer price index thereafter. The lease has an initial term of ten years with two consecutive five-year renewal terms exercisable at the Company's option. The Company's obligations under the lease are collateralized by, among other things, an interest in any property improvements made by the Company and by a second position on the related facilities' accounts receivable. In conjunction with the lease, the Company was granted a right of first refusal and an option to purchase the facilities as a group, which is exercisable at the end of the eighth year of the initial term and at the conclusion of each renewal term. The purchase option is exercisable at the greater of 90% of the fair market value of the facilities at the time of exercise or Meditrust's original investment. In connection with this lease, the Company received a cash payment of $3,685,000 from Meditrust which was recorded as deferred income and is being amortized over the ten-year initial lease term as a reduction of rental expense.

 The Meditrust leases contain cross-default and cross-collateralization provisions. A default by the Company under one of these leases could adversely affect a significant number of the Company's properties and result in a loss to the Company of such properties. In addition, the leases permit Meditrust to require the Company to purchase the facilities upon the occurrence of a default.

 Effective March 1, 1997, the Company entered into an agreement with a non-affiliated party to lease one long-term care facility with 163 beds in Baltimore, Maryland for a period of ten years. The lease agreement provides for fixed annual rental payments of $900,000 for the first three years and annual increases based on changes in the consumer price index thereafter. From July 1, 1999 through August 28, 2000, the Company has the option to acquire the facility for $10,000,000. After August 28, 2000, the purchase price escalates in accordance with a schedule. On the effective date of the lease, the Company paid $1,000,000 to the lessor in exchange for the purchase option. This option payment is being amortized over the life of the lease.

 As of August 1, 1997, the Company acquired four long-term care facilities with 401 beds in Massachusetts. The Company financed this acquisition through an operating lease with a real estate investment trust (the "REIT"). The lease provides for annual rental payments of $1,576,000 in the initial twelve-month period and annual increases based on changes in the consumer price index thereafter. The lease has an initial term of ten years with, at the Company's option, eight consecutive five-year renewal terms. In conjunction with the lease, the Company was granted a right of first refusal and an option to purchase the facilities as a group, which option is exercisable at the end of the initial lease term and at the conclusion of each renewal term. The purchase option is exercisable at the fair market value of the facilities at the time of exercise.

 On August 28, 1997, the Company obtained a five-year synthetic leasing facility (the "Leasing Facility") from the same group of banks that provided the "Credit Facility" (See Note H). The Company used $23,600,000 of the funds available through the Leasing Facility to acquire three long-term care facilities with 341 beds in Dayton, Ohio in September 1997. Acquisitions made through the Leasing Facility were accounted for financial reporting purposes as operating leases with an initial lease term which would have expired at the expiration date of the leasing facility. Annual rent for properties acquired through the Leasing Facility was determined based on the purchase price of the facilities acquired and an interest rate factor which varied with the Company's leverage ratio (as defined) and which was based on LIBOR, or at the Company's option, the agent bank's prime rate.

 As of December 1, 1997, the Company acquired five long-term care facilities with 684 beds in Connecticut. The Company financed this acquisition through an operating lease from the seller. The lease provides for an initial annual rental payment of $7,491,000 and, beginning in the third lease year, certain annual rent increases based on changes in the consumer price index, but not to exceed $30,000 per year. The lease has an initial term of ten years with, at the Company's option, three one-year extensions. In conjunction with the lease, the Company was granted an option to purchase the facilities as a group at predetermined purchase prices between eight and thirteen years post the lease commencement.

 On April 1, 1998, the Company acquired two facilities with 248 beds in Ohio through the Leasing Facility, and on May 8, 1998 the Company acquired two facilities with 267 beds in Rhode Island through the Leasing Facility. The Company used a total of $35,650,000 of funds available through the Leasing Facility to acquire these four facilities.

 In connection with the Merger on August 11, 1998, the Company exercised its rights to purchase all seven of the facilities it had acquired through the Leasing Facility for an aggregate amount equal to $59,250,000.

 On September 27, 2000, the Company entered into an agreement with an affiliate of Investcorp S.A. to lease four facilities with a total of 692 beds. The Company acquired these facilities in 1996 and operated these facilities under capital leases until September 27, 2000 (See Note I). The new lease agreement provides for fixed annual rental payments of $5,850,000 in the initial twelve month-period and annual rental increases based on changes in the consumer price index thereafter. The lease has an initial term of fifteen years with two consecutive five-year renewal terms exercisable at the Company's option. In conjunction with the lease, the Company was granted an option to purchase the facilities as a group, which is exercisable within the last nine months of the initial fifteen-year lease term. The purchase option is exercisable at the fair market value of the facilities at the time of exercise.

 Under the terms of each of the facility leases described above, the Company is responsible for the payment of all real estate and personal property taxes, as well as other reasonable costs required to operate, maintain, insure and repair the facilities.

 Future minimum rent commitments under the Company's non-cancelable operating leases as of December 31, 2000 are as follows:


                        Real Estate   Equipment      Total
                        ------------  ----------  ------------

          2001          $ 27,766,000  $1,403,000  $ 29,169,000
          2002            28,059,000     505,000    28,564,000
          2003            27,911,000     167,000    28,078,000
          2004            27,239,000           -    27,239,000
          2005            25,797,000           -    25,797,000
          Thereafter      75,404,000           -    75,404,000
                        ------------  ----------  ------------
                        $212,176,000  $2,075,000  $214,251,000
                        ============  ==========  ============

H. LONG-TERM DEBT

 The Company has a mortgage payable to Meditrust in the amount of $15,904,000 at December 31, 2000. The Meditrust debt is cross-collateralized by the assets of four of the Company's facilities (the "Four Facilities"). The Meditrust debt bears interest at the annual rate of 10.65%. Additional interest payments are also required in an amount equal to 0.3% of the difference between the operating revenues of the Four Facilities in each applicable year and the operating revenues of the Four Facilities during a twelve-month base period which commenced October 1, 1995. The loan agreement with Meditrust places certain restrictions on the Four Facilities; among them, the agreement restricts their ability to incur additional debt or to make significant dispositions of assets. The Four Facilities are also required to maintain a debt service coverage ratio of at least 1.2 to 1.0 (as defined in the loan agreement) and a current ratio of at least 1.0 to 1.0. The Meditrust Loan agreement contains a prepayment penalty calculated in accordance with a formula.

 A subsidiary of the Company assumed a first mortgage note (the "Note") with a remaining balance of $1,775,000 as part of the acquisition of a long-term care facility in 1988. The Note requires the annual retirement of principal in the amount of $20,000. The Company pays interest monthly at the rate of 14% per annum on the outstanding principal amount until maturity in October 2010, when the remaining unpaid principal balance of $1,338,000 is due. The Note is collateralized by the property and equipment of the facility.

 In April of 1997, the Company obtained a three-year $25,000,000 revolving credit facility (the "Credit Facility") from a commercial bank. On August 28, 1997, the Company amended the Credit Facility to add additional banks as parties to the Credit Facility, extended the maturity to five years and made certain additional amendments to the terms of the agreement. Borrowings under this facility were collateralized by patient accounts receivable and certain real estate. The assets which collateralized the Credit Facility also collateralized the Company's obligation under the Leasing Facility. The facility was scheduled to mature in September 2002 and provided for prime and LIBOR interest rate options which varied with the Company's leverage ratio (as defined).

 On August 11, 1998, in connection with the Merger, the Company entered into a new, six year $250,000,000 collateralized credit facility (the "New Credit Facility"). During the first four years of the New Credit Facility, up to $250,000,000 could be used in connection with synthetic lease financing. Proceeds of the loans could be used for working capital, capital expenditures, acquisitions and general corporate purposes. The New Credit Facility is collateralized by substantially all of the Company's patient accounts receivable, certain real estate and a first or second priority interest in the capital stock of certain of the Company's subsidiaries. Interest is based on either LIBOR or prime rates of interest (plus applicable margins), at the election of the Company, and was 9.65% - 10.01% at December 31, 2000. The New Credit Facility requires that the Company maintain an interest/rent coverage ratio which varies by year, and limits aggregate borrowings under the New Credit Facility to a predetermined multiple of EBITDA. The New Credit Facility contains a number of restrictive covenants that, among other things, restrict the Company's ability to incur additional indebtedness, prohibit the disposition of certain assets, limit the Company's ability to make capital expenditures in excess of pre-determined levels and limits the ability of the Company to declare and pay certain dividends.

During the first quarter of 1999, the Company determined that it's anticipated financial results for that quarter would cause the Company to be out of compliance with certain financial covenants of the New Credit Facility. Accordingly, the Company obtained an amendment (the "First Amendment") to the New Credit Facility effective March 30, 1999 which limited borrowings under the New Credit Facility to an aggregate of $58,500,000 (exclusive of undrawn letters of credit outstanding as of March 30, 1999) and which modified certain financial covenants. In order to complete the Cleveland Facility leasing transaction (See
Note I), the Company was required to obtain the release of certain collateral held by the bank group which provides the New Credit Facility. The Company obtained the release of the collateral as part of an amendment (the "Second Amendment") to the New Credit Facility, which also resulted in a permanent reduction of the Company's maximum borrowings under the New Credit Facility from $250 million to $150 million and an increase in the Company's borrowing rate. As a result of the permanent reduction in funds available through the New Credit Facility, the Company was required to write off a proportionate amount of the deferred financing costs incurred when the New Credit Facility was obtained.

On March 28, 2001, the Company obtained an additional amendment (the "Third Amendment") to the New Credit Facility. The Third Amendment resulted in a permanent reduction of the Company's maximum borrowings under the New Credit Facility from $150 million to $60 million, revised certain financial covenants, changed the maturity date of the New Credit Facility to March 31, 2004 and increased the Company's borrowing rate. The Third Amendment also requires the Company to repay, on an annual basis, the greater of $5,000,000 or 50% of the Company's excess cash flow (as defined). As a result of the permanent reduction in funds available through the New Credit Facility, the Company will be required to write off approximately $2.6 million of the deferred financing costs incurred when the New Credit Facility was obtained.

As of December 31, 2000, the Company had outstanding $32,750,000 in revolving loans and $13,700,000 in synthetic lease financings, and had $8,787,000 of remaining availability under the New Credit Facility.

In connection with the Merger on August 11, 1998, the Company issued $170,000,000 principal amount at maturity (approximately $99,500,000 gross proceeds) of 11% Senior Subordinated Discount Notes Due 2008 (the "Discount Notes"). Each Discount Note was issued with a principal amount at maturity of $1,000 and an original issue price of $585.25. Interest on the Discount Notes accretes in accordance with a predetermined formula on a semi-annual basis on February 1, and August 1, of each year. Cash interest will not accrue on the Discount Notes until August 1, 2003. Thereafter, interest on the Discount Notes will be paid semi-annually in arrears in cash on February 1 and August 1, of each year commencing February 1, 2004. The Discount Notes will be redeemable in whole or in part, at the option of the Company on or after August 1, 2003 based on a predetermined redemption schedule which begins on August 1, 2003 at 105.5% and which declines incrementally to 100% on August 1, 2006. In addition, the Company may redeem up to 35% of the aggregate outstanding accreted value of the Discount Notes at a redemption price of 111% of accreted value at any time prior to August 1, 2001 with the proceeds of a public offering of common stock, provided that the redemption occurs within 60 days of the closing of the public offering and that at least 65% of the aggregate principal amount of the Discount Notes remains outstanding immediately after such redemption. At any time on or prior to August 1, 2003, the Discount Notes may be redeemed in whole but not in part at the option of the Company upon the occurrence of a Change of Control (as defined) in accordance with the prescribed procedures and the payment of any Applicable Premium (as defined). The Discount Notes must be redeemed in whole on August 1, 2008. (See Note S. Proposed Restructuring of Discount Notes and Preferred Stock.)

Upon any voluntary or involuntary liquidation of the Company, holders of the Discount Notes will be entitled to be paid in full 100% of principal and accrued interest out of the assets available for distribution after holders of senior debt have been paid in full. The debt evidenced by the Discount Notes is unsecured, subordinate to existing and future senior debt of the Company, but senior in right with all existing and future subordinated debt of the Company. Certain of the subsidiaries of the Company have jointly and severally guaranteed the Company's payment obligations (subject to maximum amounts per subsidiary) under the Discount Notes (See Note Q). Each Discount Note guaranteed by such subsidiary is subordinated to any Senior Debt of such guarantor. The Company derives substantially all of its income from operations through its subsidiaries and consequently, the Discount Notes are effectively subordinated to the potential claims of creditors of all of the subsidiaries of the Company irrespective of subsidiary guarantees. The Discount Notes also contain certain restrictive covenants which limit the ability of the Company to incur debt, issue preferred stock, merge or dispose of substantially all of its assets.

In March 2001, the Company entered into an agreement with Investcorp S.A. and, the holders of more than a majority in interest of the Company's Discount Notes and Preferred Stock for purposes of implementing a restructuring of the Discount Notes and the Preferred Stock. (See Note S.)

Interest expense charged to operations for the years ended December 31, 1998, 1999 and 2000 was $12,447,000, $21,678,000 and $23,007,000, respectively.

As of December 31, 1999 and 2000, the Company's long-term debt, excluding the current portion, consisted of the following:

                                                    1999           2000

          Senior subordinated discount notes    $115,847,000   $128,942,000
          Mortgages payable                       17,421,000     17,174,000
          Credit facility                         32,750,000     27,750,000
                                                ------------   ------------
                                                $166,018,000   $173,866,000
                                                ============   ============

As of December 31, 2000, future long-term debt maturities associated with the Company's debt are as follows:

      2001          $  5,250,000
      2002             5,272,000
      2003             5,303,000
      2004            32,910,000
      2005                20,000
      Thereafter     130,361,000
                    ------------
                    $179,116,000
                    ============

Substantially all of the Company's assets are subject to liens under long-term debt or operating lease agreements.

I.  CAPITAL LEASE OBLIGATION

  Until September 27, 2000, the Company, through a wholly-owned limited partnership, leased and operated four facilities in Ohio (the "Cleveland Facilities") which it acquired in 1996 through capital leases. Each of the four leases contained an option to purchase the facility beginning July 1, 2001 and each lease was guaranteed by the Company. The guaranty provided that failure by the Company to have a specified minimum consolidated net worth at the end of any two consecutive quarters would be an event of default under the guaranty, which in turn would be an event of default under each lease. As a result of a restructuring charge (See Note P), the Company's consolidated net worth as of September 30, 1999 (as calculated for purposes of this requirement) had fallen below the required level. The Company anticipated that its net worth would continue to be below the required level at December 31, 1999, which would have resulted in an event of default under each of these leases with the Company potentially facing the loss of these operations. Such default could also have triggered cross-defaults under the Company's other lease and debt obligations. In December 1999, the Company paid $5 million to its landlord and obtained an option (the "New Option") to acquire the Cleveland Facilities. The Company borrowed $5 million from an affiliate of Investcorp S.A. to fund this payment. The New Option allowed the Company to exercise its right to purchase the Cleveland Facilities beginning as of the date of the New Option, required the Company to complete the acquisition prior to December 31, 2000 and provided a waiver of the net worth covenant through that date. The Company exercised the New Option on June 30, 2000.

  On September 27, 2000, the Company terminated the Cleveland Facilities capital leases and assigned its purchase rights for these facilities to an investment entity organized by Investcorp, for $5.0 million, which simultaneously acquired the Cleveland Facilities. On that date, the Company entered into new operating leases for each of the Cleveland Facilities with combined annual rent expense of approximately $5.9 million. The Company used the proceeds of the purchase rights assignment to repay the $5.0 million note payable from an affiliate of Investcorp S.A. As a result of the capital lease termination, the Company recorded a non-recurring charge of $8.9 million. The principal components of this charge included the write-off of capital leased assets in excess of related capital lease obligation ($5.7 million) and the write-off of deferred financing costs ($1.8 million) related to the Company's bank credit facility. In order to complete the Cleveland Facility leasing transaction, the Company was required to obtain the release of certain collateral held by the bank group. The Company obtained the release of the collateral as part of an amendment to the Company's credit facility, which also resulted in a permanent reduction of the Company's maximum borrowings under the credit facility from $250 million to $150 million and an increase in the Company's borrowings rate. As a result of the permanent reduction in funds available through the credit facility, the Company was required to write off a proportionate amount of the deferred financing costs incurred when the credit facility was originally

J. RETIREMENT PLANS

  The Company maintains an employee 401(k) defined contribution plan. All employees who have worked at least one thousand hours and have completed one year of continuous service are eligible to participate in the plan. The plan is subject to the provisions of the Employee Retirement Income Security Act of 1974. Employee contributions to this plan may be matched at the discretion of the Company. The Company contributed $475,000 and $298,000 to the plan in 1998 and 2000. There were no contributions made to the plan in 1999.

  In September 1995, the Company established a Supplemental Executive Retirement Plan (the "SERP") to provide benefits to key employees. Participants may defer up to 25% of their compensation which is matched by the Company at a rate of 50% (up to 10% of base salary). Vesting in the matching portion occurs in January of the second year following the plan year in which contributions were made.

K. INCOME TAXES

  As required by SFAS No. 109, the Company annually evaluates the positive and negative evidence bearing upon the realizability of its deferred tax assets. The Company has considered the recent and historical results of operations and concluded, in accordance with the applicable accounting methods that it is more likely than not that a certain portion of the deferred tax assets will not be realizable. To the extent that an asset will not be realizable, a valuation allowance is established. The tax effects of temporary differences giving rise to deferred tax assets as of December 31, 1999 and 2000 are as follows:

                                                1999           2000
                                                ----           ----

Deferred tax assets:
    Reserves                                 $ 2,288,000   $    725,000
    Rental payments                              770,000        752,000
    Interest payments                          6,007,000     12,076,000
    Net operating loss carryforwards           5,778,000     10,404,000
    Other                                         23,000        118,000
    Valuation allowance                         (614,000)   (24,075,000)
                                             -----------   ------------
    Total deferred tax assets                $14,252,000   $          -
                                             ===========   ============

Significant components of the provision (benefit) for income taxes for the years ended December 31, 1998, 1999 and 2000 are as follows:

                                              1998            1999           2000
                                              ----            ----           ----
Current:
    Federal                            $  (781,000)   $ (2,784,000)             -
    State                                 (146,000)        418,000    $    70,000
                                       -----------    ------------    -----------
Total current                             (927,000)     (2,366,000)        70,000
                                       -----------    ------------    -----------

Deferred:
    Federal                             (3,447,000)     (6,277,000)    11,596,000
    State                                 (646,000)     (1,661,000)     2,656,000
                                       -----------    ------------    -----------
Total deferred                          (4,093,000)     (7,938,000)    14,252,000
                                       -----------    ------------    -----------

Total income tax expense (benefit)     $(5,020,000)   $(10,304,000)   $14,322,000
                                       ===========    ============    ===========

  The reconciliation of income tax computed at statutory rates to income tax (benefit) for the years ended December 31, 1998, 1999 and 2000 are as follows:

                                                                 1998                     1999                    2000
                                                                 ----                    -----                   -----

     Statutory rate                                      $(10,222,000)   (35.0)%  $ (9,767,000)   (35.0)%  $(7,834,000)   (35.0)%
     State income tax, net of federal benefit                (515,000)    (1.8)       (808,000)    (2.9)    (1,765,000)    (7.9)
     Permanent differences                                     59,000      0.2          41,000      0.2        198,000      0.9
     Change in valuation allowance                                  -        -               -        -     23,461,000    104.8
     Net operating loss - rate differential                 5,658,000     19.4         230,000      0.8         90,000      0.4
     Other                                                          -        -               -        -        172,000      0.8
                                                         ------------   ------    ------------   ------    -----------   ------
                                                         $ (5,020,000)   (17.2)%  $(10,304,000)   (36.9)%  $14,322,000     64.0%
                                                         ============   ======    ============   ======    ===========   ======

L.  CAPITAL STOCK

Common Stock

  On August 11, 1998, as a result of the Merger, the Company authorized the issuance of 500,000 shares of preferred stock with a par value of $.01 per share (the "Preferred Stock") and 19,000,000 shares (comprised of five classes) of common stock, each with a par value of $.01 per share, consisting of Harborside Class A Common Stock, Harborside Class B Common Stock, Harborside Class C Common Stock, Harborside Class D Common Stock and Common Stock (collectively "Harborside Common Stock").

  The numbers of shares of Harborside Common Stock authorized and outstanding as of December 31, 1999 and 2000 are as follows:

                                     1999 and 2000          1999                2000
Title                              Authorized Shares  Outstanding Shares  Outstanding Shares
-----                              -----------------  ------------------  ------------------
Harborside Class A Common Stock            1,200,000             661,332             661,332
Harborside Class B Common Stock            6,700,000           5,940,000           5,940,000
Harborside Class C Common Stock            1,580,000             640,000           1,304,500
Harborside Class D Common Stock               20,000              20,000              20,000
Common Stock                               9,500,000                   -                   -
                                          ----------           ---------           ---------
  Total                                   19,000,000           7,261,332           7,925,832
                                          ==========           =========           =========

  Holders of shares of Harborside Class A Common Stock and Common Stock are entitled to one vote per share on all matters as to which stockholders may be entitled to vote pursuant to Delaware General Corporate Law ("the DGCL"). Holders of shares of Harborside Class D Common Stock are entitled to 330 votes per share on all matters as to which stockholders may be entitled to vote pursuant to the DGCL. This number of votes per share results in holders of Harborside Class D Common Stock, as of December 31, 2000, being entitled in the aggregate to a number of votes equal to the total number of outstanding shares of Harborside Class B Common Stock, Harborside Class C Common Stock and Harborside Class D Common Stock as of December 31, 2000. Holders of Harborside Class B Common Stock or Harborside Class C Common Stock will not have any voting rights, except that the holders of the Harborside Class B Common Stock and Harborside Class C Common Stock will have the right to vote as a class to the extent required under the laws of the State of Delaware.

  Upon the occurrence of a sale of 100% of the outstanding equity securities or substantially all of the assets of the Company, a merger as a result of which the ownership of the Harborside Common Stock is changed to the extent of 100%, or a public offering of any equity securities of the Company, each share of Harborside Class A Common Stock, Harborside Class B Common Stock, Harborside Class C Common Stock and Harborside Class D Common Stock will convert into one share of Common Stock of the Company.

Restricted Stock

On September 29, 2000, the Company issued 664,500 shares of restricted Class C common stock (the "Restricted Shares") to employees of the Company. As part of this restricted stock issuance, 507,705 options granted on August 11, 1998 to purchase shares of the Company's Class C common stock at $25.00 per share were cancelled. The purpose of the restricted stock issuance was to better enable the Company to retain and motivate key employees. The Restricted Shares generally vest over varying periods of time through December 31, 2003. As of December 31, 2000, 73,167 Restricted Shares were vested. Unvested shares are restricted as to disposition and subject to forfeiture under certain circumstances. The value of the Restricted Shares on the date of grant was approximately $7,000.

Preferred Stock

In connection with the Merger on August 11, 1998, the Company issued 40,000 shares of 13.5% Exchangeable Preferred Stock (the "Preferred Stock"). The holders of the Preferred Stock are entitled to receive quarterly dividend payments in arrears beginning November 1, 1998. Dividends are payable in cash or in additional shares of Preferred Stock, at the option of the Company, until August 1, 2003. After August 1, 2003, dividends may be paid only in cash. During the years ended December 31, 1999 and 2000, all dividends except for fractional shares amounting to $20,000 and $18,000, respectively, were paid in additional shares. The Preferred Stock may be redeemed for cash by the Company, in whole or in part, at the option of the Company, in accordance with a predetermined redemption premium schedule which begins on August 1, 2003 at 106.75% of the liquidation preference of the Preferred Stock at the date of redemption and which declines to 100% on August 1, 2006. In addition, at any time prior to August 1, 2001 the Company may redeem up to 35% of the Preferred Stock at a redemption price equal to 113.5% of the liquidation preference of the Preferred Stock at the date of redemption with the proceeds of a public offering of common stock, provided that the redemption occurs within 60 days of the closing of such offering. At any time prior to August 1, 2003, the Preferred Stock may be redeemed by the Company, in whole but not in part, upon the occurrence of a change in control (as defined) and in accordance with prescribed procedures and the payment of a premium based upon a formula. The Preferred Stock is exchangeable in whole but not in part, on any dividend date, at the option of the Company, into 13.5% Exchange Debentures due in 2010 subject to such exchange being permitted by (1) the terms of the Indenture and (2) the terms of the Company's Credit Facility. The Company is required to redeem the Preferred Stock in whole on August 1, 2010.

  Upon any voluntary or involuntary liquidation of the Company, holders of the Preferred Stock will be entitled to be paid out of the assets available for distribution, the liquidation preference per share plus an amount equal to all accumulated and unpaid dividends, before any distribution is made to the holders of Harborside Common Stock. Holders of the Preferred Stock have no voting rights except those provided by law and as set forth in the Certificate of Designation (the "Certificate"). The Certificate provides that if the Company fails to meet certain obligations associated with the Preferred Stock, then the Board of Directors shall be adjusted to allow the holders of a majority of the then outstanding Preferred Stock, voting separately as a class, to elect two directors. Voting rights associated with the failure to meet Preferred Stock obligations will continue until either the obligation is satisfied or a majority of the holders of the then outstanding Preferred Stock waive the satisfaction of the obligation. The Certificate also contains certain restrictive covenants that limit the Company's restricted subsidiaries from making certain payments or investments and which limit the Company's ability to incur debt, issue preferred stock, merge or dispose of substantially all of its assets.

  As of December 31, 2000, Preferred Stock dividends accrete based on the following schedule:

     2001    $ 7,825,000
     2002      8,936,000
     2003      5,778,000
             -----------
             $22,539,000
             ===========

  In March 2001, the Company entered into an agreement with Investcorp S.A. and, the holders of more than a majority in interest of the Company's Discount Notes and Preferred Stock for purposes of implementing a restructuring of the Discount Notes and the Preferred Stock. (See Note S.)

Loss per Common Share Computation

  Basic loss per common share is computed by dividing net loss less Preferred Stock dividends by the weighted average number of common shares outstanding.
The computation of diluted loss per share is similar to that of basic loss per share except that the number of common shares is increased to reflect the number of additional common shares that would have been outstanding if the dilutive potential common shares had been issued. Dilutive potential common shares for the Company consist of shares issuable upon exercise of the Company's stock options.

The following table sets forth the computation of basic and diluted earnings
(loss) per common share for the years ended December 31, 1998, 1999 and 2000:

                                                                     1998            1999            2000
                                                                     ----            ----            ----
Numerator:
  Net loss                                                       $(24,187,000)   $(17,601,000)   $(36,706,000)
  Preferred Stock dividends                                        (2,296,000)     (6,004,000)     (6,853,000)
                                                                 ------------    ------------    ------------
  Loss available for common shares                               $(26,483,000)   $(23,605,000)   $(43,559,000)
                                                                 ============    ============    ============

Denominator:
  Weighted average shares outstanding                               7,742,000       7,261,000       7,432,000

  Adjustment for nonvested Restricted Shares                                -               -        (171,000)
                                                                 ------------    ------------    ------------

  Denominator for basic and diluted loss per common share -
  Adjusted weighted - average shares and assumed conversions        7,742,000       7,261,000       7,261,000
                                                                 ============    ============    ============

  Basic and diluted loss per common share                        $      (3.42)   $      (3.25)   $      (6.00)

At December 31, 1999, options to purchase 637,226 shares of common stock were not included in the computation of diluted loss per share because to do so would have been antidilutive. At December 31, 2000, options to purchase 109,944 shares of common stock and 664,500 Restricted Shares were not included in the computation of diluted loss per share because to do so would have been antidilutive.

Stock Option Plans

  During 1996, the Company established two stock option plans, the 1996 Stock Option Plan for Non-employee Directors (the "Director Plan") and the 1996 Long-Term Stock Incentive Plan (the "Stock Plan"). Directors of the Company who were not employees, or affiliates of the Company, were eligible to participate in the Director Plan. On the date of the IPO, each of the four non-employee directors was granted options to acquire 15,000 shares of the Company's common stock at the IPO price. On January 1 of each year, each non-employee director received an additional grant for 3,500 shares at the fair market value on the date of grant. Options issued under the Director Plan became exercisable on the first anniversary of the date of grant and terminated upon the earlier of ten years from date of grant or one year from date of termination as a director. Through the Directors Retainer Fee Plan, non-employee directors of the Company could also elect to receive all or a portion of their director fees in shares of the Company's common stock. The Stock Plan was administered by the Stock Plan Committee of the Board of Directors which was composed of outside directors who were not eligible to participate in this plan. The Stock Plan authorized the issuance of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock and other stock-based awards. Options granted during the years ended December 31, 1996 and 1997, were granted with exercise prices equal to or greater than the fair market value of the stock on the date of grant. Options granted under the stock plan during 1996 and 1997 vested over a three-year period and had a maximum term of ten years. A maximum of 800,000 shares of common stock were reserved for issuance in connection with these plans.

  In connection with the Merger, all holders of options issued through the Director Plan and the Stock Plan had the right to retain their options or to have their options converted into cash at $25.00 per underlying share less the applicable exercise price (and taxes required to be withheld by the Company). Holders of options representing options to purchase 109,994 shares of stock retained their options while the remainder (representing 648,923 options) exercised their right to convert their options into cash. The Company recognized a compensation charge of $8,011,066 in connection with the exercise of these options into cash. This charge was included as part of the Merger Costs recorded by the Company in 1998 (See Note B).

  In connection with the Merger, the Company adopted the Harborside Healthcare Corporation Stock Incentive Plan (the "Stock Option Plan"). The Stock Option Plan is administered by the Board of Directors of the Company. The Board of Directors designates which employees of the Company will be eligible to receive awards under the Stock Option Plan, and the amount, timing, and other terms and conditions applicable to such awards. Options will expire on the date determined by the Board of Directors, which will not be later than 30 days after the seventh anniversary of the grant date. Optionees will have certain rights to put to the Company, and the Company will have certain rights to call from the optionee, vested stock options upon termination of the optionee's employment with the Company prior to an initial public offering. All options granted under the Stock Option Plan during 1998 were granted with an exercise price equal to $25.00, equal to the fair market value of the stock on the date of grant. Options granted under the Stock Option Plan during 1998 were to vest at the end of a seven year period or earlier if certain financial performance criteria were met. All options granted under the Stock Option Plan during 1998 and still outstanding as of September 29, 2000 were cancelled on that date in connection with the issuance of the Restricted Shares. A maximum of 806,815 shares have been reserved for issuance in connection with the Stock Option Plan.

  Information with respect to options granted under the Director Plan, the Stock Plan and the Stock Option Plan is as follows:

Options Outstanding:                Number        Exercise Price      Weighted-Average
                                  of shares          Per Share         Exercise Price
                                 -----------      ---------------     ----------------
Balance at December 31, 1998        675,499        $8.15 - $25.00           $23.06
--------------------------------------------------------------------------------------
Cancelled                           (38,273)       $        25.00           $25.00
Balance at December 31, 1999        637,226        $8.15 - $25.00           $22.94
--------------------------------------------------------------------------------------
Cancelled                          (527,232)       $        25.00           $25.00
Balance at December 31, 2000        109,994        $8.15 - $21.69           $13.07
======================================================================================

As of December 31, 1998, 1999 and 2000, there were 109,994 exercisable options at a weighted-average exercise price of $13.07.

  In 1996, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 requires that companies either recognize compensation expense for grants of stock, stock options, and other equity instruments based on fair value, or provide pro forma disclosure of net income and earnings per share in the notes to the financial statements. The Company has adopted the disclosure provisions of SFAS No. 123, and has applied Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for its stock option plans. Had compensation cost for the Company's stock-based compensation plans been determined based on the fair value at the grant dates as calculated in accordance with SFAS No. 123, the Company's unaudited pro forma net income and pro forma net income per share for the years ended December 31, 1997, 1998 and 1999 would have been reduced to the amounts indicated below:

                 1998            1998            1999          1999            2000            2000
                 ----            ----            ----          ----            ----            ----
                            Loss                            Loss                            Loss
            Loss            Available       Loss            Available       Loss            Available
            Available for   Per Common      Available for   Per Common      Available for   Per Common
            Common Shares   Share Diluted   Common Shares   Share Diluted   Common Shares   Share Diluted
            -------------   -------------   -------------   -------------   -------------   -------------
  As
Reported     $(26,483,000)    $(3.42)        $(23,605,000)   $(3.25)         $(43,559,000)  $(6.00)

  Pro
  Forma      $(29,300,000)    $(3.78)        $(24,027,000)   $(3.31)         $(43,559,000)  $(6.00)

  The weighted average fair value of options granted was $6.28 during 1998. The fair value for each stock option is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: an expected life of five years, no dividend yield, and a risk-free interest rate of 5.4% for 1998 . Expected volatility of 0% (except for 109,994 in options held by senior management; such options have an assumed volatility of 40%) was assumed for the year ended December 31, 1998.

M. CONTINGENCIES

  The Company is involved in legal actions and claims in the ordinary course of its business. It is the opinion of management, based on the advice of legal counsel, that such litigation and claims will be resolved without material effect on the Company's consolidated financial position, results of operations or liquidity.

  The Company self-insures for health benefits provided to a majority of its employees. The Company maintains stop-loss insurance such that the Company's liability for losses is limited. The Company recognizes an expense for estimated health benefit claims incurred but not reported at the end of each year.

  The Company self-insures for most workers' compensation claims. The Company maintains stop-loss insurance such that the Company's liability for losses is limited. The Company accrues for estimated workers' compensation claims incurred but not reported at the end of each year.

  The Company owns a 75% interest in a partnership which owns one facility. The Company accounts for its investment in this partnership using the equity method. The Company has guaranteed a loan of approximately $6,400,000 made to this partnership to refinance a loan which funded the construction of the facility and provided working capital. The loan is also collateralized by additional collateral pledged by the non-affiliated partner. The Partnership agreement states that each partner will contribute an amount in respect of any liability incurred by a partner in connection with a guarantee of the partnership's debt, so that partners each bear their proportionate share of any liability based on their percentage ownership of the partnership.

N. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

  The methods and assumptions used to estimate the fair value of each class of financial instruments, for those instruments for which it is practicable to estimate that value, and the estimated fair values of the financial instruments are as follows:

 Cash and Cash Equivalents

 The carrying amount approximates fair value because of the short effective maturity of these instruments.

Note Receivable

  The carrying value of the note receivable approximates its fair value at December 31, 1999 and 2000, based on the yield of the note and the present value of expected cash flows.

Long-term Debt

  The fair value of the Company's fixed rate long-term debt is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of the same remaining maturities. At December 31, 2000, the fair market value of the Company's Senior Subordinated Debt was approximately $35,700,000. The book value of the Company's Senior Subordinated Debt was $128,941,000. The Company estimates that the fair value of its remaining fixed rate debt approximates its carrying amount.

O. RELATED PARTY TRANSACTIONS

  Until December 31, 1998, a former affiliate of the Company provided office space, legal, tax, data processing and other administrative services to the Company in return for a monthly fee. Total service charges under this arrangement were $1,291,000, for the year ended December 31, 1998. During 1999, the former affiliate provided only data processing and tax services to the Company. During 2000, the former affiliate provided only data processing services to the Company. Total service charges under this arrangement were $1,291,000, $1,173,000 and $1,083,000, for the years ended December 31, 1998,
1999 and 2000, respectively.

  At the time of the Merger, Investcorp International Inc. received a $6,000,000 management advisory and consulting service fee which is being expensed on a straight line basis over the life of the related five year agreement. The expense recognized by the Company in connection with this management agreement during the years ended December 31, 1998, 1999 and 2000 was $500,000, $1,200,000
and $1,200,000, respectively. As of December 31, 2000, $1,200,000 of the unamortized fee is classified in "Prepaid and other expenses" while $1,900,000 is classified as "Other assets, net".

  In December 1999, an affiliate of Investcorp S.A., provided the Company with $5,000,000 in financing under a credit agreement. The funds were provided for purposes of making an acquisition deposit on certain facilities currently financed through a capital lease (See Note I). The loan was repaid during the third quarter of 2000.

  As of December 31, 1999 and 2000, the net receivable due from Bowie, L.P. was approximately $2.6 million and $0.2 million, respectively.

P. RESTRUCTURING COSTS

During the third quarter of 1999, the Company terminated its contracts to provide rehabilitation therapy services to non-affiliated long-term care facilities. The Company, through a wholly-owned subsidiary, had provided physical, speech and occupational services to non-affiliated skilled nursing facilities since 1995. Significant changes in the contract therapy business, primarily related to reductions in Medicare reimbursement for therapy services caused by the Balanced Budget Act of 1997 led to this decision. The Company continues to provide rehabilitation therapy services to nursing facilities which it owns.

The Company's therapy services restructuring plan required the termination of approximately sixty rehabilitation therapy services employees and the closure of two regional offices. During the third quarter of 1999, the Company recorded restructuring charges of approximately $5.7 million under this plan, most of which were non-cash in nature. The restructuring charge consisted of approximately $2.5 million of uncollectible accounts receivable, $1.5 million of unamortized goodwill, $0.7 million of employee costs and $1.0 million due to the write-off of other assets. As of December 31, 2000, the Company's restructuring reserve was fully utilized.

Q. CONDENSED CONSOLIDATING FINANCIAL INFORMATION

Certain of the Company's subsidiaries are precluded from guaranteeing the debt of the parent company (the "Non-Guarantors"), based on current agreements in effect. The Company's remaining subsidiaries (the "Guarantors") are not restricted from serving as guarantors of the parent company debt. The Guarantors are comprised of Harborside Healthcare Limited Partnership, Belmont Nursing Center Corp., Orchard Ridge Nursing Center Corp., Oakhurst Manor Nursing Center Corp., Riverside Retirement Limited Partnership, Harborside Toledo Limited Partnership, Harborside Connecticut Limited Partnership, Harborside of Florida Limited Partnership, Harborside of Ohio Limited Partnership, Harborside Healthcare Baltimore Limited Partnership, Harborside of Cleveland Limited Partnership, Harborside of Dayton Limited Partnership, Harborside Massachusetts Limited Partnership, Harborside of Rhode Island Limited Partnership, Harborside North Toledo Limited Partnership, Harborside Healthcare Advisors Limited Partnership, Harborside Toledo Corp., KHI Corporation, Harborside Danbury Limited Partnership, Harborside Acquisition Limited Partnership V, Harborside Acquisition Limited Partnership VI, Harborside Acquisition Limited Partnership VII, Harborside Acquisition Limited Partnership VIII, Harborside Acquisition Limited Partnership IX, Harborside Acquisition Limited Partnership X, Sailors, Inc., New Jersey Harborside Corp., Bridgewater Assisted Living Limited Partnership, Maryland Harborside Corp., Harborside Homecare Limited Partnership, Harborside Rehabilitation Limited Partnership, Harborside Healthcare Network Limited Partnership and Harborside Health I Corporation.

The information which follows presents the condensed consolidating financial position as of December 31, 1999 and 2000; the condensed consolidating results of operations for the years ended December 31, 1998, 1999 and 2000; and the condensed consolidating cash flows for the years ended December 31, 1998, 1999 and 2000 of (a) the parent company only ("the Parent"), (b) the combined Guarantors, (c) the combined Non-Guarantors, (d) eliminating entries and (e) the Company on a consolidated basis.

              HARBORSIDE HEALTHCARE CORPORATION AND SUBSIDIARIES
                     Condensed Consolidating Balance Sheet
                            As of December 31,1999
                            (dollars in thousands)

                                                    Parent    Guarantors   Non-Guarantors   Elimination   Consolidated
                                                  ----------  ----------   --------------   -----------   ------------
ASSETS
Current assets:
 Cash and cash equivalents                        $       -     $    355          $ 1,031     $       -      $   1,386
 Accounts receivable, net of allowance                    -       34,423           15,745             -         50,168
 Intercompany receivable                            150,195            -                -      (150,195)             -
 Prepaid expenses and other                           3,590       14,096            2,254             -         19,940
 Prepaid income taxes                                 2,608            -                -             -          2,608
 Deferred income taxes                                2,150          250                -             -          2,400
                                                  ---------     --------          -------     ---------      ---------
Total current assets                                158,543       49,124           19,030      (150,195)        76,502

Restricted cash                                           -        1,826              594             -          2,420
Investments in limited partnerships                  15,584            -            4,044       (19,628)             -
Property and equipment, net                               -      146,976           19,350             -        166,326
Deferred financing and other
 non-current assets, net                             10,749        3,416            1,381             -         15,546
Other assets, net                                     3,100            -                -             -          3,100
Note receivable                                           -        7,487                -             -          7,487
Deferred income taxes                                    71       11,781                -             -         11,852
                                                  ---------     --------          -------     ---------      ---------
Total assets                                      $ 188,047     $220,610          $44,399     $(169,823)     $ 283,233
                                                  =========     ========          =======     =========      =========

LIABILITIES
Current liabilities:
 Current maturities of long-term debt             $       -     $     22          $   205     $       -      $     227
 Current portion of capital lease
  obligation                                              -        4,633                -             -          4,633
 Note payable to affiliate                            5,000            -                -             -          5,000
 Accounts payable                                         -        6,879            2,449             -          9,328
 Intercompany payable                                     -      122,092           11,766      (133,858)             -
 Employee compensation and benefits                       -       10,687            3,334             -         14,021
 Other accrued liabilities                                -        4,663              845             -          5,508
 Accrued interest                                       572            -                -             -            572
 Current portion of deferred income                       -            -                -           677            677
                                                  ---------     --------          -------     ---------      ---------
Total current liabilities                             5,572      148,976           18,599      (133,181)        39,966
Long-term portion of deferred income                      -          893            2,211          (677)         2,427
Long-term debt                                      148,594        1,520           15,904             -        166,018
Long-term  portion of capital lease obligation            -       50,067                -             -         50,067
                                                  ---------     --------          -------     ---------      ---------
Total liabilities                                   154,166      201,456           36,714      (133,858)       258,478
                                                  ---------     --------          -------     ---------      ---------

Exchangeable preferred stock, redeemable,
 $.01 par value with a liquidation value of
 $1,000 per share; 500,000 shares authorized;
 48,277 issued and outstanding                       48,277            -                -             -         48,277
                                                  ---------     --------          -------     ---------      ---------

STOCKHOLDERS' EQUITY (DEFICIT)
Common stock, $.01 par value, 19,000,000
  shares authorized, 14,611,164 shares issued           146        2,569            3,885        (6,454)           146
Additional paid-in capital                          198,377            -                -           226        198,603
Less common stock in treasury,
at cost, 7,349,832 shares                          (183,746)           -                -             -       (183,746)
Retained earnings (accumulated deficit)             (29,173)      (8,170)          (3,274)        2,092        (38,525)
Partners' equity                                          -       24,755            7,074       (31,829)             -
                                                  ---------     --------          -------     ---------      ---------
Total stockholders' equity (deficit)                (14,396)      19,154            7,685       (35,965)       (23,522)
                                                  ---------     --------          -------     ---------      ---------
Total liabilities and stockholders'
equity (deficit)                                  $ 188,047     $220,610          $44,399     $(169,823)     $ 283,233
                                                  =========     ========          =======     =========      =========

              HARBORSIDE HEALTHCARE CORPORATION AND SUBSIDIARIES
                     Condensed Consolidating Balance Sheet
                            As of December 31, 2000
                            (dollars in thousands)


                                                   Parent    Guarantors   Non-Guarantors   Elimination   Consolidated
                                                 ----------  -----------  ---------------  ------------  -------------
ASSETS
Current assets:
 Cash and cash equivalents                       $       -     $  9,317          $ 1,407     $       -      $  10,724
 Accounts receivable, net of allowance                   -       33,111           15,548             -         48,659
 Intercompany receivable                           146,953            -                -      (146,953)             -
 Prepaid expenses and other                          3,128        8,403            1,649             -         13,180
                                                 ---------     --------          -------     ---------      ---------
Total current assets                               150,081       50,831           18,604      (146,953)        72,563

Restricted cash                                          -        4,116              689             -          4,805
Investments in limited partnerships                 15,584            -            4,044       (19,628)             -
Property and equipment, net                              -       85,719           19,370             -        105,089
Deferred financing and other
 non-current assets, net                             7,109        3,001            1,143             -         11,253
Other assets, net                                    1,900            -                -             -          1,900
Note receivable                                          -        7,487                -             -          7,487
                                                 ---------     --------          -------     ---------      ---------
Total assets                                     $ 174,674     $151,154          $43,850     $(166,581)     $ 203,097
                                                 =========     ========          =======     =========      =========

LIABILITIES
Current liabilities:
 Current maturities of long-term debt            $   5,000     $     22          $   228     $       -      $   5,250
 Accounts payable                                        -        8,331            2,552             -         10,883
 Intercompany payable                                    -      119,147           11,543      (130,690)             -
 Employee compensation and benefits                      -       12,293            3,572             -         15,865
 Other accrued liabilities                               -        5,364              937             -          6,301
 Accrued interest                                      470            -                -             -            470
 Current portion of deferred income                      -            -                -           514            514
                                                 ---------     --------          -------     ---------      ---------
Total current liabilities                            5,470      145,157           18,832      (130,176)        39,283
Long-term portion of deferred income                     -          582            1,842          (514)         1,910
Long-term debt                                     156,692        1,498           15,676             -        173,866
                                                 ---------     --------          -------     ---------      ---------
Total liabilities                                  162,162      147,237           36,350      (130,690)       215,059
                                                 ---------     --------          -------     ---------      ---------

Exchangeable preferred stock, redeemable,
 $.01 par value with a liquidation value of
 $1,000 per share; 500,000 shares authorized;
 55,112 issued and outstanding                      55,112            -                -             -         55,112
                                                 ---------     --------          -------     ---------      ---------

STOCKHOLDERS' EQUITY (DEFICIT)
Common stock, $.01 par value, 19,000,000
shares authorized, 15,275,664 shares issued            153        2,569            3,885        (6,454)           153
Additional paid-in capital                         191,524            -                -           226        191,750
Less common stock in treasury,
at cost, 7,349,832                                (183,746)           -                -             -       (183,746)
Retained earnings (accumulated deficit)            (50,531)     (23,407)          (3,459)        2,166        (75,231)
Partners' equity                                         -       24,755            7,074       (31,829)             -
                                                 ---------     --------          -------     ---------      ---------
Total stockholders' equity (deficit)               (42,600)       3,917            7,500       (35,891)       (67,074)
                                                 ---------     --------          -------     ---------      ---------
Total liabilities and stockholders'
equity (deficit)                                 $ 174,674     $151,154          $43,850     $(166,581)     $ 203,097
                                                 =========     ========          =======     =========      =========

              HARBORSIDE HEALTHCARE CORPORATION AND SUBSIDIARIES
                Condensed Consolidating Statement of Operations
                     For the year ended December 31, 1998
                            (dollars in thousands)

                                               Parent     Guarantors   Non-Guarantors  Elimination   Consolidated
                                             ----------  -----------  --------------  ------------  -------------
Total net revenues                            $      -     $234,672         $104,280     $(27,908)      $311,044
                                              --------     --------         --------     --------       --------

Expenses:
 Facility operating                                  -      187,849           86,059      (27,908)       246,000
 General and administrative                        150       15,272                -            -         15,422
 Service charges paid to former affiliate            -        1,291                -            -          1,291
 Amortization of prepaid management fee            500            -                -            -            500
 Depreciation and amortization                     624        4,150            1,576            -          6,350
 Facility rent                                       -       14,110            8,302            -         22,412
 Merger costs                                   27,047        9,874              251            -         37,172
 Management fees paid to affiliates                  -       (6,203)           6,203            -              -
                                              --------     --------         --------     --------       --------
Total expenses                                  28,321      226,343          102,391      (27,908)       329,147
                                              --------     --------         --------     --------       --------

Income (loss) from  operations                 (28,321)       8,329            1,889            -        (18,103)

Other:
 Interest expense, net                           2,015        7,687            1,569            -         11,271
 Other income                                        -            -                -         (167)          (167)
                                              --------     --------         --------     --------       --------

Income (loss) before income taxes              (30,336)         642              320          167        (29,207)
Income tax expense (benefit)                    (5,101)         250              223         (392)        (5,020)
                                              --------     --------         --------     --------       --------

Net income (loss)                             $(25,235)    $    392         $     97     $    559       $(24,187)
                                              ========     ========         ========     ========       ========

              HARBORSIDE HEALTHCARE CORPORATION AND SUBSIDIARIES
                Condensed Consolidating Statement of Operations
                     For the year ended December 31, 1999
                            (dollars in thousands)

                                              Parent     Guarantors   Non-Guarantors   Elimination   Consolidated
                                             ---------  -----------  ---------------  ------------  -------------
Total net revenues                            $    24     $217,818          $96,498      $(13,725)      $300,615
                                              -------     --------          -------      --------       --------

Expenses:
 Facility operating                                 -      181,995           80,525       (13,725)       248,795
 General and administrative                        65       17,743                -             -         17,808
 Service charges paid to former affiliate           -        1,173                -             -          1,173
 Amortization of prepaid management fee         1,200            -                -             -          1,200
 Depreciation and amortization                  1,718        6,720            1,811             -         10,249
 Facility rent                                      -       13,890            8,504             -         22,394
 Restructuring costs                                -        5,745                -             -          5,745
 Management fees paid to affiliates                 -       (5,757)           5,757             -              -
                                              -------     --------          -------      --------       --------
Total expenses                                  2,983      221,509           96,597       (13,725)       307,364
                                              -------     --------          -------      --------       --------

Loss from operations                           (2,959)      (3,691)             (99)            -         (6,749)

Other:
 Interest expense, net                          2,945       16,241            1,709             -         20,895
 Other expense                                      -            -                -           261            261
                                              -------     --------          -------      --------       --------

Loss before income taxes                       (5,904)     (19,932)          (1,808)         (261)       (27,905)
Income tax benefit                             (2,303)      (7,195)            (704)         (102)       (10,304)
                                              -------     --------          -------      --------       --------

Net loss                                      $(3,601)    $(12,737)         $(1,104)     $   (159)      $(17,601)
                                              =======     ========          =======      ========       ========

              HARBORSIDE HEALTHCARE CORPORATION AND SUBSIDIARIES
                Condensed Consolidating Statement of Operations
                    For  the year  ended December 31, 2000
                            (dollars in thousands)

                                               Parent    Guarantors   Non-Guarantors   Elimination   Consolidated
                                             ----------  ----------   --------------   -----------   ------------
Total net revenues                            $      -   $ 222,479       $ 102,217      $ (2,024)     $ 322,672
                                              --------   ---------       ---------      --------      ---------

Expenses:
 Facility operating                                  -     177,732          84,072        (2,024)       259,780
 General and administrative                          -      17,993               -             -         17,993
 Service charges paid to former affiliate            -       1,083               -             -          1,083
 Amortization of prepaid management fee          1,200           -               -             -          1,200
 Depreciation and amortization                   1,808       6,469           1,933             -         10,210
 Facility rent                                       -      15,629           8,646             -         24,275
 Loss on termination of capital lease                -       8,914               -             -          8,914
 Management fees paid to affiliates                  -      (6,045)          6,045             -              -
                                              --------   ---------       ---------      --------      ---------
Total expenses                                   3,008     221,775         100,696        (2,024)       323,455
                                              --------   ---------       ---------      --------      ---------

Income (loss) from operations                   (3,008)        704           1,521             -           (783)

Other:
 Interest expense, net                           4,028      15,941           1,706             -         21,675

 Other income                                        -           -               -           (74)           (74)
                                              --------   ---------       ---------      --------      ---------

Income (loss) before income taxes               (7,036)    (15,237)           (185)           74        (22,384)
Income tax expense                              14,322           -               -             -         14,322
                                             ---------   ---------       ---------      --------      ---------
Net income (loss)                            $ (21,358)  $ (15,237)      $    (185)     $     74      $ (36,706)
                                             =========   =========       =========      ========      =========

              HARBORSIDE HEALTHCARE CORPORATION AND SUBSIDIARIES
                Condensed Consolidating Statement of Cash Flows
                     For the year  ended December 31, 1998
                            (dollars in thousands)

                                                       Parent     Guarantors   Non-Guarantors   Elimination   Consolidated
                                                     -----------  ----------   --------------   -----------   ------------
Operating activities:
Net cash provided (used) by operating activities     $ (110,038)   $  77,121       $ (3,033)     $ (3,497)     $ (39,447)
                                                     ----------    ---------       --------      --------      ---------

Investing activities:
  Additions to property and equipment                         -      (68,817)        (2,591)        2,803        (68,605)
  Additions to deferred financing and
   other non-current assets                              (4,885)      (8,613)             4             -        (13,494)
  Transfers to restricted cash, net                           -          212          2,529           694          3,435
                                                     ----------    ---------       --------      --------      ---------
Net cash  provided (used) by investing activities        (4,885)     (77,218)           (58)        3,497        (78,664)
                                                     ----------    ---------       --------      --------      ---------

Financing activities:
         Borrowings under the revolving line of
             credit                                           -       17,150              -             -         17,150
         Repaid on revolving line of credit                   -      (20,000)             -             -        (20,000)
  Payment of long-term debt                                   -         (357)           166             -           (191)
  Proceeds from issuance of senior
   subordinated discount notes                           99,493            -              -             -         99,493
         Proceeds from issuance of exchangeable
          preferred stock                                40,000            -              -             -         40,000
  Purchase of treasury stock                           (183,746)           -              -             -       (183,746)
  Proceeds from sale of common stock                    158,500            -              -             -        158,500
  Principal payments of capital lease obligation              -       (3,939)             -             -         (3,939)
  Receipt of cash in connection with lease                    -        2,964              -             -          2,964
  Exercise of stock options                                  29            -              -             -             29
                                                     ----------    ---------       --------      --------      ---------
Net cash provided (used) by financing activities        114,276       (4,182)           166             -        110,260
                                                     ----------    ---------       --------      --------      ---------
Net decrease in cash and cash equivalents                  (647)      (4,279)        (2,925)            -         (7,851)
Cash and cash equivalents, beginning of year                698        4,378          3,671             -          8,747
                                                     ----------    ---------       --------      --------      ---------
Cash and cash equivalents, end of year               $       51    $      99       $    746      $      -      $     896
                                                     ==========    =========       ========      ========      =========

Supplemental Disclosure:
Interest paid                                        $      650    $   2,480       $    506      $      -      $   3,636
                                                     ==========    =========       ========      ========      =========
Income taxes paid                                    $    3,047    $       -       $      -      $      -      $   3,047
                                                     ==========    =========       ========      ========      =========
Accretion of preferred dividends                     $    2,293    $       -       $      -      $      -      $   2,293
                                                     ==========    =========       ========      ========      =========

              HARBORSIDE HEALTHCARE CORPORATION AND SUBSIDIARIES
                Condensed Consolidating Statement of Cash Flows
                     For the year ended December 31, 1999
                            (dollars in thousands)

                                                          Parent    Guarantors   Non-Guarantors   Elimination   Consolidated
                                                        ----------  -----------  ---------------  ------------  -------------
Operating activities:
Net cash provided (used) by operating activities        $ (23,096)   $  19,958      $ 2,892         $   998       $    752
                                                        ---------    ---------      -------         -------       --------

Investing activities:
 Additions to property and equipment                            -      (10,435)      (2,288)           (474)       (13,197)
 Additions to deferred financing and
  other non-current assets                                 (1,935)        (308)         (12)              -         (2,255)
 Payment of purchase deposit                                    -       (5,000)           -               -         (5,000)
 Transfers to (from) restricted cash, net                       -          336         (122)           (524)          (310)
                                                        ---------    ---------      -------         -------       --------
Net cash used by investing activities                      (1,935)     (15,407)      (2,422)           (998)       (20,762)
                                                        ---------    ---------      -------         -------       --------

Financing activities:
 Borrowings under the revolving line of
  credit                                                   20,000            -            -               -         20,000
 Issuance of note payable to affiliate                      5,000            -            -               -          5,000
 Payment of long-term debt                                      -          (21)        (185)              -           (206)
 Principal payments of capital lease obligation                 -       (4,274)           -               -         (4,274)
 Dividends paid on exchangeable preferred stock               (20)           -            -               -            (20)
                                                        ---------    ---------      -------         -------       --------
Net cash provided (used) by financing activities           24,980       (4,295)        (185)              -         20,500
                                                        ---------    ---------      -------         -------       --------
Net increase (decrease) in cash and cash equivalents          (51)         256          285               -            490
Cash and cash equivalents, beginning of year                   51           99          746               -            896
                                                        ---------    ---------      -------         -------       --------
Cash and cash equivalents, end of year                  $       -    $     355      $ 1,031         $     -       $  1,386
                                                        =========    =========      =======         =======       ========

Supplemental Disclosure:
Interest paid                                           $     834    $   4,594      $   483         $     -       $  5,911
                                                        =========    =========      =======         =======       ========
Income taxes paid                                       $     243    $       -      $     -         $     -       $    243
                                                        =========    =========      =======         =======       ========
Accretion of preferred dividends                        $   5,984    $       -      $     -         $     -       $  5,984
                                                        =========    =========      =======         =======       ========

              HARBORSIDE HEALTHCARE CORPORATION AND SUBSIDIARIES
                Condensed Consolidating Statement of Cash Flows
                     For the year ended December 31, 2000
                            (dollars in thousands)

                                                     Parent   Guarantors   Non-Guarantors   Elimination  Consolidated
                                                    -------   ----------   --------------   -----------  ------------
Operating activities:
Net cash provided by operating activities          $  5,029     $ 19,097       $ 2,240        $     -        $ 26,366
                                                   ---------    --------       -------        -------        --------
Investing activities:
  Additions to property and equipment                     -       (4,467)       (1,732)             -          (6,199)
  Additions to deferred financing and
   other non-current assets                             (11)        (275)          168              -            (118)
  Transfers to restricted cash, net                       -       (2,290)          (95)             -          (2,385)
                                                   --------     --------       -------        -------        --------
Net cash used by investing activities                   (11)      (7,032)       (1,659)             -          (8,702)
                                                   --------     --------       -------        -------        --------

Financing activities:
  Payment of note payable to affiliate               (5,000)           -             -              -          (5,000)
  Payment of long-term debt                               -          (19)         (205)             -            (224)
  Principal payments of capital lease obligation          -       (3,084)            -              -          (3,084)
  Dividends paid on exchangeable preferred stock        (18)           -             -              -             (18)
                                                   --------     --------       -------        -------        --------
Net cash used by financing activities                (5,018)      (3,103)         (205)             -          (8,326)
                                                   --------     --------       -------        -------        --------

Net increase in cash and cash equivalents                 -        8,962           376              -           9,338
Cash and cash equivalents, beginning of year              -          355         1,031              -           1,386
                                                   --------     --------       -------        -------        --------
Cash and cash equivalents, end of year             $      -     $  9,317       $ 1,407        $     -        $ 10,724
                                                   ========     ========       =======        =======        ========

Supplemental Disclosure:
Interest paid                                      $  1,325     $  5,243       $   561              -        $  7,129
                                                   ========     ========       =======        =======        ========
Income taxes paid                                  $    130     $      -       $     -              -        $    130
                                                   ========     ========       =======        =======        ========
Accretion of preferred dividends                   $  6,835     $      -       $     -              -        $  6,835
                                                   ========     ========       =======        =======        ========

R.  SUMMARY QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

The Company's unaudited quarterly financial information follows:

                                                  Year Ended December 31, 1998
                                                  ----------------------------

                                    First        Second          Third          Fourth
                                   Quarter       Quarter        Quarter         Quarter         Total
                                 -----------  ------------   -------------   -------------  --------------
Total net revenues               $72,454,000   $76,186,000    $ 78,697,000   $ 83,707,000   $311,044,000
Income (loss) from operations      4,754,000     4,869,000     (32,786,000)     5,060,000    (18,103,000)

Income (loss) before
 income taxes                      3,073,000     3,276,000     (36,360,000)       804,000    (29,207,000)
Income taxes (benefit)             1,198,000     1,278,000      (7,460,000)       (36,000)    (5,020,000)
Net income (loss)                  1,875,000     1,998,000     (28,900,000)       840,000    (24,187,000)
Preferred stock dividends                  -             -        (915,000)    (1,381,000)    (2,296,000)
Earnings (loss) available for
common shares                      1,875,000     1,998,000     (29,815,000)      (541,000)   (26,483,000)

Earnings (loss) per common
 share:
   Basic                         $      0.23   $      0.25    $      (3.93)  $      (0.07)  $      (3.42)
   Diluted                       $      0.23   $      0.24    $      (3.93)  $      (0.07)  $      (3.42)

                                                  Year Ended December 31, 1999
                                                  ----------------------------

                                    First        Second          Third          Fourth
                                   Quarter       Quarter        Quarter         Quarter         Total
                                 -----------  ------------   -------------   -------------  --------------
Total net revenues               $71,704,000   $75,016,000    $ 77,590,000   $ 76,305,000   $300,615,000
Income (loss) from operations     (4,541,000)      347,000      (3,972,000)     1,417,000     (6,749,000)

Loss before income taxes          (9,404,000)   (4,976,000)     (9,241,000)    (4,284,000)   (27,905,000)
Income tax benefit                (3,668,000)   (1,940,000)     (3,604,000)    (1,092,000)   (10,304,000)
Net loss                          (5,736,000)   (3,036,000)     (5,637,000)    (3,192,000)   (17,601,000)
Preferred stock dividends         (1,427,000)   (1,475,000)     (1,525,000)    (1,577,000)    (6,004,000)
Loss available for common
 shares                           (7,163,000)   (4,511,000)     (7,162,000)    (4,769,000)   (23,605,000)

Loss per common share:
   Basic and Diluted             $     (0.99)  $     (0.62)   $      (0.99)  $      (0.58)  $      (3.25)

                                                  Year Ended December 31, 2000
                                                  ----------------------------

                                    First        Second          Third          Fourth
                                   Quarter       Quarter        Quarter         Quarter         Total
                                 -----------  ------------   -------------   -------------  --------------
Total net revenues               $78,976,000   $79,414,000    $ 80,927,000   $ 83,355,000   $322,672,000
Income (loss) from operations      2,075,000     2,379,000      (6,219,000)       982,000       (783,000)

Loss before income taxes          (3,949,000)   (3,325,000)    (11,944,000)    (3,166,000)   (22,384,000)
Income tax benefit                (1,540,000)   (1,297,000)     (4,658,000)    21,817,000     14,322,000
Net loss                          (2,409,000)   (2,028,000)     (7,286,000)   (24,983,000)   (36,706,000)
Preferred stock dividends         (1,630,000)   (1,685,000)     (1,741,000)    (1,797,000)    (6,853,000)
Loss available for common
 shares                           (4,039,000)   (3,713,000)     (9,027,000)   (26,780,000)   (43,559,000)

Loss per common share:
   Basic and Diluted             $     (0.56)  $     (0.51)   $      (1.24)  $      (3.69)  $      (6.00)

S. PROPOSED RESTRUCTURING OF DISCOUNT NOTES AND PREFERRED STOCK


In March 2001, the Company entered into an agreement (the "Restructuring Agreement") with Investcorp S.A. and the holders of more than a majority in interest of the Company's Discount Notes and Preferred Stock for purposes of implementing a restructuring of the Discount Notes and Preferred Stock. The Restructuring Agreement contemplates that the Company will offer to exchange for each $1,000 amount at maturity of outstanding Discount Notes a combination of the following: (1) 0.5899118 of a new 12% Senior Subordinated Discount Note due 2007 (the "New Notes") each having a principal amount at maturity equal to $1,000 and an original issue price of $685.01 (assuming the New Notes are issued on May 1, 2001), (2) $88.235 in cash and (3) common stock purchase warrants for approximately 10.9 shares of its Class A Common Stock. The Company will also offer to exchange common stock purchase warrants for approximately 10.7 shares of its Class A Common Stock for each $1,000 liquidation preference of Preferred Stock (based on the aggregate liquidation preference to be outstanding on May 1, 2001) plus any dividends accrued on such Preferred Stock after May 1, 2001. In conjunction with the restructuring proposal, the Company will solicit consents from holders of outstanding Discount Notes and Preferred Stock to amendments to the Indenture governing the Discount Notes and to the Certificate of Designation governing the Preferred Stock that would eliminate or modify certain restrictive covenants and other provisions contained in the Indenture and the Certificate of Designation and would substantially eliminate the preferences of the Preferred Stock, including the reduction of the liquidation preference from $1,000 to $0.01 per share and the elimination of the right of holders to be paid dividends on shares of Preferred Stock. Also, the Company will issue to Investcorp S.A. (or one or more of its affiliates or designees) up to 15,000 shares of a new series of 13% convertible exchangeable preferred stock (which will be mandatorily redeemable in 2008) and 1,854,422 common stock purchase warrants for a total purchase price of up to $15,000,000.

Assuming the tender and exchange of all outstanding Discount Notes and Preferred Stock in the exchange offer: (1) the Company will have an aggregate principal amount at maturity of $100,285,000 of New Notes outstanding and an aggregate liquidation preference of $15,000,000 of new preferred stock outstanding, (2) the warrants to be issued to holders of Discount Notes, to holders of Preferred Stock, and to Investcorp S.A. would represent the right to purchase an aggregate of 15%, 5% and 15%, respectively, of the total number of shares of all classes of the Company's common stock on a fully diluted basis as of the closing of the transactions contemplated by the Restructuring Agreement (excluding shares issuable upon conversion of the new preferred stock to be issued to Investcorp, each share of which will initially be convertible into 150 shares of Class A Common Stock, and (3) the aggregate amount of cash to be paid by the Company as partial consideration for tendered Discount Notes would be $15,000,000.


Upon the completion of the reduction in the liquidation preference of the Preferred Stock from $55,112,000 to $551, as contemplated by the Restructuring Agreement, the carrying amount of the Preferred Stock will be reduced from $55,112,000 to $551 and the amount of the reduction, net of any unamortized deferred financing costs related to the issuance of the Preferred Stock (approximately $1,062,000 as of December 31, 2000), will be directly transferred to the Company's Accumulated Deficit account. Upon the completion of the exchange of the New Notes for the Discount Notes (the "Note Exchange"), as described in the Restructuring Agreement, the carrying value of the accreted principal of the Discount Notes would be reduced to $66,072,000, assuming the Note Exchange took place on December 31, 2000, and the amount of the reduction, net of the expected aggregate cash payment of $15,000,000, would be directly transferred to the Company's Long-term Accrued Interest account. In the future, the carrying amount of the New Notes will increase as the result of accretion and will result in a corresponding decrease in the carrying amount of Long-term Accrued Interest. Interest expense on the New Notes will be recognized such that a constant effective interest rate will be applied to the aggregate carrying amount of the New Notes and Long-term Accrued Interest for all periods between the issuance date and the maturity date of the New Notes. The Company will not recognize a gain or loss for accounting purposes in connection with the Note Exchange except for the write-off of unamortized deferred financing costs related to the issuance of the Discount Notes (approximately $3,592,000 as of December 31, 2000) and the recognition of various investment advisory and legal fees associated with the arrangement of the Restructuring Agreement and estimated to be approximately $3,000,000.

Holders owning approximately 75% of the aggregate principal amount at maturity of Discount Notes and approximately 90% of the Preferred Stock have agreed to accept the restructuring proposal (including consenting to the amendments to the Indenture and the Certificate of Designation).

The restructuring proposal will be made to holders of outstanding Discount Notes and Preferred Stock only by an exchange offer to be mailed to such holders during the week of April 2, 2001. The restructuring is subject to certain conditions, including, among other things, the absence of a material adverse change in the business of the Company, acceptance of the restructuring proposal by the holders of at least 95% of the Discount Notes, and consummation of the restructuring by June 15, 2001.

In the unlikely event that the transactions contemplated by the Restructuring Agreement are not completed by June 30, 2001, the Company would likely not be in compliance with certain financial covenants required by its New Credit Facility as of that date. In such event, the Company would need to obtain a further modification of its covenants in order to avoid a default under the New Credit Facility.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

                                   PART III

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

DIRECTORS

The Company pays no remuneration to its employees or to executives of Investcorp for serving as directors.

The following table sets forth certain information regarding the current directors and executive officers of the Company:

Name and Principal Offices with the Company

NAME                      AGE                             POSITION
----                      ---                             --------
Stephen L. Guillard        51  President, Chief Executive Officer and Director
Damian N. Dell'Anno        41  Executive Vice President, Chief Operating Officer and Director
William H. Stephan         44  Senior Vice President, Chief Financial Officer and Director
Christopher J. O'Brien     42  Director
Lars  C. Haegg             35  Director
James O. Egan              52  Director
William C. McCollum        29  Director

Stephen L. Guillard has served as President and Chief Executive Officer of the Company since March 21, 1996 and of the predecessors of the Company since May 1988 and as a Director and Chairman of the Board of the Company since its incorporation. Mr. Guillard previously served as Chairman, President and Chief Executive Officer of Diversified Health Services ("DHS"), a long-term care company which Mr. Guillard co-founded in 1982. DHS operated approximately 7,500 long-term care and assisted living beds in five states. Mr. Guillard has a total of 27 years of experience in the long-term care industry and is a licensed Nursing Home Administrator.

Damian N. Dell'Anno has served as Executive Vice President of Operations of the Company since March 21, 1996 and its predecessors since 1994. From 1993 to 1994, he served as the head of the specialty services group for the predecessors of the Company and was instrumental in developing the Company's rehabilitation therapy business. From 1989 to 1993, Mr. Dell'Anno was Vice President of Reimbursement for the predecessors of the Company. From 1988 to 1989, Mr. Dell'Anno served as Director of Budget, Reimbursement and Cash Management for The Mediplex Group, Inc. ("Mediplex"), a long-term care company. Mr. Dell'Anno has a total of 17 years of experience in the long-term care industry.

William H. Stephan has served as Senior Vice President and Chief Financial Officer since March 21, 1996 and its predecessors since joining the Company in 1994. From 1986 to 1994, Mr. Stephan was a Manager in the health care practice of Coopers & Lybrand LLP. His clients there included long-term care facilities, continuing care retirement centers, physician practices and acute care hospitals. Mr. Stephan is a Certified Public Accountant and a member of the Healthcare Financial Management Association.

Christopher J. O'Brien has been an executive of Investcorp since December 1993. Prior to joining Investcorp, he was a Managing Director of Mancuso & Company, a private New York-based merchant bank. He is a director of CSK Auto Corporation , The William Carter Company, NationsRent, Inc., IWO Holdings, Inc. (Independent Wireless One Corporation) and SIND Holdings, Inc. (SI Corporation).

Lars C. Haegg has been an executive of Investcorp since 1998. Prior to joining Investcorp, Mr. Haegg worked with McKinsey & Company where he was responsible for leading consulting teams for media, retail and electronics clients. Mr. Haegg previously worked with Strategic Planning Associates (now Mercer Management Consulting) in the telecommunications and consumer goods sectors.

James O. Egan has been an executive of Investcorp since January 1999. Prior to joining Investcorp, he was employed by KPMG, an accounting firm, as a Partner; Riverwood International, a paperboard, packaging and machinery company, as Senior Vice President and Chief Financial Officer; and Coopers & Lybrand LLP, an accounting firm, as a Partner. He is a director of CSK Auto Corporation, Werner Holding Co. (DE), Inc., Stratus Computer System International, IWO Holdings, Inc. (Independent Wireless One Corporation) and SIND Holdings, Inc. (SI Corporation).

William C. McCollum has been an executive of Investcorp since May 1996. Prior to joining Investcorp, Mr. McCollum was a financial Analyst with Chase Securities Inc. He is a director of the William Carter Company.

EXECUTIVE OFFICERS

The following table sets forth certain information with respect to the executive officers of the Company:

NAME                               AGE                 POSITION
----                               ---                 --------
Stephen L. Guillard                 51            President, Chief Executive Officer and Director
Damian N. Dell'Anno                 41            Executive Vice President, Chief Operating Officer and Director
William H. Stephan                  44            Senior Vice President, Chief Financial Officer and Director
Bruce J. Beardsley                  37            Senior Vice President of Acquisitions
Steven Raso                         36            Senior Vice President of Operations

Information on Mr. Guillard, Mr. Dell'Anno and Mr. Stephan appears above.

Bruce J. Beardsley has served as Senior Vice President of Acquisitions since March 21, 1996 and its predecessors since 1994. From 1992 to 1994, he was Vice President of Planning and Development of the Company with responsibility for the development of specialized services, planning and engineering. From 1990 to 1992, he was an Assistant Vice President of the Company responsible for risk management and administrative services. From 1988 to 1990, Mr. Beardsley served as Special Projects Manager of the Company. Prior to joining the Company in 1988, Mr. Beardsley was a commercial and residential real estate appraiser.

Steven V. Raso has served as Senior Vice President of Operations since 1998. From 1994 to 1998, he served as Vice President of Reimbursement for the Company and he served as Director of Reimbursement and Budgets from 1989 to 1994. In these capacities, Mr. Raso has been responsible for various aspects of Company Operations, including the Medicare and Medicaid reimbursement cost reporting functions, including audits, appeals, licensing and rate determinations. Mr. Raso also oversees the budgeting, accounts receivable and compliance departments within the Company.

ITEM 11. EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

     The following table sets forth the cash and non-cash compensation for 2000, 1999 and 1998 awarded to or earned by the Chief Executive Officer and the four other most highly compensated executive officers of the Company (collectively, the "Named Executive Officers").

                                     Annual Compensation                      Long Term Compensation
                                                                               Awards                   Payouts
                                                            Other                          Securities
                                                            Annual        Restricted      Underlying   All Other
Name and                             Salary       Bonus     Compen-       Stock           Options/     Compen-
Principal Position        Year         ($)         ($)      sation ($)(1) Award(s)($)(2)    SARs #    sation ($)(3)(4)
---------------------  ----------  -----------  ---------   ------------  -------------   --------   ----------------
Stephen L. Guillard       2000     397,523      86,250          0           1,550               0         28,280
President and Chief       1999     345,000           0          0               0               0         14,440
Executive Officer         1998     348,579     300,000  1,854,500               0         184,904        761,419

Damian N. Dell'Anno       2000     281,259      45,000          0           1,010               0         13,750
Executive Vice            1999     225,000           0          0               0               0          9,000
President of              1998     225,344     100,000    916,643               0         117,666        349,150
Operations

William H. Stephan        2000     227,692      38,000          0             700               0         11,295
Senior Vice               1999     190,000           0          0               0               0          9,500
President and             1998     186,230      40,000    432,505               0          80,641        199,007
Chief Financial
Officer

Bruce J. Beardsley        2000     226,249      40,000          0             700               0         11,000
Senior Vice               1999     200,000           0          0               0               0         10,000
President of              1998     195,227      40,000    435,370               0          80,641        210,195
Acquisitions

Steven V. Raso            2000     177,499      28,000          0             490               0          8,750
Senior Vice               1999     140,000           0          0               0               0          7,000
President of              1998     138,462     220,000    278,780               0          55,771        147,442
Operations

(1) Includes stock options exercised on August 11, 1998 in connection with the Merger.

(2)  On September 29, 2000, the Company granted 155,000, 101,000, 70,000, 70,000 and 49,000 shares of Restricted Stock to Messrs. Guillard, Dell'Anno, Stephan, Beardsley and Raso, respectively. As part of this stock issuance, options granted on August 11, 1998 to purchase shares of the Company's Class C common stock at $25.00 per share in the amounts of 160,904, 104,666, 72,641, 72,641, and 50,771 shares for Messrs. Guillard, Dell'Anno, Stephan, Beardsley and Raso, respectively, were cancelled. One-third of the shares of restricted stock vest annually beginning on December 31, 2001. As of December 31, 2000, the aggregate restricted stock holdings for each of the Named Executive Officers consisted of the following: Mr. Guillard, 155,000 shares with a value of $1,510; Mr. Dell'Anno, 101,000 shares with a value of $1,010; Mr. Stephan, 70,000 shares with a value of $700; Mr. Beardsley, 70,000 shares with a value of $700; and Mr. Raso, 49,000 shares with a value of $490.

(3) Includes matching contributions made by the Company under its Supplemental Executive Retirement Plan and 401(k) Plan.

(4) Includes "Change in Control" payments made and forgiveness of loans used to purchase stock, as provided in the Employment Agreements referred to below.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

The Company did not grant any stock options or stock appreciation rights during
                                     2000.


              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR END OPTION/SAR VALUES

  The following table sets forth information concerning the aggregate number of exercisable and unexercisable stock options and stock appreciation rights held as of the end of 2000. No stock options were exercised by the Named Executive Officers during 2000.


                    NUMBER OF
                    SECURITIES             VALUE OF
                    UNDERLYING             UNEXERCISED
                    UNEXERCISED            IN-THE MONEY
                    OPTIONS/SARS AT        OPTIONS/SARS AT
                    FISCAL YEAR END        FISCAL YEAR END ($)


                              EXERCISABLE/           EXERCISABLE/
       NAME                   UNEXERCISABLE          UNEXERCISABLE (1)
       ----                   -------------          -----------------

Stephen L. Guillard                     0/0                  0
Damian N. Dell'Anno           10,560/10,560                  0
William H. Stephan            38,332/38,332                  0
Bruce J. Beardsley            39,162/39,162                  0
Steven V. Raso                21,940/21,940                  0

(1) Underlying shares are not publicly traded and are subject to repurchase by the Company under certain circumstances at the employee's cost or at the then current value of the underlying share, as determined by the Company's Board of Directors upon the termination of the employee's employment with the Company. None of these options are classified as in-the-money for purposes of this table. The Company has not established any recent valuations for such shares.

EMPLOYMENT AGREEMENTS

  The Company has entered into employment agreements with Messrs. Guillard, Dell'Anno, Stephan, Beardsley and Raso (collectively, the "Employment Agreements"). Under the terms of the Employment Agreements, Mr. Guillard serves as President and Chief Executive Officer of the Company, Mr. Dell'Anno serves as Executive Vice President and Chief Operating Officer of the Company, Mr. Stephan serves as Senior Vice President and Chief Financial Officer of the Company, Mr. Beardsley serves as Senior Vice President of Acquisitions of the Company and Mr. Raso serves as Senior Vice President of Operations of the Company. Through March 31, 1999, Messrs. Guillard, Dell'Anno, Stephan, Beardsley and Raso received minimum annual base salaries of $345,000, $225,000, $190,000, $200,000 and
$140,000, respectively. The salaries of Messrs. Guillard, Dell'Anno, Stephan, Beardsley and Raso were to be increased to $375,000, $240,000, $200,000, $215,000 and $150,000, respectively, effective April 1, 1999. Through December 31, 1999, Messrs. Guillard, Dell'Anno, Stephan, Beardsley and Raso elected to forgo the scheduled compensation adjustments. In January 2000, the amounts of compensation due to these individuals as a result of these elective deferrals were paid by the Company, and as of January 1, 2000, the salaries of Messrs. Guillard, Dell'Anno, Stephan, Beardsley, and Raso were increased to $375,000, $270,000, $200,000, $215,000 and $170,000, respectively. On March 1, 2000, Mr.
Stephan's salary was increased to $225,000. Under the terms of these Employment Agreements, the salaries of each officer will be subject to further adjustment at the discretion of the Compensation Committee of the Board of Directors of the Company.

  The Employment Agreements also provide (i) for an annual bonus to be paid to Messrs. Guillard, Dell'Anno, Stephan, Beardsley and Raso, part of which will be based upon achievement of specific performance targets and part of which will be discretionary, in maximum amounts of 120% of base salary in the case of Mr. Guillard, 96% of base salary in the case of Mr. Dell'Anno and 78% of base salary in the cases of Messrs. Stephan, Beardsley and Raso, and (ii) that upon termination of employment prior to an initial public offering, the Company will have certain rights to call from such officers shares of Harborside Common Stock owned by such officers (including shares underlying then-exercisable stock options), and such officers will have certain rights to put such shares to an affiliate of Investcorp (subject to a right of first refusal in favor of the Company).

  Each officer has the right to terminate his Employment Agreement on 30 days notice. The Company has the right to terminate an Employment Agreement without obligation for severance only for Good Cause (as defined in the Employment Agreements). The Employment Agreements provide for severance benefits to be paid in the event an officer's employment is terminated if such termination is, in the case of termination by the Company, without Good Cause, or, in the case of termination by an officer, for Good Reason (as defined in the Employment Agreements). If the Company terminates the employment of an officer without Good Cause or the officer terminates his employment for Good Reason, the officer will be entitled to receive severance benefits which will include (i) the vesting of the pro rata portion of stock options subject to vesting in the then current year attributable to the part of the year that the officer was employed, if the applicable performance targets are met, (ii) the ability to exercise vested stock options for the period ending on the earlier of the date that is 180 days from the date his employment is terminated or the specific expiration date stated in the options, and (iii) in the case of Mr. Guillard, for the period ending 24 months after termination, and in the cases of Messrs. Dell'Anno, Stephan, Beardsley and Raso, for the period ending 12 months after termination, payment of the officer's compensation at the rate most recently in effect; subject to such officer's compliance with noncompetition and nonsolicitation covenants for such 12 or 24 month period, as applicable.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

  Effective September 15, 1995, Harborside established a Supplemental Executive Retirement Plan ("SERP") to provide benefits for key employees of Harborside. Participants may defer up to 25% of their salary and bonus compensation by making contributions to the SERP. Amounts deferred by the participant are credited to his or her account and are always fully vested. Harborside matches 50% of amounts contributed until 10% of base salary has been contributed. Matching contributions made by Harborside become vested as of January 1 of the second year following the end of the plan year for which contributions were credited, provided the employee is still employed with Harborside on that date. In addition, participants will be fully vested in such matching contribution amounts in the case of death or permanent disability or at the discretion of Harborside. Participants are eligible to receive benefits distributions upon retirement or in certain pre-designated years. Participants may not receive distributions prior to a pre-designated year, except in the case of termination, death or disability or demonstrated financial hardship. Only amounts contributed by the employee may be distributed because of financial hardship. Although amounts deferred and Company matching contributions are deposited in a "rabbi trust," they are subject to risk of loss. If Harborside becomes insolvent, the rights of participants in the SERP would be those of an unsecured general creditor of Harborside.

STOCK INCENTIVE PLAN

  Immediately following the Merger, the Company adopted the Harborside Healthcare Corporation Stock Incentive Plan (the "Stock Option Plan"). Initially, 806,815 shares were made available to be awarded under the Stock Option Plan, representing approximately 10% of the shares of common stock of Harborside outstanding immediately after the Effective Time, determined after giving effect to the exercise of the options issued or issuable under the Stock Option Plan. Options to purchase approximately 7.7% of such shares (determined on such basis) were granted to members of the Company's management upon consummation of the Merger. Options for the remaining approximately 2.3% of the shares of capital stock of the Company (determined on such basis) were reserved for grant to current or future officers and employees of the Company.

  The Stock Option Plan is administered by the Company's Board of Directors. The Board designates which employees of the Company are eligible to receive awards under the Stock Option Plan, and the amount, timing and other terms and conditions applicable to such awards. Future options will be exercisable in accordance with the terms established by the Board and will expire on the date determined by the Board, which will not be later than 30 days after the seventh anniversary of the grant date. An optionee will have certain rights to put to the Company, and the Company will have certain rights to call from the optionee, vested stock options issued to the optionee under the Stock Option Plan upon termination of the optionee's employment with the Company prior to an initial public offering.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

PRINCIPAL SHAREHOLDERS

  The Company is authorized to issue shares of five classes of common stock, each with a par value of $0.01, consisting of Class A Common Stock ("Harborside Class A Common Stock"), Class B Common Stock ("Harborside Class B Common Stock"), Class C Common Stock ("Harborside Class C Common Stock"), Class D Common Stock ("Harborside Class D Common Stock") and Common Stock ("Common Stock") (collectively "Harborside Common Stock"). Harborside Class A Common Stock, Harborside Class D Common Stock and Common Stock are the only classes of the Company's common stock that have the power to vote. Holders of Harborside Class B Common Stock and Harborside Class C Common Stock do not have any voting rights, except that the holders of Harborside Class B Common Stock and Harborside Class C Common Stock have the right to vote as a class to the extent required under the laws of the State of Delaware.

  As of March 1, 2001, there were 661,332 shares of Harborside Class A Common Stock, 20,000 shares of Harborside Class D Common Stock and no shares of Common Stock outstanding. Holders of shares of Harborside Class A Common Stock and Common Stock of the Company are entitled to one vote per share on all matters as to which stockholders may be entitled to vote pursuant to the DGCL. Holders of Harborside Class D Common Stock are entitled to 330 votes per share on all matters as to which stockholders may be entitled to vote pursuant to the DGCL.

  As a result of the consummation of the Merger, the New Investors beneficially own all of the outstanding Harborside Class D Common Stock, constituting approximately 91% of the outstanding voting power of the Company, and pre-Merger stockholders, including certain members of management, beneficially own all of the outstanding Harborside Class A Common Stock, constituting approximately 9% of the outstanding voting power of the Company. In addition, the New Investors own 5,940,000 shares of Harborside Class B Common Stock and 640,000 shares of Harborside Class C Common Stock.

  The following table sets forth certain information regarding the beneficial ownership of the voting stock of the Company as of March 1, 2001. The table sets forth, as of that date, (i) each person known by the Company to be the beneficial owner of more than 5% of any class of voting stock of the Company,
(ii) each person who was a director of the Company or a Named Executive Officer of the Company and (iii) all directors of the Company and executive officers of the Company as a group. None of the Company's directors or officers own shares of Harborside Class D Common Stock. Unless otherwise indicated, each of the stockholders shown in the table below has sole voting and investment power with respect to the shares beneficially owned.

                        HARBORSIDE CLASS A COMMON STOCK
                             (9% Of Voting Power)

Name and address of                       Number of    Number of             Percent of
Beneficial Owner (1)                      shares (2)   Options (3)   Total    Class (4)
--------------------                      ---------   ------------  ------   ----------
George Krupp (5)                            196,079           --   196,079        29.6
Douglas Krupp (5)                           196,079           --   196,079        29.6
Stephen L. Guillard                         177,688           --   177,688        26.9
Damian N. Dell'Anno                          47,563       10,560    58,123         8.7
Bruce J. Beardsley                               --       39,162    39,162         5.6
William H. Stephan                              400       38,332    38,732         5.5
Steven V. Raso                                   --       21,940    21,940         3.2
Christopher J. O'Brien                           --           --        --          --
Lars C. Haegg                                    --           --        --          --
James O. Egan                                    --           --        --          --
William C. McCollum                              --           --        --          --
All directors and executive officers as
a group (9 persons)                         225,651      109,994   335,645        43.5


                        HARBORSIDE CLASS D COMMON STOCK
                             (91% Of Voting Power)

                                                                 Number of      Percent of
Name and address of Beneficial Owner                             Shares (2)     Class
------------------------------------                             ----------     -----
INVESTCORP S.A. (6)(7)......................................        20,000      100.0
SIPCO Limited (8)...........................................        20,000      100.0
CIP Limited (9)(10).........................................        18,400       92.0
Ballet Limited (9)(10)......................................         1,840        9.2
Denary Limited (9)(10)......................................         1,840        9.2
Gleam Limited (9)(10).......................................         1,840        9.2
Highlands Limited (9)(10)...................................         1,840        9.2
Nobel Limited (9)(10).......................................         1,840        9.2
Outrigger Limited (9)(10)...................................         1,840        9.2
Quill Limited (9)(10).......................................         1,840        9.2
Radial Limited (9)(10)......................................         1,840        9.2
Shoreline Limited (9)(10)...................................         1,840        9.2
Zinnia Limited (9)(10)......................................         1,840        9.2
INVESTCORP Investment Equity Limited (7)....................         1,600        8.0

(1) The address of each person listed in the table as a holder of Harborside Class A Common Stock is c/o Harborside Healthcare Corporation, One Beacon Street, Boston, Massachusetts 02108.

(2) As used in the table above, a beneficial owner of a security includes any person who, directly or indirectly, through contract, arrangement, understanding, relationship, or otherwise has or shares (i) the power to vote, or direct the voting of, such security or (ii) investment power which includes the power to dispose, or to direct the disposition of, such security.

(3) Includes shares of stock that are subject to options exercisable within 60 days of March 1, 2001. The options granted upon consummation of the Merger pursuant to the Company Stock Option Plan are not included in this table because they are not exercisable within 60 days of March 1, 2001.

(4) Reflects the percentage such shares and options represent of the number of outstanding shares of such class of the Company's common stock after giving effect to the exercise of options owned by such person or persons.

(5) The shares beneficially owned by George Krupp are owned of record by The George Krupp 1994 Family Trust ("GKFT"). The shares beneficially owned by Douglas Krupp are owned of record by The Douglas Krupp 1994 Family Trust ("DKFT"). The trustees of both GKFT and DKFT are Lawrence I. Silverstein, Paul Krupp and M. Gordon Ehrlich (the "Trustees"). The Trustees share control over the power to dispose of the assets of GKFT and DKFT and thus each may be deemed to beneficially own the shares held by GKFT and DKFT; however, each of the Trustees disclaims beneficial ownership of all of such shares.

(6) Investcorp does not directly own any stock in the Company. The number of shares shown as owned by Investcorp includes all of the shares owned by INVESTCORP Investment Equity Limited (See note (7) below). Investcorp owns no stock in Ballet Limited, Denary

          Limited, Gleam Limited, Highlands Limited, Noble Limited, Outrigger Limited, Quill Limited, Radial Limited, Shoreline Limited, Zinnia Limited, or in the beneficial owners of these entities (See note (10) below). Investcorp may be deemed to share beneficial ownership of the shares of voting stock held by these entities because the entities have entered into revocable management services or similar agreements with an affiliate of Investcorp, pursuant to which each such entities has granted such affiliate the authority to direct the voting and disposition of the Company voting stock owned by such entity for so long as such agreement is in effect. Investcorp is a Luxembourg corporation with its address at 37 rue Notre-Dame, Luxembourg.

(7) INVESTCORP Investment Equity Limited is a Cayman Islands corporation, and a wholly-owned subsidiary of Investcorp, with its address at P.O. Box 1111, West Wind Building, George Town, Grand Cayman, Cayman Islands.

(8) SIPCO Limited may be deemed to control Investcorp through its ownership of a majority of a company's stock that indirectly owns a majority of Investcorp's shares. SIPCO Limited's address is P.O. Box 1111, West Wind Building, George Town, Grand Cayman, Cayman Islands.

(9) CIP Limited ("CIP") owns no stock in the Company. CIP indirectly owns less than 0.1% of the stock in each of Ballet Limited, Denary Limited, Gleam Limited, Highlands Limited, Noble Limited, Outrigger Limited, Quill Limited, Radial Limited, Shoreline Limited and Zinnia Limited (See note (10) below). CIP may be deemed to share beneficial ownership of the shares of voting stock of the Company held by such entities because CIP acts as a director of such entities and the ultimate beneficial stockholders of each of those entities have granted to CIP revocable proxies in companies that own those entities' stock. None of the ultimate beneficial owners of such entities beneficially owns individually more than 5% of the Company's voting stock.

(10) Each of CIP Limited, Ballet Limited, Denary Limited, Gleam Limited, Highlands Limited, Noble Limited, Outrigger Limited, Quill Limited, Radial Limited, Shoreline Limited and Zinnia Limited is a Cayman Islands corporation with its address at P.O. Box 2197, West Wind Building, GeorgeTown, Grand Cayman, Cayman Islands.


ITEM 13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In December of 1999, the Company borrowed $5 million from an affiliate of Investcorp S.A. to fund a payment of $5 million to the landlord of four facilities in Ohio. In return for the payment, the Company received an option to acquire the four facilities. Interest on this loan was payable quarterly in arrears and was based on a ninety-day LIBOR rate plus 275 basis points. The Company exercised its option to acquire the four facilities on June 30, 2000. On September 27, 2000, the Company assigned its purchase rights for the four facilities to an investment entity organized by Investcorp, for $5.0 million, which simultaneously acquired the four facilities. Also on that date, the Company entered into new operating leases for each of the four facilities with combined annual rent of approximately $5.9 million. The Company used the proceeds of the purchase rights assignment to repay the $5.0 million note payable from an affiliate of Investcorp S.A.

                                    PART IV

ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K

(a)

     1.  Financial Statements:

         See Index to Consolidated Financial Statements in Item 8 of this annual report.

     2.  Financial Statement Schedules:

         None.

     3.  Exhibits

The exhibits listed in the accompanying index to exhibits are incorporated by reference herein or are filed as part of this annual report.


     Exhibit
     Number         Description of Exhibit

     2.1**          Agreement and Plan of Merger dated as of April 15, 1998

     3.1(a)****#    Amended and Restated Certificate of Incorporation of the
                    Registrant

     3.1(b)****     Certificate of Designation of the Registrant with respect to the Exchangeable Preferred Stock

     3.1(c)**       Amended and Restated By-laws of the Registrant

     3.1(d)****     Form of Certificate of Incorporation of certain registrants, as amended

     3.2(a)****     Certificate of Incorporation of Sailors, Inc.

     3.2(b)****     Form A of Articles of Organization, Articles of Amendment
                    and Articles of Merger of certain registrants

     3.2(c)****     Form B of Articles of Organization of certain registrants

     3.2(d)****     Form of First Amendment to and Restatement of Agreement of
                    Limited Partnership of certain registrants

     3.2(e)****     Form of Agreement of Limited Partnership of certain
                    registrants

     3.2(f)****     Amended and Restated Agreement of Limited Partnership of
                    Harborside Healthcare Limited Partnership, dated as of May
                    12, 1987, as amended and restated as of July 1, 1995

     3.2(g)****     Agreement of Limited Partnership of KHC Partners, Limited
                    Partners, dated as of May 28, 1987, as amended

     3.2(h)****     Form A of Certificate of Limited Partnership of certain
                    registrants

     3.2(i)****     Form B of Certificate of Limited Partnership of certain
                    registrants

     3.2(j)****     Certificate of Limited Partnership of Bridgewater Assisted
                    Living Limited Partnership

     3.2(k)****     First Amendment to and Restatement of Certificate of Limited
                    Partnership of KHC Partners Limited Partnership known as
                    Harborside Healthcare Advisors Limited Partnership)

     3.2(l)****     First Amendment to and Restatement of Certificate of Limited
                    Partnership of Harborside Acquisition Limited Partnership IV
                    (now known as Harborside Danbury Limited Partnership)

     3.2(m)****     Certificate of Formation and Agreement of Limited
                    Partnership of Riverside Retirement Limited Partnership, as amended

     3.2(n)****     Certificate of Limited Partnership of Harborside Healthcare
                    Limited Partnership

     3.2(o)****     Form A of By-laws of certain registrants

     3.2(p)****     Form B of By-laws of certain registrants

     4.1**** Indenture between MergerCo and the Trustee, dated as of July 31, 1998, with respect to the Notes

     4.2**** Supplemental Indenture between the Registrant, the Guarantors and the Trustee, dated as of August 11, 1998

     4.3****#       Form of New Note

     4.4**** Registration Rights Agreement, dated July 31, 1998, between the Registrant (as successor to MergerCo) and the Placement Agents, relating to the Old Notes

     4.5**** Certificate of Designation of the Registrant with respect to the Exchangeable Preferred Stock (filed as Exhibit 3.1.(b))

     4.6****        Form of Stock Certificate representing New Preferred Stock

     4.7**** Registration Rights Agreement, dated July 31, 1998, between the Registrant (as successor to MergerCo) and the Placement Agents, relating to the Old Preferred Stock (filed as
                    Exhibit 1.3)

     4.8****        Form of Letter of Transmittal (filed as Exhibit 1.4)

     10.1(a)* Facility Lease Agreement, dated as of December 31, 1995, between Meditrust Tri-States, Inc. and HHCI Limited Partnership (New Haven Facility)

     10.1(b)* Facility Lease Agreement, dated as of December 31, 1995, between Meditrust Tri-States, Inc. and HHCI Limited Partnership (Indianapolis Facility)

     10.1(c)* Facility Lease Agreement, dated as of December 31, 1995, between Meditrust of Ohio, Inc. and HHCI Limited Partnership (Troy Facility)

     10.1(d)* Facility Lease Agreement, dated as of December 31, 1995, between Meditrust of Florida, Inc. and HHCI Limited Partnership (Sarasota Facility)

     10.1(e)* Facility Lease Agreement, dated as of December 31, 1995, between Meditrust of Florida, Inc. and HHCI Limited Partnership (Pinebrook Facility)

     10.1(f)* Facility Lease Agreement, dated as of December 31, 1995, between Meditrust of Florida, Inc. and HHCI Limited Partnership (Naples Facility)

     10.1(g)* Facility Lease Agreement, dated as of December 31, 1995, between Meditrust of New Jersey, Inc. and HHCI Limited Partnership (Woods Edge Facility)

     10.1(h)* First Amendment to Facility Lease Agreement, dated as of May 17, 1996, by and between Meditrust Tri-States, Inc. and HHCI Limited Partnership (New Haven Facility)

     10.1(i)* First Amendment to Facility Lease Agreement, dated as of May 17, 1996, by and between Meditrust Tri-States, Inc. and HHCI Limited Partnership (Indianapolis Facility)

     10.1(j)* First Amendment to Facility Lease Agreement, dated as of May 17, 1996, by and between Meditrust of Ohio, Inc. and HHCI Limited Partnership (Troy Facility)

     10.1(k)* First Amendment to Facility Lease Agreement, dated as of May 17, 1996, by and between Meditrust of Florida, Inc. and HHCI Limited Partnership (Sarasota Facility)

     10.1(l)* First Amendment to Facility Lease Agreement, dated as of May 17, 1996, by and between Meditrust of Florida, Inc. and HHCI Limited Partnership (Pinebrook Facility)

     10.1(m)* First Amendment to Facility Lease Agreement, dated as of May 17, 1996, by and between Meditrust of Florida, Inc. and HHCI Limited Partnership (Naples Facility)

     10.1(n)* First Amendment to Facility Lease Agreement, dated as of May 17, 1996, by and between Meditrust of New Jersey, Inc. and HHCI Limited Partnership (Woods Edge Facility)

     10.2(a)* Loan Agreement, dated October 13, 1994, among Meditrust Mortgage Investments, Inc. and Bay Tree Nursing Center Corporation, Belmont Nursing Center Corporation, Countryside Care Center Corporation, Oakhurst Manor Nursing Center Corporation, Orchard Ridge Nursing Center Corporation, Sunset Point Nursing Center Corporation, West Bay Nursing Center Corporation and Harborside Healthcare Limited Partnership.

10.2(b)* Guaranty, dated October 14, 1994, to Meditrust Mortgage Investments, Inc. from Harborside Healthcare Limited Partnership

10.2(c)* Environmental Indemnity Agreement, dated October 13, 1994, by and among Bay Tree Nursing Center Corporation, Belmont Nursing Center Corporation, Countryside Care Center Corporation, Oakhurst Manor Nursing Center Corporation, Orchard Ridge Nursing Center Corporation, Sunset Point Nursing Center Corporation, West Bay Nursing Center Corporation and Harborside Healthcare Limited Partnership and Meditrust Mortgage Investments, Inc.

10.2(d)* Consolidated and Renewed Promissory Note, dated October 13, 1994, from Bay Tree Nursing Center Corporation, Belmont Nursing Center Corporation, Countryside Care Center Corporation, Oakhurst Manor Nursing Center Corporation, Orchard Ridge Nursing Center Corporation, Sunset Point Nursing Center Corporation, West Bay Nursing Center Corporation and Harborside Healthcare Limited Partnership and Meditrust Mortgage Investments, Inc.

10.2(e)* Negative Pledge Agreement, dated October 13, 1994, by and among Douglas Krupp, George Krupp, Bay Tree Nursing Center Corporation, Belmont Nursing Center Corporation, Countryside Care Center Corporation, Oakhurst Manor Nursing Center Corporation, Orchard Ridge Nursing Center Corporation, Sunset Point Nursing Center Corporation, West Bay Nursing Center Corporation and Harborside Healthcare Limited Partnership and Meditrust Mortgage Investments, Inc.

10.2(f)* Affiliated Party Subordination Agreement, dated October 13, 1994, by and among Bay Tree Nursing Center Corporation, Belmont Nursing Center Corporation, Countryside Care Center Corporation, Oakhurst Manor Nursing Center Corporation, Orchard Ridge Nursing Center Corporation, Sunset Point Nursing Center Corporation, West Bay Nursing Center Corporation and Harborside Healthcare Limited Partnership and Meditrust Mortgage Investments, Inc.

10.2(g)* First Amendment to Loan Agreement, dated May 17, 1996, by and among Meditrust Mortgage Investments, Inc. and Bay Tree Nursing Center Corporation, Belmont Nursing Center Corporation, Countryside Care Center Corporation, Oakhurst Manor Nursing Center Corporation, Orchard Ridge Nursing Center Corporation, Sunset Point Nursing Center Corporation, West Bay Nursing Center Corporation and Harborside Healthcare Limited Partnership

10.3(a)* Facility Lease Agreement, dated as of January 1, 1996, between Meditrust of New Hampshire Inc. and Harborside New Hampshire Limited Partnership (Westwood Facility)

10.3(b)* Facility Lease Agreement, dated as of January 1, 1996, between Meditrust of New Hampshire Inc. and Harborside New Hampshire Limited Partnership (Pheasant Wood Facility)

10.3(c)* Facility Lease Agreement, dated as of January 1, 1996, between Meditrust of New Hampshire Inc. and Harborside New Hampshire Limited Partnership (Crestwood Facility)

10.3(d)* Facility Lease Agreement, dated as of January 1, 1996, between Meditrust of New Hampshire Inc. and Harborside New Hampshire Limited Partnership (Milford Facility)

10.3(e)* Facility Lease Agreement, dated as of January 1, 1996, between Meditrust of New Hampshire Inc. and Harborside New Hampshire Limited Partnership (Applewood Facility)

10.3(f)* Facility Lease Agreement, dated as of December 31, 1996, between Meditrust of New Hampshire Inc. and Harborside New Hampshire Limited Partnership (Northwood Facility)

10.3(g)* First Amendment to Facility Lease Agreement, dated as of May 17, 1996, by and between Meditrust of New Hampshire, Inc. and Harborside New Hampshire Limited Partnership (Westwood Facility)

10.3(h)* First Amendment to Facility Lease Agreement, dated as of May 17, 1996, by and between Meditrust of New Hampshire, Inc. and Harborside New Hampshire Limited Partnership (Pheasant Wood Facility)

10.3(i)* First Amendment to Facility Lease Agreement, dated as of May 17, 1996, by and between Meditrust of New Hampshire, Inc. and Harborside New Hampshire Limited Partnership (Crestwood Facility)

10.3(j)* First Amendment to Facility Lease Agreement, dated as of May 17, 1996, by and between Meditrust of New Hampshire, Inc. and Harborside New Hampshire Limited Partnership (Milford Facility)

10.3(k)* First Amendment to Facility Lease Agreement, dated as of May 17, 1996, by and between Meditrust of New Hampshire, Inc. and Harborside New Hampshire Limited Partnership (Applewood Facility)

10.3(l)* First Amendment to Facility Lease Agreement, dated as of May 17, 1996, by and between Meditrust of New Hampshire, Inc. and Harborside New Hampshire Limited Partnership (Northwood Facility)

10.4(a)* Facility Lease Agreement, dated as of March 31, 1995, between Meditrust of Ohio, Inc. and Harborside of Toledo Limited Partnership (Swanton Facility)

10.4(b)* First Amendment to Facility Lease Agreement, dated as of December 31, 1995, by and between Harborside Toledo Limited Partnership and Meditrust of Ohio, Inc. (Swanton Facility)

10.4(c)* Second Amendment to Facility Lease Agreement, dated as of May 17, 1996, by and between Meditrust of Ohio, Inc. and Harborside Toledo Limited Partnership (Swanton Facility)

10.5* Amended and Restated Agreement of Limited Partnership of Bowie Center Limited Partnership, dated April 7, 1993

10.6* Agreement of Lease, dated March 16, 1993, between Bryan Nursing Home, Inc. and Harborside of Ohio Limited Partnership (Defiance and Northwestern Ohio Facilities)

10.7* First Amendment to Agreement of Lease, dated June 1, 1993, by and between Bryan Nursing Home, Inc. and Harborside Ohio Limited Partnership

10.8* Option to Purchase Agreement, dated March 16, 1993, by and between Bryan Nursing Home, Inc. and Harborside Ohio Limited Partnership

10.9(a)* Lease, dated September 30, 1994, between Rockledge T. Limited Partnership and Harborside of Florida Limited Partnership (Brevard Facility)

10.9(b)* Lease Guaranty, dated September 30, 1994, to Rockledge T. Limited Partnership from Harborside Healthcare Limited Partnership

10.9(c)*      Indemnity Agreement, dated September 30, 1994, between Rockledge
              T. Limited Partnership, Harborside of
              Florida Limited Partnership, Harborside Healthcare Limited Partnership and Southtrust Bank of Alabama

10.9(d)* Assignment and Security Agreement, dated September 30, 1994, to Rockledge T. Limited Partnership, Harborside of Florida Limited Partnership and Southtrust Bank of Alabama

10.9(e)* Subordination Agreement (Lease), dated September 30, 1994, between Rockledge T. Limited Partnership, Harborside of Florida Limited Partnership and Southtrust Bank of Alabama

10.9(f)* Subordination Agreement (Management), dated September 30, 1994, by and among Rockledge T. Limited Partnership, Harborside of Florida Limited Partnership, Harborside Healthcare Limited Partnership and Southtrust Bank of Alabama

10.10(a)****+ Employment Agreement, dated as of August 11, 1998, between the
              Registrant and Stephen L. Guillard

10.10(b)****+ Employment Agreement, dated as of August 11, 1998, between the
              Registrant and Damian Dell'Anno

10.10(c)****+ Employment Agreement, dated as of August 11, 1998, between the
              Registrant and Bruce Beardsley

10.10(d)****+ Employment Agreement, dated as of August 11, 1998, between the
              Registrant and William Stephan

10.10(e)****+ Employment Agreement, dated as of August 11, 1998, between the
              Registrant and Steven Raso

10.11(a)****+ Management Stock Incentive Plan, established by the Registrant as of August 11, 1998

10.11(b)****+ Form of Stock Option Agreement pursuant to Management Stock
              Incentive Plan

10.11(c)+     Form of Restricted Stock Agreement pursuant to Management Stock
              Incentive Plan

10.12(a)*+    1996 Long-Term Stock Incentive Plan

10.12(b)*+    Form of Nonqualified Stock Option Agreement pursuant to the 1996
              Long-Term Stock Incentive Plan

10.13****+    Form of Put/Call Agreement, dated August 11, 1998, between the
              Registrant and each of Messrs. Guillard, Dell'Anno, Beardsley,
              Stephan and Raso

10.14*+       Supplemental Executive Retirement Plan of the Registrant

10.15* Administrative Services Agreement, dated April 15, 1988, between the Registrant and The Berkshire Companies Limited Partnership ("BCLP")

10.16* Agreement to Lease, dated as of May 3, 1996, among Westbay Manor Company, Westbay Manor II Development Company, Royal View Manor Development Company, Beachwood Care Center Limited Partnership, Royalview Manor Company, Harborside Health I Corporation and Harborside Healthcare Limited Partnership

10.17* Guaranty by Harborside in favor of Westbay Manor Company, Westbay Manor II Development Company, Royalview Manor Development Company and Beachwood Care Center Limited Partnership

10.18****     Master Rights Agreement, dated as of August 11, 1998, by and among the Registrant, BCLP, certain affiliates of BCLP and the New
              Investors

10.19 (a)**** Credit Agreement, dated as of August 11, 1998, among the
              Registrant, Chase Securities, Inc., as Arranger, Morgan Stanley Senior Funding, Inc. and BT Alex. Brown Incorporated, as Co-Arrangers, Bankers Trust Company, as Documentation Agent, Morgan Stanley Senior Funding, Inc., as Syndication Agent, The Chase Manhattan Bank, as Administrative Agent, and the lenders party thereto (the "Lenders")

10.19 (b)     First Amendment to Credit Agreement, dated as of March 30, 1999, among the Registrant, Morgan Stanley Senior Funding, Inc. and BT
              Alex. Brown Incorporated, as Co-Arrangers, Bankers Trust Company, as Documentation Agent, Morgan Stanley Senior Funding Inc., as
              Syndication Agent, The Chase Manhattan Bank, as Administrative
              Agent, and the Lenders

10.19 (c)     SECOND AMENDMENT, dated as of September 25, 2000 to the Credit
              Agreement, dated as of August 11, 1998 among HARBORSIDE HEALTHCARE
              CORPORATION, a Delaware corporation , the otherentities listed on the signature pages thereof, as joint and several borrowers thereunder , the banks and other financial institutions or entities parties thereto , CHASE SECURITIES INC., as arranger, MORGAN STANLEY SENIOR FUNDING, INC. and BT ALEX. BROWN
              INCORPORATED, as co-arrangers, MORGAN STANLEY SENIOR FUNDING,
              INC., as syndication agent, BANKERS TRUST COMPANY, as documentation agent, and THE CHASE MANHATTAN BANK, as administrative agent for the Lenders.

10.19 (d)     THIRD AMENDMENT, dated as of March 28, 2001, to the Credit
              Agreement, dated as of August 11, 1998 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), among HARBORSIDE HEALTHCARE CORPORATION, a Delaware corporation
              (the "Company"), the other entities listed on the signature pages thereof, as joint and several borrowers thereunder (the Company and such other entities being, collectively, the "Borrowers"), the banks and other financial institutions or entities parties thereto
              (the "Lenders"), CHASE SECURITIES INC., as arranger, MORGAN
              STANLEY SENIOR FUNDING, INC. and BT ALEX. BROWN INCORPORATED, as co-arrangers, MORGAN STANLEY SENIOR FUNDING, INC., as syndication agent, BANKERS TRUST COMPANY, as documentation agent, and THE
              CHASE MANHATTAN BANK, as administrative agent for the Lenders (in such capacity, the "Administrative Agent")

10.21****     HHC 1998-1 Trust Credit Agreement, $238,125,000 Credit Facility,
              dated as of August 11, 1998, among the Registrant, Chase
              Securities Inc., as Arranger, Morgan Stanley Senior Funding, Inc.
              and BT Alex. Brown Incorporated, as Co-Arrangers, Bankers Trust
              Company, as Documentation Agent, Morgan Stanley Senior Funding,
              Inc., as Syndication Agent, The Chase Manhattan Bank, as
              Administrative Agent, and the lenders party thereto

10.22****     Participation Agreement, dated as of August 11, 1998, among
              Harborside of Dayton Limited Partnership, as Lessee, HHC 1998-1
              Trust, as Lessor, Wilmington Trust Company, BTD Harborside Inc.,
              Morgan Stanley Senior Funding, Inc. and CSL Leasing, Inc., as
              Investors, The Chase Manhattan Bank, as Agent, and the lenders party thereto

10.23****     Lease, dated August 11, 1998, between HHC 1998-1 Trust, as Lessor, and Harborside of Dayton Limited Partnership, as Lessee

10.24****     Accounts Receivable Intercreditor Agreement (Leased Facilities),
              dated as of August 11, 1998, among (i) The Chase Manhattan Bank, as administrative agent, (ii) HHC 1998-1 Trust, (iii) CSL Leasing,
              Inc., BTD Harborside, Inc. and Morgan Stanley Senior Funding, Inc.
              and (iv) Meditrust Company LLC

10.25****     Accounts Receivable Intercreditor Agreement (Mortgaged
              Facilities), dated as of August 11, 1998, among (i) The Chase
              Manhattan Bank, as administrative agent, (ii) HHC 1998-1 Trust,
              (iii) CSL Leasing, Inc., BTD Harborside, Inc. and Morgan Stanley
              Senior Funding, Inc. and (iv) Meditrust Mortgage Investments, Inc.

10.27****     Agreement for Management Advisory, Strategic Planning and
              Consulting Services, dated August 11, 1998, between the Registrant
              (as successor to MergerCo) and III

10.28****     Second Amendment to Loan Agreement, Consent to Merger and
              Confirmation of Guaranties, dated as of July 31, 1998, by and among Bay Tree Nursing Center Corp., Countryside Cave Center
              Corp., Sunset Point Nursing Center Corp., West Bay Nursing Center
              Corp., Harborside Healthcare Limited Partnership, Harborside
              Healthcare Corporation and Meditrust Mortgage Investments, Inc.

10.29****     Omnibus Amendment to Facility Lease Agreements, Consent to Merger
              and Confirmation of Guaranties, dated as of July 31, 1998, by and among Harborside New Hampshire Limited Partnership, Harborside
              Toledo

              Limited Partnership, HHCI Limited Partnership, Harborside Healthcare Limited Partnership, Harborside Healthcare Corporation and Meditrust Company LLC

10.30 LEASE dated September 26, 2000, by and between, HHC BEACHWOOD, INC. as LANDLORD AND HARBORSIDE OF CLEVELAND LIMITED PARTNERSHIP as TENANT

10.31 LEASE dated September 26, 2000, by and between, HHC BROADVIEW, INC. as LANDLORD AND HARBORSIDE OF CLEVELAND LIMITED PARTNERSHIP as TENANT

10.32         LEASE dated September 26, 2000, by and between, HHC WESTBAY, INC.
              as LANDLORD AND HARBORSIDE CLEVELAND LIMITED PARTNERSHIP as TENANT

21.1          Subsidiaries of the Registrant

* Incorporated by reference to the Registrant's Registration Statement on Form S-1 (Registration No. 333-3096)

** Incorporated by reference to the Registrant's Registration Statement on Form S-4 (Registration No. 333-51633)

*** Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997 (File No. 01-14538)

*** Incorporated by reference to the Registrant's Registration Statement on Form S-4 (Registration No. 333-64679)

#             Replaces previously filed exhibit

+ Management contract or compensation plan or arrangement required to be filed as an exhibit.

(b)           Reports on Form 8-K:

              None

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities and Exchange Act of 1934, the registrant has duly caused this report to signed on its behalf by the undersigned, thereunto duly authorized, on the 30/st/ day of March, 2001.

                                               HARBORSIDE HEALTHCARE
                                               CORPORATION


                                               By /s/ Stephen L. Guillard
                                                      -------------------
                                                      President, Chief Executive
                                                      Officer and Director

Pursuant to the requirements of the Securities and Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated


/s/ Stephen L. Guillard      President, Chief Executive Officer and Director
-----------------------      (Principal Executive Officer)

/s/ Damian N. Dell'Anno      Executive Vice President of Operations and Director
-----------------------

/s/ William H. Stephan       Senior Vice President, Chief Financial Officer and
----------------------       Director
                             (Principal Financial and Accounting Officer)

/s/ Christopher J. O'Brien   Director
--------------------------

/s/ Lars C. Haegg            Director
-----------------

/s/ James O. Egan            Director
-----------------


/s/ William C. McCollum      Director
-----------------------

     All tendered Old Securities, executed Consents and Letters of Transmittal and other related documents should be directed to the Exchange Agent. Questions and requests for assistance and requests for additional copies of this Offer to Exchange, the Consent and Letter of Transmittal and other related documents should be addressed to the Exchange Agent as follows:

  The Exchange Agent for the Exchange Offer and the Consent Solicitation is:

                    United States Trust Company of New York

                                 By Facsimile:
                       (212) 422-0183 or (646) 458-8104
                     Confirm by telephone: (800) 548-6565
                   (Originals of all documents submitted by
                  facsimile should be sent promptly by hand,
              overnight courier, or registered or certified mail)

                       By Registered or Certified Mail:
                    United States Trust Company of New York
                                 P.O. Box 112
                             Bowling Green Station
                         New York, New York 10274-0112

                           By Hand Before 4:30 p.m.:
                    United States Trust Company of New York
                           30 Broad Street, B-Level
                         New York, New York 10004-2304

 By Overnight Courier and By Hand After 4:30 p.m. on the Expiration Date Only:
                    United States Trust Company of New York
                          30 Broad Street, 14th Floor
                         New York, New York 10004-2304

     Any questions or requests for assistance or additional copies of this Offer to Exchange or the Consent and Letter of Transmittal may also be directed to the Information Agent at its telephone number and location set forth below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Exchange Offer and the Consent Solicitation.

 The Information Agent for the Exchange Offer and the Consent Solicitation is:

                                GRAPHIC OMITTED

                               156 Fifth Avenue
                           New York, New York 10010
                         (212) 929-5500 (call collect)
                                      or
                         Call Toll-free (800) 322-2885
                      Email: proxy@mackenziepartners.com